           As filed with the Securities and Exchange Commission on July 30, 2010
                                                     Registration No. 333-167018
                                                                        811-6584


                    SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                   ----------

                                     and/or

        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

                               AMENDMENT NO. 131

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
                               SEPARATE ACCOUNT A
        (formerly, The Manufacturers Life Insurance Company of New York)
                           (Exact name of Registrant)

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
        (formerly, The Manufacturers Life Insurance Company of New York)
                              (Name of Depositor)

                      100 Summit Lake Drive, Second Floor
                            Valhalla, New York 10595
              (Address of Depositor's Principal Executive Offices)

                                 (914) 773-0708
               (Depositor's Telephone Number Including Area Code)


                             Thomas J. Loftus, Esq.
                John Hancock Life Insurance Company of New York
                              601 Congress Street
                               Boston, MA  02210
                    (Name and Address of Agent for Service)

                                    Copy to:


Approximate Date of Proposed Public Offering: August 2, 2010


Title of Securities Being Registered: Variable Annuity Insurance Contracts

                                     PART A

                      INFORMATION REQUIRED IN A PROSPECTUS

                       (GIFL Select IRA Variable Annuity)
                          (CURRENTLY ISSUED CONTRACTS)

                                                 Prospectus dated August 2, 2010


                             (JOHN HANCOCK(R) LOGO)
                             JOHN HANCOCK ANNUITIES


                    GIFL Select IRA Rollover Variable Annuity



This Prospectus describes interests in single payment, deferred GIFL Select IRA Rollover Variable Annuity contracts (singly, a "Contract" and collectively, the "Contracts"). JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.) ("John Hancock USA") issues the Contracts in all jurisdictions except New York, and JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK ("John Hancock New York") issues the Contracts in New York. Unless otherwise specified, "we," "us," "our," or a "Company" refers to the applicable issuing Company of a Contract. You, the Contract Owner, should refer to the first page of your GIFL Select IRA Rollover Variable Annuity Contract for the name of your issuing Company. We fund the Contracts in JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.) SEPARATE ACCOUNT H or, in the case of John Hancock New York, JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A (collectively, the "Separate Accounts").


We offer the Contracts to participants who wish to roll over distributions from a 401(k) retirement plan funded by a John Hancock USA or John Hancock New York group annuity contract with a Guaranteed Income for Life Select lifetime income benefit feature to a Traditional IRA or to a Roth IRA.

VARIABLE INVESTMENT OPTIONS. When you purchase a Contract, you invest your distribution in the Variable Investment Options we make available under the Contracts. After that, you may transfer Contract Values among Variable Investment Options to the extent permitted under your Contract. We measure your Contract Value (and any Variable Annuity payments) according to the investment performance of Subaccounts of the Separate Accounts that correspond to the Variable Investment Options you select. Each Subaccount invests in one of the following Portfolios of John Hancock Trust:


                     Core Diversified Growth & Income Trust
                         Core Fundamental Holdings Trust
                        Core Global Diversification Trust
                           Lifestyle Balanced Trust(1)
                         Lifestyle Conservative Trust(1)
                            Lifestyle Growth Trust(1)
                           Lifestyle Moderate Trust(1)
                           Ultra Short Term Bond Trust



(1) QS Investors, LLC provides the manager optimization process for the management of the Lifestyle Balanced, Lifestyle Conservative, Lifestyle Growth and Lifestyle Moderate Trusts.



John Hancock Investments Management Services, LLC ("JHIMS LLC") is the investment adviser to the John Hancock Trust, and MFC Global Investment Management (U.S.A.) Limited is a subadviser and manager for all Portfolios shown except the Ultra Short Term Bond Trust, which is subadvised by MFC Global Investment Management (U.S.), LLC.


CONTRACTS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR INSURED, GUARANTEED OR ENDORSED BY, ANY BANK, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY. PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE. IT CONTAINS INFORMATION ABOUT THE SEPARATE ACCOUNTS AND THE VARIABLE INVESTMENT OPTIONS THAT YOU SHOULD KNOW BEFORE INVESTING. THE CONTRACTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"). NEITHER THE SEC NOR ANY STATE HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)                      JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

JOHN HANCOCK ANNUITIES SERVICE CENTER  MAILING ADDRESS            JOHN HANCOCK ANNUITIES SERVICE CENTER  MAILING ADDRESS
164 Corporate Drive                    Post Office Box 9505       164 Corporate Drive                    Post Office Box 9506
Portsmouth, NH 03801-6815              Portsmouth, NH 03802-9505  Portsmouth, NH 03801-6815              Portsmouth, NH 03802-9506
(800) 344-1029                         www.jhannuities.com        (800) 551-2078                         www.jhannuitiesnewyork.com

GIFL Select IRA Rollover Variable Annuity

                                Table of Contents


I. GLOSSARY OF SPECIAL TERMS .......................................................................    1
II. OVERVIEW .......................................................................................    4
III. FEE TABLES ....................................................................................   11
   EXAMPLES ........................................................................................   12
IV. GENERAL INFORMATION ABOUT US, THE SEPARATE ACCOUNTS AND THE PORTFOLIOS .........................   14
   THE COMPANIES ...................................................................................   14
   THE SEPARATE ACCOUNTS ...........................................................................   14
   THE PORTFOLIOS ..................................................................................   15
   VOTING INTEREST .................................................................................   18
V. DESCRIPTION OF THE CONTRACT .....................................................................   19
   ELIGIBILITY .....................................................................................   19
   THE PURCHASE PAYMENT ............................................................................   19
   VARIABLE INVESTMENT OPTIONS AND ACCUMULATION UNITS ..............................................   19
      Value of Accumulation Units ..................................................................   20
      Net Investment Factor ........................................................................   20
      Transfers among Variable Investment Options ..................................................   20
      Maximum Number of Variable Investment Options ................................................   21
      Telephone and Electronic Transactions ........................................................   21
      Special Transfer Services - Asset Rebalancing Program ........................................   22
      WITHDRAWALS ..................................................................................   22
      Impact of Divorce ............................................................................   22
      Tax Considerations ...........................................................................   23
      Signature Guarantee Requirements for Surrenders and Partial Withdrawals ......................   23
      Special Withdrawal Services - The Income Made Easy Program ...................................   23
   GIFL SELECT GUARANTEED LIFETIME INCOME WITHDRAWAL BENEFIT .......................................   23
      Overview .....................................................................................   23
      Impact of Withdrawals before the Lifetime Income Date ........................................   24
      Impact of Withdrawals after the Lifetime Income Date .........................................   24
      Increases in the GIFL Select Feature .........................................................   26
      Determination of the Lifetime Income Date ....................................................   27
      Determination of a Single Life, Continuation Single Life or Spousal Lifetime Income Amount ...   27
      Tax Considerations ...........................................................................   28
      Pre-Authorized Withdrawals - The Income Made Easy Program ....................................   29
      Pre-Authorized Withdrawals - Life Expectancy Distribution Program ............................   29
      Settlement Phase .............................................................................   30
      Distribution at Death of Annuitant ...........................................................   30
   ANNUITIZATION PROVISIONS ........................................................................   32
      General ......................................................................................   32
      Annuity Options ..............................................................................   32
      Determination of Amount of the First Variable Annuity Payment ................................   34
      Annuity Units and the Determination of Subsequent Variable Annuity Payments ..................   34
      Transfers After Annuity Commencement Date ....................................................   34
      Distributions Upon Death of Annuitant After Annuity Commencement Date ........................   34
   OTHER CONTRACT PROVISIONS .......................................................................   35
      Right to Review ..............................................................................   35
      Ownership ....................................................................................   35
      Annuitant ....................................................................................   35
      Co-Annuitant .................................................................................   36
      Beneficiary ..................................................................................   36
      Spouse .......................................................................................   36
      Modification .................................................................................   36
      Our Approval .................................................................................   36
      Misstatement and Proof of Age, Sex or Survival ...............................................   36
VI. CHARGES AND DEDUCTIONS .........................................................................   37
   ASSET-BASED CHARGES .............................................................................   37
     Daily Administration Fee ......................................................................   37
     Mortality and Expense Risks Fee ...............................................................   37
   GIFL SELECT FEE .................................................................................   37
   PREMIUM TAXES ...................................................................................   38
VII. FEDERAL TAX MATTERS ...........................................................................   39
   INTRODUCTION ....................................................................................   39
   OUR TAX STATUS ..................................................................................   39
      Contributions to a Traditional IRA ...........................................................   39
      Contributions to a Roth IRA ..................................................................   40
      Distributions from a Roth IRA ................................................................   40
      PENALTY TAX ON PREMATURE DISTRIBUTIONS .......................................................   41
VIII. GENERAL MATTERS ..............................................................................   43
   DISTRIBUTION OF CONTRACTS .......................................................................   43
      Standard Compensation ........................................................................   43
      Differential Compensation ....................................................................   43
   CONFIRMATION STATEMENTS .........................................................................   44
   REINSURANCE ARRANGEMENTS ........................................................................   44
   STATEMENTS OF ADDITIONAL INFORMATION ............................................................   44

                          I. Glossary of Special Terms

The following terms as used in this Prospectus have the indicated meanings. We also define other terms in specific sections of this Prospectus.

ACCUMULATION PERIOD: The period between the issue date of the Contract and the Annuity Commencement Date.


AGE 59 1/2 TRIGGER: For single-life Contracts, the Contract Anniversary Date immediately preceding the Covered Person's attainment of age 59 1/2.



AGE 65 TRIGGER: The Contract Anniversary Date immediately preceding the Covered Person's attainment of age 65 for single-life Contracts, or the younger Covered Person's attainment of age 65 for joint-life Contracts.


ANNUITANT: An Annuitant is the natural person whose life is used to determine eligibility for and the duration of a single life guaranteed lifetime income withdrawal benefit under the Contract and, upon annuitization, the natural person to whom we make annuity payments and whose lifetime measures the duration of annuity payments involving single life contingencies. The lives of the Annuitant and a co-Annuitant determine the eligibility for and the duration of a joint life guaranteed lifetime income withdrawal benefit under the Contract and, upon annuitization, the lifetimes of the Annuitant and a co-Annuitant measure the duration of annuity payments involving joint life contingencies. If the Contract is owned by an individual, the Annuitant must be the same person as the Owner.

ANNUITIES SERVICE CENTER: Our current service office, as listed on the first page of this Prospectus. You can send overnight mail to the street address of the Annuities Service Office 164 Corporate Drive, Portsmouth, New Hampshire 03801-6815.

ANNUITY COMMENCEMENT DATE: The date on which we begin to make annuity payments to the Annuitant. You can change the Annuity Commencement Date to any date prior to the Maturity Date.

ANNUITY OPTION: The method selected by the Contract Owner (or as specified in the Contract if no selection is made) for annuity payments made by us.

ANNUITY UNIT: A unit of measure that we use after the election of an Annuity Option to calculate Variable Annuity payments.

BENEFICIARY: The person, persons or entity entitled to the death proceeds of the Contract upon the death of the Annuitant. The Beneficiary is as specified in the application, unless changed.

BENEFIT BASE: A term used with the guaranteed lifetime income withdrawal benefit under the Contract to describe a value we use to determine the Lifetime Income Amount. Please refer to "V. Description of the Contract" for more details.

BENEFIT ENHANCEMENT: A term used with the guaranteed lifetime income withdrawal benefit under the Contract to describe an increase in the Benefit Base. Please refer to "V. Description of the Contract" for more details.

BUSINESS DAY: Any day on which the New York Stock Exchange is open for business. The end of a Business Day is the close of daytime trading of the New York Stock Exchange, which generally is 4:00 p.m. Eastern Time.

CO-ANNUITANT: A co-Annuitant is the natural person whose life is used, together with the life of an Annuitant, to determine eligibility for and the duration of a "spousal" guaranteed lifetime income withdrawal benefit under the Contract and, upon annuitization, the natural person whose lifetime, together with the lifetime of an Annuitant, measures the duration of annuity payments involving two life contingencies. Please refer to "V. Description of the Contract" for more details. The co-Annuitant must be the spouse of the Annuitant.

CODE: The Internal Revenue Code of 1986, as amended.

COMPANY: The insurance company, John Hancock USA or John Hancock New York, that issues your Contract.

CONTINGENT BENEFICIARY: The person, persons or entity to become the Beneficiary if the Beneficiary is not alive. The Contingent Beneficiary is as specified in the application, unless changed.

CONTINUATION SINGLE LIFE LIFETIME INCOME AMOUNT: A form of the guaranteed lifetime income withdrawal benefit under the Contract that we make available where a former participant and/or spouse of a former participant under a Guaranteed Income for Life Select 401(k) Retirement Plan received distributions under that plan and will continue to receive distributions under a Contract. Please refer to "Guaranteed Lifetime Income Withdrawal" in "V. Description of the Contract" for more details.

CONTRACT: The Variable Annuity contract offered by this Prospectus. If you purchased this annuity in New York, a Contract means the certificate issued to you under a group contract.

CONTRACT ANNIVERSARY: The anniversary of the Contract Date.

CONTRACT DATE: The date of issue of the Contract.

CONTRACT VALUE: The total of the Variable Investment Option values.

CONTRACT YEAR: The period of twelve consecutive months beginning on the date as of which the Contract is issued, or any anniversary of that date.

EXCESS WITHDRAWAL: A term used to describe certain withdrawals of Contract Value that may result in a reduction of the guaranteed lifetime income withdrawal benefit under the Contract. During periods of declining investment performance, Excess Withdrawals may cause substantial reductions to or the loss of the guaranteed lifetime income withdrawal benefit under the Contract. Please refer to "GIFL Select Guaranteed Lifetime Income Withdrawal" in "V. Description of the Contract" for more details.

FIXED ANNUITY: An Annuity Option with payments for a set dollar amount that we guarantee.

GENERAL ACCOUNT: All of a Company's assets, other than assets in its Separate Account and any other separate accounts it may maintain.

GUARANTEED INCOME FOR LIFE SELECT 401(K) ACCOUNT VALUE: The portion of the account value in a Guaranteed Income for Life Select 401(k) Retirement Plan account established by you or for your benefit that was allocated to investment options applicable to the transfer of the Benefit Base.

GUARANTEED INCOME FOR LIFE SELECT 401(K) RETIREMENT PLAN: A retirement plan intended to qualify under Section 401(k) of the Code and funded, in whole or in part, by a John Hancock USA or John Hancock New York group annuity contract with a Lifetime Income Benefit Rider, which allows the plan sponsor to offer a Guaranteed Income for Life Select feature.

GIFL SELECT: A term we may use to describe the guaranteed lifetime income withdrawal benefit provided in the Contract. Please refer to "GIFL Select Guaranteed Lifetime Income Withdrawal Benefit" in "V. Description of the Contract" for more details.


IRA: An individual retirement annuity contract itself or an asset held in an individual retirement account. An IRA may be established under Section 408 of the Code ("Traditional IRA") or established under Section 408A of the Code ("Roth IRA").



IRA ROLLOVER: The type of investment you make to purchase a Contract. A Contract may only be purchased as an IRA funded with a distribution from a Guaranteed Income for Life Select 401(k) Retirement Plan.


JOHN HANCOCK NEW YORK: John Hancock Life Insurance Company of New York.

JOHN HANCOCK USA: John Hancock Life Insurance Company (U.S.A.).

LIFETIME INCOME AMOUNT: A term used with the guaranteed minimum withdrawal benefit under the Contract that generally describes the amount we guarantee to be available for withdrawal each Contract Year during the Accumulation Period, beginning on a Lifetime Income Date. Please refer to "GIFL Select Guaranteed Lifetime Income Withdrawal Benefit" in "V. Description of the Contract" for more details.

LIFETIME INCOME DATE: A term used with the guaranteed minimum withdrawal benefit under the Contract that generally describes the date on which we determine the Lifetime Income Amount. Please refer to "GIFL Select Guaranteed Lifetime Income Withdrawal - Determination of Lifetime Income Date" in "V. Description of the Contract" for more details.

MATURITY DATE: The latest allowable Annuity Commencement Date under your Contract. The Maturity Date is the last date (unless we consent to a later date) on which the Pay-Out Period commences and we begin to make annuity payments to the Annuitant. The Maturity Date is the date specified on the Contract specifications page, unless changed with our consent.

OWNER OR CONTRACT OWNER ("YOU"): The person or entity entitled to all of the ownership rights under the Contract. References in this Prospectus to Contract Owners are typically by use of "you." The Owner has the legal right to make all changes in contractual designations where specifically permitted by the Contract. The Owner is as specified in the application. If the Owner is an individual, the Owner and the Annuitant must be the same person. Unless you provide otherwise, if the Contract is not owned by an individual, the Annuitant becomes the Owner of the Contract on the Annuity Commencement Date.

PAY-OUT PERIOD: The period we make annuity payments to you following the Annuity Commencement Date.

PORTFOLIO: A series of a registered open-end management investment company which corresponds to a Variable Investment Option.

PROSPECTUS: This Prospectus that describes interests in the Contract.

PURCHASE PAYMENT: A distribution of a Guaranteed Income for Life Select 401(k) Account Value that you pay to us for the benefits provided by the Contract. You may make a distribution from only one Guaranteed Income for Life Select 401(k) Account Value to fund a Contract. We do not permit you to make any additional purchase payments under the Contract.

QUALIFIED PLAN: A retirement plan that receives favorable tax treatment under
Section 401, 403, 408, 408A (Roth IRAs) or 457 of the Code.

SEPARATE ACCOUNT: John Hancock Life Insurance Company (U.S.A.) Separate Account H or John Hancock Life Insurance Company of New York Separate Account A, as applicable. A Separate Account is a segregated asset account of a company that is not commingled with the general assets and obligations of the company.

SETTLEMENT PHASE: A term used with the guaranteed lifetime income withdrawal benefit under the Contract to describe the period when your Contract Value is less than the Lifetime Income Amount and we may begin to make payments to you of certain minimum guaranteed amounts. Please refer to "Settlement Phase" in "V. Description of the Contract" for more details.

SINGLE LIFE LIFETIME INCOME AMOUNT: A form of the guaranteed lifetime income withdrawal benefit under the Contract that we make available based on a single life. Please refer to "Determination of a Single Life, Continuation Single Life or Spousal Lifetime Income Amount" in "V. Description of the Contract" for more details.

SPOUSAL LIFETIME INCOME AMOUNT: A form of the guaranteed lifetime income withdrawal benefit under the Contract that we make available based on the life of a Contract Owner and his or her spouse. Please refer to "Determination of a Single Life, Continuation Single Life or Spousal Lifetime Income Amount" in "V. Description of the Contract" for more details.

STEP-UP: A term used with the guaranteed lifetime income withdrawal benefit under the Contract to describe a possible one-time increase in the Benefit Base. Please refer to "V. Description of the Contract - GIFL Select Guaranteed Lifetime Income Withdrawal Benefit" for more details.

SUBACCOUNT: A Subaccount of a Separate Account. Each Subaccount invests in shares of a specific Portfolio.

TRANSFERRED BENEFIT BASE: A term used to describe the benefit base amount under the Guaranteed Income for Life "Select" guarantee provision of the group annuity contract we issued to fund a Guaranteed Income for Life Select 401(k) Retirement Plan that you intend to transfer to a Contract as part of an IRA Rollover.

VARIABLE ANNUITY: An Annuity Option (1) with payments which are not predetermined or guaranteed as to dollar amount; and (2) whose payment account values vary in relation to the investment experience of one or more specified Subaccounts.

VARIABLE INVESTMENT OPTION: The investment choices available to Contract Owners. When you make an investment in a Variable Investment Option, we allocate it to a Subaccount that invests in shares of a specific Portfolio.

WITHDRAWAL AMOUNT: The total amount taken from your Contract Value, including any applicable withdrawal charge, tax and proportional share of administrative fee, to process a withdrawal.

                                  II. Overview

This overview tells you some key points you should know about the Contract. Because this is an overview, it does not contain all the information that may be important to you. You should read this entire Prospectus carefully, including its Appendices and the Statement of Additional Information for more detailed information about the material rights and features of the Contract.

We disclose all material features and benefits of the Contracts in this Prospectus. Insurance laws and regulations apply to us in every state in which our Contracts are sold. As a result, a Contract purchased in one state may have terms and conditions that vary from the terms and conditions of a Contract purchased in a different jurisdiction. We disclose all material variations in this Prospectus.

WHAT KIND OF CONTRACT IS DESCRIBED IN THIS PROSPECTUS?

The Contract is a single payment deferred Variable Annuity contract between you and the Company that may be purchased with a distribution from a Guaranteed Income for Life Select 401(k) Retirement Plan. A Contract may be purchased as a Traditional IRA or as a Roth IRA, but not both. The Contract is "deferred" because it provides for payments to be made by us beginning on a future date, and it is "variable" because Contract Value may increase or decrease daily based upon your investment choices. The Contract also provides a guaranteed minimum withdrawal benefit that we call "GIFL Select."

We issue the Contract in New York in the form of a certificate of coverage under a master group contract. We issue master group contracts to one or more trusts that are formed for the purpose of providing individual retirement accounts or individual retirement annuities. We use the word "Contract" in this Prospectus to refer both to the certificate issued under a group contract in New York, as well as to the individual contracts we issue outside of New York.

The Contract contains fees, investment options, GIFL Select benefits and limitations that may differ from the Guaranteed Income for Life Select feature in your employer's retirement plan. Please read this Prospectus carefully before you invest.

WHO IS ISSUING MY CONTRACT?

Your Contract provides the name of the Company that issues your Contract. In general, John Hancock USA may issue the Contract in any jurisdiction except New York. John Hancock New York issues the Contract only in New York. Each Company sponsors its own Separate Account.

WHY SHOULD I CONSIDER PURCHASING THE CONTRACT?


The Contract permits you to invest a distribution from your Guaranteed Income for Life Select 401(k) Account Value into a variable annuity Contract that you intend to use as a Traditional IRA or as a Roth IRA. You invest Contract Value in Variable Investment Options that may increase or decrease in value. You may transfer among the Variable Investment Options and take withdrawals of Contract Value. The Contract also offers the GIFL Select feature (see "What is the GIFL Select feature under my Contract?" below), which allows you to transfer some or all of the Lifetime Income Amount protection we provided under your employer's Guaranteed Income for Life Select 401(k) retirement plan.



Please refer to the section below entitled "What are some of the differences between the Contract and my Guaranteed Income for Life Select 401(k) Retirement Plan?" for a comparison of some of the features of your current plan and the Contract. You should also be aware that, if you leave your current employer, you may have more choices than purchasing a Contract. You may be able to leave your Guaranteed Income for Life Select 401(k) Retirement Plan account with your former employer, or you may be able to withdraw the money in the plan, or you may be able to transfer your plan account to your new employer's plan.





In addition to providing access to a diverse selection of investment options and a guaranteed minimum withdrawal benefit, the Contract offers the availability of periodic annuity payments that can begin on the Contract's Annuity Commencement Date. You select the Annuity Commencement Date, the frequency of payment and the type of annuity payment option that we make available. Annuity payments are made to you. We offer Fixed Annuity and Variable Annuity payment options. Variable Annuity payment amounts are variable, based on your investment choices. If you select annuity payments under the Contract, you will no longer be able to take withdrawals.

BEFORE PURCHASING A CONTRACT, YOU SHOULD CAREFULLY CONSIDER YOUR LIQUIDITY NEEDS AND YOUR DESIRE AND ABILITY:



     - TO FUND AN EARLY RETIREMENT, BECAUSE YOU COULD LOSE BENEFITS UNDER THE GIFL SELECT FEATURE IF YOU TAKE WITHDRAWALS BEFORE THE LIFETIME INCOME DATE, AND YOU MUST SATISFY "HOLDING PERIOD" AND ATTAINED AGE REQUIREMENTS BEFORE WE WILL SET A LIFETIME INCOME DATE (YOU COULD LOSE THE GIFL SELECT GUARANTEE IF WITHDRAWAL AMOUNTS DEPLETE YOUR CONTRACT VALUE, AND ANY REMAINING BENEFIT BASE, TO ZERO); AND



     - TO LIMIT YOUR ANNUAL WITHDRAWAL AMOUNTS TO THE LIFETIME INCOME AMOUNT AFTER THE APPLICABLE LIFETIME INCOME DATE, BECAUSE WITHDRAWALS OF CONTRACT VALUE BEFORE THEN (AND ANY EXCESS WITHDRAWAL IN ANY YEAR AFTER THAT) NOT ONLY DECREASE YOUR LIFETIME INCOME GUARANTEE, BUT MAY ELIMINATE IT.






WHAT ARE SOME OF THE DIFFERENCES BETWEEN THE CONTRACT AND MY GUARANTEED INCOME FOR LIFE SELECT 401(K) RETIREMENT PLAN?



Before you purchase a Contract, you should consider carefully the differences between the Guaranteed Income for Life Select 401(k) Retirement Plan, which is a defined contribution retirement plan, and the Contract, which is either an individual retirement annuity contract itself or an asset held in an individual retirement account (and in both cases is referred to as an "IRA"). Some of the differences between the two products include:



     - A 401(k) plan is under the control of an employer, while you own and control the Contract outright.



     - Your 401(k) plan may offer investment options in addition to those available with the Guaranteed Income for Life Select feature, including a money market or a stable value investment option; no additional investment options are available with the Contract.



     - A 401(k) plan has significantly different federal tax implications than a traditional IRA or a Roth IRA, governing such things as when contributions and distributions may be made. There may also be different state and local tax implications. Federal tax issues for IRAs are described in "VII. Federal Tax Matters." You should consult with your own qualified tax advisor before purchasing a Contract.



     - Fees may differ between the two products, both in amount and in timing. Fees for the Guaranteed Income for Life Select 401(k) Retirement Plan, including the fees for its underlying investment portfolios, vary from employer to employer. Ask your plan administrator for fee information applicable to your plan. All of the Contract's fees, including the fees of its underlying portfolios, are listed in "III. Fee Tables."



     - Both the Guaranteed Income for Life 401(k) Retirement Plan and the Contract offer Step-Up opportunities when establishing the Lifetime Income Amount. The Contract offers an additional Step-Up opportunity when you rollover to the Contract from the 401(k).



     - Distributions from the 401(k) plan and the Contract, if not a Roth IRA, must begin at age 70 1/2, although a 401(k) plan can mandate an earlier age.



     -    A 401(k) plan may allow loans.



You should also review your current employer's retirement plan to determine its merits and your ability to contribute amounts to that plan.



The foregoing is not meant to be a complete list. For more information on your Guaranteed Income for Life Select 401(k) Retirement Plan and the Contract, you should consult with a qualified tax advisor and your 401(k) plan administrator, and read your plan documents and this prospectus.



WHAT IS THE GIFL SELECT FEATURE UNDER MY CONTRACT?



The Contract permits you to choose how much Contract Value to withdraw at any time. We designed the GIFL Select feature of the Contract to guarantee that a Lifetime Income Amount will be available for annual withdrawals for as long as you live, starting on the Lifetime Income Date, even if your Contract Value declines to zero:



     - We guarantee a Lifetime Income Amount of 4%-5% under single-life Contracts and 4.5% under joint-life Contracts for annual withdrawals during your retirement years. Before the guarantee begins, you must satisfy any remaining attained age requirements (i.e., either the "Age 59 1/2 Trigger" or the "Age 65 Trigger") and "holding period" requirements (i.e., up to 5 years). (Please read the "Guaranteed Lifetime Income Withdrawal Benefit" section of this Prospectus for more information.)



     - We provide a one time "Step-Up" opportunity at the time of the first withdrawal after the Lifetime Income Date to reflect favorable investment performance, if any, as of the prior Anniversary Date of the Contract.



     - We may increase the Lifetime Income Amount to reflect annual Benefit Enhancements, if you defer taking withdrawals of Cash Value during a Contract Year. The current Benefit Enhancement Rate is equal to 3% of the Benefit Base in effect at the end of the immediately preceding Contract Year. The Contract's Benefit Enhancement rate will not change once the Contract is issued. We may reduce the Benefit Enhancement Rate at any time for new Contracts issued on or after the date of notice of the reduction. We also may increase the Benefit Enhancement Rate by means of a promotional Benefit Enhancement Rate at any time for new Contracts, which promotional Benefit Enhancement Rate may be terminated at any time. Contracts that do not receive a promotional Benefit Enhancement will receive the Benefit

          Enhancement Rate in effect at the time the Contract is issued, which will never be less than 1%. Please refer to "V. Description of the Contract" for more details.



     -    We may decrease the Lifetime Income Amount if you take Excess
          Withdrawals.



You must satisfy certain conditions and make certain choices, however, to fully benefit from the GIFL Select feature guarantee:



     - you must satisfy certain the age and holding period requirements specified above before we set the first available Lifetime Income Date and calculate a Lifetime Income Amount;



     - if you take any withdrawal before we set the first available Lifetime Income Date, we will reduce the amounts we use to calculate the Lifetime Income Amount;



     - if you take annual withdrawals after we set the Lifetime Income Date that are in excess of the Lifetime Income Amount, we will reduce the amounts we use to calculate the Lifetime Income Amount for future Contract Years.



Please refer to "Guaranteed Lifetime Income Withdrawal Benefit" in "V. Description of the Contract" for more details, including examples to describe how the benefit works and the impact of Excess Withdrawals.


HOW CAN I INVEST MONEY IN THE CONTRACT?

We use the term "Purchase Payment" to refer to the investment you make in the Contract, which must come from the distribution of a Guaranteed Income for Life Select 401(k) Account Value to a Contract that you intend to use as a traditional IRA or a Roth IRA. Your Purchase Payment for a Contract cannot include distributions from other accounts under the Plan. If you are the surviving spouse of a Guaranteed Income for Life Select 401(k) Retirement Plan participant, you are permitted to roll over your Guaranteed Income for Life Select plan assets to a Contract. The Contract is not available for purchases if you are a non-spousal beneficiary of a Guaranteed Income for Life Select 401(k) Retirement Plan participant.

We will issue a Contract as a Roth IRA if your Purchase Payment is from your 401(k) Roth Account or if your Purchase Payment is from a 401(k) "non-Roth" Account and you specifically instruct us to establish the Contract as a Roth IRA. In all other cases, we will issue a Contract as a Traditional IRA. Please see "Eligibility" in "V. Description of the Contract" for further information about purchasing the Contract as a Traditional IRA or as a Roth IRA. We provide information about tax withholding implications of certain distributions and conversions to a Roth IRA in "VII. Federal Tax Matters."

(Applicable to Contracts issued in California Only) For Contracts issued in California to persons 60 years of age or older, your Purchase Payment will be allocated to the Money Market Variable Investment Option for the first 30 days after the date the Contract is delivered to you. At the end of this 30-day period, we will automatically transfer the Contract Value in the Money Market Variable Investment Option to the Contract's other available Variable Investment Options. See "V. Description of the Contract - Other Contract Provisions - Right to Review Below."

WHAT CHARGES DO I PAY UNDER THE CONTRACT?

Your Contract has asset-based charges to compensate us primarily for our administrative expenses and for the mortality and expense risks that we assume under the Contract. We also assess a Guaranteed Income for Life Select fee, based on the Contract's Benefit Base. We deduct the charges proportionally from each of your Variable Investment Options. Although we do not impose a sales charge, we may use amounts derived from any of the charges, including certain fees and expenses of the underlying Portfolios, for payment of our distribution expenses. We make deductions for any applicable taxes based on the amount of the Purchase Payment.

WHAT ARE MY INVESTMENT CHOICES?

You may invest in any of the Variable Investment Options. Each Variable Investment Option is a Subaccount of a Separate Account that invests in a corresponding Portfolio. The Portfolios prospectuses contain full descriptions of the Portfolios. The amount you've invested in any Variable Investment Option will increase or decrease based upon the investment performance of the corresponding Portfolio (reduced by certain charges we deduct - see "III. Fee Tables"). Your Contract Value and the amounts of annuity payments will depend upon the investment performance of the underlying Portfolio of the Variable Investment Option you select.

You bear the investment risk that your Contract Value will increase or decrease to reflect the investment results of the Contract's investment Portfolios. Although a Portfolio may invest in other underlying funds, you will not have the ability to make those investment decisions. If you would prefer a broader range of investment options, you (and your financial advisor) should carefully consider the features of other variable annuity contracts offered by us or by other life insurance companies, or other forms of traditional IRAs and Roth IRAs, before purchasing a Contract.

HOW CAN I CHANGE MY INVESTMENT CHOICES?

ALLOCATION OF PURCHASE PAYMENT. You designate how your Purchase Payment is to be allocated among the Variable Investment Options at the time that you purchase the Contract.

TRANSFERS AMONG VARIABLE INVESTMENT OPTIONS. Prior to the Annuity Commencement Date, you may transfer your investment amounts among Variable Investment Options, subject to certain restrictions described below and discussed in greater detail in "V. Description of the Contract - Transfers Among Variable Investment Options." After the Annuity Commencement Date, you may transfer your allocations among the Variable Investment Options, subject to certain restrictions described in "V. Description of the Contract - Transfers After the Annuity Commencement Date."

The Variable Investment Options can be a target for abusive transfer activity. Long-term investors in a Variable Investment Option can be harmed by frequent transfer activity since such activity may expose the Variable Investment Option's corresponding Portfolio to increased Portfolio transaction costs (affecting the value of the shares) and/or disruption to the corresponding Portfolio manager's ability to effectively manage such corresponding Portfolio, both of which may result in dilution with respect to interests held for long-term investment. To discourage disruptive frequent trading activity, we have adopted a uniform policy for each Separate Account to restrict transfers to two per calendar month per Contract, with certain exceptions described in more detail in this Prospectus. We apply each Separate Account's policy and procedures uniformly to all Contract Owners.

In addition to such transfer restrictions, the John Hancock Trust also has adopted policies under Rule 22c-2 of the Investment Company Act of 1940, as amended (the "1940 Act") to detect and deter abusive short term trading. Accordingly, a Portfolio may require us to provide investor information or to impose trading restrictions if the Portfolio discovers violations of its frequent short-term trading policy. We will provide tax identification numbers and other Contract Owner transaction information to John Hancock Trust upon request, which it may use to identify any pattern or frequency of activity that violates its short-term trading policy.

HOW DO I ACCESS MY MONEY?

During the Accumulation Period, you may withdraw all or a portion of your Contract Value. Withdrawals may be subject to income tax, including special 10% tax penalties in many cases on the taxable portion of any distributions taken from a Contract before you reach age 59 1/2. Owners of Contracts issued as Roth IRAs may be subject to tax penalty for withdrawals taken on certain distributions within the first five years after establishment of the account.

If we issue your Contract for use as a Traditional IRA, you will be subject to tax requirements for minimum distributions over your lifetime. The Code also requires that distributions from most Contracts commence and/or be completed within a certain period of time. This effectively limits the period of time during which you can continue to derive tax deferral benefits from any tax-deductible Purchase Payment you paid or on any earnings under the Contract. Please read "VII. Federal Tax Matters" for more information about taxation on withdrawals and minimum distribution requirements applicable to traditional IRAs and Roth IRAs.




HOW IS THE INITIAL LIFETIME INCOME AMOUNT CALCULATED?

We use different formulas to determine an initial Lifetime Income Amount, depending on the form of Lifetime Income Amount you select, the type of Lifetime Income Amount for which you qualify and, in some cases, your age when you purchase a Contract.

When you first purchase a Contract, we determine a Benefit Base that is the greater of:

     - the GIFL Income for Life Select 401(k) Account Value distribution that you use as the Purchase Payment for the Contract, or

     - the benefit base under your Guaranteed Income for Life Select 401(k) Retirement Plan that we permit you to transfer to the Contact. (We will permit you to transfer all of your benefit base only if use your entire GIFL Income for Life Select 401(k) Account Value distribution as a Purchase Payment for the Contract).

After you purchase a Contract, we may reduce the Benefit Base (and the Lifetime Income Amount) if you take Excess Withdrawals, and we may increase the Benefit Base (and the Lifetime Income Amount) if you qualify for any of the opportunities described below. THE BENEFIT BASE HAS NO CASH VALUE AND USUALLY WILL DIFFER FROM THE CONTRACT VALUE YOU MAY WITHDRAW. The maximum Benefit Base is $5,000,000.

We determine the initial Lifetime Income Amount on the earliest available Lifetime Income Date. To do this, we multiply the greater of the Contract Value or the Benefit Base then in effect by the rate applicable to your Contract. We will recalculate the Lifetime Income Amount if you take no withdrawals or annuitize the Contract during the next Contract Year. We describe the rates we use to calculate the Lifetime Income Amount on the earliest available Lifetime Income Date, and certain age and holding period requirements, on the next page.

WILL I HAVE AN OPPORTUNITY TO INCREASE THE LIFETIME INCOME AMOUNT UNDER MY GIFL SELECT GUARANTEED MINIMUM WITHDRAWAL BENEFIT?

Yes. The GIFL Select feature under the Contract has three ways to provide a potential increase in the Lifetime Income Amount:


     - if you purchase a Contract before your Age 65 Trigger, and defer taking any withdrawals (or annuitizing the Contract) between your Age 59 1/2 Trigger and your Age 65 Trigger, we will use a higher rate to calculate a Single Life Lifetime Income Amount,



     - if you do not take any withdrawals of Contract Value (or annuitize the Contract) during any Contract Year, we will add a Benefit Enhancement to the Benefit Base at the beginning of the next Contract Year that may increase the Lifetime Income Amount for future Contract Years*, and


     - when you take your first withdrawal after the "Lifetime Income Date," you have a one-time opportunity to Step-Up the Benefit Base we use to determine the Lifetime Income Amount. A Step-Up will reflect investment gains in the Contract Value, if any, as of the prior Contract Anniversary. We provide no assurance that your Contract Value will experience investment gains; it may increase or decrease in value at any time.

BEFORE PURCHASING A CONTRACT, YOU SHOULD CAREFULLY CONSIDER YOUR DESIRE AND ABILITY TO MAKE FUTURE CHOICES BETWEEN TAKING OR DEFERRING WITHDRAWALS OF CONTRACT VALUE THAT MAY IMPACT THE AMOUNT OF THE GIFL SELECT GUARANTEED MINIMUM WITHDRAWAL BENEFIT.

Please refer to "Guaranteed Lifetime Income Withdrawal Benefit" in "V. Description of the Contract" for more information.

* If you were taking distributions under a Guaranteed Income for Life Select 401(k) Retirement Plan, and continue to do so under a Contract, you will not qualify for an annual Benefit Enhancement.

WHAT RATES DO WE USE TO DETERMINE THE LIFETIME INCOME AMOUNT, AND WHAT ARE THE APPLICABLE HOLDING PERIOD AND AGE REQUIREMENTS THAT YOU MUST SATISFY FOR THE GIFL SELECT GUARANTEED MINIMUM WITHDRAWAL BENEFIT?

We designed the GIFL Select feature to provide minimum withdrawal benefit guarantees on a single life and on a joint spousal life basis. You must satisfy a holding period requirement, and have attained the applicable age before the GIFL Select guaranteed minimum withdrawal benefit begins. We charge a fee for the benefit from the date we issue a Contract, however, even if you have not satisfied the necessary requirements at that time.

     - HOLDING PERIOD. Your Contract must remain in force throughout a holding period measured from the date we issue the Contract. The maximum holding period is 5 Contract Years, but we will reduce the required holding period to reflect the time that you (or a spouse) were a participant in a Guaranteed Income for Life Select 401(k) Retirement Plan.


     - AGE REQUIREMENTS - SINGLE LIFE. In most cases, you must have reached your Age 59 1/2 Trigger to establish a Single Life Lifetime Income Amount. If you have reached your Age 59 1/2 Trigger, but have not yet reached your Age 65 Trigger, when you "establish" the GIFL Select feature, we will use a 4% rate to calculate a Single Life Lifetime Income Amount. If you wait until you have reached your Age 65 Trigger before you "establish" the GIFL Select feature, we will use a 5% rate to calculate a Single Life Lifetime Income Amount.


     We do not apply an age requirement, however, if you established a guaranteed minimum withdrawal benefit under a Guaranteed Income for Life Select 401(k) Retirement Plan and continue to take distributions under a Contract. In that event, we will use the rate applicable to your Guaranteed Income for Life Select 401(k) Account, as follows:

          - 4% if you commenced receiving distributions under the plan on a single life basis before age 65,

          - 4.5% if you commenced receiving distributions under the plan on a joint spousal basis (we will use this rate where you are a former participant in the plan, or a surviving spouse of a former participant, and are purchasing a Contract for a single life Lifetime Income Amount), or

          - 5% if you commenced receiving distributions under the plan on a single life basis on or after age 65.

     In this Prospectus, we refer to each of these types of single life Lifetime Income Amounts as a Continuation Single Life Lifetime Income Amount. Your Contract will contain the applicable rate and refer to it as a Single Life Lifetime Income Amount.


          - AGE REQUIREMENTS - JOINT SPOUSAL LIFE. You and your spouse must both reach your Age 65 Trigger to establish a Spousal Lifetime Income Amount. In that event, we will use a 4.5% rate to calculate a Spousal Lifetime Income Amount.


Please read "V. Description of the Contract - Lifetime Income Provisions" for additional details.

HOW DO I ESTABLISH MY GIFL SELECT GUARANTEED MINIMUM WITHDRAWAL BENEFIT?

Once you satisfy the applicable age and holding period requirements, we will set the first available Lifetime Income Date and calculate a Lifetime Income Amount. You will "establish" that Lifetime Income Amount if you take a withdrawal at any time during the next 12 months. If you do:

     - the Lifetime Income Amount will reflect a Step-Up in the Benefit Base if there were investment gains in Contract Value as of the prior Contract Anniversary;

     - you will not be eligible for an annual Benefit Enhancement for that year, but you will remain eligible for future annual Benefit Enhancements if you defer taking withdrawals in future Contract Years and do not annuitize your Contract;

     - you will need to tell us before establishing the Lifetime Income Amount if you wish to establish a Spousal Lifetime Income Amount in lieu of a Single Life Lifetime Income Amount. Once you establish a Lifetime Income Amount, you will not be able to change from a Single Life form of benefit to a Spousal form of benefit, or vice-versa.

If you defer taking withdrawals after we set the first available Lifetime Income Date, we will recalculate the Lifetime Income Amount at the next Contract Anniversary. You will then be able to "establish" that Lifetime Income Amount during the following 12 months. We will continue to recalculate the Lifetime Income Amount, and you will be able to "establish" the recalculated amount if you continue to defer withdrawals until the Maturity Date.

WHAT ARE THE TAX CONSEQUENCES OF OWNING A CONTRACT?

In most cases, no income tax will have to be paid on amounts you earn under a Contract until these earnings are paid out. All or part of the following distributions from a Contract may constitute a taxable payout of earnings:

     - full or partial withdrawals (including surrender of the Contract, payments of the Lifetime Income Amount or any systematic withdrawals);

     -    payment of any death proceeds; and

     -    periodic payments under one of our annuity payment options.

How much you will be taxed on a distribution is based upon complex tax rules and depends on matters such as:

     -    the type of the distribution;

     -    when the distribution is made;

     - the rules governing distributions and conversions from a retirement plan to a Traditional IRA or Roth IRA;

     - the rules governing distributions and conversions from a Traditional IRA or Roth IRA; and

     -    the circumstances under which the payments are made.

The Code requires Contracts issued to qualify as Traditional IRAs or Roth IRAs not to be used for loans, assignments or pledges. A 10% tax penalty applies in many cases to the taxable portion of any distributions taken from a Contract issued as a Traditional IRA before you reach age 59 1/2. Traditional IRAs are subject to minimum distribution requirements beginning in the year a taxpayer attains age 70 1/2, and both Traditional IRAs and Roth IRAs are subject to requirements for death benefit distributions to commence and/or be completed within a certain period of time. This effectively limits the period of time during which you can derive tax deferral benefits from the rollover or conversion of your Guaranteed Income for Life Select 401(k) Account Value into a Contract, or on any earnings under the Contract.

THE CONTRACT DOES NOT PROVIDE ANY ADDITIONAL TAX-DEFERRAL BENEFITS BEYOND THE TREATMENT PROVIDED THE CONTRACT AS AN IRA. HOWEVER, THE CONTRACT OFFERS FEATURES AND BENEFITS THAT OTHER INVESTMENTS MAY NOT OFFER. YOU AND YOUR FINANCIAL PROFESSIONAL SHOULD CAREFULLY CONSIDER WHETHER THE FEATURES AND BENEFITS, INCLUDING THE VARIABLE INVESTMENT OPTIONS, PROTECTION THROUGH THE GIFL SELECT FEATURE, AND OTHER BENEFITS PROVIDED UNDER THE CONTRACT ARE SUITABLE FOR YOUR NEEDS AND OBJECTIVES AND ARE APPROPRIATE IN LIGHT OF THE EXPENSE.

We provide additional information on taxes in the "VII. Federal Tax Matters" section of this Prospectus. We make no attempt to provide more than general information. Purchasers of Contracts for use with any retirement plan should consult their legal counsel and a qualified tax advisor regarding the suitability of the Contract.

CAN I RETURN MY CONTRACT?

In most cases, you have the right to cancel your Contract within 10 days (or longer in some states) after you receive it. Because your Contract is issued as an IRA, you will receive a refund of the Purchase Payment you made during the first seven days of this period if that amount is greater than the Contract Value. After seven days, we will return the Contract Value. The date of cancellation is the date we receive the Contract. Rather than receive the Contract Value as a taxable distribution, you may opt to return this amount to the Guaranteed Income for Life Select 401(k) plan (if permitted under the plan) (see "VII. Federal Tax Matters").

(Applicable to Contracts issued in California Only) Contracts issued in California to persons age 60 and older may cancel the Contract by returning it to our Annuities Service Center or registered representative at any time within 30 days after receiving it. We will allocate your Purchase Payment to the Money Market Variable Investment Option during this period. We will, however, permit you to elect to allocate your Purchase Payment during this 30-day period to the Contract's other available Variable Investment Options. If you cancel the Contract during this 30-day period and your Purchase Payment was allocated to the Money Market Variable Investment Option, we will pay you the greater of (a) the original amount of your Purchase Payment and (b) the Contract Value computed at the end of the Business Day on which we receive your returned Contract. If you elected to have your Purchase Payment allocated to the Contract's other available Variable Investment Options, we will pay you the Contract Value computed at the end of the Business Day on which we receive your returned Contract. At the end of the 30-day period, we will transfer your money automatically into other available Variable Investment Options that you select. See "V. Description of the Contract - Other Contract Provisions - Right to Review."





WILL I RECEIVE A CONFIRMATION STATEMENT?

We will send you a confirmation statement for certain transactions in your Variable Investment Options. You should carefully review these statements to verify their accuracy. You should immediately report any mistakes to our Annuities Service Center (at the address or phone number shown on the first page of this Prospectus). If you fail to notify our Annuities Service Center of any mistake within 60 days of the delivery of the confirmation statement, you will be deemed to have ratified the transaction. Information regarding e-delivery of confirmation statements appears under "V. Description of the Contract - Variable Investment Options and Accumulation Units - Telephone and Electronic Transactions."

                                 III. Fee Tables

The following tables describe the fees and expenses applicable to buying, owning and surrendering a GIFL Select IRA Rollover Variable Annuity Contract. These fees and expenses are more completely described in this Prospectus under "VI. Charges and Deductions." The items listed under "Total Annual Portfolio Operating Expenses" are described in detail in the Portfolio prospectus. Unless otherwise shown, the tables below show the maximum fees and expenses.

THE FOLLOWING TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU PAY AT THE TIME THAT YOU BUY THE CONTRACT, SURRENDER THE CONTRACT, OR TRANSFER CASH VALUE BETWEEN VARIABLE INVESTMENT OPTIONS. STATE PREMIUM TAXES MAY ALSO BE DEDUCTED FROM YOUR CONTRACT VALUE.

                     CONTRACT OWNER TRANSACTION EXPENSES(1)

TRANSFER FEE(2)
Maximum Fee       $25
Current Fee       $ 0

(1) State premium taxes may also apply to your Contract, which currently range from 0.04% to 4.00% of each Purchase Payment (See "VI. Charges and Deductions - Premium Taxes").

(2) This fee is not currently assessed against transfers. We reserve the right to impose a charge in the future for transfers in excess of 12 per year. The amount of this fee will not exceed the lesser of $25 or 2% of the amount transferred.

THE FOLLOWING TABLE DESCRIBES FEES AND EXPENSES THAT YOU PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE CONTRACT. THIS TABLE DOES NOT INCLUDE ANNUAL PORTFOLIO OPERATING EXPENSES.

            PERIODIC FEES AND EXPENSES OTHER THAN PORTFOLIO EXPENSES

ANNUAL CONTRACT FEE                        None
ANNUAL SEPARATE ACCOUNT EXPENSES(1)
   Daily Administration Fee                0.15%
   Mortality and Expense Risks Fee(2)      0.45%
                                           ----
TOTAL ANNUAL SEPARATE ACCOUNT EXPENSES     0.60%
                                           ====
GUARANTEED INCOME FOR LIFE SELECT FEE(3)
   Maximum Fee                             0.65%
   Current Fee                             0.50%

(1) A daily charge reflected as an annualized percentage of the Variable Investment Options.


(2) This charge is assessed on all active Contracts, including Contracts continued by a Beneficiary upon the death of the Contract Owner or continued under any annuity option payable on a variable basis.


(3) Amount shown is an annual percentage based on the Benefit Base. We impose the current fee shown, but reserve the right to increase it up to the maximum fee shown.

THE NEXT TABLE DESCRIBES THE MINIMUM AND MAXIMUM TOTAL OPERATING EXPENSES CHARGED BY THE PORTFOLIOS THAT YOU PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE CONTRACT. MORE DETAIL CONCERNING EACH PORTFOLIO'S FEES AND EXPENSES IS CONTAINED IN THE PORTFOLIO'S PROSPECTUS.


TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES                    MINIMUM   MAXIMUM
Range of expenses that are deducted from Portfolio assets,
   including management fees, Rule 12b-1 fees, and other
   expenses                                                   0.88%     1.31%




(Applicable to Contracts issued in California Only) Contracts issued in California to persons age 60 or older may cancel the Contract by returning it to our Annuities Service Center or agent at any time within 30 days after receiving it. We will allocate your Purchase Payment to the Money Market Variable Investment Option during this period and thereafter transfer it to the Variable Investment Options you select (see "V. Description of the Contract - Other Contract Provisions - Right to Review" for additional information). The minimum annual net operating expenses during this 30 day period would be 0.56%.

EXAMPLES

We provide the following examples that are intended to help you compare the costs of investing in a Contract with the costs of investing in other variable annuity contracts. These costs include Contract Owner expenses, Contract fees, Separate Account annual expenses and Portfolio fees and expenses.

EXAMPLE 1: MAXIMUM PORTFOLIO OPERATING EXPENSES

The following example assumes that you invest $10,000 in a Contract, that your investment has a 5% return each year and that the maximum Guaranteed Income for Life Select fee and the maximum fees and expenses of any of the Portfolios apply. We calculate the Guaranteed Income for Life Select fee on the assumption that your initial Benefit Base is $10,000, you take no withdrawals during the period shown, you receive a Benefit Enhancement of 3% on each Contract Anniversary, and you do not set your Lifetime Income Amount during the period shown. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

JOHN HANCOCK USA AND JOHN HANCOCK NEW YORK


                                                                1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                                                ------   -------   -------   --------
If you surrender the Contract at the end of the applicable
   time period:                                                  $259     $796      $1,361    $2,902
If you annuitize, or do not surrender the Contract at the end
   of the applicable time period:                                $259     $796      $1,361    $2,902


EXAMPLE 2: MINIMUM PORTFOLIO OPERATING EXPENSES

The next example assumes that you invest $10,000 in a Contract, that your investment has a 5% return each year, the maximum Guaranteed Income for Life Select fee and the minimum fees and expenses of any of the Portfolios apply. We calculate the Guaranteed Income for Life Select fee on the assumption that your initial Benefit Base is $10,000, you take no withdrawals during the period shown, you receive a Benefit Enhancement of 3% on each Contract Anniversary, and you do not set your Lifetime Income Amount during the period shown. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

JOHN HANCOCK USA AND JOHN HANCOCK NEW YORK


                                                                  1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                                                  ------   -------   -------   --------
If you surrender the Contract at the end of the applicable time
   period:                                                         $216      $665     $1,141    $2,455
If you annuitize, or do not surrender the Contract at the end
   of the applicable time period:                                  $216      $665     $1,141    $2,455


EXAMPLE 3: MINIMUM PORTFOLIO OPERATING EXPENSES

The next example assumes that you invest $10,000 in a Contract, that your investment has a 5% return each year, the current Guaranteed Income for Life Select fee and the minimum fees and expenses of any of the Portfolios apply. We calculate the Guaranteed Income for Life Select fee on the assumption that your initial Benefit Base is $10,000, you take no withdrawals during the period shown, you receive a Benefit Enhancement of 3% on each Contract Anniversary, and you do not set your Lifetime Income Amount during the period shown. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

JOHN HANCOCK USA AND JOHN HANCOCK NEW YORK


                                                                  1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                                                  ------   -------   -------   --------
If you surrender the Contract at the end of the applicable time
   period:                                                         $201      $620     $1,064    $2,296
If you annuitize, or do not surrender the Contract at the end
   of the applicable time period:                                  $201      $620     $1,064    $2,296

THE FOLLOWING TABLE DESCRIBES THE OPERATING EXPENSES FOR EACH OF THE PORTFOLIOS, AS A PERCENTAGE OF THE PORTFOLIO'S AVERAGE NET ASSETS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009, EXCEPT AS STATED BELOW IN THE NOTES THAT FOLLOW THE TABLE. MORE DETAIL CONCERNING EACH PORTFOLIO'S FEES AND EXPENSES IS CONTAINED IN THE PORTFOLIO'S PROSPECTUS AND IN THE NOTES FOLLOWING THE TABLE.


                                                                                 ACQUIRED
                                                       DISTRIBUTION             PORTFOLIO   TOTAL ANNUAL    CONTRACTUAL       NET
                                                        AND SERVICE     OTHER    FEES AND    OPERATING        EXPENSE      OPERATING
PORTFOLIO/SERIES                      MANAGEMENT FEE   (12B-1) FEES   EXPENSES   EXPENSES    EXPENSES(1)   REIMBURSEMENT    EXPENSES
-----------------------------------   --------------   ------------   --------  ---------   ------------   -------------   ---------
CORE DIVERSIFIED GROWTH & INCOME(2)
Series II                                  0.04%           0.55%        5.27%      0.43%      6.29%          -5.17%         1.12%
CORE FUNDAMENTAL HOLDINGS
Series II                                  0.05%           0.55%        0.14%      0.48%      1.22%           0.00%         1.22%
CORE GLOBAL DIVERSIFICATION
Series II                                  0.05%           0.55%        0.14%      0.57%      1.31%           0.00%         1.31%
LIFESTYLE BALANCED
Series II                                  0.04%           0.25%        0.02%      0.73%      1.04%           0.00%         1.04%
LIFESTYLE CONSERVATIVE
Series II                                  0.04%           0.25%        0.03%      0.69%      1.01%           0.00%         1.01%
LIFESTYLE GROWTH
Series II                                  0.04%           0.25%        0.03%      0.74%      1.06%           0.00%         1.06%
LIFESTYLE MODERATE
Series II                                  0.04%           0.25%        0.03%      0.71%      1.03%           0.00%         1.03%
ULTRA SHORT TERM BOND(3)
Series II                                  0.55%           0.25%        0.08%      0.00%      0.88%           0.00%         0.88%


NOTES TO PORTFOLIO EXPENSE TABLE

(1) The "Total Annual Operating Expenses" include fees and expenses incurred indirectly by a Portfolio as a result of its investment in other investment companies ("Acquired Portfolio Fees and Expenses"). The Total Annual Operating Expenses shown may not correlate to the Portfolio's ratio of expenses to average net assets shown in the "Financial Highlights" section of the Portfolio prospectus, which does not include Acquired Portfolio Fees and Expenses. Acquired Portfolio Fees and Expenses are based on the estimated indirect net expenses associated with the Portfolio's investment in the underlying Portfolios.


(2) The Adviser has contractually limited other Portfolio level expenses to 0.10% until April 30, 2012. These expenses consist of operating expenses of the Portfolio, excluding advisory, 12b-1, underlying Portfolio expenses, transfer agent and blue sky fees, taxes, brokerage commissions, interest expense, litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of business.



(3) For funds and classes that have not commenced operations or have an inception date of less than six months as of December 31, 2009, expenses are estimated.



THE FOLLOWING TABLE DESCRIBES THE OPERATING EXPENSES FOR THE MONEY MARKET PORTFOLIO. THIS INFORMATION IS APPLICABLE ONLY TO CONTRACTS ISSUED IN CALIFORNIA AND ONLY DURING THE RIGHT TO REVIEW PERIOD (SEE "V. DESCRIPTION OF THE CONTRACT
- OTHER CONTRACT PROVISIONS - RIGHT TO REVIEW" FOR ADDITIONAL INFORMATION):



                                                                                 ACQUIRED
                                                      DISTRIBUTION              PORTFOLIO   TOTAL ANNUAL    CONTRACTUAL       NET
                                                       AND SERVICE     OTHER     FEES AND     OPERATING       EXPENSE      OPERATING
PORTFOLIO/SERIES                     MANAGEMENT FEE   (12B-1) FEES   EXPENSES    EXPENSES    EXPENSES(1)   REIMBURSEMENT    EXPENSES
----------------------------------   --------------   ------------   --------   ---------   ------------   ------------    ---------
MONEY MARKET(2)
(Applicable to Contracts issued in
   California Only)
Series I                                  0.47%           0.05%        0.04%       0.00%        0.56%          0.00%         0.56%

Notes:


(1) The "Total Annual Operating Expenses" include fees and expenses incurred indirectly by a Portfolio as a result of its investment in other investment companies ("Acquired Portfolio Fees and Expenses"). The Total Annual Operating Expenses shown may not correlate to the Portfolio's ratio of expenses to average net assets shown in the "Financial Highlights" section of the Portfolio prospectus, which does not include Acquired Portfolio Fees and Expenses. Acquired Portfolio Fees and Expenses are based on the estimated indirect net expenses associated with the Portfolio's investment in the underlying Portfolios.



(2) "Other Expenses" exclude Extraordinary Expenses incurred during the fiscal year ended December 31, 2009. Had these fees been included, "Other Expenses" would have been 0.05%.

   IV. General Information about Us, the Separate Accounts and the Portfolios

THE COMPANIES

We are subsidiaries of Manulife Financial Corporation.

Your Contract is issued by either John Hancock USA or John Hancock New York. Please refer to your Contract to determine which Company issued your Contract.

John Hancock USA, formerly known as "The Manufacturers Life Insurance Company (U.S.A.)," is a stock life insurance company originally organized under the laws of Maine on August 20, 1955 by a special act of the Maine legislature. John Hancock USA redomesticated under the laws of Michigan on December 30, 1992. John Hancock USA is authorized to transact life insurance and annuity business in all states (except New York), the District of Columbia, Guam, Puerto Rico and the Virgin Islands. Its principal office is located at 601 Congress Street, Boston, Massachusetts 02210-2805. John Hancock USA also has an Annuities Service Center at 164 Corporate Drive, Portsmouth, NH 03801-6815.

John Hancock New York, formerly known as "The Manufacturers Life Insurance Company of New York," is a wholly-owned subsidiary of John Hancock USA and is a stock life insurance company organized under the laws of New York on February 10, 1992. John Hancock New York is authorized to transact life insurance and annuity business only in the State of New York. Its principal office is located at 100 Summit Lake Drive, Valhalla, New York 10595. John Hancock New York also has an Annuities Service Center at 164 Corporate Drive, Portsmouth, NH 03801-6815.

The ultimate parent of both companies is Manulife Financial Corporation, a publicly traded company, based in Toronto, Canada. Manulife Financial Corporation is the holding company of The Manufacturers Life Insurance Company and its subsidiaries, collectively known as Manulife Financial. The Companies changed their names to John Hancock Life Insurance Company (U.S.A.) and John Hancock Life Insurance Company of New York, respectively, on January 1, 2005 following Manulife Financial Corporation's acquisition of John Hancock Financial Services, Inc.

The Company incurs obligations under the Contract to guarantee amounts in addition to your Contract Value, such as the Lifetime Income Amount and the Annuity Option, and to the extent that the Company pays such amounts, the payments will come from the Company's general account assets. You should be aware that the Company's general account consists of securities and other investments, the value of which may decline during periods of adverse market conditions. The Company's financial statements contained in the Statement of Additional Information include a further discussion of risks inherent within the Company's general account investments.

THE SEPARATE ACCOUNTS

We use our Separate Accounts to support the Variable Investment Options you choose.

You do not invest directly in the Portfolios made available under the Contracts. When you direct or transfer money to a Variable Investment Option, we will purchase shares of a corresponding Portfolio through one of our Separate Accounts. We hold the Portfolio's shares in a "Subaccount" (usually with a name similar to that of the corresponding Portfolio) of the applicable Separate Account. A Separate Account's assets (including the Portfolio's shares) belong to the Company that maintains that Separate Account.

For Contracts issued by John Hancock USA, we purchase and hold Portfolio shares in John Hancock Life Insurance Company (U.S.A.) Separate Account H. John Hancock USA, then known as The Manufacturers Life Insurance Company (U.S.A.), became the owner of this Separate Account in a merger transaction with The Manufacturers Life Insurance Company of North America ("Manulife North America") on January 1, 2002. Manulife North America initially established Separate Account H on August 24, 1984 as a separate account under the laws of Delaware. When Manulife North America merged with John Hancock USA, John Hancock USA became the owner of Separate Account H and reestablished it as a Separate Account under the laws of Michigan. As a result of this merger, John Hancock USA became the owner of all of Manulife North America's assets, including the assets of Separate Account H and assumed all of Manulife North America's obligations including those under its contracts. The merger had no other effects on the terms and conditions of contracts issued prior to January 1, 2002.

For Contracts issued by John Hancock New York, we purchase and hold Portfolio shares in John Hancock Life Insurance Company of New York Separate Account A. John Hancock New York established this Separate Account on March 4, 1992 as a separate account under the laws of New York.

The income, gains and losses, whether or not realized, from assets of a Separate Account are credited to or charged against that Separate Account without regard to a Company's other income, gains, or losses. Nevertheless, all obligations arising under a Company's Contracts are general corporate obligations of that Company. Assets of a Separate Account may not be charged with liabilities arising out of any of the respective Company's other business.

We reserve the right, subject to compliance with applicable law, to add other Subaccounts, eliminate existing Subaccounts, combine Subaccounts or transfer assets in one Subaccount to another Subaccount that we, or an affiliated company, may establish. We will not eliminate existing Subaccounts or combine Subaccounts without the prior approval of the appropriate state or federal regulatory authorities.

We registered the Separate Accounts with the SEC under the Investment Company Act of 1940, as amended (the "1940 Act") as unit investment trusts. Registration under the 1940 Act does not involve supervision by the SEC of the management or investment policies or practices of the Separate Accounts. If a Company determines that it would be in the best interests of persons having voting rights under the Contracts it issues, that Company's Separate Account may be operated as a management investment company under the 1940 Act or it may be deregistered if 1940 Act registration were no longer required.

THE PORTFOLIOS

When you select a Variable Investment Option, we invest your money in a Subaccount of our Separate Account and it invests in shares of a corresponding Portfolio of John Hancock Trust.

THE PORTFOLIOS IN THE SEPARATE ACCOUNT ARE NOT PUBLICLY TRADED MUTUAL FUNDS. The Portfolios are only available to you as Investment Options in the Contracts or, in some cases, through other variable annuity contracts or variable life insurance policies issued by us or by other life insurance companies. In some cases, the Portfolios also may be available through participation in certain qualified pension or retirement plans.

Investment Management

The Portfolios' investment advisers and managers may manage publicly traded mutual funds with similar names and investment objectives. However, the Portfolios are NOT directly related to any publicly traded mutual fund. You should not compare the performance of any Portfolio described in this Prospectus with the performance of a publicly traded mutual fund. THE PERFORMANCE OF ANY PUBLICLY TRADED MUTUAL FUND COULD DIFFER SUBSTANTIALLY FROM THAT OF ANY OF THE PORTFOLIOS HELD IN OUR SEPARATE ACCOUNT.

In selecting the Portfolios that will be available as Variable Investment Options under the Contract, we may establish requirements that are intended, among other things, to mitigate market price and interest rate risk for compatibility with our obligations to pay guarantees and benefits under the Contract, including the GIFL Select feature. We seek to make available Variable Investment Options that use strategies that are intended to lower potential volatility, including, but not limited to, strategies that: encourage diversification in asset classes and style; combine equity exposure with exposure to fixed income securities; and that allow us to effectively and efficiently manage our exposure under the Contracts. The requirements we impose may affect both the performance and the availability of Variable Investment Options under the Contract.

The John Hancock Trust is a so-called "series" type mutual fund and is registered under the 1940 Act as an open-end management investment company. John Hancock Investment Management Services, LLC ("JHIMS LLC") provides investment advisory services to the John Hancock Trust and receives investment management fees for doing so. JHIMS LLC pays a portion of its investment management fees to other firms that manage the John Hancock Trust's Portfolios. JHIMS LLC is our affiliate and we indirectly benefit from any investment management fees JHIMS LLC retains.

The John Hancock Trust has obtained an order from the SEC permitting JHIMS LLC, subject to approval by the Board of Trustees, to change a subadviser for a Portfolio or the fees paid to subadvisers and to enter into new subadvisory agreements from time to time without the expense and delay associated with obtaining shareholder approval of the change. This order does not, however, permit JHIMS LLC to appoint a subadviser that is an affiliate of JHIMS LLC or the John Hancock Trust (other than by reason of serving as subadviser to a Portfolio) (an "Affiliated Subadviser") or to change a subadvisory fee of an Affiliated Subadviser without the approval of shareholders.

If shares of a Portfolio are no longer available for investment or in our judgment investment in a Portfolio becomes inappropriate, we may eliminate the shares of a Portfolio and substitute shares of another Portfolio, or of another open-end registered investment company. A substitution may be made with respect to existing investments. However, we will make no such substitution without first notifying you and obtaining approval of the SEC (to the extent required by the 1940 Act).

Portfolio Expenses

The table in the Fee Tables section of the Prospectus shows the investment management fees, Rule 12b-1 fees and other operating expenses for these Portfolio shares as a percentage (rounded to two decimal places) of each Portfolio's average daily net assets for 2009, except as indicated in the footnotes appearing at the end of the table. Fees and expenses of the Portfolios are not fixed or specified under the terms of the Contracts and may vary from year to year. These fees and expenses differ for each Portfolio and reduce the investment return of each Portfolio. Therefore, they also indirectly reduce the return you will earn on any Variable Investment Options you select.

The Portfolios pay us or certain of our affiliates compensation for some of the distribution, administrative, shareholder support, marketing and other services we or our affiliates provide to the Portfolios. The amount of this compensation is based on a percentage of the assets of the Portfolios attributable to the variable insurance products that we and our affiliates issue. These percentages may differ from Portfolio to Portfolio and among classes of shares within a Portfolio. In some cases, the compensation is derived from the Rule 12b-1 fees which are deducted from a Portfolio's assets and paid for the services we or our affiliates provide to that Portfolio. Compensation payments may be made by a Portfolio's investment adviser or its affiliates. None of these compensation payments, however, results in any charge to you in addition to what is shown in the Total Annual Portfolio Operating Expenses table.

Funds-of-Funds


Each of the John Hancock Trust's Core Diversified Growth & Income, Core Fundamental Holdings, Core Global Diversification, Lifestyle Balanced, Lifestyle Conservative, Lifestyle Growth and Lifestyle Moderate Trusts ("JHT Funds of Funds") is a "fund-of-funds" that invests in other underlying mutual funds. Expenses for a fund-of-funds may be higher than that for other Portfolios because a fund-of-funds bears its own expenses and indirectly bears its proportionate share of expenses of the underlying Portfolios in which it invests. The prospectus for each of the JHT Funds of Funds contains a description of the underlying Portfolios for that Portfolio, including expenses of the Portfolios, associated investment risks and deductions from and expenses paid out of the assets of the Portfolio. JHIMS LLC has retained QS Investors, LLC to provide the manager optimization process for the management of the Lifestyle Balanced, Lifestyle Conservative, Lifestyle Growth and Lifestyle Moderate Portfolios.


Portfolio Investment Objectives and Strategies

You bear the investment risk of any Portfolio you choose as a Variable Investment Option for your Contract. The following table contains a general description of the Portfolios that we make available under the Contracts. You can find a full description of each Portfolio, including the investment objectives, policies and restrictions of, and the risks relating to, investment in the Portfolio in the prospectus for that Portfolio. YOU CAN OBTAIN A COPY OF A PORTFOLIO'S PROSPECTUS WITHOUT CHARGE, BY CONTACTING US AT THE ANNUITIES SERVICE CENTER SHOWN ON THE FIRST PAGE OF THIS PROSPECTUS. YOU SHOULD READ THE PORTFOLIO'S PROSPECTUS CAREFULLY BEFORE INVESTING IN THE CORRESPONDING VARIABLE INVESTMENT OPTION.

                               JOHN HANCOCK TRUST

 John Hancock Investments Management Services, LLC is the investment adviser to the John Hancock Trust ("JHT"). We show the Portfolio's manager (i.e. subadviser) in bold above the name of the Portfolio and we list the Portfolios alphabetically by manager.

MFC GLOBAL INVESTMENT MANAGEMENT (U.S.A.) LIMITED

   Core Diversified Growth & Income Trust   Seeks long-term growth of capital and income. To do
                                            this, the Portfolio generally invests between 65% and
                                            75% of its assets in equity securities, including
                                            securities held by underlying Portfolios, and between
                                            25% and 35% of its assets in fixed-income securities,
                                            including securities held by underlying Portfolios.
                                            The Portfolio is a fund-of-funds and is also
                                            authorized to invest in other underlying Portfolios,
                                            as well as other types of investments.

   Core Fundamental Holdings Trust          Seeks long-term growth of capital. To do this, the
                                            Portfolio invests a substantial portion of its assets
                                            in Portfolios of the American Funds Insurance Series.
                                            The Portfolio is a fund-of-funds and is also
                                            authorized to invest in other underlying Portfolios
                                            and investment companies.

   Core Global Diversification Trust        Seeks long-term growth of capital. To do this, the
                                            Portfolio invests a significant portion of its assets,
                                            directly or indirectly through underlying Portfolios,
                                            in securities that are located outside the U.S. The
                                            Portfolio is a fund-of-funds and is also authorized to
                                            invest in other underlying Portfolios and investment
                                            companies.

                               JOHN HANCOCK TRUST

 John Hancock Investments Management Services, LLC is the investment adviser to the John Hancock Trust ("JHT"). We show the Portfolio's manager (i.e. subadviser) in bold above the name of the Portfolio and we list the Portfolios alphabetically by manager.


MFC GLOBAL INVESTMENT MANAGEMENT (U.S.A.) LIMITED (CONTINUED)

   Lifestyle Balanced Trust                 Seeks a balance between a high level of current income
                                            and growth of capital, with a greater emphasis on
                                            growth of capital. The Portfolio operates as a
                                            fund-of-funds and normally invests approximately 50%
                                            of its assets in Portfolios that invest primarily in
                                            equity securities, and approximately 50% in Portfolios
                                            which invest primarily in fixed-income securities.

   Lifestyle Conservative Trust             Seeks a high level of current income with some
                                            consideration given to growth of capital. The
                                            Portfolio operates as a fund-of-funds and normally
                                            invests approximately 80% of its assets in Portfolios
                                            which invest primarily in fixed-income securities, and
                                            approximately 20% in Portfolios which invest primarily
                                            in equity securities.

   Lifestyle Growth Trust                   Seeks long-term growth of capital. Current income is
                                            also a consideration. The Portfolio operates as a
                                            fund-of-funds and normally invests approximately 70%
                                            of its assets in Portfolios which invest primarily in
                                            equity securities, and approximately 30% of its assets
                                            in Portfolios which invest primarily in fixed-income
                                            securities.

   Lifestyle Moderate Trust                 Seeks a balance between a high level of current income
                                            and growth of capital, with a greater emphasis on
                                            income. The Portfolio operates as a fund-of-funds and
                                            normally invests approximately 60% of its assets in
                                            Portfolios which invest primarily in fixed-income
                                            securities, and approximately 40% of its assets in
                                            Portfolios which invest primarily in equity
                                            securities.

MFC GLOBAL INVESTMENT MANAGEMENT (U.S.), LLC

   Ultra Short Term Bond Trust              Seeks a high level of current income consistent with
                                            the maintenance of liquidity and the preservation of
                                            capital. To do this, the Portfolio normally invests at
                                            least 80% of its net assets in a diversified portfolio
                                            of domestic, investment grade, debt securities.

                                            Note: The Ultra Short Term Bond Portfolio is not a
                                            money market fund. Although the Portfolio seeks to
                                            preserve the principal value of your investment, the
                                            Portfolio's value fluctuates, and it is possible to
                                            lose money by investing in this Investment Option.


WE RESERVE THE RIGHT TO RESTRICT VARIABLE INVESTMENT OPTIONS AT ANY TIME. If we restrict a Variable Investment Option, you may not be able to transfer or allocate the Purchase Payment to the restricted Variable Investment Option after the date of the restriction. Any amounts you allocated to a Variable Investment Option before we imposed restrictions will not be affected by such restrictions as long as it remains in that Variable Investment Option.

FOR MORE INFORMATION REGARDING THESE PORTFOLIOS, INCLUDING INFORMATION RELATING TO THEIR INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS, AND THE RISKS OF INVESTING IN SUCH PORTFOLIOS, PLEASE SEE "IV. GENERAL INFORMATION ABOUT US, THE SEPARATE ACCOUNTS AND THE PORTFOLIOS" AS WELL AS THE PROSPECTUSES FOR THE APPLICABLE PORTFOLIOS. YOU CAN OBTAIN A COPY OF THE PORTFOLIOS' PROSPECTUSES BY CONTACTING THE ANNUITIES SERVICE CENTER SHOWN ON THE FIRST PAGE OF THIS PROSPECTUS. YOU SHOULD READ EACH PORTFOLIO'S PROSPECTUS CAREFULLY BEFORE INVESTING IN A CORRESPONDING VARIABLE INVESTMENT OPTION.

VOTING INTEREST

You instruct us how to vote Portfolio shares.

We will vote Portfolio shares held in a Separate Account at any Portfolio shareholder meeting in accordance with timely voting instructions received from the persons having the voting interest under the Contract. We will determine the number of Portfolio shares for which voting instructions may be given not more than 90 days prior to the meeting. We will arrange for voting materials to be distributed to each person having the voting interest under the Contract together with appropriate forms for giving voting instructions. We will vote all Portfolio shares that we hold (including our own shares and those we hold in a Separate Account for Contract Owners) in proportion to the instructions so received. One effect of this proportional voting is that a small number of Contract Owners can determine the outcome of a vote.

Prior to the Annuity Commencement Date, the Owner has the voting interest under a Contract. We determine the number of votes for each Portfolio for which voting instructions may be given by dividing the value of the Investment Account corresponding to the Subaccount in which such Portfolio shares are held by the net asset value per share of that Portfolio.

During the Pay-out Period, the Annuitant has the voting interest under a Contract. We determine the number of votes as to each Portfolio for which voting instructions may be given by dividing the reserve for the Contract allocated to the Subaccount in which such Portfolio shares are held by the net asset value per share of that Portfolio. Generally, the number of votes tends to decrease as annuity payments progress since the amount of reserves attributable to a Contract will usually decrease after commencement of annuity payments.

We reserve the right to make any changes in the voting rights described above that may be permitted by the federal securities laws, regulations, or interpretations thereof.

                         V. Description of the Contract

ELIGIBILITY

The Contract may be purchased only by conversions or direct rollovers of "eligible" distributions from a Guaranteed Income for Life Select 401(k) Retirement Account. If you qualify for an "eligible" distribution from a Guaranteed Income for Life Select 401(k) Retirement Plan, you may purchase a Contract by directing your plan sponsor or administrator to issue instructions for us to convert all or any portion of:

     - your "non-Roth" Guaranteed Income for Life Select 401(k) Retirement Account to a Contract issued as a Traditional IRA; or

     - your "non-Roth" Guaranteed Income for Life Select 401(k) Retirement Account to a Contract issued as a Roth IRA; or

     - your "Roth" Guaranteed Income for Life Select 401(k) Retirement Account to a Contract issued as a Roth IRA.

This Contract is not available for purchase, however, if you are a non-spousal beneficiary of a participant in a Guaranteed Income for Life Select 401(k) Retirement Plan.

If you receive an "eligible" distribution from a Guaranteed Income for Life Select 401(k) Retirement Plan, you may purchase a Contract within 60 days of receipt by submitting a completed application to our Annuities Service Center and remitting a direct rollover of all or any amount you receive:

     - from your "non-Roth" Guaranteed Income for Life Select 401(k) Retirement Account for a Contract to be issued as a Traditional IRA, or

     - from your "non-Roth" Guaranteed Income for Life Select 401(k) Retirement Account for a Contract to be issued as a Roth IRA, or

     - from your "Roth" Guaranteed Income for Life Select 401(k) Retirement Account for a Contract to be issued as a Roth IRA.

We will only issue a Contract as a Traditional IRA or as a Roth IRA, but not both. You may need to issue separate instructions to your plan sponsor or administrator (or complete separate applications) to purchase Contracts intended to qualify as Traditional IRAs and as Roth IRAs.

Please read "VII. Federal Tax Matters" carefully for information about "eligible" distributions and the imposition of federal income tax, including tax withholding, that may be required in connection with purchases of Contracts as Roth IRAs with amounts derived from "non-Roth" Guaranteed Income for Life Select 401(k) Retirement Accounts.

When you purchase a Contract from John Hancock New York, you will receive a certificate of coverage under a group contract issued by John Hancock New York to trustees of one or more trusts which permit individuals to purchase IRAs or for IRA annuities.

THE PURCHASE PAYMENT

You make a single Purchase Payment, and we may delay investing it, for your Contract.

Your Purchase Payment must be a distribution of the Guaranteed Income for Life Select 401(k) Account Value to a Contract that you intend to use as a Traditional IRA or a Roth IRA. We do not permit additional contributions to a Contract. Please see "VII. Federal Tax Matters" for general information about IRA contributions and special qualification rules that apply to Roth IRAs.

You designate how your Purchase Payment is to be allocated among the Variable Investment Options. We usually credit your Purchase Payment on the Business Day on which it is deemed received in good order at our Annuities Service Center, and no later than two Business Days after our receipt of all information necessary for issuing the Contract. We do not deem distributions from a Guaranteed Income for Life Select 401(k) Retirement Plan to be received until the Business Day following the date we receive distribution instructions from the plan sponsor or administrator of the Plan. As a result, there will be a delay of at least one day in which your distribution will not be invested in a Contract. We will inform you of any deficiencies preventing processing if your Contract cannot be issued. If the deficiencies are not remedied within five Business Days after receipt, we will return your Purchase Payment promptly to the plan that made the distribution, unless you specifically consent to our retaining your Purchase Payment until all necessary information is received.

VARIABLE INVESTMENT OPTIONS AND ACCUMULATION UNITS

Prior to the Annuity Commencement Date, you choose the Variable Investment Options to which you allocate portions of your Contract Value. We credit amounts to those Variable Investment Options in the form of "accumulation units" to measure the value of the variable portion of your Contract prior to the Annuity Commencement Date. We calculate and credit the number of accumulation units in each of your Variable Investment Options by dividing (i) the amount allocated to that Investment Option by (ii) the value of an accumulation unit for that Variable Investment Option we next compute after a purchase transaction is complete.

We will deduct accumulation units based on the value of an accumulation unit we next compute each time you make a withdrawal or transfer amounts from a Variable Investment Option, and when we deduct certain Contract charges, pay proceeds, or apply amounts to an Annuity Option.

We measure the value of a Subaccount in accumulation units, which vary in value with the performance of the underlying Portfolio.

Value of Accumulation Units

The value of your accumulation units will vary from one Business Day to the next depending upon the investment results of the Investment Options you select. We arbitrarily set the value of an accumulation unit for each Subaccount on the first Business Day the Subaccount was established. We determine the value of an accumulation unit on any subsequent Business Day by multiplying (i) the value of an accumulation unit for the immediately preceding Business Day by (ii) the "net investment factor" for that Subaccount (described below) for the Business Day for which the value is being determined. We value accumulation units as of the end of each Business Day. We deem a Business Day to end, for these purposes, at the time a Portfolio determines the net asset value of its shares.

We will use a Portfolio share's net asset value at the end of a Business Day to determine accumulation unit value for a Purchase Payment, withdrawal or transfer transaction only if:

     - your Purchase Payment transaction is complete before the close of daytime trading on the New York Stock Exchange (usually 4:00 p.m. Eastern Time) for that Business Day; or

     - we receive your request for a withdrawal or transfer of Contract Value at the Annuities Service Center before the close of daytime trading on the New York Stock Exchange for that Business Day.

Net Investment Factor

The net investment factor is an index used to measure the investment performance of a Subaccount from one Business Day to the next (the "Valuation Period"). The net investment factor may be greater, less than or equal to one; therefore, the value of an accumulation unit may increase, decrease or remain the same. The net investment factor for each Subaccount for any valuation period is determined by dividing (a) by (b) and subtracting (c) from the result, where:


     (a) is the net asset value per share of a Portfolio share held in the Subaccount determined at the end of the current valuation period, plus any dividends and distributions received per share during the current valuation period;



     (b) is the net asset value per share of a Portfolio share held in the Subaccount determined as of the end of the immediately preceding valuation period; and



     (c) is a factor representing the charges deducted from the Subaccount on a daily basis for Annual Separate Account Expenses.


Transfers among Variable Investment Options

Prior to the Annuity Commencement Date, you may transfer amounts among the Variable Investment Options, subject to the restrictions set forth below.

You may make a transfer by providing written notice to us, by telephone or by other electronic means that we may provide through the Internet (see "Telephone and Electronic Transactions," below). We will cancel accumulation units from the Variable Investment Option from which you transfer amounts and we will credit to the Variable Investment Option to which you transfer amounts. Your Contract Value on the date of the transfer will not be affected by a transfer. You must transfer at least $300 or, if less, the entire value of the Variable Investment Option. If after the transfer the amount remaining in the Variable Investment Option is less than $100, then we may transfer the entire amount instead of the requested amount.

The first twelve transfers in a Contract Year are free of any transfer charge. For each additional transfer in a Contract Year, we do not currently assess a charge but reserve the right (to the extent permitted by your Contract) to assess a reasonable charge (not to exceed the lesser of $25 or 2% of the amount transferred) to reimburse us for the expenses of processing transfers.

Variable Investment Options in variable annuity and variable life insurance products can be a prime target for abusive transfer activity because these products value their investment options on a daily basis and allow transfers among investment options without immediate tax consequences. As a result, some investors may seek to frequently transfer into and out of variable investment options in reaction to market news or to exploit some perceived pricing inefficiency. Whatever the reason, frequent transfer activity can harm long-term investors in a variable investment option since such activity may expose a variable investment option's underlying portfolio to increased portfolio transaction costs and/or disrupt the portfolio manager's ability to effectively manage a portfolio in accordance with its investment objective and policies, both of which may result in dilution with respect to interests held for long-term investment.

We have adopted a policy and procedures to restrict frequent transfers of Contract Value among Variable Investment Options.


To discourage disruptive frequent trading activity, we have adopted a policy for each Separate Account to restrict transfers to two per calendar month per Contract, with certain exceptions, and established procedures to count the number of transfers made under a Contract. Under the current procedures of the Separate Accounts, we count all transfers made during each Business Day that the net asset value of the shares of a Portfolio are determined ending at the close of daytime trading on the New York Stock Exchange (usually 4 p.m.) as a SINGLE transfer. We do NOT count: (a) scheduled transfers made pursuant to our Asset Rebalancing program, (b) transfers made within a prescribed period before and after a substitution of underlying Portfolios and (c) transfers made during after the Annuity Commencement Date (these transfers are subject to a 30-day notice requirement, however, as described in "Annuitization Provisions - Transfers After the Annuity Commencement Date"). We apply each Separate Account's policy and procedures uniformly to all Contract Owners.


We reserve the right to take other actions to restrict trading, including, but not limited to:

     -    restricting the number of transfers made during a defined period;

     -    restricting the dollar amount of transfers;

     - restricting the method used to submit transfers (e.g., requiring transfer requests to be submitted in writing via U.S. mail); and

     -    restricting transfers into and out of certain Subaccount(s).

In addition, we reserve the right to defer a transfer at any time we are unable to purchase or redeem shares of the Portfolios (see "Withdrawals" in this section, below, for details on when suspensions of redemptions may be permissible). We also reserve the right to modify or terminate the transfer privilege at any time (to the extent permitted by applicable law).

In addition to the transfer restrictions that we impose, the John Hancock Trust also has adopted policies under Rule 22c-2 of the 1940 Act to detect and deter abusive short-term trading. Accordingly, a Portfolio may require us to impose trading restrictions if it discovers violations of its frequent short-term trading policy. We will provide tax identification numbers and other Contract Owner transaction information to John Hancock Trust upon request, which it may use to identify any pattern or frequency of activity that violates its short-term trading policy.

While we seek to identify and prevent disruptive frequent trading activity, it is not always possible to do so. Therefore, we cannot provide assurance that the restrictions we impose will be successful in restricting disruptive frequent trading activity and avoiding harm to long-term investors.

Maximum Number of Variable Investment Options

We currently do not limit the number of Variable Investment Options to which you may allocate the Purchase Payment.

We permit you to make certain types of transactions by telephone or electronically through the Internet.

Telephone and Electronic Transactions

When you purchase a Contract, we will automatically permit you to request transfers and withdrawals by telephone. We will also permit you to access information about your Contract, request transfers and perform some transactions (other than withdrawals) electronically through the internet. You can contact us at the applicable telephone number or internet address shown on the first page of this Prospectus.

To access information and perform electronic transactions through our website, we require you to create an account with a username and password, and to maintain a valid e-mail address. You may also authorize other people to make certain transaction requests by telephone or electronically through the internet by sending us instructions in a form acceptable to us.

We will not be liable for following instructions communicated by telephone or electronically that we reasonably believe to be genuine. We will employ reasonable procedures to confirm that instructions we receive are genuine. Our procedures require you to provide information to verify your identity when you call us and we will record all conversations with you. When someone contacts us by telephone and follows our procedures, we will assume that you are authorizing us to act upon those instructions. For electronic transactions through the internet, you will need to provide your username and password. You are responsible for keeping your password confidential and must notify us of:

     -    any loss or theft of your password; or

     -    any unauthorized use of your password.

We may be liable for any losses due to unauthorized or fraudulent instructions only where we fail to employ our procedures properly.

All transaction instructions we receive by telephone or electronically will be followed by either a hardcopy or e-delivery of a confirmation statement of the transaction. Please contact the John Hancock Annuities Service Center at the applicable telephone number or Internet address shown on the first page of this Prospectus to find out whether e-delivery is available in your area and, if so, how to register for it. Transaction instructions we receive by telephone or electronically before the close of any Business Day will usually be effective at the end of that day. Your ability to access or transact business electronically may be limited due to circumstances beyond our control, such as system outages, or during periods when our telephone lines or our website may be busy. We may, for example, experience unusual volume during periods of substantial market change.

We may suspend, modify or terminate our telephone or electronic transaction procedures at any time. We may, for example, impose limits on the maximum Withdrawal Amount available to you through a telephone transaction. Also, as stated earlier in this Prospectus, we have imposed restrictions on transfers and reserve the right to take other actions to restrict trading, including the right to restrict the method used to submit transfers (e.g., by requiring transfer requests to be submitted in writing via U.S. mail). We also reserve the right to suspend or terminate the transfer privilege altogether with respect to anyone who we feel is abusing the privilege to the detriment of others.

Special Transfer Services - Asset Rebalancing Program

We administer an Asset Rebalancing program which enables you to specify the allocation percentage levels you would like to maintain in particular Variable Investment Options. We will automatically rebalance your Contract Value pursuant to the schedule described below to maintain the indicated percentages by transfers among the Variable Investment Options. You must include your entire value in the Variable Investment Options in the Asset Rebalancing program. Other investment programs or other transfers or withdrawals may not work in concert with the Asset Rebalancing program. Therefore, you should monitor your use of these other programs and any other transfers or withdrawals while the Asset Rebalancing program is being used. If you are interested in the Asset Rebalancing program, you may obtain a separate authorization form and full information concerning the program and its restrictions from your registered representative or our Annuities Service Center. There is no charge for participation in the Asset Rebalancing program.

We will permit asset rebalancing only on the following time schedules:

     - quarterly on the 25th day of the last month of the calendar quarter (or the next Business Day if the 25th is not a Business Day);

     - semi-annually on June 25th and December 26th (or the next Business Day if these dates are not Business Days); or

     - annually on December 26th (or the next Business Day if December 26th is not a Business Day).

WITHDRAWALS

You may withdraw all or a portion of your Contract Value, but you may incur tax liability as a result.

During the Accumulation Period, you may withdraw all or a portion of your Contract Value upon written request (complete with all necessary information) to our Annuities Service Center. You may make withdrawals by telephone as described above under "Telephone and Electronic Transactions." For certain Contracts, exercise of the withdrawal right may require the consent of the Annuitant's spouse under the Code. In the case of a total withdrawal, we will pay the Contract Value as of the date of receipt of the request at our Annuities Service Center. We will then cancel the Contract. In the case of a partial withdrawal, we will pay the amount requested (reduced by any applicable tax) and cancel accumulation units credited to each Variable Investment Option equal in value to the amount withdrawn from that Variable Investment Option.

When making a partial withdrawal, you should specify the Variable Investment Options from which the withdrawal is to be made. The amount requested from a Variable Investment Option may not exceed the value of that Variable Investment Option. If you do not specify the Variable Investment Options from which a partial withdrawal is to be taken, we will take the withdrawal proportionally from all of your Variable Investment Options. There is no limit on the frequency of partial withdrawals.

We will pay the amount of any withdrawal from the Variable Investment Options promptly and in any event within seven days of receipt of the request, complete with all necessary information, at our Annuities Service Center. We reserve the right to defer the right of withdrawal or postpone payments for any period when:

     - the New York Stock Exchange is closed (other than customary weekend and holiday closings);

     -    trading on the New York Stock Exchange is restricted;

     - an emergency exists as determined by the SEC, as a result of which disposal of securities held in the Separate Accounts is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Accounts' net assets; or

     - the SEC, by order, so permits for the protection of security holders; provided that applicable rules and regulations of the SEC shall govern as to whether trading is restricted or an emergency exists.

Impact of Divorce

In the event that you and your spouse become divorced after you purchase a Contract, we will treat any request to reduce or divide benefits under a Contract as a request for a withdrawal of Contract Value. The transaction may be subject to any applicable tax or withdrawal charge.

Tax Considerations

Withdrawals from the Contract may be subject to income tax and a 10% IRS penalty tax (see "VII. Federal Tax Matters" and the section entitled "Qualified Plan Types" in the Statement of Additional Information ("SAI")).

Signature Guarantee Requirements for Surrenders and Partial Withdrawals

(Not applicable to Contracts issued in New Jersey)

We may require that you obtain a signature guarantee on a surrender or partial withdrawal in the following circumstances:

     - you are requesting that we mail the amount withdrawn to an alternate address; or

     - you have changed your address within 30 days of the withdrawal request; or

     -    you are requesting a withdrawal in the amount of $250,000 or greater.

We must receive the original signature guarantee on your withdrawal request. We will not accept copies or faxes of a signature guarantee. You may obtain a signature guarantee at most banks, financial institutions or credit unions. A notarized signature is not the same as a signature guarantee and will not satisfy this requirement. There may be circumstances, of which we are not presently aware, in which we would not impose a signature guarantee on a surrender or partial withdrawal as described above.

Special Withdrawal Services - The Income Made Easy Program

Our Income Made Easy Program provides you with an automatic way to access guaranteed withdrawal amounts. There is no charge for participation in this program. Please read "Description of the Contract - Withdrawals - Special Withdrawal Services - The Income Made Easy Program" for more information.

GIFL SELECT GUARANTEED LIFETIME INCOME WITHDRAWAL BENEFIT

Overview

The Contract permits you to take withdrawals of any amount of Contract Value before the Annuity Commencement Date. We designed the GIFL Select feature of the Contract to provide a guaranteed minimum withdrawal benefit after you satisfy holding period and attained age requirements. The GIFL Select feature provides a Lifetime Income Amount, which is available for annual withdrawals starting on a Lifetime Income Date. We may reduce the Lifetime Income Amount, however, if you take any withdrawal before the Lifetime Income Date, or if you withdraw amounts that exceed the Lifetime Income Amount in any year after the Lifetime Income Date. We refer to these types of withdrawals as Excess Withdrawals.

If you limit your annual withdrawals to the Lifetime Income Amount, we guarantee that we will make the Lifetime Income Amount available to you, as long as you are the Annuitant under the Contract. You may elect, in most cases, to cover the lifetimes of you and your spouse by selecting a Spousal Lifetime Income Amount benefit. Under the Spousal Lifetime Income Amount benefit, we guarantee that we will make the Lifetime Income Amount available as long as you (the "Annuitant") or your spouse (the "co-Annuitant") remains alive. The Spousal Lifetime Income Amount benefit will end if there is a change in the Contract that removes the co-Annuitant from coverage and the Annuitant subsequently dies.

We determine a Benefit Base for the Lifetime Income Amount when you first purchase a Contract. We may decrease the Benefit Base to reflect any Excess Withdrawals. We may increase the Benefit Base to reflect one or more annual Benefit Enhancements for which you qualify, and we may also increase the Benefit Base by a one-time Step-Up to reflect investment gains, if any, on the Contract Anniversary before you "establish" the Lifetime Income Amount. The Benefit Base has no cash value and usually will differ from the amount of Contract Value. The maximum Benefit Base is $5,000,000.


We calculate the Lifetime Income Amount as a percentage of the Benefit Base applicable to your Contract. The percentage we use depends on the form of Lifetime Income Amount applicable to your Contract. The percentage ranges from 4% (Single Life Lifetime Income Amount established before the Age 65 Trigger) to 4.5% (Spousal Lifetime Income Amount) to 5% (Single Life Lifetime Income Amount established on or after the Age 65 Trigger). We use the rate at which you established a guaranteed minimum withdrawal benefit under a Guaranteed Income for Life Select 401(k) Retirement Plan if you received distributions under the Plan and will continue to take distributions under a Contract. In that event, we will use the rate applicable to your Guaranteed Income for Life Select 401(k) Account. Please refer to "Determination of a Single Life, Continuation Single Life or Spousal Lifetime Income Amount," below, for more information about the applicable rate.

Impact of Withdrawals before the Lifetime Income Date

With limited exceptions, any withdrawal before the Lifetime Income Date is an Excess Withdrawal. This means that we will reduce the Benefit Base. We do this on a pro-rata basis or a dollar for dollar basis, whichever has the greater impact on the Benefit Base. If we use the pro-rata basis, we reduce the Benefit Base in the same proportion that your Contract Value is reduced as a result of that withdrawal.

EXAMPLE 1 (Pro-Rata Reduction):


Assume that you purchase a Contract through an IRA Rollover when you are 45. (Since you have not reached your Age 59 1/2 Trigger at time of purchase, the earliest Lifetime Income Date will not occur until your Age 59 1/2 Trigger.) Now assume that in the eighth Contract Year, when you are 53, the Contract Value is $90,000, the Benefit Base is $100,000 and you withdraw $5,000 of Contract Value. In this case, you would reduce your Contract Value by 5.56% (i.e., $5,000/$90,000) and we would reduce your Benefit Base by the same percentage (on a pro-rata basis, since $100,000 times 0.0556, or $5,556 is greater than $5,000). The Benefit Base after the Excess Withdrawal would be $100,000 minus $5,556, or $94,444.


EXAMPLE 2 (Dollar for Dollar Reduction):


Assume that you purchase a Contract through an IRA Rollover when you are 45. (Since you have not reached your Age 59 1/2 Trigger at time of purchase, the earliest Lifetime Income Date will not occur until your Age 59 1/2 Trigger.) Now assume that in the eighth Contract Year, when you are 53, the Contract Value is $110,000, the Benefit Base is $100,000 and you withdraw $5,000 of Contract Value. In this case, you would reduce your Contract Value by 4.55% (i.e., $5,000/$110,000) and we would reduce your Benefit Base by $5,000 (on a dollar for dollar basis, since $5,000 is greater than $100,000 times 0.0455, which equals $4,545). The Benefit Base after the Excess Withdrawal would be $100,000 minus $5,000, or $95,000.


If you take any withdrawals prior to the earliest available Lifetime Income Date, we reduce the Benefit Base we use to determine the guaranteed Lifetime Income Amount. If your Contract Value and your Benefit Base decline to zero before that Lifetime Income Date, you will lose the Lifetime Income Guarantee.

Impact of Withdrawals after the Lifetime Income Date

ESTABLISHING A LIFETIME INCOME AMOUNT. We calculate the earliest available Lifetime Income Amount on the first day of a Contract Year following your satisfaction of any age and holding period requirements. The Lifetime Income Amount will equal the applicable rate multiplied by the Benefit Base or the Contract Value on the Contract Anniversary, if greater. You will "establish" that Lifetime Income Amount by taking a withdrawal during the immediately following 12 months. If you do not take a withdrawal (or annuitize the Contract) during that Contract Year, we will recalculate the Lifetime Income Amount on the first day of the next Contract Year. This recalculation will reflect: (a) the addition of an annual Benefit Enhancement to the Benefit Base, (b) a reduction in the Contract Value, if any, from the Contract Value that we may have used in the previously calculated Lifetime Income Amount and, possibly, (c) an increase in the Contract Value to reflect investment gains, if any, as of the date of our recalculation. You will "establish" the recalculated Lifetime Income Amount by taking a withdrawal during the Contract Year of our recalculation. We will continue to follow this procedure throughout the Accumulation Period until you take a withdrawal or annuitize the Contract. Once you have established a guaranteed Lifetime Income Amount, we will Step-Up the Benefit Base to the Contract Value (to a maximum Benefit Base of $5,000,000) if that amount is greater than the Benefit Base. You may withdraw the Lifetime Income Amount each Contract Year without affecting the Benefit Base. Once you establish the Lifetime Income Amount, there will be no additional Benefit Enhancements or Step-Up opportunities.

EXAMPLE 3 (Establishing the Earliest Available Lifetime Income Amount with Step-Up)


Assume that you purchase a Contract through an IRA Rollover when you are 60 and have met the minimum holding period requirement. Your Contract Value at time of rollover is $90,000 and your Benefit Base is $100,000. Since you have reached your Age 59 1/2 Trigger at time of purchase, the earliest available Lifetime Income Date is the date we issue the Contract, and the Single Life Lifetime Income Amount on that date is ($100,000 x 4%), or $4,000. Now assume you defer taking your first withdrawal until the third Contract Year when you want to establish your Single Life Lifetime Income Amount. On the most recent Contract Anniversary, your Benefit Base is $106,090 and Contract Value is $112,000. By electing to take your first withdrawal, the Benefit Base will Step Up to the Contract Value on the prior Contract Anniversary. Your new Benefit Base is $112,000, which results in a Single Life Lifetime Income Amount of ($112,000 x 4%), or $4,480.


Loss of Step-Up. If you do not "establish" a previously determined Lifetime Income Amount, tHE RECALCULATED LIFETIME INCOME AMOUNT WILL NOT INCLUDE THE STEP-UP, IF ANY, FROM A PREVIOUSLY DETERMINED LIFETIME INCOME AMOUNT.

EXAMPLE 4 (Loss of Step-Up in a newly calculated Lifetime Income Amount)

Using the same Rollover scenario above, assume that you defer taking a withdrawal until the fourth Contract Year when you want to establish your Single Life Lifetime Income Amount. On the Contract Anniversary prior to taking a withdrawal, the Benefit Base is $109,273 and Contract Value is 107,000. By electing to take your first withdrawal, the Benefit Base will not Step Up because it is already greater than the Contract Value on the prior Contract Anniversary. Your Benefit Base of $109,273 will be used to calculate the Single Life Lifetime Income Amount of ($109,273 x 4%), or $4,371.

Please refer to "Increases in the GIFL Select Feature" for more information and examples of the Benefit Enhancement. Please refer to "Determination of the Lifetime Income Date" for more information about age and holding period requirements for the earliest available Lifetime Income Date.

EXCESS WITHDRAWALS. Each time you take a withdrawal after the Lifetime Income Date, we first determine whether the amount of the withdrawal is an Excess Withdrawal (i.e., a withdrawal that exceeds the Lifetime Income Amount when combined with any other withdrawals for that Contract Year). If so, we will reduce the Benefit Base on the greater of a pro-rata basis or a dollar for dollar basis. If we use the pro-rata basis, we reduce your Benefit Base in the same proportion that your Contract Value has been reduced by the entire amount of the withdrawal that resulted in an Excess Withdrawal. If we use the dollar for dollar basis, we reduce the Benefit Base by the entire amount of the withdrawal that resulted in an Excess Withdrawal. In either case, after that, we reduce your Lifetime Income Amount. The reduced Lifetime Income Amount will equal:

     - (for Single Life Lifetime Income Amounts) 4% or 5% of the new Benefit Base based on the Annuitant's age when the Lifetime Income Amount was established; or


     -    (for Spousal Lifetime Income Amounts) 4.50% of the new Benefit Base.


We calculate the reduced Lifetime Income Amount for a Continuation Single Life Lifetime Income Amounts by using the rate that was in effect when we issued your Contract. Please refer to "Determination of a Single Life, Continuation Single Life or Spousal Lifetime Income Amount," below, for more information about the applicable rate.

In all cases, we reduce the Benefit Base and the Lifetime Income Amount for each subsequent Excess Withdrawal that you take during that Contract Year.

EXAMPLE 5 (Pro-Rata Reduction):


Assume that you purchase a Contract through an IRA Rollover when you are 61 and have met the minimum holding period requirements. Your Contract Value at time of rollover is $90,000 and your Benefit Base is $100,000. Since you have reached your Age 59 1/2 Trigger at time of purchase, the earliest available Lifetime Income Date is the date we issue the Contract, and the Single Life Lifetime Income Amount on that date is ($100,000 x 4%), or $4,000. Now assume that you make a single withdrawal of $10,000 of Contract Value 6 months after we issue the Contact. In this case, you would reduce your Contract Value by 11.11% (i.e., $10,000/$90,000). We would reduce your Benefit Base by $11,111 (on a pro-rata basis, since $100,000 times 0.111, or $11,111 is greater than $10,000). The Benefit Base after the Excess Withdrawal would be $100,000 minus $11,111, or $88,889. The Lifetime Income Amount would also be reduced for future Contract Years from $4,000 to $3,556 (i.e., $88,889 x 4%).


EXAMPLE 6 (Dollar for Dollar Reduction):


Assume that you purchase a Contract through an IRA Rollover when you and your spouse are 62. (Since you are both under age 65 at time of purchase, the earliest Lifetime Income Date will not occur until your Age 65 Trigger.) In the fourth Contract Year and after you have turned on your Spousal Lifetime Income Amount at $4,500 ($100,000 x 4.50%), the Contract Value is $110,000 and the Benefit Base is $100,000. You make an initial withdrawal of $4,000 (less than the Lifetime Income Amount) which reduces the Contract Value to $106,000 while the Benefit Base remains unchanged at $100,000. Later, during the same Contract Year, you make another withdrawal of $6,000. In this case, you would reduce your Contract Value by 5.66% (i.e., $6,000/$106,000). We would reduce your Benefit Base by $6,000 (on a dollar for dollar basis, since $6,000 is greater than $100,000 times 0.0566, which equals $5,660). The Benefit Base after the Excess Withdrawal would be $100,000 minus $6,000, or $94,000. The Lifetime Income Amount would also be reduced for future Contract Years from $4,500 to $4,230 (i.e., $94,000 x 4.50%).


EXCESS WITHDRAWALS, WITH LIMITED EXCEPTIONS, LOWER THE LIFETIME INCOME AMOUNT GUARANTEED FOR FUTURE WITHDRAWALS. IF YOU HAVE EXPERIENCED UNFAVORABLE INVESTMENT PERFORMANCE (AND THEREFORE YOUR CONTRACT VALUE IS LESS THAN YOUR BENEFIT BASE) THE REDUCTION COULD BE SIGNIFICANTLY MORE THAN THE AMOUNT OF THE EXCESS WITHDRAWAL.

We do not reduce the Benefit Base and/or the Lifetime Income Amount:

     - if the withdrawals are taken under our Life Expectancy Distribution Program, or

     - if your total Withdrawal Amounts during any Contract Year after the Lifetime Income Date are less than or equal to the Lifetime Income Amount.

The Contract enters a "Settlement Phase" in any Contract Year that your Contract Value declines to less than the Lifetime Income Amount if you have taken no Excess Withdrawals during that Contract Year (see "Settlement Phase" below). In the event of an Excess Withdrawal, you will lose the Guaranteed Income for Life benefit if Contract Value declines below the Lifetime Income Amount during the Contract Year of the Excess Withdrawal. The Guaranteed Income for Life benefit terminates if the Contract Value and Benefit Base immediately after a withdrawal are both equal to zero.

We reduce your Contract Value (and the death proceeds) each time you take a withdrawal. We do not change your Benefit Base or Lifetime Income Amount when you make a withdrawal if your total withdrawals during a Contract Year are less than or equal to the Lifetime Income Amount.

Increases in the GIFL Select Feature

In addition to a one-time Step-Up opportunity, the GIFL Select feature of the Contract provides two other ways that have the potential to increase a Lifetime Income Amount: banded rates applicable to Single Life Lifetime Income Amounts and annual Benefit Enhancements. Please refer to "Establishing a Lifetime Income Amount," above, for more information about the Step-Up opportunity.


BANDED SINGLE LIFE RATES. If you are eligible for a Single Life Lifetime Income Amount, you may have an opportunity to increase the Lifetime Income Amount by deferring withdrawals after your Age 59 1/2 Trigger until you have reached your Age 65 Trigger. That's because we calculate the Lifetime Income Amount before age 65 as an amount equal to 4% of the Benefit Base, and will increase the rate to 5% if you take no withdrawals of a Lifetime Income Amount until age 65. If you are under age 65, and take a withdrawal at any time after the earliest available Lifetime Income Date, you will establish a Lifetime Income Amount, based on a 4% rate and lose the opportunity to establish a Lifetime Income Amount based on a 5% rate.


EXAMPLE 7 (4% Single Life Lifetime Income Amount):


Assume you purchase a Contract through an IRA Rollover when you are 60 and have met the minimum holding period requirements. Your Contract Value at time of rollover is $90,000 and your Benefit Base is $100,000. Since you have reached your Age 59 1/2 Trigger, your Lifetime Income Date is the date we issue the Contract, and the Single Life Lifetime Income Amount on that date is ($100,000 x 4%), or $4,000. You elect to take a withdrawal during that first contract year and start receiving the Lifetime Income Amount. You are not eligible for the 5% Single Life Lifetime Income Amount because you have taken your first withdrawal prior to reaching your Age 65 Trigger.


EXAMPLE 8 (5% Single Life Lifetime Income Amount)


Using the same Rollover scenario above, assume that you defer taking a withdrawal until the fifth Contract Year and you have reached your Age 65 Trigger. The Benefit Base on the most recent Contract anniversary is $116,000 and your Single Life Lifetime Income Amount, should you take a withdrawal during that Contract Year, is ($116,000 x 5%), or $5,800.



Banded Single Life Rates do not necessarily result in a higher Lifetime Income Amount. Please see EXAMPLE 9, below, for information about the impact of a Step-Up on the Benefit Base.


We do not permit you to defer withdrawals in order to qualify for a 5% rate if you established a Spousal Lifetime Income Amount or if we issue a Contract with a Continuation Single Life Lifetime Income Amount.

Impact of Step-Up on Banded Rates. If you do not establish a previously determined Lifetime Income Amount for a Single Life Lifetime Income Amount, you may become eligible for a higher rate but may lose the advantage of a previously available Step-Up.


EXAMPLE 9 (Loss of Step-Up in a newly calculated Lifetime Income Amount with a higher rate)



Assume that you purchase a Contract through an IRA Rollover when you are 59 and have met the minimum holding period requirement. At the time of rollover your Contract Value and Benefit Base are $100,000. Assume that on the Contract Anniversary after attaining 63 years of age your Contract Value is $150,000 and the Benefit Base is $112,551. The eligible Single Life Lifetime Income Amount during that Contract Year is $6,000 ($150,000 x 4%). However, you elect to defer withdrawals another year and on your Age 65 Trigger the Contract Value is $110,000 and the Benefit Base is $115,927. You elect to take your first withdrawal, which results in a Single Life Lifetime Income Amount of $5,796 ($115,927 x 5%).


BENEFIT ENHANCEMENTS. On each Contract Anniversary during the Accumulation Phase and prior to you establishing a Lifetime Income Amount, we will add a Benefit Enhancement to the Benefit Base (up to a maximum Benefit Base of $5,000,000) if you have taken no withdrawals or annuitized the Contract during the immediately preceding Contract Year. The Benefit Enhancement is equal to 3% of the Benefit Base in effect at the end of that immediately preceding Contract Year. If you do not qualify for a Benefit Enhancement for a particular Contract Year, you may qualify for a Benefit Enhancement in other Contract Years if you defer: (a) taking withdrawals, (b) establishing a Lifetime Income Amount or (c) annuitizing the Contract in the other Contract Years. Benefit Enhancements have no cash value and will not affect the Contract Value.

EXAMPLE 10 (Benefit Enhancements)

Assume you purchase a Contract through an IRA Rollover when you are 60, you take no withdrawals during the first and second Contract Year and the Benefit Enhancement is 3%. Also assume that the initial Benefit Base is $100,000 and is not exceeded by Contract Value (a Step Up does not occur).

     - At the end of the first Contract Year, we will apply the Benefit Enhancement to the Benefit Base and increase it to $103,000 ($100,000 + 3% x $100,000).

     - At the end of the second Contract Year, we will apply the Benefit Enhancement to the Benefit Base and increase it again to $106,090 ($103,000 + 3% x $103,000).

Now assume an Excess Withdrawal is taken in the third Contract Year that reduces the Benefit Base to $98,000 and no additional withdrawals are taken in the fourth Contract Year.

     - At the end of the third Contract Year, there is no Benefit Enhancement because you took a withdrawal during the year.

     - At the end of the fourth Contract Year, we will apply the Benefit Enhancement to the Benefit Base. The Benefit Enhancement will be based on the reduced Benefit Base. The Benefit Base will increase to $100,940 ($98,000 + 3% x 98,000).

Since the GIFL Select Fee is a percentage of the Benefit Base, we will increase the amount of the GIFL Select Fee after a Benefit Enhancement to reflect the new Benefit Base. (see "VI. Charges and Deductions - GIFL Select Fee").

Determination of the Lifetime Income Date

SINGLE LIFE LIFETIME INCOME AMOUNTS. Under a Single Life form of Lifetime Income Amount, the earliest available Lifetime Income Date is the date we issue your Contract if:

     - you, the Annuitant, will be at least age 59 1/2 at any time during the first Contract Year; and

     - you were a participant in your employer's Guaranteed Income for Life Select 401(k) Retirement Plan and completed a 5 year "holding period" requirement for the guaranteed minimum withdrawal benefit we provided for your account in that plan.


In this case, the date we issue your Contract will be the Age 59 1/2 Trigger, or the Age 65 Trigger if you will be at least age 65 at any time during the first Contract Year.


In all other cases, the earliest available Lifetime Income Date for a Single Life form of Lifetime Income Amount is the first day of a Contract Year in which:


     -    you, the Annuitant, will have reached your Age 59 1/2 Trigger; and


     - you complete a "holding period" of no more than 5 years. We will transfer credit for the holding period from your (or your decedent spouse's) account with an employer's Guaranteed Income for Life Select 401(k) Retirement Plan.

CONTINUATION SINGLE LIFE LIFETIME INCOME AMOUNTS. The earliest available Lifetime Income Date for a Continuation Single Life form of Lifetime Income amount is the date we issue your Contract.

SPOUSAL LIFETIME INCOME AMOUNT. Under a Spousal Lifetime Income Amount, the earliest available Lifetime Income Date is the date we issue your Contract if:

     - you, the Annuitant, and your spouse, the co-Annuitant, will both be at least age 65 at any time during the first Contract Year; and

     - you were a participant in your employer's Guaranteed Income for Life Select 401(k) Retirement Plan and completed the holding period requirement for the guaranteed minimum withdrawal benefit we provided for your account.


In this case, the date we issue your Contract will be the Age 65 Trigger.


In all other cases, the earliest available Lifetime Income Date for a Spousal Lifetime Income Amount is the first day of a Contract Year in which:


     - you, the Annuitant, and your spouse, the co-Annuitant, will both reach your Age 65 Trigger; and


     - you complete a "holding period" of no more than 5 years. We will transfer credit for the holding period from your (or your decedent spouse's) account with your employer's Guaranteed Income for Life Select 401(k) Retirement Plan.

Determination of a Single Life, Continuation Single Life or Spousal Lifetime Income Amount

SINGLE LIFE. You are eligible to select a Single Life Lifetime Income Amount if:

     - you are the Annuitant under the Contract and we did not make any payments under your employer's Guaranteed Income for Life Select 401(k) Retirement Plan to you or to any current, former or decedent spouse of yours that was covered by our spousal lifetime income minimum withdrawal benefit guarantee; or

     - you are the Annuitant under the Contract, and the spouse of a deceased participant under a Guaranteed Income for Life Select 401(k) Retirement Plan and neither you nor the deceased participant established a lifetime income minimum withdrawal benefit guarantee under the plan before the death of the participant; or

     -    you are the Annuitant under the Contract; and

          - you had established an account in your Guaranteed Income for Life Select 401(k) Retirement Plan that was covered by a spousal minimum withdrawal benefit guarantee, and

          - you subsequently split and changed it to two "single life" accounts in connection with a divorce or a legal separation; and

          - you do not include your spouse as a "co-Annuitant" in the Contract you purchase.

You will establish a Single Life Lifetime Income Amount based on 4% of the Benefit Base if:

     - you take your first withdrawal after the earliest available Lifetime Income Date and


     - you take such withdrawal during a Contract Year when you, the Annuitant, will have reached your Age 59 1/2 Trigger, but will not have reached your Age 65 Trigger.


If you establish a Single Life Lifetime Income amount based on 4% of the Benefit Base, you will not be eligible for a Single Life Lifetime Income Amount based on 5% of the Benefit Base.

You will establish a Single Life Lifetime Income Amount based on 5% of the Benefit Base if:

     - you take your first withdrawal after the earliest available Lifetime Income Date and


     - you take such withdrawal during a Contract Year when you, the Annuitant, will have reached your Age 65 Trigger.


CONTINUATION SINGLE LIFE. We will issue a Contract with a Continuation Single Life Lifetime Income Amount if you are the Annuitant under the Contract and either:

     - (CASE ONE) you are a former participant in a Guaranteed Income for Life Select 401(k) Retirement Plan and were receiving distributions from a Guaranteed Income for Life Select 401(k) Account that was covered by a single life guarantee; or

     - (CASE TWO) you are a former participant in a Guaranteed Income for Life Select 401(k) Retirement Plan, you were receiving distributions a Guaranteed Income for Life Select 401(k) Retirement Account that was covered by a spousal guarantee, and your spouse has died; or

     - (CASE THREE) you are the surviving spouse of a participant in a Guaranteed Income for Life Select 401(k) Retirement Plan and the beneficiary of a Guaranteed Income for Life Select 401(k) Account that was covered by a spousal guarantee.


In CASE ONE, we will issue a Contract with a Lifetime Income Amount based on the rate in effect for the guaranteed minimum withdrawal benefit that you established under the Guaranteed Income for Life Select 401(k) Retirement Plan. We will calculate the Lifetime Income Amount based on 4% of the Benefit Base if you commenced receiving distributions under the plan before your Age 65 Trigger. We will calculate a Lifetime Income Amount based on 5% of the Benefit Base if you commenced receiving distributions under the plan on and after your Age 65 Trigger.


In CASE TWO and in CASE THREE, we will issue a Contract with a Lifetime Income Amount based on 4.5% of the Benefit Base.

SPOUSAL LIFE. You can select a Spousal Lifetime Income Amount if:

     -    you are the Annuitant under the Contract; and

     -    your spouse is the co-Annuitant under the Contract; and

     - you did not establish a single-life minimum withdrawal benefit guarantee in your Guaranteed Income for Life Select 401(k) Retirement Plan.

You will establish a Spousal Lifetime Income Amount based on 4.5% of the Benefit Base if:

     - you take your first withdrawal after the earliest available Lifetime Income Date; and


     - you and your spouse have both reached your Age 65 Trigger at the time of such withdrawal; and


     -    you have named your spouse as a Co-Annuitant under the Contract; and

     - you have completed any forms that we may require for the selection of a Spousal Lifetime Income Amount.

CHANGING A SELECTION. You can make a selection of a Single Life Lifetime Income Amount or a Spousal Lifetime Income Amount (if you qualify) at any time before you establish the Lifetime Income Amount by contacting the Annuities Service Center and completing any forms that we may require. You can change your designation of a Single Life or Spousal Lifetime Income Amount after the earliest available Lifetime Income Date only if you defer "establishing" a Lifetime Income Amount. You establish a Lifetime Income Amount if you make any withdrawals from the earliest available Lifetime Income Date up to the date of the change in designation. You can change your designation up until the date you take a withdrawal.


If you establish a Spousal Life Lifetime Income Amount on or after your Age 65 Trigger instead of a Single Life Lifetime Income Amount, we will calculate a lower Lifetime Income Amount (4.5% of the Benefit Base).


We may recalculate the Lifetime Income Amount if you change the form of the Lifetime Income Amount from a Single Life to a Spousal form or vice versa.

We may decrease the Benefit Base to reflect withdrawals. We may increase the Benefit Base to reflect Benefit Enhancements and a one time Step-Up to the Contract Value on the Contract Anniversary before the date of the first withdrawal after the Lifetime Income Date if the Benefit Base is less than the Contract Value on that date. Any decrease or increase in the Benefit Base will result in a corresponding decrease or increase in the Lifetime Income Amount.

Tax Considerations

See "VII. Federal Tax Matters" for information on tax considerations related to guaranteed minimum withdrawal benefits.

Pre-Authorized Withdrawals - The Income Made Easy Program

You can pre-authorize periodic withdrawals to receive amounts guaranteed under the Contract. We currently offer our Income Made Easy Program for Contracts to provide income payments for the lifetime of the Covered Person. The full allowable amount is based on the Lifetime Income Amount. You can start taking withdrawals under the Income Made Easy Program no sooner than the earliest available Lifetime Income Date.

The Income Made Easy Program allows you to select: (A) the Lifetime Income Amount under your Contract; (B) the full allowable amount plus any amount under our Life Expectancy Distribution Program that would exceed the Lifetime Income Amount; (C) the annual amount under our Life Expectancy Distribution Program (in lieu of the Lifetime Income Amount); or (D) a specified dollar amount that is less than the Lifetime Income Amount. We may make additional options available in the future or upon request.

Your participation in the Income Made Easy Program will be suspended (i.e., we will not process any further withdrawals under the Program until you re-enroll) if:

     -    you select option A or B; and

     - you take an additional withdrawal outside the Income Made Easy Program in any Contract Year in which the program is in effect.

Income Made Easy withdrawals, like other withdrawals:

     - may be subject to income tax (including withholding for taxes) and a penalty for distributions from a Roth IRA, and if you take withdrawals before age 59 1/2, a 10% IRS penalty tax; and

     -    reduce the death benefit.

If you are interested in the Income Made Easy Program, you may obtain a separate authorization form and full information concerning the program and its restrictions from your registered representative or our Annuities Service Center. There is no charge for participation in this program.

Pre-Authorized Withdrawals - Life Expectancy Distribution Program

You may request of us in writing, in a form acceptable to us and received at our Annuities Service Center, to pay you withdrawals that we determine to be part of a series of substantially equal periodic payments over your "life expectancy" (or, if applicable, the joint life expectancy of you and your spouse) in limited circumstances. The Life Expectancy Distribution Program may provide Required Minimum Distributions and Qualified Death Benefit Stretch Distributions - these are payments we calculate to comply with Code Section 408(a)(6) or 408(b)(3) (applicable to Traditional IRAs), or Section 408A(c)(5) (applicable to Roth
IRAs). For further information on such distributions, please see "VII. Federal Tax Matters."

Each withdrawal under our Life Expectancy Distribution program will reduce death proceeds and your Contract Value. We will reduce your Benefit Base by the amount of the withdrawal if you take a withdrawal under the Life Expectancy Distribution program prior to the Lifetime Income Date. We will not reduce your Benefit Base or Lifetime Income Amount if a withdrawal under the Life Expectancy Distribution program on or after the Lifetime Income Date (for an amount we calculate based on our current understanding and interpretation of federal tax law) causes total withdrawals during a Contract Year to exceed the Lifetime Income Amount and all withdrawals during that year were under our Life Expectancy Distribution program. The Life Expectancy Distribution program ends when certain amounts described in the Contract are depleted to zero. We may make further distributions as part of the Settlement Phase for the Contract.

The Life Expectancy Distribution Program applicable to GIFL Select IRA Rollover Variable Annuity Contracts does not provide automatic "life expectancy" distributions that are intended to qualify under Code Section 72(t)(2)(A)(iv). This Section contains an exception to a 10% penalty tax applicable to pre-59 1/2 distributions. You should consult with a qualified tax advisor for information about the impact of taxes, including tax penalties, that may be applicable to withdrawals before age 59 1/2.

If you are interested in the Life Expectancy Distribution Program, you may obtain further information concerning the program and its restrictions from your registered representative or our Annuities Service Center. There is no charge for participation in this program. To take withdrawals under the Life Expectancy Distribution Program, you must participate in the Income Made Easy Program (see the preceding section).

Under our Life Expectancy Distribution program, each withdrawal will be in an amount that we determine to be your Contract's share of all life expectancy distributions, based on information that you provide and our understanding of the Code. We reserve the right to make any changes we deem necessary to comply with the Code and Treasury Department regulations.

We base our life expectancy calculations on our understanding and interpretation of the requirements under tax law applicable to Required Minimum Distributions and Qualified Death Benefit Stretch Distributions. You should discuss these matters with a qualified tax advisor.

If you take a withdrawal under our Life Expectancy Distribution program on or after the Lifetime Income Date, we will not make any further withdrawals under that program if the Contract Value reduces to an amount less than the Lifetime Income Amount. In that event, we will make distributions as part of the Contract's "Settlement Phase," if the Annuitant (or co-Annuitant under the Spousal Lifetime Income Amount) is living at that time. We designed our Life Expectancy Distribution Program to provide minimum lifetime distributions as described or as required under certain sections of the Code. Withdrawals under our automatic Life Expectancy Distribution program will not be treated as Excess Withdrawals and will not reduce the Benefit Base or Lifetime Income Amount.

Settlement Phase

Once you establish a Lifetime Income Amount, we will automatically begin making payments to you under the "Settlement Phase" of the GIFL Select feature if your Contract Value reduces to an amount less than the Lifetime Income Amount and there are no Excess Withdrawals during that Contract Year. During the Settlement Phase, the Contract will continue but all other rights and benefits under the Contract, including death benefits, terminate. We will not apply additional Benefit Enhancements, or deduct any charges during the Settlement Phase. You cannot annuitize once the Settlement Phase begins.

There is no Settlement Phase, however, if:

     - you take any withdrawal before the earliest available Lifetime Income Date and the Contract Value declines to zero during the Contract Year of the withdrawal; or

     - you take a withdrawal on or after the earliest available Lifetime Income Date that is an Excess Withdrawal and the Contract Value declines to an amount less than the Lifetime Income Amount during the Contract Year of the withdrawal.

At the beginning of the Settlement Phase, we may automatically begin paying an annual settlement amount to you. The settlement payment amount varies:


     - If the Contract enters the Settlement Phase before the Annuitant has reached his or her Age 59 1/2 Trigger (or Age 65 Trigger for the younger of the Annuitant and co-Annuitant if the Spousal Lifetime Income Amount had been elected), you must wait before taking withdrawals until the Lifetime Income Date, when the Lifetime Income Amount would be calculated. If no withdrawals are made before the Lifetime Income Date, we will begin making annual settlement payments to you following the Lifetime Income Date as long as the Annuitant is living (or as long as either the Annuitant or co-Annuitant is living under the Spousal Lifetime Income Amount). In this case, the annual amount will equal the applicable Lifetime Income Amount (i.e., either 4% of the Benefit Base on the Lifetime Income Date (if the Annuitant has reached his or her Age 59 1/2 Trigger before the first withdrawal but has not reached his or her Age 65 Trigger), 5% of the Benefit Base on the Lifetime Income Date (if the Annuitant has reached his or her Age 65 Trigger before the first withdrawal) or 4.5% of the Benefit Base on the Lifetime Income Date (if the younger of the Annuitant and co-Annuitant has reached his or her Age 65 Trigger if the Spousal Lifetime Income Amount had been elected).



     - If the Contract enters the Settlement Phase before the Annuitant has reached his or her Age 59 1/2 Trigger (or Age 65 Trigger for the younger of the Annuitant and co-Annuitant if the Spousal Lifetime Income Amount is elected) and you decide to take withdrawals prior to the Lifetime Income Date, you will receive an annual amount equal to the applicable Lifetime Income Amount as stated above multiplied by the current Benefit Base until the Benefit Base is depleted.


     - In lieu of annual payments of the settlement amount, we will permit you to elect monthly, quarterly or semi-annual installment payments of the Lifetime Income Amount.

If you die your Beneficiary may receive distribution of your Contract Value.

Distribution at Death of Annuitant

The Contracts described in this Prospectus provide for the distribution of the Contract Value and termination of the GIFL Select feature if the Annuitant/Owner dies before the earlier of the Annuity Commencement Date or the Maturity Date. If the deceased Annuitant's spouse is the sole Beneficiary and falls within the definition of "spouse" under the federal Defense of Marriage Act (see "Other Contract Provisions - Spouse" below), he or she may continue the Contract as the new Owner without a distribution of Contract Value. In that event, the spouse will become the Owner and Annuitant of the Contract, but the GIFL Select feature will end for any Single Life Lifetime Income Amount (if established) or for any Continuation Single Life Lifetime Income Amount. The GIFL Select feature for a Spousal Lifetime Income Amount also ends unless you established the Spousal Lifetime Income Amount prior to the Annuitant's death.


In all other cases, distribution of the entire interest in the Contract must be made within five years of the Annuitant's death or, alternatively, distribution may be made as an annuity, under one of the Annuity Options, which begins within one year after the Annuitant's death and is payable over the life of the nnBeneficiary or over a period not extending beyond the life expectancy of the Beneficiary (see "Annuity Options" below). Note: we continue to assess the mortality and expense risks charge during this period, even in some cases in which we bear only the expense risk and not any mortality risk (see VI. Charges and Deductions - Mortality and Expense Risks Fee"). If distribution is not made within five years and the Beneficiary has not specified an Annuity Option, we will distribute a lump sum cash payment of the Beneficiary's portion of the death benefit. Also, if distribution is not made as an annuity, upon the death of the Beneficiary, any remaining death benefit proceeds will equal the Contract Value and must be distributed immediately in a single sum cash payment.

PAYMENT OF DEATH PROCEEDS. The determination of the distribution upon the death of the Annuitant will be made on the date we receive written notice and "proof of death" as well as all required claims forms from all Beneficiaries at our Annuities Service Center. No one is entitled to payment of the death proceeds under the Contract until this time. Proof of death occurs when we receive one of the following at our Annuities Service Center:

     -    a certified copy of a death certificate; or

     - a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

     -    any other proof satisfactory to us.

DISTRIBUTION OF DEATH PROCEEDS. Tax law requirements applicable to IRAs, and the tax treatment of amounts held and distributed under such plans, are quite complex. Accordingly, you should seek competent legal and tax advice regarding requirements governing the distribution of Contract values, including death proceeds, under the plan. In particular, you and your advisor should consider that there is some uncertainty as to the income tax effects of a distribution at death on IRAs (see "VII. Federal Tax Matters").

In designating Beneficiaries you may impose restrictions on the timing and manner of payment of death benefits. The description of the distribution upon the death of the Annuitant in this Prospectus does not reflect any of the restrictions that could be imposed, and it should be understood as describing what will happen if the Contract Owner chooses not to restrict such a distribution under the Contract. If the Contract Owner imposes restrictions, those restrictions will govern payment of the death benefit to the extent permitted by the Code and by Treasury Regulations.

Upon request, the death benefit proceeds may be taken in the form of a lump sum. In that case, we will pay the death benefit within seven calendar days of the date that we determine the amount of the death benefit, subject to postponement under the same circumstances for which payment of withdrawals may be postponed (see "Withdrawals" above). Beneficiaries who opt for a lump sum payout of their portion of the death benefit may choose to receive the funds either in a single check or wire transfer or in a John Hancock Safe Access Account ("JHSAA"). Similar to a checking account, the JHSAA provides the Beneficiary access to the payout funds via a checkbook, and account funds earn interest at a variable interest rate. Any interest paid may be taxable. The Beneficiary can obtain the remaining death benefit proceeds in a single sum at any time by cashing one check for the entire amount. Note, however, that a JHSAA is not a true checking account as the Beneficiary cannot make deposits. It is solely a means of distributing the death benefit, so the Beneficiary can only make withdrawals. The JHSAA is part of our general account; it is not a bank account and it is not insured by the FDIC or any other government agency. As part of our general account, it is subject to the claims of our creditors. We receive a benefit from all amounts left in the JHSAA.

DEATH OF CO-ANNUITANT UNDER A SPOUSAL LIFETIME INCOME AMOUNT GUARANTEE. If the co-Annuitant is the first to die, no death proceeds are payable under the Contract. The Spousal Lifetime Income Amount guarantee will continue in effect and we will base the duration of the Lifetime Income Amount only on the lifetime of the survivor Annuitant. We will continue to charge the GIFL Select Fee.

Death of Last Person. If the survivor Annuitant dies while a Spousal Lifetime Income Amount guarantee is in effect, we will reduce the Lifetime Income Amount to zero and we make no further payments to the Beneficiary.

Death after Removal of Annuitant or co-Annuitant. In certain instances, a Contract may be changed to remove the designation of a person initially designated as an Annuitant or co-Annuitant. If that happens and:

     - if the removed person subsequently dies, there will be no impact on the guarantees provided by the Guaranteed Income For Life feature in most cases; and

     - if the remaining designated person subsequently dies, we will consider that person to be the "survivor" of the Annuitant and co-Annuitant and the Guaranteed Income For Life feature will terminate.

DEATH PROCEEDS DURING THE SETTLEMENT PHASE. If death occurs during the Settlement Phase, the only death proceeds we provide are the remaining settlement payments that may become due under that Guaranteed Income for Life benefit:

     - (for Single Life and Continuation Single Life Lifetime Income Amounts) If the Annuitant dies during the Settlement Phase, we reduce the Lifetime Income Amount to zero and make no further payments.

     - (for Spousal Lifetime Income Amount guarantee) If the first death of either the Annuitant or co-Annuitant occurs during the Settlement Phase, no additional death proceeds are payable under the Contract and, in most instances, we will continue to make settlement payments in the same manner as before the death. If the death occurs before the Lifetime Income Date, we will calculate a Lifetime Income Amount during the Settlement Phase on the Lifetime Income Date. Settlement payments will equal the Lifetime Income Amount.

If you die during the Settlement Phase, the only death proceeds we provide are the remaining settlement payments that may become due under the Spousal Lifetime Income Amount guaranteed minimum withdrawal benefit.

ANNUITIZATION PROVISIONS

General

Annuity payments differ from withdrawals of Contract Value.

Annuity payments are available under the Contract on a fixed, variable, or combination fixed and variable basis. Once annuity payments commence:

     - you will no longer have access to the Contract Value applied to the Annuity Option;

     -    the GIFL Select feature of your Contract terminates; and

     -    we may not change the Annuity Option or the form of settlement.

The Contracts contain provisions for the commencement of annuity payments to the Annuitant up to the Contract's Maturity Date (the "Annuity Commencement Date" is the first day of the Pay-out Period). The current Maturity Date is the date you specify, as shown on your Contract's specifications page. For John Hancock USA Contracts, there is no limit on when the earliest Annuity Commencement Date may be set. For John Hancock New York Contracts, the earliest allowable Annuity Commencement Date is one year from the Contract Date. If no date is specified, the Annuity Commencement Date is the first day of the month following the later of the 90th birthday of the oldest Annuitant or the tenth Contract Anniversary ("Default Commencement Date"). You may request a different Annuity Commencement Date (including a date later than the Default Commencement Date) at any time by written request at least one month before both the current and new Annuity Commencement Dates. Under our current administrative procedures, however, the new Annuity Commencement Date may not be later than the Maturity Date unless we consent otherwise.* Distributions may be required before the Annuity Commencement Date.

NOTICE OF ANNUITY COMMENCEMENT DATE. Under our current administrative procedures, we will send you one or more notices at least 30 days before your scheduled Annuity Commencement Date and request that you verify information we currently have on file. We may delay the start of annuity payments if you fail to verify this information.

You may select the frequency of annuity payments. However, if the Contract Value at the Annuity Commencement Date is such that a monthly payment would be less than $20, we may pay the Contract Value in one lump sum to the Annuitant on the Annuity Commencement Date.

Annuity Options

If an Annuity Option is not selected, we will provide as a default an Annuity Option in the form of a variable life annuity with payments guaranteed for five years, as described below. We will determine annuity payments based on the value of each Variable Investment Option at the Annuity Commencement Date. Internal Revenue Service ("IRS") regulations may preclude the availability of certain Annuity Options in connection with certain Contracts.

ANNUITY OPTIONS OFFERED IN THE CONTRACT. The Contracts guarantee the availability of the following Annuity Options:

Option 1: Lifetime Income Amount (LIA) with Cash Refund - This fixed Annuity Option is available only if either the Annuitant or co-Annuitant, not both, remains at the Annuity Commencement Date. Under this option, we will make annuity payments during the lifetime of the Annuitant or co-Annuitant. After the death of the Annuitant or co-Annuitant, we will pay the Beneficiary a lump sum amount equal to the excess, if any, of the Contract Value at the election of this option over the sum of the annuity payments made under this option. The annual amount of the annuity payments will equal the greater of:

     -    the LIA on the Annuity Commencement Date, if any; or

     - the annual amount that the proceeds of your Contract provides on a guaranteed basis under a life with cash refund annuity.

Option 2: Joint & Survivor LIA with Cash Refund - This fixed Annuity Option is available if you select the Spousal Lifetime Income Amount guarantee and coverage remains for both the Annuitant and the co-Annuitant at the Annuity Commencement Date. Under this option, we will make annuity payments during the joint lifetime of the Annuitant and co-Annuitant. After the death of the last to survive, we will pay the Beneficiary a lump sum amount equal to the excess, if any, of the Contract Value at the election of this option over the sum of the annuity payments made under this option. The annual amount of the annuity payments will equal the greater of:

     - the LIA on the Annuity Commencement Date, if any, as provided by the Spousal Lifetime Income Amount guarantee, or

     - the annual amount that the proceeds of your Contract provides on a guaranteed basis under a joint life with cash refund annuity. (Unlike Option 4, however, we will not continue making payments for the remainder of the 5 year term upon the death of the last of the Annuitant and co-Annuitant to survive. Instead, we will pay a lump sum amount of the excess Contract Value, if any, described in Option 1 above.)

----------
* We will deny our consent to a later Annuity Commencement Date based solely upon any current or future legal restrictions imposed by state laws and regulations or by the Internal Revenue Code and the IRS. Distributions under the Contracts may be required before the Annuity Commencement Date (see "VII. Federal Tax Matters"). You should consult with a qualified tax advisor for information about potential adverse tax consequences for failure to take distributions.

Option 3: Life Annuity with Payments Guaranteed for 5 Years - An annuity with payments guaranteed for 5 years and continuing thereafter during the lifetime of the Annuitant. Because we guarantee payments for 5 years, we will make annuity payments to the end of such period if the Annuitant dies prior to the end of the fifth year.

Option 4: Joint Life Annuity with Payments Guaranteed for 5 Years - An annuity with payments guaranteed for 5 years and continuing thereafter during the lifetime of the Annuitant and a designated co-Annuitant. Because we guarantee payments for the specific number of years, we make annuity payments to the end of the last year of the 5-year period if both the Annuitant and the co-Annuitant die during the 5-year period.

We currently offer an additional Annuity Option that is not guaranteed by the
Contract:

Option 5: Period Certain Only Annuity for 10, 15 or 20 Years - An annuity with payments for a 10-, 15- or 20-year period and no payments thereafter. You may surrender all or part of your Contract for its 'Commuted Value' after the Annuity Commencement Date only if you select a variable pay-out under this Option. (See "Full Surrenders After the Annuity Commencement Date" and "Partial Surrenders After the Annuity Commencement Date" below.) We may limit the payment periods in order to comply with IRS regulations.

FULL SURRENDERS AFTER THE ANNUITY COMMENCEMENT DATE. You may surrender your Contract after the Annuity Commencement Date only if you have selected a variable pay-out under Option 5: Period Certain Only Annuity for 10, 15, or 20 Years. Under this option, we will pay you the present value of any remaining guaranteed annuity payments ("Commuted Value") of your Contract. The Commuted Value is determined on the day we receive your written request for surrender. We determine the Commuted Value by:

     - multiplying the number of Annuity Units we currently use to determine each payment by the respective Annuity Unit value on the last payment date (see "Annuity Units and the Determination of Subsequent Variable Annuity Payments" below for a description of an Annuity Unit);

     - assuming that the net investment factor for the remainder of the guarantee period will equal the assumed interest rate of 3%, resulting in level annuity payments; and

     - calculating the present value of these payments at the assumed interest rate of 3%.

If you elect to take the entire Commuted Value of the remaining annuity payments due in the Period Certain, no future annuity payments will be made.

PARTIAL SURRENDERS AFTER THE ANNUITY COMMENCEMENT DATE. We permit partial surrenders after the Annuity Commencement Date only if you have selected a variable pay-out under Option 5: Period Certain Only Annuity for 10, 15, or 20 Years. You may take partial surrenders of amounts equal to the Commuted Value of the payments that we would have made during the Period Certain. The Commuted Value is determined in the manner described above on the day we receive your written request for surrender.

If you elect to take only the Commuted Value of some of the remaining annuity payments due in the Period Certain, we will reduce the remaining annuity payments during the remaining Period Certain by reducing the number of Annuity Units used to determine payments (see "Annuity Units and the Determination of Subsequent Variable Annuity Payments" in this section, below, for how we determine the initial number of Annuity Units used to determine payments). Since there will be fewer Annuity Units, your remaining payments will be reduced. The new number of Annuity Units used to determine future payments after an amount is commuted will equal A x {1 - ((B / C) / D)}, where:

     A equals the number of Annuity Units used to determine future payments before the commutation;

     B equals the dollar amount requested to be paid out as part of the commutation;

     C equals the present value of all Annuity Units to be paid out if there were no commutation, where the interest rate used to present value the Annuity Units is the assumed interest rate of 3%; and

     D    equals the Annuity Unit value on the day the commutation is executed.

For example, assume that before you request a partial Commuted Value, you will receive 400 units a year for 10 years. You request $20,000 in Commuted Value. Since you are receiving those 400 units for 10 years, C equals the present value of 400 units for 10 years starting the end of this year at a rate of an assumed interest rate of 3%. This value is 3,412.08 units. Assuming the annuity unit value on the day the commutation is executed is $12.50, after the commutation you will receive 400 x {1 - (($20,000 / 3412.08) / $12.50)} = 212.43 units a year for 10 years.

Once annuity payments begin under an Annuity Option, you will not be able to make any additional guaranteed withdrawals under the GIFL Select feature in a Contract.

FIXED ANNUITY OPTIONS. Upon death of the Owner/Annuitant (subject to the distribution of death proceeds; see "Distribution at Death of Annuitant" above), withdrawal or the Maturity Date of the Contract, the proceeds may be applied to a Fixed Annuity Option.

We determine the amount of each Fixed Annuity payment by applying the portion of the death benefit proceeds (minus any applicable premium taxes) applied to purchase the Fixed Annuity to the appropriate rate based on the mortality table and assumed interest rate in the Contract. If the rates we are then using are more favorable to you, we will substitute those rates. If you choose an Annuity Option that is not guaranteed in the Contract, we will use the current Single Premium Immediate Annuity rate that we are currently offering. We guarantee the dollar amount of Fixed Annuity payments.

We provide no guaranteed withdrawal benefits once payments begin under an Annuity Option.

Determination of Amount of the First Variable Annuity Payment

We determine the first Variable Annuity payment by applying the portion of the proceeds (minus any applicable premium taxes) applied to purchase a Variable Annuity to the rates based on the mortality table and assumed interest rate contained in the Contract. We will determine the amount of the Contract Value as of the date not more than ten Business Days prior to the Annuity Commencement Date. We will reduce Contract Value used to determine annuity payments by any applicable premium taxes.

The longer the life expectancy of the Annuitant under any life Annuity Option or the longer the period for which payments are guaranteed under the option, the smaller the amount of the first monthly Variable Annuity payment will be.

Annuity Units and the Determination of Subsequent Variable Annuity Payments

We will base Variable Annuity payments after the first one on the investment performance of the Variable Investment Options selected after the Annuity Commencement Date. The amount of a subsequent payment is determined by dividing the amount of the first annuity payment from each Variable Investment Option by the Annuity Unit value of that Variable Investment Option (as of the same date the Contract Value to effect the annuity was determined) to establish the number of Annuity Units which will thereafter be used to determine payments. This number of Annuity Units for each Variable Investment Option is then multiplied by the appropriate Annuity Unit value as of a uniformly applied date not more than ten Business Days before the annuity payment is due, and the resulting amounts for each Variable Investment Option are then totaled to arrive at the amount of the annuity payment to be made. The number of Annuity Units generally remains constant (assuming no transfer is made). We will deduct a pro-rata portion of the administration fee from each annuity payment.

We charge the same Annual Separate Account Expenses during the annuitization period as we do prior to the Annuity Commencement Date. We determine the "net investment factor" for an Annuity Unit in the same manner as we determine the net investment factor for an accumulation unit (see "Value of Accumulation Units" and "Net Investment Factor" earlier in this chapter). The value of an Annuity Unit for each Variable Investment Option for any Business Day is determined by multiplying the Annuity Unit value for the immediately preceding Business Day by the net investment factor for the corresponding Subaccount for the valuation period for which the Annuity Unit value is being calculated and by a factor to neutralize the assumed interest rate.

Generally, if the net investment factor is greater than the assumed interest rate, the payment amount will increase. If the net investment factor is less than the assumed interest rate, the payment amount will decrease.

We build a 3% assumed interest rate into the rates in the Contract used to determine the first Variable Annuity payment. The smallest annual rate of investment return which is required to be earned on the assets of the Separate Account so that the dollar amount of Variable Annuity payments will not decrease is 3.62%.

Transfers After Annuity Commencement Date


Some transfers are permitted after the Annuity Commencement Date, but subject to different limitations than prior to the Annuity Commencement Date.


Once Variable Annuity payments have begun, you may transfer all or part of the investment upon which those payments are based from one Variable Investment Option to another. You must submit your transfer request to our Annuities Service Center at least 30 DAYS BEFORE the due date of the first annuity payment to which your transfer will apply. We will make transfers after the Annuity Commencement Date by converting the number of Annuity Units being transferred to the number of Annuity Units of the Variable Investment Option to which the transfer is made, so that the next annuity payment if it were made at that time would be the same amount that it would have been without the transfer. Thereafter, annuity payments will reflect changes in the value of the Annuity Units for the new Variable Investment Option selected. Once annuity payments have commenced, a Contract Owner may not make transfers from any Fixed Annuity Option that we may make available to a Variable Annuity Option or from a Variable Annuity Option to a Fixed Annuity Option. We reserve the right to suspend the transfer privilege at any time that we are unable to purchase or redeem shares of a Portfolio, and to defer, modify or terminate the transfer privilege at any time in accordance with applicable law.

Distributions Upon Death of Annuitant After Annuity Commencement Date

If you select an Annuity Option providing for payments for a guaranteed period, and the Annuitant dies after the Annuity Commencement Date, we will make any remaining guaranteed payments to the Beneficiary. We will make any remaining payments as rapidly as under the method of distribution being used as of the date of the Annuitant's death. If no Beneficiary is living, we will commute any unpaid guaranteed payments to a single sum (on the basis of the interest rate used in determining the payments) and pay that single sum to the estate of the last to die of the Annuitant and the Beneficiary.

OTHER CONTRACT PROVISIONS

Right to Review


You have a right to cancel your Contract.


You may cancel the Contract by returning it to our Annuities Service Center or to your registered representative at any time within 10 days after receiving it or such other period as required by law. Within 7 days of receiving a returned Contract, we will pay you the Contract Value computed at the end of the Business Day on which we receive your returned Contract or written notification acceptable to us. You may be subject to investment losses (or gains) prior to our receipt of your request for cancellation.

The 10-day right to review may vary in certain states in order to comply with the requirements of state insurance laws and regulations. Because the Contract is issued as an individual retirement annuity under Sections 408 or 408A of the Code, during the first 7 days of the 10-day period, we will return your entire Purchase Payment if this is greater than the amount otherwise payable.


(Applicable to Residents of California Only) Residents in California age 60 and greater may cancel the Contract by returning it to our Annuities Service Center or agent at any time within 30 days after receiving it. We will allocate your Purchase Payment to the Money Market Variable Investment Option during this period and thereafter transfer it to the Variable Investment Options you select. We will permit you to elect to allocate your Purchase Payment during this 30 day period to one or more of the Variable Investment Options. If you cancel the Contract during this 30 day period and your Purchase Payment were allocated to the Money Market Variable Investment Option, we will pay you the greater of (a) the original amount of your Purchase Payment and (b) the Contract Value computed at the end of the Business Day on which we receive your returned Contract. If you allocated your Purchase Payment to a Variable Investment Option (other than the Money Market Variable Investment Option), we will pay you the Contract Value, computed at the end of the Business Day on which we receive your returned Contract. You may be subject to investment losses prior to our receipt of your request for cancellation if you allocate your Purchase Payment to a Variable Investment Option other than the Money Market Variable Investment Option.





John Hancock Investment Management Services, LLC is the investment adviser, and MFC Global Investment Management (U.S.A.) Limited is the manager (i.e., subadviser) to the Money Market Portfolio. The Portfolio Objective of the Money Market Portfolio is as follows:

     Seeks to obtain maximum current income consistent with preservation of principal and liquidity. To do this, the Portfolio invests in high quality, U.S. dollar denominated money market instruments.


     Note: Although the Money Market Portfolio seeks to preserve the principal value of your investment, it is possible to lose money by investing in this Investment Option. For example, the Money Market Portfolio could lose money if a security purchased by the Portfolio is downgraded, and the Portfolio must sell the security at less than the original cost of the security. Also, the returns of the Money Market Subaccount in your Contract may become extremely low or possibly negative whenever the net income earned, if any, by the underlying Money Market Portfolio is not sufficient to offset the Contract's expense deductions.


Ownership

You own the Contract.

Prior to the Annuity Commencement Date, the Contract Owner is the person designated in the Contract specifications page or as subsequently named. On and after the Annuity Commencement Date, the Annuitant is the Contract Owner. If amounts become payable to any Beneficiary under the Contract, the Beneficiary is the Contract Owner. The Owner cannot be changed, except as permitted due to the death of the Annuitant and under federal tax law.

You may not sell, assign, transfer, discount or pledge as collateral for a loan or as security for the performance of an obligation, or for any other purpose, a Contract to any person other than us.

GROUP CONTRACTS (John Hancock New York contracts only). Individuals to whom we offer a Contract in New York may become an Owner under the Contract by submitting a completed application and instructions with respect to your distribution in a form acceptable to us. We reserve the right to decline to issue a Contract to any person in our sole discretion. All rights and privileges under the Contract may be exercised by each Owner.

As with Contracts issued in other states, prior to the Maturity Date, an Owner is the person designated in an application or as subsequently named. On and after a Contract's Maturity Date, the Annuitant is the Owner and after the death of the Annuitant, the Beneficiary is the Owner. In the case of Nonqualified Contracts, ownership of the Contract may be changed at any time.

Annuitant

The Annuitant is the natural person whose life is used to determine eligibility and the duration of Single Life Lifetime Income Amount or a Continuation Single Life Lifetime Income Amount and for the duration of annuity payments involving life contingencies. The Annuitant is entitled to receive all annuity payments under the Contract. If the Owner is an individual, the Owner and Annuitant must be the same person. Otherwise, the Contract must be owned for the benefit of the Annuitant. The Annuitant is as designated on the Contract specifications page or in the application. The Annuitant cannot be changed.

Co-Annuitant

The Annuitant's and co-Annuitant's lives are used to determine eligibility for and the duration of the Spousal Lifetime Income Amount and to determine eligibility for and the duration of annuity payments involving joint life contingencies. The Annuitant's spouse must be named as a co-Annuitant to establish a Spousal Lifetime Income Amount.

Beneficiary


The Beneficiary is the person you designate to receive the death proceeds if you die.


The Beneficiary is the person, persons or entity designated in the Contract specifications page (or as subsequently changed). If there is a Co-Annuitant under the Contract at the time of the Annuitant's death, however, the Co-Annuitant will be treated as the Beneficiary upon death of the Annuitant. You may change the Beneficiary (and any contingent Beneficiary) subject to the rights of any irrevocable Beneficiary. You must make any change in writing and the change must be received at our Annuities Service Center. We must approve any change. If approved, we will effect such change as of the date on which written. We assume no liability for any payments made or actions taken before the change is approved. If no primary Beneficiary is living, any designated contingent Beneficiary, if living, will become the Beneficiary. The interest of any Beneficiary is subject to that of any assignee. If no primary or contingent Beneficiary is living, the Beneficiary is the estate of the deceased Contract Owner. In the case of certain Contracts, Treasury Department regulations may limit designations of Beneficiaries.

Spouse

FEDERAL DEFINITION OF SPOUSE. Any federal tax provisions related to status as a "spouse" are governed by the Federal Defense of Marriage Act ("DOMA"), which does not recognize civil unions or same-sex marriages that may be allowed under state law. Please consult with your own qualified tax advisor for information on how federal tax rules may affect Contracts where a civil union or same-sex marriage partner either owns the Contract, or is designated an Annuitant and/or Beneficiary.

STATE VARIATIONS. Some states require that civil union and same-sex marriage partners receive the same contractual benefits as spouses who fall within the DOMA definition. To see a table of states with such a requirement, you may request a Statement of Additional Information from the Annuities Service Center. You should consult with a qualified financial professional for additional information on your state's regulations regarding civil unions and same-sex marriages.

Modification

We may not modify your Contract or certificate without your consent, except to the extent required to make it conform to any law or regulation or ruling issued by a governmental agency.

Our Approval

We reserve the right to accept or reject any Contract application at our sole discretion.

Misstatement and Proof of Age, Sex or Survival

We may require proof of age, sex (where permitted by state law) or survival of any person upon whose age, sex or survival any payment depends. If the age or sex of the Annuitant or any co-Annuitant has been misstated, the benefits will be those that would have been provided for the Annuitant's or any co-Annuitant's correct age and sex. When you receive your Contract, you should review the information on age and sex and contact us by phone or mail at our Annuities Service Center with any corrections. If we have made incorrect annuity payments, we will either pay the amount of any underpayment immediately or we will deduct the amount of any overpayment from future annuity payments.

                           VI. Charges and Deductions

We assess charges and deductions under the Contracts against the Purchase Payment, Contract Values or annuity payments. Currently, there are no deductions made from the Purchase Payment. In addition, there are deductions from and expenses paid out of the assets of the Portfolios that are described in the Portfolio prospectus.

ASSET-BASED CHARGES

We deduct asset-based charges daily to compensate us primarily for our administrative and distribution expenses, and for the mortality and expense risks we assume under the Contracts.

Daily Administration Fee

We allocate a portion of the asset-based charges shown in the Fee Tables to help cover our administrative expenses. We deduct a daily charge in an amount equal to 0.15% of the value of each Variable Investment Option on an annual basis deducted from each Subaccount to reimburse us for administrative expenses. The charge will be reflected in the Contract Value as a proportionate reduction in the value of each Variable Investment Option. Even though administrative expenses may increase, we guarantee that it will not increase the amount of the administration fees.

Mortality and Expense Risks Fee

The mortality risk we assume is the risk that Annuitants may live for a longer period of time than we estimate. We assume this mortality risk by virtue of annuity payment rates incorporated into the Contract which cannot be changed. This assures each Annuitant that his or her longevity will not have an adverse effect on the amount of annuity payments. The expense risk we assume is the risk that the administration charges may be insufficient to cover actual expenses.

To compensate us for assuming these risks, we deduct from each of the Subaccounts a daily charge at an annual effective rate of 0.45% of the value of the Variable Investment Options. The rate of the mortality and expense risks charge cannot be increased. The charge was established to continue for the duration of the contractual obligations consistent with pooling of risks, the persistency of certain risks, and the unpredictability of the time and nature of their occurrence. The charge is assessed on all active Contracts, including Contracts continued by a Beneficiary upon the death of the Contract Owner or continued under any annuity option payable on a variable basis. If the charge is insufficient to cover the actual cost of the mortality and expense risks assumed, we will bear the loss. Conversely, if the charge proves more than sufficient, the excess will be profit to us and will be available for any proper corporate purpose including, among other things, payment of distribution expenses. In cases where no death proceeds are payable (e.g., for Contracts continued by a non-spousal Beneficiary upon the death of the Owner), or under the Period Certain Only Annuity Option, if you elect benefits payable on a variable basis, we continue to assess the Contract's mortality and expense risks charge, although we bear only the expense risk and not any mortality risk.

GIFL SELECT FEE

We currently assess a fee for the GIFL Select feature that is equal to 0.50% of the "Adjusted Benefit Base." The Adjusted Benefit Base is the Benefit Base that was available on the prior Contract Anniversary. We will deduct the GIFL Select Fee on the first Contract Anniversary and each Contract Anniversary thereafter. We reserve the right to increase the fee of up to 0.65% of the Adjusted Benefit Base after we issue a Contract. If we do, we will provide at least 30 day prior notice to the Owner's last known address.


Although the current fee for GIFL Select feature is the same for each version of the Lifetime Income Amount, the amount of the Lifetime Income Amount will differ from version to version. For example, the Single Life Lifetime Income Amount that you establish before the Annuitant reaches his or her Age 65 Trigger will be for a lower Lifetime Income Amount than a Spousal Lifetime Income Amount that you establish after the Annuitant and the co-Annuitant both reach the Age 65 Trigger. Please read "Determination of a Single Life, Continuation Single Life or Spousal Lifetime Income Amount" for more information.


We withdraw the GIFL Select Fee from each Variable Investment Option in the same proportion that the value of each Variable Investment Option bears to the Contract Value. We will deduct a pro-rata share of the annual fee from the Contract Value:

     - on the date we determine the amount of death proceeds that we pay to a Beneficiary;

     - after the Annuity Commencement Date at the time an Annuity Option under the Contract begins; or

     - on the date an Excess Withdrawal (including any applicable fees, charges, and taxes) reduces the Contract Value to an amount less than the Lifetime Income Amount.

We do not deduct the GIFL Select Fee during the "Settlement Phase" or after the Annuity Commencement Date once an Annuity Option begins.

PREMIUM TAXES

We will charge you for premium taxes to the extent we incur them and reserve the right to charge you for new taxes we may incur.

We make deductions for any applicable premium or similar taxes. Currently, we assess a charge for premium taxes on each Purchase Payment, based on the following resident state (or jurisdiction) at the time the tax is assessed:
California (0.50%); Guam (4.00%); Puerto Rico (1.00%); Texas (0.04% - referred to as a "maintenance fee"); and West Virginia (1.00%).

In most cases, and subject to applicable state law, we deduct a charge in the amount of the tax from the total value of the Contract only at the time of annuitization, death, surrender, or withdrawal. We reserve the right, however, to deduct the charge from the Purchase Payment at the time it is made. We compute the amount of the charge by multiplying the applicable premium tax percentage by the amount you are withdrawing, surrendering, annuitizing or applying to a death benefit.

                            VII. Federal Tax Matters

INTRODUCTION

The following discussion of the Federal income tax treatment of the Contract is not exhaustive, does not purport to cover all situations, and is not intended as tax advice. The Federal income tax treatment of a Contract issued as a Traditional IRA or as a Roth IRA is quite complex, and you should consult a qualified tax advisor with regard to the application of the law to your circumstances. This discussion is based on the Code, Treasury Department regulations, and Internal Revenue Service ("IRS") rulings and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and judicial decisions.

This discussion does not address state or local tax consequences associated with the purchase of a Contract. IN ADDITION, WE MAKE NO GUARANTEE REGARDING ANY TAX TREATMENT - FEDERAL, STATE, OR LOCAL - OF ANY CONTRACT OR OF ANY TRANSACTION INVOLVING A CONTRACT.

OUR TAX STATUS

We are taxed as a life insurance company. Under current tax law rules, we include the investment income (exclusive of capital gains) of a Separate Account in our taxable income and take deductions for investment income credited to our "policyholder reserves." We are also required to capitalize and amortize certain costs instead of deducting those costs when they are incurred. We do not currently charge a Separate Account for any resulting income tax costs. We also claim certain tax credits or deductions relating to foreign taxes paid and dividends received by the Portfolios. These benefits can be material. We do not pass these benefits through to a Separate Account, principally because: (i) the deductions and credits are allowed to the Company and not the Contract owners under applicable tax law; and (ii) the deductions and credits do not represent investment return on Separate Account assets that is passed through to Contract owners.

The Contracts permit us to deduct a charge for any taxes we incur that are attributable to the operation or existence of the Contracts or a Separate Account. Currently, we do not anticipate making a charge for such taxes. If the level of the current taxes increases, however, or is expected to increase in the future, we reserve the right to make a charge in the future.

TRADITIONAL IRAS

Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an IRA or Traditional IRA (to distinguish it from the Roth IRA discussed below). Contracts issued as Traditional IRAs are subject to limits on the amounts that may be contributed, the persons who may be eligible and the time when distributions may commence. The Contract does not qualify for use in connection with an Education IRA under Section 530 of the Code, and is not available as an "inherited IRA." For these purposes, an inherited IRA is an IRA established by a conversion of amounts payable upon death of a participant in a tax qualified retirement plan to a non-spouse beneficiary.

Contributions to a Traditional IRA

"Eligible" distributions from certain types of qualified retirement plans, such as a Guaranteed Income For Life Select 401(k) Retirement Plan, may be rolled over on a tax-deferred basis into a Traditional IRA by former participants in the Plan. For these purposes, "eligible" distributions include lump sum amounts payable from the Plan upon termination of employment, termination of the Plan, disability or retirement. "Eligible" distributions do not include (i) minimum distributions required under Section 401(a)(9) of the Code, (ii) certain distributions for life, life expectancy, or for 10 years or more which are part of a "series of substantially equal periodic payments," and (iii) if applicable, certain hardship withdrawals. If you participate in a Guaranteed Income for Life Select 401(k) Plan as the surviving spouse of a participant, you may be able to make a rollover contribution on a tax-deferred basis to a Contract issued as a Traditional IRA.

The Contract only permits you to make a single contribution, it does not permit you to make annual contributions that may otherwise be allowed under the Code.

Distributions from a Traditional IRA

In general, unless you have rolled over non-deductible contributions from your Guaranteed Income for Life Select 401(k) Account Value, all amounts paid out from a Contract issued as a Traditional IRA (in the form of an annuity, a single sum, death benefits or partial withdrawal), are taxable to the payee as ordinary income.

If you have rolled over any non-deductible contributions to a Contract issued as a Traditional IRA contract, all or part of any withdrawal or surrender distribution, single sum death benefit or annuity payment, may be excluded from your taxable income when you receive the distribution. DISTRIBUTIONS BEFORE AGE 59 1/2 MAY BE SUBJECT TO A 10% PENALTY TAX. Please read "Penalty Tax on Premature Distributions," below.

The tax law requires that annuity payments or other distributions of minimum amounts (as specified in the tax law) to the Owner must generally commence by April 1 of the calendar year following the calendar year in which the Owner attains age 70 1/2. The amount that must be distributed each year is computed on the basis of the Owner's age, the value of the Contract, taking into account both the account balance, the actuarial present value of other benefits provided under the Contract, and the value of all other traditional IRAs owned by the taxpayer.

Under the tax rules, the Owner and the Annuitant may not be different individuals. If a co-Annuitant is named, all distributions made while the Annuitant is alive must be made to the Annuitant. Treasury Department regulations prescribe required minimum distribution ("RMD") rules governing the time at which distributions to the Owner and beneficiaries must commence and the form in which the distributions must be paid. These special rules may also require the length of any guarantee period to be limited. They also affect the restrictions that the Owner may impose on the timing and manner of payment of death proceeds to beneficiaries or the period of time over which a Beneficiary may extend payment of the death proceeds under the Contract. In addition, the presence of the guaranteed minimum withdrawal benefit may affect the amount of the RMD that must be made under the Contract. Failure to comply with minimum distribution requirements will result in the imposition of an excise tax, generally 50% of the amount by which the amount required to be distributed exceeds the actual distribution. Distributions made after the Owner's death also must comply with the minimum distribution requirements, and different rules governing the timing and the manner of payments apply, depending on whether the designated Beneficiary is an individual, and, if so, the Owner's spouse, or an individual other than the Owner's spouse. If you wish to impose restrictions on the timing and manner of payment of death benefits to your designated beneficiaries or if your Beneficiary wishes to extend over a period of time the payment of the death proceeds under your Contract, please consult your own qualified tax advisor.

You may make a "tax-free rollover" from a Contract issued as a Traditional IRA to another traditional IRA, in which case minimum distribution requirements and taxes apply to amounts withdrawn from the other traditional IRA. You may convert or rollover a Contract issued as a Traditional IRA to a Roth IRA by surrendering the Contract and purchasing another Roth IRA. If you do, you may be subject to federal income taxes, including withholding taxes. Please read "Conversion or Direct Rollover to a Roth IRA," below, for more information.

ROTH IRAS

Section 408A of the Code permits eligible individuals to contribute to a type of IRA known as a Roth IRA. Roth IRAs are generally subject to the same rules as non-Roth IRAs, but they differ in certain significant respects with respect to the taxation of contributions and distributions.

Contributions to a Roth IRA

Like a Traditional IRA, "eligible" distributions from certain types of qualified retirement plans, such as a Guaranteed Income For Life Select 401(k) Retirement Plan, may be rolled over into a Roth IRA by former participants in the Plan. For these purposes, "eligible" distributions include lump sum amounts payable from the Plan upon termination of employment, termination of the Plan, disability or retirement. "Eligible" distributions do not include (i) minimum distributions required under Section 401(a)(9) of the Code, (ii) certain distributions for life, life expectancy, or for 10 years or more which are part of a "series of substantially equal periodic payments," and (iii) if applicable, certain hardship withdrawals. If you participate in a Guaranteed Income for Life Select 401(k) Plan as the surviving spouse of a participant, you may be able to make a rollover contribution on a tax-deferred basis to a Contract issued as a Roth IRA.

FEDERAL INCOME TAX, INCLUDING WITHHOLDING TAXES IN CERTAIN CIRCUMSTANCES, WILL APPLY TO CONVERSIONS AND DIRECT ROLLOVERS FROM "NON-ROTH" GUARANTEED INCOME FOR LIFE SELECT 401(K) RETIREMENT ACCOUNTS TO CONTRACTS ISSUED AS ROTH IRAS. Please read "Conversion or Direct Rollover to a Roth IRA," below, for more information. Under current rules, conversions and direct rollovers from "Roth" Guaranteed Income For Life Select 401(k) Retirement Accounts to Contracts issued as a Roth IRAs generally are not subject to federal income tax.

The Contract only permits you to make a single contribution, it does not permit you to make annual contributions that may otherwise be allowed under the Code.

Distributions from a Roth IRA

Unlike a Traditional IRA, distributions from Roth IRAs need not commence when the Owner attains age 70 1/2. Distributions must, however, begin after the Owner's death. Distributions after the Owner's death must comply with the minimum distribution requirements described above for Traditional IRAs, and different rules governing the timing and the manner of payments apply, depending on whether the designated Beneficiary is an individual, and, if so, the Owner's spouse, or an individual other than the Owner's spouse. If you wish to impose restrictions on the timing and manner of payment of death benefits to your designated beneficiaries or if your Beneficiary wishes to extend over a period of time the payment of the death proceeds under your Contract, please consult your own qualified tax advisor.

Qualified distributions from a Roth IRA are excluded from income. A qualified distribution for these purposes is a distribution that satisfies two requirements. First, the distribution must be made in a taxable year that is at least five years after the first taxable year for which a contribution to any Roth IRA established for the Owner was made. Second, the distribution must be:

     -    made after the Owner attains age 59 1/2;

     -    made after the Owner's death;

     -    attributable to the Owner being disabled; or

     -    a qualified first-time homebuyer distribution within the meaning of
          Section 72(t) (2) (F) of the Code.

THE FIVE YEAR PERIOD REQUIRED TO QUALIFY A DISTRIBUTION AS TAX-FREE UNDER A ROTH IRA MAY DIFFER FROM THE FIVE YEAR HOLDING PERIOD REQUIRED UNDER THE GIFL SELECT FEATURE IN THE CONTRACT.

EXAMPLE: Suppose you made on-going contributions to a "Roth" Guaranteed Income For Life Select 401(k) Retirement Account for three years and then purchase a Roth IRA Contract when you are 57. We will require you to fulfill another 2 years before you qualify for a Single Life Lifetime Income Amount. If you limit your annual withdrawals to the Lifetime Income Amount, we will guarantee the amount for as long as you life. You will be subject to tax, however, on the portion of the withdrawn amount attributable to amounts that have remained in the Contract for less than five years.

DISTRIBUTIONS BEFORE AGE 59 1/2 MAY BE SUBJECT TO A 10% PENALTY TAX. Please read "Penalty Tax on Premature Distributions," below. The state tax treatment of a Roth IRA may differ from the federal income tax treatment of a Roth IRA. YOU SHOULD SEEK INDEPENDENT TAX ADVICE IF YOU INTEND TO USE THE CONTRACT IN CONNECTION WITH A ROTH IRA.

CONVERSION OR DIRECT ROLLOVER TO A ROTH IRA

You can convert or directly roll over distributions that you receive from a "non Roth" Guaranteed Income For Life Select 401(k) Retirement Account to a Roth IRA Contract and convert a traditional IRA to a Roth IRA. The Roth IRA annual contribution limit does not apply to converted or rollover amounts.

You must, however, pay tax on any portion of the converted or rollover amount that would have been taxed if you had not converted or rolled over to a Roth IRA. No similar limitations apply to conversions or direct rollovers of distributions from a "Roth" Guaranteed Income For Life Select 401(k) Retirement Account" to a Contract issued as a Roth IRA or from a Contract issued as a Roth IRA to another Roth IRA.

If you, direct your Guaranteed Income for Life Select 401(k) Retirement Plan sponsor or administrator to transfer a rollover amount from your "non Roth" Guaranteed Income for Life Select 401(k) Retirement Account to us to purchase a Roth IRA Contract, or if you convert a Contract issued as a Traditional IRA to a Roth IRA, you may instruct us to not withhold any of the rollover or conversion for taxes and remittance to the IRS. A direct rollover or conversion is not subject to mandatory tax withholding, even if the distribution is includible in gross income. You must, however, pay tax on any portion of the converted or rollover amount from the Plan that would have been taxed if you had not converted or rolled over to a Roth IRA. No similar limitations apply to rollovers to one Roth IRA from another Roth IRA.

If you do instruct us to withhold for taxes when converting a Contract issued as a Traditional IRA to a Roth IRA, we will treat any amount we withhold as a withdrawal from your Contract, which could result in an Excess Withdrawal and a reduction in the Lifetime Income Amount we guarantee under your Contract. Please read "Guaranteed Lifetime Income Withdrawal Benefit" in "V. Description of the Contract" for more information about the impact of withdrawals.

The amount converted to a Roth IRA would ordinarily be included in gross income for the year in which the conversion occurs. However, for 2010 only, unless you elect to include the converted amount in your 2010 income, half of it will be included in your income in 2011 and the other half in 2012. In order to maximize the benefit of the conversion, you may wish to consider using resources other than your retirement plan assets to pay taxes on any such conversion. You should seek independent qualified tax advice if you intend to use the Contract in connection with a Roth IRA.

PENALTY TAX ON PREMATURE DISTRIBUTIONS

There is also a 10% IRS penalty tax on the taxable amount of any payment from the Contract. The penalty tax does not apply to a payment:

     - received on or after the date on which the Contract Owner reaches age 59 1/2;

     - received on or after the Owner's death or because of the Owner's disability (as defined in the tax law); or

     - made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Owner or for the joint lives (or joint life expectancies) of the Owner and "designated beneficiary" (as defined in the tax law).

Note that when a series of substantially equal periodic payments is used to avoid the penalty, if the Contract Owner then modifies the payment pattern (other than by reason of death or disability) before the LATER of the Contract Owner's attaining age 59 1/2 or the passage of five years after the date of the first payment, such modification may cause retroactive imposition of the penalty plus interest on it.

The penalty tax does not apply to certain distributions which are used for first time home purchases or for higher education expenses, or for distributions made to certain eligible individuals called to active duty after September 11, 2001. Special conditions must be met to qualify for these three exceptions to the penalty tax. If you wish to take a distribution from your Contract for these purposes, you should consult your own qualified tax advisor.

SEE YOUR OWN TAX ADVISOR

The foregoing description of federal income tax topics and issues is only a brief summary and is not intended as tax advice. It does not include a discussion of federal estate and gift tax or state tax consequences. The rules under the Code governing Qualified Plans and IRAs are extremely complex and often difficult to understand. Changes to the tax laws may be enforced retroactively. Anything less than full compliance with the applicable rules, all of which are subject to change from time to time, can have adverse tax consequences. The taxation of an Annuitant or other payee has become so complex and confusing that great care must be taken to avoid pitfalls. For further information you should always consult a qualified tax advisor.

                              VIII. General Matters

DISTRIBUTION OF CONTRACTS

We pay compensation for sales of the Contracts.

John Hancock Distributors, LLC ("JH Distributors"), a Delaware limited liability company that we control, is the principal underwriter and distributor of the Contracts offered by this Prospectus and of other annuity and life insurance products we and our affiliates offer. JH Distributors also acts as the principal underwriter of the John Hancock Trust, whose securities are used to fund certain Variable Investment Options under the Contracts and under other annuity and life insurance products we offer.

JH Distributors' principal address is 200 Bloor Street East, Toronto, Canada M4W 1E5. It also maintains offices with us at 601 Congress Street, Boston, Massachusetts 02210. JH Distributors is a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the "1934 Act") and is a member of the Financial Industry Regulatory Authority ("FINRA").

We offer the Contracts for sale through broker-dealers (firms) that have entered into selling agreements with JH Distributors and us. Broker-dealers sell the Contracts through their registered representatives who have been appointed by us to act as our insurance agents. JH Distributors, or any of its affiliates that is registered under the 1934 Act and a member of FINRA, may also offer the Contracts directly to potential purchasers. Signator Investors, Inc. is an affiliated broker-dealer.

JH Distributors pays compensation to broker-dealers for the promotion and sale of the Contracts. Contract Owners do not pay this compensation directly. These payments are made from JH Distributors' and our own revenues, profits or retained earnings, which may be derived from a number of sources, such as fees received from an underlying Portfolio's or fund-of-funds' (but not both) distribution plan ("12b-1 fees"), the fees and charges imposed under the Contract, and other sources.

The individual representative who sells you a Contract typically will receive a portion of the compensation, under the representative's own arrangement with his or her broker-dealer. A limited number of broker-dealers may also be paid commissions or overrides to "wholesale" the Contract; that is, to provide marketing support and training services to the broker-dealer firms that do the actual selling. We may also provide compensation to broker-dealers for providing ongoing service in relation to Contract(s) that have already been purchased.

Standard Compensation

The amount and timing of compensation JH Distributors may pay to broker-dealers may vary depending on the selling agreement, but compensation with respect to Contracts sold through broker-dealers (inclusive of wholesaler overrides and expense allowances) and paid to broker-dealers is not expected to exceed 1.50% of the Purchase Payment. In addition, JH Distributors may pay ongoing compensation at an annual rate of up to 0.50% of the values of the Contracts attributable to such Purchase Payment. The greater the amount of compensation paid by JH Distributors at the time you make a Purchase Payment, the less it will pay as ongoing compensation.

The individual representative who sells you a Contract (your "financial consultant") typically will receive a portion of the compensation, under the representative's own arrangement with his or her broker-dealer. We may also provide compensation to broker-dealers for providing ongoing service in relation to Contract(s) that have already been purchased.

We may provide, either from the 12b-1 distribution fees received from the portfolios underlying the Contracts or out of our own resources, rollover compensation to the broker-dealer of record for a pension, profit-sharing or other plan qualified under Section 401(a) or described in Section 457(b) of the Internal Revenue Code of 1986 funded by certain group annuity contracts issued by John Hancock insurance companies, when a plan participant terminates from the qualified plan and rolls over plan assets into a Contract and JH Distributors is the broker-dealer of record on that Contract. Such rollover compensation is not expected to exceed 0.50% of the average daily net asset value of such Contracts.

We may pay the qualified plan's third party administrator a $25 fee per participant rollover from such plan to the Contract for facilitating the transaction.

Differential Compensation

Compensation negotiated and paid by JH Distributors pursuant to a selling agreement with a broker-dealer may differ from compensation levels that the broker-dealer receives for selling other variable contracts. In addition, under their own arrangements, broker-dealer firms may pay a portion of any amounts received from us to their registered representatives. As a result, registered representatives may be motivated to sell the Contracts of one issuer over another issuer or one product over another product.

You should contact your financial consultant for more information on compensation arrangements in connection with the sale and purchase of your Contract.

CONFIRMATION STATEMENTS

We will send you confirmation statements for certain transactions in your Variable Investment Options. You should carefully review these statements to verify their accuracy. You should report any mistakes immediately to our Annuities Service Center. If you fail to notify our Annuities Service Center of any mistake within 60 days of the delivery of the confirmation statement, we will deem you to have ratified the transaction. Information regarding e-delivery of confirmation statements appears under "V. Description of the Contract - Variable Investment Options and Accumulation Units - Telephone and Electronic Transactions."

REINSURANCE ARRANGEMENTS

From time to time we may utilize reinsurance as part of our risk management program. Under any reinsurance agreement, we remain liable for the contractual obligations of the Contracts' guaranteed benefits and the reinsurer(s) agree to reimburse us for certain amounts and obligations in connection with the risks covered in the reinsurance agreements. The reinsurer's contractual liability runs solely to us, and no Contract Owner shall have any right of action against any reinsurer. In evaluating reinsurers, we consider the financial and claims paying ability ratings of the reinsurer. Our philosophy is to minimize incidental credit risk. We do so by engaging in secure types of reinsurance transactions with high quality reinsurers and diversifying reinsurance counterparties to limit concentrations. Some of the benefits that may be reinsured include living benefits, guaranteed death benefits, or other obligations.

STATEMENTS OF ADDITIONAL INFORMATION

Our Statements of Additional Information provide additional information about the Contract and the Separate Accounts, including information on our history, services provided to the Separate Accounts and legal and regulatory matters. We filed the Statements of Additional Information with the SEC on the same date as this Prospectus and incorporate them herein by reference. You may obtain a copy of the current Statements of Additional Information without charge by contacting us at the Annuities Service Center shown on the first page of this Prospectus. The SEC also maintains a Web site (http://www.sec.gov) that contains the Statements of Additional Information and other information about us, the Contracts and the Separate Accounts. We list the Table of Contents of the Statements of Additional Information below.

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.) SEPARATE ACCOUNT H
Statement of Additional Information
Table of Contents

General Information and History...........................................     1
Services..................................................................     1
   Independent Registered Public Accounting Firm..........................     1
   Servicing Agent........................................................     1
   Principal Underwriter..................................................     1
   Special Compensation and Reimbursement Arrangements....................     1
State Variations Regarding Recognition of Same-Sex Couples................     3
Legal and Regulatory Matters..............................................     3
Appendix A: Audited Financial Statements..................................   A-1

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A Statement of Additional Information
Table of Contents

General Information and History...........................................     1
Services..................................................................     1
   Independent Registered Public Accounting Firm..........................     1
   Servicing Agent........................................................     1
   Principal Underwriter..................................................     1
   Special Compensation and Reimbursement Arrangements....................     1
State Variations Regarding Recognition of Same-Sex Couples................     3
Legal and Regulatory Matters..............................................     3
Appendix A: Audited Financial Statements..................................   A-1

Financial Statements

The Statements of Additional Information also contain the Company's financial statements as of the years ended 2008 and 2009, and its Separate Accounts' financial statements as of the year ended 2009 (the "Financial Statements"). Our Financial Statements provide information on our financial strength as of the year ended 2009, including information on our general account assets that were available at that time to support our guarantees under the Contracts and any optional benefit Riders. The Company's general account consists of securities and other investments, the value of which may decline during periods of adverse market conditions.

                                     PART B

                           INFORMATION REQUIRED IN A

                      STATEMENT OF ADDITIONAL INFORMATION

                                             Statement of Additional Information


                                                            dated August 2, 2010


                             (JOHN HANCOCK(R) LOGO)
                             JOHN HANCOCK ANNUITIES

                       Statement of Additional Information
       John Hancock Life Insurance Company of New York Separate Account A

THIS STATEMENT OF ADDITIONAL INFORMATION IS NOT A PROSPECTUS. This Statement of Additional Information should be read in conjunction with the Prospectus dated the same date as this Statement of Additional Information. This Statement of Additional Information describes additional information regarding the variable portion of the flexible purchase payment individual deferred variable annuity contracts (singly, a "Contract" and collectively, the "Contracts") issued by JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK in New York as follows:

      PROSPECTUS ISSUED BY JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
           ( to be read with this Statement of Additional Information)
                         GIFL Rollover Variable Annuity


                   GIFL Select IRA Rollover Variable Annuity


You may obtain a copy of the Prospectus listed above by contacting us at the following addresses:

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

JOHN HANCOCK ANNUITIES SERVICE CENTER   MAILING ADDRESS
164 Corporate Drive                     Post Office Box 9506
Portsmouth, NH 03801-6815               Portsmouth, NH 03802-9506
(877) 391-3748 or                       www.jhannuitiesnewyork.com
(800) 551-2078

GIFL JHNY SEP ACCT A SAI 08/10

                                Table of Contents

GENERAL INFORMATION AND HISTORY                                                1
SERVICES                                                                       1
   INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                               1
   SERVICING AGENT                                                             1
   PRINCIPAL UNDERWRITER                                                       1
      Compensation                                                             1
STATE VARIATIONS REGARDING RECOGNITION OF SAME-SEX COUPLES                     2
LEGAL AND REGULATORY MATTERS                                                   3
APPENDIX A: AUDITED FINANCIAL STATEMENTS                                     A-1

                         General Information and History

John Hancock Life Insurance Company of New York Separate Account A (the "Separate Account") (formerly, The Manufacturers Life Insurance Company of New York Separate Account A) is a separate investment account of John Hancock Life Insurance Company of New York ("we" or "us"), a stock life insurance company organized under the laws of New York in 1992. The principal office of John Hancock Life Insurance Company of New York ("John Hancock New York") is located at 100 Summit Lake Drive, Valhalla, New York 10595. It also has an Annuities Service Center located at 601 Congress Street, Boston, Massachusetts 02210. John Hancock New York is a wholly-owned subsidiary of John Hancock Life Insurance Company (U.S.A.) ("John Hancock USA") (formerly, The Manufacturers Life Insurance Company of New York), a stock life insurance company incorporated in Maine on August 20, 1955 by a special act of the Maine legislature and redomesticated under the laws of Michigan. The ultimate parent of John Hancock USA is Manulife Financial Corporation ("MFC") based in Toronto, Canada. MFC is the holding company of The Manufacturers Life Insurance Company and its subsidiaries, collectively known as Manulife Financial.

John Hancock New York established the Separate Account on March 4, 1992 as a separate account under the laws of New York.

Our financial statements which are included in this Statement of Additional Information should be considered only as bearing on our ability to meet our obligations under the contracts. They should not be considered as bearing on the investment performance of the assets held in the Separate Account.

                                    Services

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The financial statements of John Hancock Life Insurance Company of New York at December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, and the financial statements of John Hancock Life Insurance Company of New York Separate Account A at December 31, 2009, and for each of the two years in the period ended December 31, 2009, appearing in this Statement of Additional Information of the Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.


SERVICING AGENT

Computer Sciences Corporation Financial Services Group ("CSC FSG") provides to us a computerized data processing recordkeeping system for variable annuity administration. CSC FSG provides various daily, semimonthly, monthly, semiannual and annual reports including:

     - daily updates on accumulation unit values, variable annuity participants and transactions, and agent production and commissions;

     -    semimonthly commission statements;

     -    monthly summaries of agent production and daily transaction reports;

     -    semiannual statements for Contract Owners; and

     -    annual Contract Owner tax reports.

We pay CSC FSG approximately $7.80 per Contract per year, plus certain other fees for the services provided.

PRINCIPAL UNDERWRITER

John Hancock Distributors, LLC, ("JH Distributors"), an indirect wholly owned subsidiary of MFC, serves as principal underwriter of the Contracts. Contracts are offered on a continuous basis. The aggregate dollar amounts of underwriting commissions paid to JH Distributors in 2009, 2008, and 2007 were $421,625,749, $597,650,909, and $642,866,360, respectively.

Compensation

The Contracts are primarily sold through selected firms. The Contracts' principal distributor, JH Distributors, and its affiliates (collectively, "JHD") pay compensation to broker-dealers (firms) for the promotion and sale of the Contracts. The compensation JHD pays may vary depending on each firm's selling agreement, but compensation (inclusive of wholesaler overrides and expense allowances) paid to the firms for sale of the Contracts (not including Riders) is not expected to exceed the standard compensation amounts referenced in the product prospectuses. The amount and timing of this compensation may differ among firms.


The registered representative through whom your Contract is sold will be compensated pursuant to that registered representative's own arrangement with his or her broker-dealer. The registered representative and the firm may have multiple options on how they wish to allocate their commissions and/or compensation. We are not involved in determining your registered representative's compensation. You are encouraged to ask your registered representative about the basis upon which he or she will be personally compensated for the advice or recommendations provided in connection with the sale of your Contract.


Compensation to firms for the promotion and sale of the Contracts is not paid directly by Contract Owners, but we expect to recoup it through the fees and charges imposed under the Contract.

You are encouraged to review the prospectus for each Portfolio for any other compensation arrangements pertaining to the distribution of Portfolio shares.

           State Variations Regarding Recognition of Same-Sex Couples

The federal Defense of Marriage Act ("DOMA") does not recognize civil unions or same-sex marriage. Therefore, the federal tax treatment available to spouses who fall within the definition of DOMA may not be available to civil union or same-sex marriage partners. However, the following table identifies the states that may, pursuant to state law, extend to civil union and same-sex marriage partners the same benefits (other than federal tax benefits) that are granted to spouses who fall within the definition of DOMA:

       STATE                  TYPE OF JURISDICTION                             RELATED RULE
       -----           -----------------------------------   ------------------------------------------------
     California               Domestic Partnership
      Colorado          Designated Beneficiary Agreements    May recognize spouses of civil unions from other
                                                             jurisdictions
    Connecticut                   Civil Union,
                                Same-Sex Marriage
District of Columbia          Domestic Partnership
       Hawaii          Reciprocal Beneficiary Relationship
        Iowa                    Same-Sex Marriage
       Maine                  Domestic Partnerships
      Maryland                Domestic Partnership           Also recognizes spouses of same-sex marriages
                                                             who were married in another jurisdiction
   Massachusetts                Same-Sex Marriage
       Nevada                 Domestic Partnership
   New Hampshire                Same-Sex Marriage
     New Jersey                   Civil Union,               Also recognizes spouses of civil unions who were
                              Domestic Partnership           married in another jurisdiction
      New York                         --                    Recognizes spouses of civil unions and same-sex
                                                             marriages who were married in another
                                                             jurisdiction
       Oregon                 Domestic Partnership
    Rhode Island              Domestic Partnership           Recognizes spouses of civil unions and same-sex
                                                             marriages who were married in another
                                                             jurisdiction
      Vermont                   Same-Sex Marriage
     Washington               Domestic Partnership
     Wisconsin                Domestic Partnerships

                          Legal and Regulatory Matters

There are no legal proceedings to which we, the Separate Account or the principal underwriter is a party, or to which the assets of the Separate Account are subject, that are likely to have a material adverse effect on:

     -    the Separate Account; or

     - the ability of the principal underwriter to perform its contract with the Separate Account; or

     - on our ability to meet our obligations under the variable annuity contracts funded through the Separate Account.

On June 25, 2007, John Hancock Investment Management Services, LLC (the "Adviser") and John Hancock Distributors LLC (the "Distributor") and two of their affiliates (collectively, the "John Hancock Affiliates") reached a settlement with the Securities and Exchange Commission ("SEC") that resolved an investigation of certain practices relating to the John Hancock Affiliates' variable annuity and mutual fund operations involving directed brokerage and revenue sharing. Under the terms of the settlement, each John Hancock Affiliate was censured and agreed to pay a $500,000 civil penalty to the United States Treasury. In addition, the Adviser and the Distributor agreed to pay disgorgement of $14,838,943 and prejudgment interest of $2,001,999 to the John Hancock Trust funds that participated in the Adviser's commission recapture program during the period from 2000 to April 2004. Collectively, all John Hancock Affiliates agreed to pay a total disgorgement of $16,926,420 and prejudgment interest of $2,361,460 to the entities advised or distributed by John Hancock Affiliates. The Adviser discontinued the use of directed brokerage in recognition of the sale of fund shares in April 2004.

                    APPENDIX A: Audited Financial Statements

AUDITED FINANCIAL STATEMENTS

John Hancock Life Insurance Company of New York
Years Ended December 31, 2009, 2008, and 2007

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                      INDEX TO AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm...................   F-1
Audited Financial Statements:
   Balance Sheets-
   As of December 31, 2009 and 2008.......................................   F-2
   Statements of Operations-
   For the Years Ended December 31, 2009, 2008, and 2007..................   F-3
   Statements of Changes in Shareholder's Equity and Comprehensive Income-
   For the Years Ended December 31, 2009, 2008, and 2007..................   F-4
   Statements of Cash Flows-
   For the Years Ended December 31, 2009, 2008, and 2007..................   F-5
   Notes to Financial Statements..........................................   F-6

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
John Hancock Life Insurance Company of New York

We have audited the accompanying balance sheets of John Hancock Life Insurance Company of New York (the "Company") as of December 31, 2009 and 2008, and the related statements of operations, changes in shareholder's equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of John Hancock Life Insurance Company of New York at December 31, 2009 and 2008 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 2009 the Company changed their method of accounting and reporting for other-than-temporary impairments on debt securities.


                                        /s/ ERNST & YOUNG LLP

Boston, MA
April 7, 2010

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                                 BALANCE SHEETS

                                                                                     DECEMBER 31,
                                                                                   ---------------
                                                                                    2009     2008
                                                                                   ------   ------
                                                                                    (IN MILLIONS)
ASSETS
   Investments
   Fixed maturities:
      Available-for-sale--at fair value
      (amortized cost: 2009--$1,221; 2008--$670) ...............................   $1,235   $  726
   Investment in unconsolidated affiliate ......................................        1        1
   Policy loans ................................................................       55       43
   Short-term investments ......................................................      107      514
                                                                                   ------   ------
      Total Investments ........................................................    1,398    1,284
   Cash and cash equivalents ...................................................      669       64
   Accrued investment income ...................................................       28       19
   Deferred policy acquisition costs and deferred sales inducements ............      588      599
   Amounts due from affiliates .................................................        6       --
   Reinsurance recoverable .....................................................       67       54
   Embedded derivatives recoverable for certain separate account guarantees ....       41       40
   Other assets ................................................................       13       11
   Separate account assets .....................................................    6,648    4,865
                                                                                   ------   ------
      TOTAL ASSETS .............................................................   $9,458   $6,936
                                                                                   ======   ======
LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES
   Future policy benefits ......................................................   $  929   $  801
   Policyholders' funds ........................................................       77       66
   Unearned revenue ............................................................       41       42
   Unpaid claims and claim expense reserves ....................................       18        7
   Amounts due to affiliates ...................................................       56       18
   Current income tax payable ..................................................       86       16
   Deferred income tax liability ...............................................      100       61
   Embedded derivatives payable for certain separate account guarantees ........       53      275
   Other liabilities ...........................................................       38       44
   Separate account liabilities ................................................    6,648    4,865
                                                                                   ------   ------
      Total Liabilities ........................................................    8,046    6,195
COMMITMENTS AND LEGAL PROCEEDINGS (NOTE 7)
SHAREHOLDER'S EQUITY
   Common stock ($1.00 par value; 3,000,000 shares authorized; 2,000,003 and
      2,000,002 shares issued and outstanding at December 31, 2009 and
      2008, respectively) ......................................................        2        2
   Additional paid-in capital ..................................................      895      413
   Retained earnings ...........................................................      510      299
   Accumulated other comprehensive income ......................................        5       27
                                                                                   ------   ------
      Total Shareholder's Equity ...............................................    1,412      741
                                                                                   ------   ------
      TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY ...............................   $9,458   $6,936
                                                                                   ======   ======

The accompanying notes are an integral part of these financial statements.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                            STATEMENTS OF OPERATIONS

                                                                                 YEARS ENDED
                                                                                 DECEMBER 31,
                                                                              ------------------
                                                                              2009   2008   2007
                                                                              ----   ----   ----
                                                                                 (IN MILLIONS)
REVENUES
   Premiums ...............................................................   $ 27   $ 18   $  5
   Fee income .............................................................    198    162    155
   Net investment income ..................................................    173    174    172
   Net realized investment and other gains (losses) .......................      1     10     (6)
                                                                              ----   ----   ----
      Total revenues ......................................................    399    364    326
BENEFITS AND EXPENSES
   Benefits to policyholders ..............................................    (94)   366     75
   Amortization of deferred policy acquisition costs and deferred sales
      inducements .........................................................    114    (35)    38
   Other operating costs and expenses .....................................     62     54     50
                                                                              ----   ----   ----
      Total benefits and expenses .........................................     82    385    163
                                                                              ----   ----   ----
Income (loss) before income taxes .........................................    317    (21)   163
Income tax expense (benefit) ..............................................    108    (11)    48
                                                                              ----   ----   ----
Net income (loss) .........................................................   $209   $(10)  $115
                                                                              ====   ====   ====

The accompanying notes are an integral part of these financial statements.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                     STATEMENTS OF CHANGES IN SHAREHOLDER'S
                         EQUITY AND COMPREHENSIVE INCOME

                                                                                      ACCUMULATED
                                                               ADDITIONAL                OTHER          TOTAL
                                                      CAPITAL    PAID-IN   RETAINED  COMPREHENSIVE  SHAREHOLDER'S    OUTSTANDING
                                                       STOCK     CAPITAL   EARNINGS      INCOME         EQUITY         SHARES
                                                      -------  ----------  --------  -------------  -------------  --------------
                                                              (IN MILLIONS, EXCEPT FOR SHARES OUTSTANDING)         (IN THOUSANDS)
BALANCE AT JANUARY 1, 2007..........................    $ 2       $113       $194        $  1          $  310           2,000
Comprehensive income:
   Net income.......................................                          115                         115
      Other comprehensive income, net of tax:
         Net unrealized investment gains............                                       10              10
                                                                                                       ------
Comprehensive income................................                                                      125
                                                        ---       ----       ----        ----          ------           -----
BALANCE AT DECEMBER 31, 2007........................    $ 2       $113       $309        $ 11          $  435           2,000
Comprehensive income:
   Net loss.........................................                          (10)                        (10)
      Other comprehensive income, net of tax:
         Net unrealized investment gains............                                       16              16
                                                                                                       ------
Comprehensive income................................                                                        6
                                                                                                       ------
Capital contribution from Parent....................               300                                    300
                                                        ---       ----       ----        ----          ------           -----
BALANCE AT DECEMBER 31, 2008........................    $ 2       $413       $299        $ 27          $  741           2,000
Comprehensive income:
   Net income.......................................                          209                         209
      Other comprehensive income, net of tax:
         Net unrealized investment losses...........                                      (20)            (20)
                                                                                                       ------
Comprehensive income................................                                                      189
Adoption of ASC 320 - Other-than-temporary
   impairments......................................                            2          (2)             --
Capital contribution from Parent....................               482                                    482
                                                        ---       ----       ----        ----          ------           -----
BALANCE AT DECEMBER 31, 2009........................    $ 2       $895       $510        $  5          $1,412           2,000
                                                        ===       ====       ====        ====          ======           =====

The accompanying notes are an integral part of these financial statements.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                            STATEMENTS OF CASH FLOWS

                                                                                    YEARS ENDED DECEMBER 31,
                                                                                    ------------------------
                                                                                     2009     2008     2007
                                                                                    ------   ------   ------
                                                                                          (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ...............................................................   $ 209    $ (10)   $ 115
Adjustments to reconcile net income to net cash provided by operating activities:
   Net realized investment and other (gains) losses .............................      (1)     (10)       6
   Increase in reinsurance recoverable ..........................................     (13)     (14)      (9)
   Amortization of deferred policy acquisition costs and deferred sales
      inducements ...............................................................     114      (35)      38
   Capitalization of deferred policy acquisition costs and deferred sales
      inducements ...............................................................     (99)    (143)    (139)
   Increase in accrued investment income ........................................      (9)      --       (2)
   (Increase) decrease in other assets and other liabilities, net ...............    (107)     223       66
   Increase in policyholder liabilities and accruals, net .......................      18      130       32
   Increase (decrease) in deferred income taxes .................................      31      (21)      15
                                                                                    -----    -----    -----
Net cash provided by operating activities .......................................     143      120      122
                                                                                    -----    -----    -----
CASH FLOWS FROM INVESTING ACTIVITIES:
   Sales of:
      Fixed maturities ..........................................................     122      122       31
   Maturities of:
      Fixed maturities ..........................................................     104      113      108
   Purchases of:
      Fixed maturities ..........................................................    (777)    (390)    (293)
   Net sales (purchases) of short-term investments ..............................     407     (320)     (41)
   Policy loans advanced, net ...................................................     (12)      (8)      (7)
   Net change in payable for undelivered securities .............................      --       (5)       5
                                                                                    -----    -----    -----
Net cash used in investing activities ...........................................    (156)    (488)    (197)
                                                                                    -----    -----    -----
CASH FLOWS FROM FINANCING ACTIVITIES:
   Capital contribution from Parent .............................................     482      300       --
   Universal life and investment-type contract deposits .........................     320      463      345
   Universal life and investment-type contract withdrawals ......................     (65)    (136)    (105)
   Net transfers to separate accounts from policyholder's funds .................    (119)    (228)    (157)
                                                                                    -----    -----    -----
Net cash provided by financing activities .......................................     618      399       83
                                                                                    -----    -----    -----
Net increase in cash and cash equivalents .......................................     605       31        8
Cash and cash equivalents at beginning of year ..................................      64       33       25
                                                                                    -----    -----    -----
CASH AND CASH EQUIVALENTS AT END OF YEAR ........................................   $ 669    $  64    $  33
                                                                                    =====    =====    =====

The accompanying notes are an integral part of these financial statements.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS. John Hancock Life Insurance Company of New York (the "Company") is a wholly-owned subsidiary of John Hancock Life Insurance Company (U.S.A.) ("JHUSA"). JHUSA is a wholly-owned subsidiary of The Manufacturers Investment Corporation ("MIC"). MIC is an indirect, wholly-owned subsidiary of The Manufacturers Life Insurance Company ("MLI"). MLI, in turn, is a wholly-owned subsidiary of Manulife Financial Corporation ("MFC"), a Canadian-based, publicly traded life insurance company.

On December 31, 2009, John Hancock Life Insurance Company ("JHLICO"), which was a wholly-owned subsidiary of John Hancock Financial Services, Inc. ("JHFS"), and John Hancock Variable Life Insurance Company ("JHVLICO"), which was a wholly-owned subsidiary of JHLICO, merged with and into JHUSA. As a result of the merger, JHLICO and JHVLICO ceased to exist, and the companies' property and obligations became the property and obligations of JHUSA.

On December 31, 2009, JHFS merged with and into MIC. As a result of the merger, JHFS ceased to exist, and the company's property and obligations became the property and obligations of MIC.

The Company provides a wide range of insurance and investment products to both individual and institutional customers located exclusively in the State of New York. These products, including individual life insurance, individual and group fixed and variable annuities are sold through an extensive network of agents, securities dealers, and other financial institutions.

BASIS OF PRESENTATION. These financial statements have been prepared in conformity with U.S. generally accepted accounting principles ("U.S. GAAP"), which requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Company's investment in John Hancock Investment Management Services, LLC ("JHIMS"), an affiliated company, is accounted for using the equity method of accounting and is included in investment in unconsolidated affiliate.

RECLASSIFICATIONS. Certain prior year amounts have been reclassified to conform to the current year presentation.

INVESTMENTS. The Company classifies its fixed maturity securities as available-for-sale and records these securities at fair value. Unrealized investment gains and losses related to available-for-sale securities are reflected in shareholder's equity, net of policyholder related amounts and deferred income taxes. Interest income is generally recognized on the accrual basis. The amortized cost of debt securities is adjusted for other-than-temporary impairments, amortization of premiums, and accretion of discounts to maturity. Amortization of premium and accretion of discounts are included in net investment income.

Policy loans are carried at unpaid principal balances.

Short-term investments, which include investments with remaining maturities of one year or less, but greater than three months, at the time of purchase, are reported at fair value.

Net realized investment and other gains (losses), other than those related to separate accounts for which the Company does not bear the investment risk, are determined on a specific identification method and are reported net of amounts credited to participating contract holder accounts.

DERIVATIVE FINANCIAL INSTRUMENTS. The Company is a party to certain separate account guarantees that may contain embedded derivatives. The Company assesses each identified embedded derivative to determine whether bifurcation is required. If it is determined that the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract and that a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host contract. Embedded derivatives are carried at fair value with changes in fair value reported in benefits to policyholders.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents include cash and all highly liquid debt investments with a remaining maturity of three months or less when purchased.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

DEFERRED POLICY ACQUISITION COSTS AND DEFERRED SALES INDUCEMENTS. Deferred policy acquisition costs ("DAC") are costs that vary with, and are related primarily to, the production of new insurance business and have been deferred to the extent that they are deemed recoverable. Such costs include sales commissions, certain costs of policy issuance and underwriting, and certain agency expenses. Similarly, any amounts assessed as initiation fees or front-end loads are recorded as unearned revenue. The Company tests the recoverability of DAC at least annually.

For annuity, universal life insurance, and investment-type products, DAC and unearned revenue are amortized generally in proportion to the change in present value of expected gross profits arising principally from surrender charges, investment results, including realized gains (losses), and mortality and expense margins. DAC amortization is adjusted retrospectively when estimates are revised. For annuity, universal life insurance, and investment-type products, the DAC asset is adjusted for the impact of unrealized gains (losses) on investments as if these gains (losses) had been realized, with corresponding credits or charges included in accumulated other comprehensive income.

DAC and unearned revenue related to non-participating traditional life insurance is amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves.

The Company offers deferred sales inducements ("DSI"), including enhanced crediting rates or bonus payments, to contract holders on certain of its individual and group annuity products. The Company defers sales inducements and amortizes them over the life of the underlying contracts using the same methodology and assumptions used to amortize DAC.

REINSURANCE. Assets and liabilities related to reinsurance ceded contracts are reported on a gross basis. The accompanying Statements of Operations reflect premiums, benefits, and settlement expenses net of reinsurance ceded. Reinsurance premiums, commissions, expense reimbursements, benefits, and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. The Company remains liable to its policyholders to the extent that counterparties to reinsurance ceded contracts do not meet their contractual obligations.

SEPARATE ACCOUNT ASSETS AND LIABILITIES. Separate account assets and liabilities reported on the Company's Balance Sheets represent funds that are administered and invested by the Company to meet specific investment objectives of the contract holders. Net investment income and net realized investment and other gains (losses) generally accrue directly to such contract holders who bear the investment risk, subject, in some cases, to principal guarantees and minimum guaranteed rates of income. The assets of each separate account are legally segregated and are not subject to claims that arise out of any other business of the Company. Separate account assets are reported at fair value. Deposits, surrenders, net investment income, net realized investment and other gains (losses), and the related liability changes of separate accounts are offset within the same line item in the Statements of Operations. Fees charged to contract holders, principally mortality, policy administration, investment management, and surrender charges, are included in the revenues of the Company.

FUTURE POLICY BENEFITS AND POLICYHOLDERS' FUNDS. Benefit liabilities for annuities during the accumulation period are equal to accumulated contract holders' fund balances and after annuitization are equal to the present value of expected future payments.

For non-participating traditional life insurance policies, future policy benefits are estimated using a net level premium method based upon actuarial assumptions as to mortality, persistency, interest, and expenses established at the policy issue date. Assumptions established at policy issue as to mortality and persistency are based on the Company's experience, which, together with interest and expense assumptions, include a margin for adverse deviation.

Policyholders' funds are primarily related to group annuity contracts and are equal to the total of the policyholder account values before surrender charges. Policyholder account values include deposits plus credited interest or change in investment value less expense and mortality fees, as applicable, and withdrawals. Policy benefits are charged to expense and include benefit claims incurred in the period in excess of related policy account balances and interest credited to policyholders' account balances.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Liabilities for unpaid claims and claim expenses include estimates of payments to be made on reported life insurance claims and estimates of incurred but not reported claims based on historical claims development patterns.

Estimates of future policy benefit reserves, claim reserves, and expenses are reviewed on a regular basis and adjusted as necessary. Any changes in estimates are reflected in current earnings.

REVENUE RECOGNITION. Premiums from non-participating traditional life insurance and annuity policies with life contingencies are recognized as revenue when due.

Deposits related to universal life contracts and investment-type products are credited to policyholders' account balances. Revenues from these contracts, as well as annuities, consist of amounts assessed against policyholders' account balances for mortality, policy administration, and surrender charges and are recorded in fee income in the period in which the services are provided. Fee income also includes advisory fees and administrative service fees on separate accounts.

INCOME TAXES. The provision for federal income taxes includes amounts currently payable or recoverable and deferred income taxes, computed under the liability method, resulting from temporary differences between the tax basis and book basis of assets and liabilities. A valuation allowance is established for deferred tax assets when it is more likely than not that an amount will not be realized.

ADOPTION OF RECENT ACCOUNTING PRONOUNCEMENTS

Financial Accounting Standards Board ("FASB") Accounting Standards Codification

Effective July 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 168, "The FASB Accounting Standards Codification(TM) and the Hierarchy of Generally Accepted Accounting Principles - a Replacement of FASB Statement No. 162," and FASB Accounting Standards Update ("ASU") No. 2009-1, "Topic 105 - Generally Accepted Accounting Principles amendments based on Statement of Financial Accounting Standards No. 168--The FASB Accounting Standards Codification(TM) and the Hierarchy of Generally Accepted Accounting Principles."

FASB Accounting Standards Codification(TM) ("ASC") Topic 105 establishes the FASB Accounting Standards Codification(TM) as the single source of authoritative U.S. GAAP recognized by the FASB, to be applied by nongovernmental entities and to supersede all previous U.S. GAAP literature. Adoption of the ASC had no effect on the Company's Balance Sheets or Statements of Operations, as it did not change U.S. GAAP principles.

Fair Value Measurements

Effective December 31, 2009, the Company adopted ASU No. 2009-12, "Fair Value Measurements and Disclosures - Investment in Certain Entities That Calculate Net Asset per Share (or Its Equivalent)." This amendment to ASC Topic 820, "Fair Value Measurements and Disclosure" ("ASC 820"), allows entities to use the net asset value of certain investments when determining fair value, provided certain criteria are met. Adoption of this guidance had no impact on the Company's Balance Sheets or Statements of Operations.

Effective December 31, 2009, the Company adopted ASU No. 2009-05, "Measuring Liabilities at Fair Value." This amendment to ASC 820 simplifies, in certain instances, the assessment of fair value of a liability. This amendment, when applicable, allows the use of the fair value of the instrument associated with the liability when it is traded as an asset as a proxy for its fair value as a liability, given inherent difficulties in measuring the fair value of such liabilities directly. The fair value of the liability is not adjusted to reflect any restrictions on its transfer. Adoption of this guidance had no impact on the Company's Balance Sheets or Statements of Operations.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Effective April 1, 2009, the Company adopted FASB Staff Position ("FSP") No. FAS 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly," which is now incorporated into ASC 820. This accounting guidance carries forward and elaborates on previous fair value concepts. The fair value of an asset or liability continues to be the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date under then current market conditions. ASC 820 provides indicators of when a transaction is considered disorderly and elaborates on how to determine the fair value of a financial instrument if such conditions exist. Adoption of this guidance had no impact on the Company's Balance Sheets or Statements of Operations.

In October 2008, the FASB issued FSP FAS 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active," which is now incorporated into ASC 820. This pronouncement provided additional guidance on determining fair values of illiquid securities. This guidance was immediately effective, retroactive to prior reporting periods for which financial statements had not yet been issued. Adoption of this guidance had no impact on the Company's Balance Sheets or Statements of Operations.

Effective January 1, 2008, the Company adopted FSP FAS 157-1, "Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13," which is now incorporated into ASC 820. This guidance provides a scope exception for applying Statement of Financial Accounting Standards No. 157, "Fair Value Measurements ("SFAS No. 157")," fair value methodologies to the evaluation criteria on lease classification or measurement. Adoption of this guidance had no impact on the Company's Balance Sheets or Statements of Operations.

Effective January 1, 2008, the Company adopted SFAS No. 157, which is now incorporated into ASC 820. This guidance provides a single definition of fair value for accounting purposes, establishes a consistent framework for measuring fair value, and expands disclosure requirements about fair value measurements.

ASC 820 requires, among other things, an exit value approach for valuing assets and liabilities, using the best available information about what a market would bear. The exit value approach focuses on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Exit values for liabilities should include margins for risk even if they are not observable. ASC 820 provides guidance on how to measure fair value when required under existing accounting standards. ASC 820 establishes a fair value hierarchy based on the observability of the inputs to valuation techniques used to measure fair value, sorted into three levels ("Level 1, 2, and 3") with the most observable input level being Level 1. The impact of changing of valuation methods to comply with ASC 820 resulted in adjustments to actuarial liabilities, which were recorded as a decrease in net income of $14 million, net of tax, on January 1, 2008.

Subsequent Events

Effective April 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 165, "Subsequent Events, which is now incorporated into ASC Topic 855, "Subsequent Events" ("ASC 855"). This guidance was retroactively amended by the FASB in February 2010 by issuance of ASU No. 2010-9, "Subsequent Events," which requires an entity which files or furnishes its financial statements with the U.S. Securities and Exchange Commission ("SEC") to evaluate subsequent events through the date that its financial statements are issued. Adoption of this guidance resulted in expanded disclosures related to subsequent events, but had no impact on the Company's Balance Sheets or Statements of Operations.

Other-Than-Temporary Impairments

Effective April 1, 2009, the Company adopted FSP No. FAS 115-2 and FAS 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments, which is now incorporated into ASC Topic 320, "Investments - Debt and Equity Securities" ("ASC 320"). This new guidance removes the concept of "intent and ability to hold until recovery of value" associated with other-than-temporary impairment of a debt security whose fair value is less than its cost. Impairment losses should be recorded in earnings on an available-for-sale debt security only when management does not expect to recover the amortized cost of the security.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The Company's adoption of this guidance required reassessment of previous impairment losses recorded on debt securities held at March 31, 2009, with any reversals of previous impairment losses recorded through retained earnings and offset to accumulated other comprehensive income for available-for-sale debt securities and other actuarial related amounts included in other comprehensive income, and related impact on deferred acquisition costs, as of April 1, 2009.

As a result of adoption of ASC 320, the Company recognized an increase in retained earnings of $2 million, net of tax, on April 1, 2009 with a corresponding (decrease) increase in accumulated other comprehensive income of ($2) million, net of tax, attributable to (1) available-for-sale debt securities of ($4) million, (2) deferred policy acquisition costs and deferred sales inducements of $1 million, and (3) deferred income taxes of $1 million.

Income Taxes

Effective January 1, 2007, the Company adopted FASB Financial Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109," which is now incorporated into ASC 740, "Income Taxes" ("ASC 740"). This guidance prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that it has taken or expects to take on a tax return. ASC 740 requires evaluation of whether a tax position taken on a tax return is more likely than not to be sustained if challenged, and if so, evaluation of the largest benefit that is more than 50% likely of being realized on ultimate settlement. Differences between these benefits and actual tax positions result in either (a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, (b) a reduction in a deferred tax asset or an increase in a deferred tax liability, or both (a) and (b). ASC 740 requires recording a cumulative effect of adoption in retained earnings as of the beginning of the year of adoption. Adoption of this guidance had no impact on the Company's Balance Sheets or Statements of Operations.

FUTURE ADOPTION OF RECENT ACCOUNTING PRONOUNCEMENTS

Fair Value Measurements

In January 2010, the FASB issued ASU No. 2010-06, "Fair Value Measurements and Disclosures - Improving Disclosures about Fair Value Measurements," which amends ASC 820. This guidance adds additional requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. These amendments to ASC 820 will be effective for the Company on January 1, 2010. Adoption of this guidance will result in expanded disclosures related to fair value measurements, but will have no impact on the Company's Balance Sheets or Statements of Operations.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 2 -- INVESTMENTS

FIXED MATURITIES

The Company's investments in fixed maturities classified as available-for-sale are summarized below:

                                                                                     DECEMBER 31, 2009
                                                                 -----------------------------------------------------
                                                                                    GROSS        GROSS
                                                                                  UNREALIZED   UNREALIZED
                                                                 AMORTIZED COST     GAINS        LOSSES     FAIR VALUE
                                                                 --------------   ----------   ----------   ----------
                                                                                      (IN MILLIONS)
FIXED MATURITIES:
   Corporate securities ......................................       $  602           $25          $ 4        $  623
   U.S. Treasury securities and obligations of U.S. government
      corporations and agencies ..............................          477             9            7           479
   Obligations of states and political subdivisions ..........           31             1            1            31
   Debt securities issued by foreign governments .............          111            --            9           102
                                                                     ------           ---          ---        ------
   Total fixed maturities available-for-sale .................       $1,221           $35          $21        $1,235
                                                                     ======           ===          ===        ======

                                                                                     DECEMBER 31, 2008
                                                                 -----------------------------------------------------
                                                                                    GROSS        GROSS
                                                                                  UNREALIZED   UNREALIZED
                                                                 AMORTIZED COST     GAINS        LOSSES     FAIR VALUE
                                                                 --------------   ----------   ----------   ----------
                                                                                      (IN MILLIONS)
FIXED MATURITIES:
   Corporate securities ......................................        $339           $ 23         $  3         $359
   U.S. Treasury securities and obligations of U.S.
      government corporations and agencies ...................         329             36           --          365
   Debt securities issued by foreign governments .............           2             --           --            2
                                                                      ----           ----         ----         ----
   Total fixed maturities available-for-sale .................        $670           $ 59         $  3         $726
                                                                      ====           ====         ====         ====

The amortized cost and fair value of fixed maturities at December 31, 2009, by contractual maturity, are shown below:

                                               AMORTIZED COST   FAIR VALUE
                                               --------------   ----------
                                                        (IN MILLIONS)
FIXED MATURITIES:
Due in one year or less ....................       $  122         $  125
Due after one year through five years ......          383            393
Due after five years through ten years .....          362            368
Due after ten years ........................          354            349
                                                   ------         ------
   Total ...................................       $1,221         $1,235
                                                   ======         ======

Expected maturities may differ from contractual maturities because eligible borrowers may exercise their right to call or prepay obligations with or without call or prepayment penalties.

FIXED MATURITIES IMPAIRMENT REVIEW

The Company has a process in place to identify securities that could potentially have an impairment that is other-than- temporary. This process involves monitoring market events that could impact issuers' credit ratings, business climate, management changes, litigation and government actions, and other similar factors. This process also involves monitoring late payments, downgrades by rating agencies, key financial ratios, financial statements, revenue forecasts, and cash flow projections as indicators of credit issues.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

At the end of each quarter, the MFC Loan Review Committee reviews all securities where market value is less than 80 percent of amortized cost for six months or more to determine whether impairments need to be taken. The analysis focuses on each company's or project's ability to service its debts in a timely fashion and the length of time the security has been trading below amortized cost. The results of this analysis are reviewed by the Credit Committee at MFC. This committee includes MFC's Chief Financial Officer, Chief Investment Officer, Chief Risk Officer, Chief Credit Officer, and other senior management. This quarterly process includes a fresh assessment of the credit quality of each investment in the entire fixed maturities portfolio.

The Company considers relevant facts and circumstances in evaluating whether the impairment of a security is other-than-temporary. Relevant facts and circumstances considered include (1) the length of time the fair value has been below cost; (2) the financial position of the issuer, including the current and future impact of any specific events; and (3) the Company's ability and intent to hold the security to maturity or until it recovers in value. If the Company intends to sell, or if it is more likely than not that it will be required to sell an impaired security prior to recovery of its cost basis, the security is considered other-than-temporary impaired and the Company records a charge to earnings for the full amount of impairment (the difference between the current carrying amount and fair value of the security). For those securities in an unrealized loss position where the Company does not intend to sell or is not more likely than not to be required to sell, the Company determines its ability to recover the amortized cost of the security by comparing the net present value of the projected future cash flows to the amortized cost of the security. If the net present value of the cash flow is less that the security's amortized cost then the difference is recorded as a credit loss. The difference between the estimates of the credit loss and the overall unrealized loss on the security is the non-credit-related component. The credit loss portion is charged to net realized investment losses in the Statements of Operations, while the non-credit loss is charged to other comprehensive income (loss).

The net present value used to determine the credit loss is calculated by discounting the Company's best estimate of projected future cash flows at the effective interest rate implicit in the debt security prior to impairment. The Company may use the estimated fair value of collateral as a proxy for the net present value if it believes that the security is dependent on the liquidation of collateral for recovery of its investment. The projection of future cash flows are subject to the same analysis the Company applies to its overall impairment evaluation process, as noted above, which incorporates security specific information such as late payments, downgrades by rating agencies, key financial ratios, financial statements, and fundamentals of the industry and geographic area in which the issuer operates, as well as overall macroeconomic conditions. The projections are estimated using assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default.

There are a number of significant risks and uncertainties inherent in the process of monitoring impairments and determining if impairment is other-than-temporary. These risks and uncertainties include (1) the risk that our assessment of an issuer's ability to meet all of its contractual obligations will change based on changes in the credit characteristics of that issuer, (2) the risk that the economic outlook will be worse than expected or have more of an impact on the issuer than anticipated, (3) the risk that fraudulent information could be provided to our investment professionals who determine the fair value estimates and other-than-temporary impairments, and (4) the risk that new information obtained by us or changes in other facts and circumstances lead us to change our intent to hold the security to maturity or until it recovers in value. Any of these situations could result in a charge to earnings in a future period.

The cost amounts for fixed maturity securities are net of the other-than-temporary impairment charges.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The following table shows the carrying value and gross unrealized losses aggregated by investment category and length of time that individual fixed maturity securities have been in a continuous unrealized loss position:

       UNREALIZED LOSSES ON FIXED MATURITY SECURITIES -- BY INVESTMENT AGE

                                                                          YEAR ENDED DECEMBER 31, 2009
                                                  ---------------------------------------------------------------------
                                                   LESS THAN 12 MONTHS      12 MONTHS OR MORE             TOTAL
                                                  ---------------------   ---------------------   ---------------------
                                                  CARRYING   UNREALIZED   CARRYING   UNREALIZED   CARRYING   UNREALIZED
                                                    VALUE      LOSSES      VALUE       LOSSES      VALUE       LOSSES
                                                  --------   ----------   --------   ----------   --------   ----------
                                                                              (IN MILLIONS)
Corporate securities ..........................     $187        $  4        $ --        $ --        $187        $  4
U.S. Treasury securities and obligations of
   U.S. government corporations and agencies ..      146           7          --          --         146           7
Obligations of states and political
   subdivisions ...............................       23           1          --          --          23           1
Debt securities issued by foreign
   governments ................................       92           9          --          --          92           9
                                                    ----        ----        ----        ----        ----        ----
Total .........................................     $448        $ 21        $ --        $ --        $448        $ 21
                                                    ====        ====        ====        ====        ====        ====

                                                                          YEAR ENDED DECEMBER 31, 2008
                                                  ---------------------------------------------------------------------
                                                   LESS THAN 12 MONTHS      12 MONTHS OR MORE             TOTAL
                                                  ---------------------   ---------------------   ---------------------
                                                  CARRYING   UNREALIZED   CARRYING   UNREALIZED   CARRYING   UNREALIZED
                                                    VALUE      LOSSES      VALUE       LOSSES      VALUE       LOSSES
                                                  --------   ----------   --------   ----------   --------   ----------
                                                                              (IN MILLIONS)
Corporate securities ..........................      $96         $ 3         $--         $--         $96         $ 3
                                                     ---         ---         ---         ---         ---         ---
Total .........................................      $96         $ 3         $--         $--         $96         $ 3
                                                     ===         ===         ===         ===         ===         ===

Unrealized losses can be created by rising interest rates or by rising credit concerns and hence widening credit spreads. Credit concerns are apt to play a larger role in the unrealized loss on below investment grade securities. Unrealized losses on investment grade securities principally relate to changes in interest rates or changes in credit spreads since the securities were acquired. Credit rating agencies' statistics indicate that investment grade securities have been found to be less likely to develop credit concerns. The Company did not hold any below investment grade fixed maturity securities at December 31, 2009 or December 31, 2008.

At December 31, 2009 and 2008, there were 62 and 37 fixed maturity securities with an aggregate gross unrealized loss of $21 million and $3 million, respectively, of which the single largest unrealized loss was $3 million and $0.5 million, respectively. The Company anticipates that these fixed maturity securities will perform in accordance with their contractual terms and currently has the ability and intent to hold these securities until they recover or mature.

There were no non-income producing available-for-sale securities for the year ended December 31, 2009. Non-income producing assets represent investments that have not produced income for the twelve months preceding December 31, 2009.

ASSETS ON DEPOSIT

As of December 31, 2009 and 2008, fixed maturity securities with a fair value of $1 million were on deposit with the State of New York as required by law.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

EQUITY METHOD INVESTMENTS

The Company has a 38% equity ownership in JHIMS, which is included in investment in unconsolidated affiliate, and is allocated approximately 39% of earnings pursuant to the Limited Liability Company Agreement. As of December 31, 2009 and 2008, total assets of JHIMS were $40 million and $27 million, respectively, and total liabilities of JHIMS were $38 million and $25 million, respectively. For the years ended December 31, 2009, 2008, and 2007, net income of JHIMS was $328 million, $350 million, and $353 million, respectively. The Company's share of income earned from its investment in JHIMS was $127 million, $137 million, and $139 million for the years ended December 31, 2009, 2008, and 2007, respectively, and is included in net investment income.

NET INVESTMENT INCOME AND NET REALIZED INVESTMENT AND OTHER GAINS (LOSSES)

The following information summarizes the components of net investment income and net realized investment and other gains (losses):

                                                      YEARS ENDED DECEMBER 31,
                                                      ------------------------
                                                       2009     2008     2007
                                                      ------   ------   ------
                                                            (IN MILLIONS)
NET INVESTMENT INCOME
   Fixed maturities ...............................    $ 43     $ 30     $ 27
   Policy loans ...................................       3        3        2
   Short-term investments .........................       2        5        5
   Other (1) ......................................     127      137      139
                                                       ----     ----     ----
   Gross investment income ........................     175      175      173
      Less investment expenses ....................       2        1        1
                                                       ----     ----     ----
Net investment income .............................    $173     $174     $172
                                                       ====     ====     ====
NET REALIZED INVESTMENT AND OTHER GAINS (LOSSES)
   Fixed maturities ...............................    $  1     $  6     $ (2)
   Other ..........................................      --        4       (4)
                                                       ----     ----     ----
Net realized investment and other gains (losses) ..    $  1     $ 10     $ (6)
                                                       ====     ====     ====

(1)  Primarily represents income earned from the Company's investment in JHIMS.

Gross gains were realized on the sale of available-for-sale securities of $3 million, $7 million, and $0.4 million for the years ended December 31, 2009, 2008, and 2007, respectively, and gross losses were realized on the sale of available-for-sale securities of $1 million, $0.1 million, and $0 million for the years ended December 31, 2009, 2008, and 2007, respectively. In addition, other-than-temporary impairments on available-for-sale securities of $0 million, $2 million, and $2 million for the years ended December 31, 2009, 2008, and 2007, respectively, were recognized in the Statements of Operations.

NOTE 3 -- INCOME TAXES

The Company joins with its parent and affiliates in filing a consolidated tax return.

In accordance with the income tax sharing agreements in effect for the applicable tax years, the income tax provision (or benefit) is computed as if each entity filed separate federal income tax returns. Intercompany settlements of income taxes are made through an increase or reduction to amounts due to or from affiliates. Such settlements occur on a periodic basis in accordance with the tax sharing agreements. Tax benefits from operating losses are provided at the U.S. statutory rate plus any tax credits attributable, provided the consolidated group utilizes such benefits currently.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 3 -- INCOME TAXES - (CONTINUED)

The components of income taxes were as follows:

                                                       YEARS ENDED
                                                       DECEMBER 31,
                                                   -------------------
                                                    2009   2008   2007
                                                   -----   ----   ----
                                                      (IN MILLIONS)
Current taxes:
   Federal......................................    $ 77   $ 10    $33
Deferred taxes:
   Federal......................................      31    (21)    15
                                                    ----   ----    ---
Total income tax expense (benefit)..............    $108   $(11)   $48
                                                    ====   ====    ===

A reconciliation of income taxes at the federal income tax rate to income tax expense charged to operations is as follows:

                                                       YEARS ENDED
                                                       DECEMBER 31,
                                                   -------------------
                                                    2009   2008   2007
                                                   -----   ----   ----
                                                      (IN MILLIONS)
Tax at 35%......................................    $111   $ (8)  $ 57
Add (deduct):
   Prior year taxes.............................       2      3    (11)
   Dividends received deduction.................      (4)    (6)   (11)
   Unrecognized tax benefits....................      --     --     14
   Other........................................      (1)    --     (1)
                                                    ----   ----   ----
      Total income tax expense (benefit)........    $108   $(11)  $ 48
                                                    ====   ====   ====

Deferred income tax assets and liabilities result from tax effecting the differences between the financial statement values and income tax values of assets and liabilities at each Balance Sheet date. Deferred tax assets and liabilities consisted of the following:

                                                  DECEMBER 31,
                                                  ------------
                                                   2009   2008
                                                   ----   ----
                                                  (IN MILLIONS)
DEFERRED TAX ASSETS:
   Differences in computing policy reserves....    $155   $108
   Securities and other investments............      --     79
   Unearned revenue............................      14     15
   Tax credits.................................       7      6
   Other.......................................       1     --
                                                   ----   ----
      Total deferred tax assets................     177    208
                                                   ----   ----
DEFERRED TAX LIABILITIES:
   Unrealized gains on investments.............       5     15
   Securities and other investments............      15     --
   Deferred policy acquisition costs...........     165    171
   Reinsurance.................................      79     67
   Deferred sales inducements..................      13     16
                                                   ----   ----
      Total deferred tax liabilities...........     277    269
                                                   ----   ----
         Net deferred tax liabilities..........    $100   $ 61
                                                   ====   ====

At December 31, 2009 and December 31, 2008 the Company had no operating loss carryforwards. The Company believes that it will realize the full benefit of its deferred tax assets.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The Company made income tax payments of $7 million, $32 million, and $32 million in 2009, 2008, and 2007, respectively.

The Company files income tax returns in the U.S. federal jurisdiction and in New York. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by taxing authorities for years before 2003.

The Internal Revenue Service ("IRS") completed its examination of the Company's income tax returns for years 2004 through 2005 in July 2009. The Company filed protests with the IRS Appeals Division of various adjustments raised by the IRS in its examinations of these years. The examination of the 2006 and 2007 tax years began in November 2009.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

                                                                  DECEMBER 31,
                                                                  ------------
                                                                   2009   2008
                                                                   ----   ----
                                                                  (IN MILLIONS)
Balance, beginning of year.....................................    $16     $16
Additions based on tax positions related to the current year...      2       3
(Reductions) additions for tax positions of prior years........     (1)     (3)
                                                                   ----    ---
Balance, end of year...........................................    $17     $16
                                                                   ====    ===

Included in the balance as of December 31, 2009 and 2008, respectively are $17 million and $16 million of unrecognized benefits that, if recognized, would affect the Company's effective tax rate.

Included in the balance as of December 31, 2009, are no tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest or penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of taxes to an earlier period.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense (part of other operating costs and expenses) and penalties in income tax expense. During the years ended December 31, 2009, 2008, and 2007, the Company recognized approximately $1 million, $(1) million, and $1 million in interest expense, respectively. The Company had approximately $2 million and $0 million accrued for interest as of December 31, 2009 and December 31, 2008, respectively. The Company did not recognize any material amounts of penalties during the years ended December 31, 2009, 2008, and 2007.

NOTE 4 -- RELATED PARTY TRANSACTIONS

SERVICE AGREEMENTS

The Company has formal service agreements with MLI and JHUSA. Under these agreements, the Company will pay direct investment and operating expenses incurred by MLI and JHUSA on behalf of the Company. Services provided under the agreements include legal, personnel, marketing, investment accounting, and certain other administrative services and are billed based on intercompany cost allocations. Pursuant to an administrative services agreement, all intercompany services are billed through JHUSA to the Company. Pursuant to an investment services agreement, all investment services are billed directly by MLI to the Company. Costs incurred under the agreements were $41 million, $47 million, and $45 million for the years ended December 31, 2009, 2008, and 2007, respectively. As of December 31, 2009 and December 31, 2008, the Company had accrued payables of $12 million and $9 million, respectively.

Management believes the allocation methods used are reasonable and appropriate in the circumstances; however, the Company's Balance Sheets may not necessarily be indicative of the financial condition that would have existed if the Company operated as an unaffiliated entity.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

In connection with the hedging risks associated with the Company's variable annuity products, the Company has entered into an Investment Service Agreement with MFC Global Investment Management (Canada), a division of Elliott & Page Limited ("E&P") effective December 28, 2009, pursuant to which E&P acts as investment advisor and program manager with respect to trading certain derivatives contracts for the Company's hedging program. The Company has also entered into an Asset & Liability Management Services Agreement with MLI, pursuant to which MLI performs certain asset and liability management services in connection with the hedging program. The fees for services provided under both agreements shall be determined at fair market value.

CAPITAL STOCK TRANSACTIONS

On March 30, 2009, the Company received a $282 million capital contribution from JHUSA in exchange for one share of common stock. The amount included $84 million in cash and fixed maturities with a fair value of $216 million, reduced by a deferred tax liability of $18 million. The deferred tax liability was recognized as the fixed maturities contributed had a cost basis of $164 million.

On December 21, 2009, the Company received a capital contribution from JHUSA of $200 million in cash.

OTHER

The Company has entered into an Amended and Restated Underwriting and Distribution Agreement with John Hancock Distributors, LLC ("JHD"), effective December 1, 2009, pursuant to which JHD is appointed as the principal underwriter and exclusive distributor of the variable annuity, variable life and other products issued by the Company. This agreement replaced and superseded the previous Underwriting and Distribution Agreement dated January 1, 2002 between the parties. For the years ended December 31, 2009, 2008, and 2007, the Company was billed by JHD for underwriting commissions of $100 million, $130 million, and $129 million, respectively. The Company had accrued payables for services provided of $4 million at December 31, 2009 and 2008, respectively.

The Company had receivables from JHIMS relating to distributions of $13 million and $9 million, which were included in accrued investment income at December 31, 2009 and 2008, respectively.

The Company participates in a liquidity pool operated by JHUSA, in which affiliates can invest excess cash. Terms of participation in the liquidity pool are set out in the Liquidity Pool and Loan Facility Agreements effective November 13, 2007. The Company had $139 million and $66 million invested in this pool at December 31, 2009 and 2008, respectively.

NOTE 5 -- REINSURANCE

The effect of reinsurance on life premiums written and earned was as follows:

                                               YEARS ENDED DECEMBER 31,
                                ------------------------------------------------------
                                      2009               2008               2007
                                    PREMIUMS           PREMIUMS           PREMIUMS
                                ----------------   ----------------   ----------------
                                WRITTEN   EARNED   WRITTEN   EARNED   WRITTEN   EARNED
                                -------   ------   -------   ------   -------   ------
                                                     (IN MILLIONS)
Direct.......................    $100      $100     $ 69      $ 70     $ 35      $ 35
Ceded........................     (73)      (73)     (52)      (52)     (30)      (30)
                                 ----      ----     ----      ----     ----      ----
   Net life premiums.........    $ 27      $ 27     $ 17      $ 18     $  5      $  5
                                 ====      ====     ====      ====     ====      ====

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

At December 31, 2009, the Company had treaties with twenty-one reinsurers (nineteen non-affiliated and two affiliated). The per policy life risk retained by the Company is capped at a maximum of $100 thousand. In 2009, recoveries under these agreements totaled $40 million on $48 million of death claims. In 2008, recoveries under these agreements totaled $28 million on $35 million of death claims. In 2007, recoveries under these agreements totaled $14 million on $17 million of death claims.

The Company utilizes reinsurance agreements to provide for greater diversification of business, allowing management to control exposure to potential losses arising from large risks and provide additional capacity for growth. Reinsurance ceded contracts do not relieve the Company from its obligations to policyholders. The Company remains liable to its policyholders for the portion reinsured to the extent that any reinsurer does not meet its obligations for reinsurance ceded to it under the reinsurance agreements. Failure of the reinsurers to honor their obligations could result in losses to the Company; consequently, estimates are established for amounts deemed or estimated to be uncollectible. To minimize its exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk arising from similar characteristics among the reinsurers.

NOTE 6 -- PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

The Company participates in a funded qualified defined benefit plan (the "Plan"). Effective January 1, 2008, the John Hancock Financial Services, Inc. Pension Plan was renamed the John Hancock Pension Plan. Pursuant to the merger of JHFS into MIC, as discussed in Note 1, JHFS ceased to exist, and sponsorship of the Plan transferred to JHUSA effective January 1, 2010. Historically, pension benefits were calculated utilizing a traditional formula. Under the traditional formula, benefits were provided based upon length of service and final average compensation. As of Jannuary 1, 2002, the defined benefit pension plan was amended to a cash balance basis. Under the cash balance formula, participants are credited with benefits equal to a percentage of eligible pay, as well as interest. In addition, early retirement benefits are subsidized for certain grandfathered participants. The costs associated with the Plan were charged to the Company and were not material for the years ended December 31, 2009, 2008, and 2007, respectively.

The Company participates in a postretirement medical and life insurance benefit plan for its retired employees and their spouses. Sponsorship of this plan transferred to JHUSA effective January 1, 2010. Certain employees hired prior to 2005 who meet age and service criteria may be eligible for these postretirement benefits in accordance with the plan's provisions. The majority of retirees contribute a portion of the total cost of postretirement medical benefits. Life insurance benefits are based on final compensation subject to the plan maximum.

The employee welfare plan was amended effective January 1, 2007 whereby participants who had not reached a certain age and years of service with the Company were no longer eligible for such Company contributory benefits. Also the number of years of service required to be eligible for the benefit was increased to 15 years. The future retiree life insurance coverage amount was frozen as of December 31, 2006. The costs associated with other postretirement benefits were charged to the Company and were not material for the years ended December 31, 2009, 2008, and 2007, respectively.

The Company participates in a qualified defined contribution plan. Sponsorship of this plan transferred to JHUSA effective January 1, 2010. The costs associated with the defined contribution plan were charged to the Company and were not material for the years ended December 31, 2009, 2008, and 2007.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 7 -- COMMITMENTS AND LEGAL PROCEEDINGS

COMMITMENTS. The Company leases office space under operating lease agreements, which will expire in March of 2012. Rental expenses were $75 thousand, for each of the years ended December 31, 2009, 2008, and 2007, respectively.

The future minimum lease payments by year and in the aggregate, under the remaining operating leases are presented below:

                                            OPERATING
                                             LEASES
                                         --------------
                                         (IN THOUSANDS)
2010..................................        $ 53
2011..................................          52
2012..................................          13
                                              ----
Total minimum lease payments..........        $118
                                              ====

LEGAL PROCEEDINGS. The Company is regularly involved in litigation, both as a defendant and as a plaintiff. The litigation naming the Company as a defendant ordinarily involves its activities as a provider of insurance protection and wealth management products and as a taxpayer. In addition, the New York Insurance Department, the New York Attorney General, the SEC, the Financial Industry Regulatory Authority, and other government and regulatory bodies regularly make inquiries and, from time to time, require the production of information or conduct examinations concerning the Company's compliance with, among other things, insurance laws, securities laws, and laws governing the activities of broker-dealers. The Company does not believe that the conclusion of any current legal or regulatory matters, either individually or in the aggregate, will have a material adverse effect on its financial condition or results of operations.

NOTE 8 -- SHAREHOLDER'S EQUITY

CAPITAL STOCK

The Company has one class of capital stock, common stock. All of the outstanding common stock of the Company is owned by its parent, JHUSA.

ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of accumulated other comprehensive income were as follows:

                                                                                   ACCUMULATED
                                                                 NET UNREALIZED       OTHER
                                                                   INVESTMENT     COMPREHENSIVE
                                                                 GAINS (LOSSES)       INCOME
                                                                 --------------   -------------
                                                                          (IN MILLIONS)
BALANCE AT JANUARY 1, 2007....................................        $ 1              $ 1
Gross unrealized investment gains (net of deferred income tax
   expense of $6 million)...................................           11               11
Reclassification adjustment for gains realized in net income
   (net of deferred income tax benefit of $0 million).........         --               --
Adjustment for deferred policy acquisition costs and deferred sales inducements (net of deferred income tax benefit of
   $0.3 million)..............................................         (1)              (1)
                                                                      ---              ---
Net unrealized investment gains...............................         10               10
                                                                      ---              ---
BALANCE AT DECEMBER 31, 2007..................................        $11              $11
                                                                      ===              ===

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                                                                    NET          ACCUMULATED
                                                                 UNREALIZED         OTHER
                                                                 INVESTMENT     COMPREHENSIVE
                                                               GAINS (LOSSES)       INCOME
                                                               --------------   -------------
                                                                        (IN MILLIONS)
BALANCE AT JANUARY 1, 2008..................................      $ 11              $ 11
Gross unrealized investment gains (net of deferred income
   tax expense of $15 million)..............................        29                29
Reclassification adjustment for gains realized in net
   income (net of deferred income tax benefit of
    $2 million).............................................        (5)               (5)
Adjustment for deferred policy acquisition costs and
   deferred sales inducements and unearned revenue
   liability (net of deferred income tax benefit of $3
   million).................................................        (5)               (5)
Adjustment for policyholder liabilities (net of deferred
   income tax benefit of $2 million)........................        (3)               (3)
                                                                  ----              ----
Net unrealized investment gains.............................        16                16
                                                                  ----              ----
BALANCE AT DECEMBER 31, 2008................................      $ 27              $ 27
                                                                  ====              ====
Gross unrealized investment losses (net of deferred income
   tax benefit of $14 million)..............................      $(26)             $(26)
Reclassification adjustment for gains realized in net
   income (net of deferred income tax benefit of
   $1 million)..............................................        (1)               (1)
Adjustment for deferred policy acquisition costs, deferred
   sales inducements and unearned revenue liability (net of
   deferred income tax expense of $1 million)...............         2                 2
Adjustment for policyholder liabilities (net of deferred
   income tax expense of $1 million)........................         3                 3
                                                                  ----              ----
Net unrealized investment losses............................       (22)              (22)
                                                                  ----              ----
BALANCE AT DECEMBER 31, 2009................................      $  5              $  5
                                                                  ====              ====

Net unrealized investment gains (losses) included on the Company's Balance Sheets as a component of shareholder's equity are summarized below:

                                                                                           DECEMBER 31,
                                                                                        ------------------
                                                                                        2009   2008   2007
                                                                                        ----   ----   ----
                                                                                           (IN MILLIONS)
Balance, end of year comprises:
   Unrealized investment gains on:
      Fixed maturities...............................................................   $14    $ 56   $18
                                                                                        ---    ----   ---
   Total.............................................................................    14      56    18
Amounts of unrealized investment (losses) gains attributable to:
      Deferred policy acquisition costs, deferred sales inducements and unearned
         revenue liability...........................................................    (6)     (9)   (1)
      Policyholder liabilities.......................................................    (1)     (5)   --
      Deferred income taxes..........................................................    (2)    (15)   (6)
                                                                                        ---    ----   ---
   Total.............................................................................    (9)    (29)   (7)
                                                                                        ---    ----   ---
Net unrealized investment gains......................................................   $ 5    $ 27   $11
                                                                                        ===    ====   ===

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 8 -- SHAREHOLDER'S EQUITY - (CONTINUED)

STATUTORY RESULTS

The Company is required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the insurance department of the state of domicile, which is New York.

The Company's statutory net income (loss) for the years ended December 31, 2009, 2008, and 2007 was $310 million (unaudited), $(329) million, and $66 million, respectively.

The Company's statutory capital and surplus as of December 31, 2009 and 2008 was $1,017 million (unaudited) and $218 million, respectively.

Under New York insurance law, no insurer may pay any shareholder dividends from any source other than statutory earned surplus without the prior approval of the Superintendent of Insurance (the "Superintendent"). New York law also limits the aggregate amount of dividends a life insurer may pay in any calendar year, without the prior permission of the Superintendent, to the lesser of (i) 10% of its statutory policyholders' surplus as of the immediately preceding calendar year or (ii) the company's statutory net gain from operations for the immediately preceding calendar year, not including realized capital gains.

NOTE 9 -- SEGMENT INFORMATION

The Company operates in the following three business segments: (1) Protection and (2) Wealth Management, which primarily serve retail customers and (3) Corporate.

The Company's reportable segments are strategic business units offering different products and services. The reportable segments are managed separately, as they focus on different products, markets, and distribution channels.

PROTECTION SEGMENT. Offers a variety of individual life insurance products, including whole life, term life, universal life, and variable life insurance. Products are distributed through multiple distribution channels, including insurance agents, brokers, banks, financial planners, and direct marketing.

WEALTH MANAGEMENT SEGMENT. Offers individual and group annuities contracts. Individual annuities consist of fixed deferred annuities and variable annuities. These products are distributed through multiple distribution channels, including insurance agents and brokers affiliated with the Company, securities brokerage firms, financial planners, pension plan sponsors, pension plan consultants, and banks.

CORPORATE. Includes corporate operations primarily related to certain financing activities and income on capital not specifically allocated to the reporting segments.

The accounting policies of the segments are the same as those described in Note 1 -- Summary of Significant Accounting Policies. Allocations of net investment income are based on the amount of assets allocated to each segment. Other costs and operating expenses are allocated to each segment based on a review of the nature of such costs, cost allocations utilizing time studies, and other relevant allocation methodologies.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The following table summarizes selected financial information by segment for the periods indicated:

                                                                                           WEALTH
                                                                            PROTECTION   MANAGEMENT   CORPORATE    TOTAL
                                                                            ----------   ----------   ---------   ------
                                                                                            (IN MILLIONS)
2009
   Revenues from external customers .....................................     $  132       $   93       $   --    $  225
   Net investment income ................................................         17           19          137       173
   Net realized investment and other gains ..............................          1           --           --         1
                                                                              ------       ------       ------    ------
   Revenues .............................................................     $  150       $  112       $  137    $  399
                                                                              ======       ======       ======    ======
   Net (loss) income ....................................................     $  (13)      $  134       $   88    $  209
                                                                              ======       ======       ======    ======
SUPPLEMENTAL INFORMATION:
   Equity in net income of investees accounted for by the equity
      method ............................................................     $   --       $   20       $  107    $  127
   Carrying value of investments accounted for under the equity method ..         --           --            1         1
   Amortization of deferred policy acquisition costs and deferred
      sales inducements .................................................         23           91           --       114
   Income tax (benefit) expense .........................................         (7)          68           47       108
   Segment assets .......................................................     $  869       $7,025       $1,564    $9,458

                                                                                           WEALTH
                                                                            PROTECTION   MANAGEMENT   CORPORATE    TOTAL
                                                                            ----------   ----------   ---------   ------
                                                                                            (IN MILLIONS)
2008
   Revenues from external customers .....................................      $ 82        $   98       $ --      $  180
   Net investment income ................................................        12            24        138         174
   Net realized investment and other gains (losses) .....................        10             1         (1)         10
                                                                               ----        ------       ----      ------
   Revenues .............................................................      $104        $  123       $137      $  364
                                                                               ====        ======       ====      ======
   Net (loss) income ....................................................      $ (5)       $  (91)      $ 86      $  (10)
                                                                               ====        ======       ====      ======
SUPPLEMENTAL INFORMATION:
   Equity in net income of investees accounted for by the equity
      method ............................................................      $ --        $   21       $116      $  137
   Carrying value of investments accounted for under the equity method ..        --            --          1           1
   Amortization of deferred policy acquisition costs and deferred
      sales inducements .................................................        (8)          (27)        --         (35)
   Income tax (benefit) expense .........................................        (3)          (59)        51         (11)
   Segment assets .......................................................      $614        $5,370       $952      $6,936

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                                                                                           WEALTH
                                                                            PROTECTION   MANAGEMENT   CORPORATE    TOTAL
                                                                            ----------   ----------   ---------   ------
                                                                                            (IN MILLIONS)
2007
   Revenues from external customers .....................................       $61          $ 99        $ --     $ 160
   Net investment income ................................................         7            30         135       172
   Net realized investment and other losses .............................        (5)           --          (1)       (6)
                                                                                ---          ----        ----     -----
   Revenues .............................................................       $63          $129        $134     $ 326
                                                                                ===          ====        ====     =====
   Net income ...........................................................       $ 6          $ 16        $ 93     $ 115
                                                                                ===          ====        ====     =====
SUPPLEMENTAL INFORMATION:
   Equity in net income of investees accounted for by the equity
      method ............................................................       $--          $ 22        $117     $ 139
   Carrying value of investments accounted for under the equity method ..        --            --           1         1
   Amortization of deferred policy acquisition costs and deferred
      sales inducements .................................................        15            23          --        38
   Income tax expense ...................................................         3             6          39        48

The Company operates primarily in the United States and has no reportable major customers.

NOTE 10 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments. Fair values have been determined by using available market information and the valuation methodologies described below.

                                                                          DECEMBER 31,
                                                             -------------------------------------
                                                                    2009                2008
                                                             -----------------   -----------------
                                                             CARRYING    FAIR    CARRYING    FAIR
                                                               VALUE     VALUE     VALUE     VALUE
                                                             --------   ------   --------   ------
                                                                         (IN MILLIONS)
ASSETS:
   Fixed maturities:
      Corporate securities ...............................    $  623    $  623    $  359    $  359
      U.S. Treasury securities and obligations of U.S.
         government corporations and agencies ............       479       479       365       365
      Obligations of states and political subdivisions ...        31        31        --        --
      Debt securities issued by foreign governments ......       102       102         2         2
   Policy loans ..........................................        55        55        43        43
   Short-term investments ................................       107       107       514       514
   Cash and cash equivalents .............................       669       669        64        64
   Embedded derivatives ..................................        41        41        40        40
   Separate account assets ...............................     6,648     6,648     4,865     4,865
LIABILITIES:
   Fixed-rate deferred annuities .........................         3         3        --        --
   Embedded derivatives ..................................        53        53       275       275

Effective January 1, 2008, the Company adopted ASC 820, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; that is, an exit value. The exit value assumes the asset or liability is exchanged in an orderly transaction; it is not a forced liquidation or distressed sale.

ASC 820 resulted in effectively creating the following two primary categories of financial instruments for the purpose of fair value disclosure:

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 10 -- FAIR VALUE OF FINANCIAL INSTRUMENTS - (CONTINUED)

- Financial Instruments Measured at Fair Value and Reported in the Balance Sheets - This category includes assets and liabilities measured at fair value on a recurring and non recurring basis. Financial instruments measured on a recurring basis include fixed maturities, short-term investments, derivatives and separate account assets. There are no assets and liabilities measured at fair value on a non recurring basis.

- Other Financial Instruments not Reported at Fair Value - This category includes assets and liabilities which do not require the additional ASC 820 disclosures, as follows:

POLICY LOANS - These loans are carried at unpaid principal balances, which approximate their fair values.

CASH AND CASH EQUIVALENTS - The carrying values for cash and cash equivalents approximate fair value due to the short-term maturities of these instruments.

FIXED-RATE DEFERRED ANNUITIES - The fair value of these financial instruments is estimated by projecting multiple stochastically generated interest rate scenarios under a risk neutral environment reflecting inputs (interest rates, volatility, etc.) observable at the valuation date.

FINANCIAL INSTRUMENTS MEASURED AT FAIR VALUE ON THE BALANCE SHEETS

VALUATION HIERARCHY

Following ASC 820 guidance, the Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company's valuation techniques. A level is assigned to each fair value measurement based on the lowest level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

- Level 1 - Fair value measurements that reflect unadjusted, quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date. Valuations are based on quoted prices reflecting market transactions involving assets or liabilities identical to those being measured. Level 1 securities primarily include separate account assets.

- Level 2 - Fair value measurements using inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in inactive markets, inputs that are observable that are not prices (such as interest rates, credit risks, etc.) and inputs that are derived from or corroborated by observable market data. Most debt securities and short-term investments are classified within Level 2.

- Level 3 - Fair value measurements using significant non market observable inputs. These include valuations for assets and liabilities that are derived using data, some or all of which is not market observable data, including assumptions about risk. Embedded derivatives related to reinsurance agreements or product guarantees are included in this category.

DETERMINATION OF FAIR VALUE

The valuation methodologies used to determine the fair values of assets and liabilities under ASC 820 reflect market participant assumptions and are based on the application of the fair value hierarchy that prioritizes observable market inputs over unobservable inputs. When available, the Company uses quoted market prices to determine fair value, and classifies such items within Level 1. If quoted market prices are not available, fair value is based upon valuation techniques which discount expected cash flows utilizing independent market observable interest rates based on the credit quality and duration of the instrument. Items valued using models are classified according to the lowest level input that is significant to the valuation. Thus, an item may be classified in Level 3 even though significant market observable inputs are used.

The following is a description of the valuation techniques used to measure fair value and the general classification of these instruments pursuant to the fair value hierarchy.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

FAIR VALUE MEASUREMENTS ON A RECURRING BASIS

FIXED MATURITIES

For fixed maturities, including corporate, US Treasury, foreign government and obligations of states and political subdivisions, fair values are based on quoted market prices when available. When market prices are not available, fair value is generally estimated using discounted cash flow analyses, incorporating current market inputs for similar financial instruments with comparable terms and credit quality (matrix pricing). The significant inputs into these models include, but are not limited to, yield curves, credit risks and spreads, measures of volatility and prepayment speeds. These fixed maturities are classified within Level 2. Fixed maturities with significant pricing inputs which are unobservable are classified within Level 3.

SHORT-TERM INVESTMENTS

Short-term investments are comprised of securities due to mature within one year of the date of purchase that are traded in active markets, and are classified within Level 1 as fair values are based on quoted market prices. Securities such as commercial paper and discount notes are classified within Level 2 because these securities are typically not actively traded due to their short maturities and, as such, their cost generally approximates fair value.

EMBEDDED DERIVATIVES

As defined in FAS 133, "Accounting for Derivative Instrument and Hedging Activities", now incorporated into ASC 815, "Disclosures about Derivative Instruments and Hedging Activites," which is now incorporated into ASC 944 - "Financial Services - Insurance" ("ASC 944"), the Company holds assets and liabilities classified as embedded derivatives, which are reported separately on the balance sheets. Those assets include guaranteed minimum income benefits that are ceded under modified coinsurance reinsurance arrangements ("Reinsurance GMIB Assets"). Liabilities include policyholder benefits offered under variable annuity contracts such as guaranteed minimum withdrawal benefits with a term certain ("GMWB").

Embedded derivatives are recorded in financial statements at fair value, separately from their host contract, and the change in their fair value is reflected in benefits to policyholders. Many factors including, but not limited to, market conditions, credit ratings, variations in actuarial assumptions regarding policyholder liabilities and risk margins related to non-capital market inputs may result in significant fluctuations in the fair value of these embedded derivatives that could materially affect net income.

The fair value of embedded derivatives is estimated as the present value of future benefits less the present value of future fees. The fair value calculation includes assumptions for risk margins including nonperformance risk.

Risk margins are established to capture the risks of the instrument which represent the additional compensation a market participant would require to assume the risks related to the uncertainties of such actuarial assumptions as annuitization, persistency, partial withdrawal and surrenders. The establishment of these actuarial assumptions, risk margins, nonperformance risk, and other inputs requires the use of significant judgment.

Nonperformance risk refers to the risk that the obligation will not be fulfilled and affects the value of the liability. The fair value measurement assumes that the nonperformance risk is the same before and after the transfer. Therefore, fair value reflects the reporting entity's own credit risk.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Nonperformance risk for liabilities held by the Company is based on MFC's own credit risk, which is determined by taking into consideration publicly available information relating to MFC's debt as well as its claims paying ability. Nonperformance risk is also reflected in the Reinsurance GMIB assets held by the Company. The credit risk of the reinsurance companies is most representative of the nonperformance risk for Reinsurance GMIB assets, and is derived from publicly available information relating to the reinsurance companies' publicly issued debt.

SEPARATE ACCOUNT ASSETS

Separate account assets are reported at fair value and reported as a summarized total on the balance sheets in accordance with ASC 944. The fair value of separate account assets are based on the fair value of the underlying assets owned by the separate account. Assets owned by the Company's separate accounts primarily include: investments in mutual funds, short-term investments and cash and cash equivalents.

The fair value of mutual fund investments is based upon quoted market prices or reported net asset values ("NAV"). Open-ended mutual fund investments that are traded in an active market and have a publically available price are included in Level 1. The fair values of fixed maturity securities, equity securities, short-term investments, and cash equivalents held by separate accounts are determined on a basis consistent with the methodologies described herein for similar financial instruments held within the Company's general account.

The following table presents the Company's assets and liabilities that are measured at fair value on a recurring basis by ASC 820 fair value hierarchy levels, as of December 31, 2009.

                                                                        DECEMBER 31, 2009
                                                            ----------------------------------------
                                                               TOTAL
                                                            FAIR VALUE   LEVEL 1   LEVEL 2   LEVEL 3
                                                            ----------   -------   -----------------
                                                                          (IN MILLIONS)
ASSETS:
   Fixed maturities:
      Corporate securities ..............................     $  623      $   --    $  623     $--
      U.S. Treasury securities and obligations of U.S.
         government corporations and agencies ...........        479          --       479      --
      Obligations of states and political subdivisions ..         31          --        31      --
      Debt securities issued by foreign governments .....        102          --       102      --
   Short-term investments ...............................        107          --       107      --
   Separate account assets (1) ..........................      6,648       6,648       --       --
   Embedded derivatives .................................         41          --       --       41
                                                              ------      ------    ------     ---
TOTAL ASSETS AT FAIR VALUE ..............................     $8,301      $6,648    $1,342     $41
                                                              ======      ======    ======     ===
LIABILITIES:
   Embedded derivatives .................................     $   53      $   --    $  --      $53
                                                              ------      ------    ------     ---
TOTAL LIABILITIES AT FAIR VALUE .........................     $   53      $   --    $  --      $53
                                                              ======      ======    ======     ===

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                                                                        DECEMBER 31, 2008
                                                            ----------------------------------------
                                                              TOTAL
                                                            FAIR VALUE   LEVEL 1   LEVEL 2   LEVEL 3
                                                            ----------   -------   -----------------
                                                                          (IN MILLIONS)
ASSETS:
   Fixed maturities:
      Corporate securities ..............................     $  359      $   --    $  359    $ --
      U.S. Treasury securities and obligations of U.S.
         government corporations and agencies ...........        365          --       365      --
      Debt securities issued by foreign governments .....          2          --         2      --
   Short-term investments ...............................        514          --       514      --
   Separate account assets (1) ..........................      4,865       4,865        --      --
   Embedded derivatives .................................         40        --          --      40
                                                              ------      ------    ------    ----
TOTAL ASSETS AT FAIR VALUE ..............................     $6,145      $4,865    $1,240    $ 40
                                                              ======      ======    ======    ====
LIABILITIES:
  Embedded derivatives ..................................     $  275      $   --    $   --    $275
                                                              ------      ------    ------    ----
TOTAL LIABILITIES AT FAIR VALUE .........................     $  275      $   --    $   --    $275
                                                              ======      ======    ======    ====

(1) Separate account assets are recorded at fair value. Investment performance related to separate account assets is fully offset by corresponding amounts credited to contract holders whose interest in the separate account assets is recorded by the Company as separate account liabilities. Separate account liabilities are set equal to the fair value of separate account assets as prescribed by ASC 944.

LEVEL 3 FINANCIAL INSTRUMENTS

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:

                                                                 2009          2008
                                                                 NET           NET
                                                               EMBEDDED      EMBEDDED
                                                             DERIVATIVES   DERIVATIVES
                                                             -----------   -----------
                                                                    (IN MILLIONS)
BALANCE AT JANUARY 1, ....................................      $(235)        $ (28)
   Net realized/unrealized gains (losses) included in:
      Net income (loss) (1) ..............................        223          (207)
      Other comprehensive income .........................         --            --
   Purchases, issuances, (sales) and (settlements), net ..         --            --
   Transfers in and/or (out) of Level 3, net (2) .........         --            --
                                                                -----         -----
BALANCE AT DECEMBER 31, ..................................      $ (12)        $(235)
                                                                =====         =====
Gains (losses) for the period included in earnings
   attributable to the change in unrealized gains (losses)
   relating to assets and liabilities still held at
   December 31, ..........................................      $ 223         $(207)
                                                                =====         =====

(1) This amount is included in benefits to policyholders in the Statement of Operations. All gains and losses on level 3 liabilities are classified as realized gains (losses) for the purpose of this disclosure because it is not practicable to track realized and unrealized gains (losses) separately on a contract by contract basis.

(2) For financial assets that are transferred into and/or out of Level 3, the Company uses the fair value of the assets at the beginning of the reporting period.

FINANCIAL INSTRUMENTS MEASURED AT FAIR VALUE ON A NON RECURRING BASIS

During the reporting period, there were no material assets or liabilities measured at fair value on a nonrecurring basis.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 11 -- CERTAIN SEPARATE ACCOUNTS

The Company issues variable annuity and variable life contracts through its separate accounts for which investment income and investment gains and losses accrue to, and investment risk is borne by, the contract holder. All contracts contain certain guarantees, which are discussed more fully below.

The assets supporting the variable portion of variable annuities are carried at fair value and reported on the Balance Sheets as total separate account assets with an equivalent amount reported for separate account liabilities. Amounts assessed against the contract holders for mortality, administrative, and other services are included in revenue, and changes in liabilities for minimum guarantees are included in benefits to policyholders in the Company's Statements of Operations. For the years ended December 31, 2009 and 2008, there were no gains or losses on transfers of assets from the general account to the separate account.

The deposits related to the variable life insurance contracts are invested in separate accounts, and the Company guarantees a specified death benefit on certain policies if specified premiums on these policies are paid by the policyholder, regardless of separate account performance.

The following table reflects variable life insurance contracts with guarantees held by the Company:

                                                                DECEMBER 31,
                                                               --------------
                                                               2009     2008
                                                               -----   ------
                                                                (IN MILLIONS,
                                                               EXCEPT FOR AGE)
LIFE INSURANCE CONTRACTS WITH GUARANTEED BENEFITS
   In the event of death
   Account value ...........................................    $44     $24
   Net amount at risk related to deposits ..................      7       5
   Average attained age of contract holders ................     45      43

Many of the variable annuity contracts issued by the Company offer various guaranteed minimum death, income, and/or withdrawal benefits. Guaranteed Minimum Death Benefit ("GMDB") features guarantee the contract holder either (a) a return of no less than total deposits made to the contract less any partial withdrawals, (b) total deposits made to the contract less any partial withdrawals plus a minimum return, or (c) the highest contract value on a specified anniversary date minus any withdrawals following the contract anniversary.

Contracts with Guaranteed Minimum Income Benefit ("GMIB") riders provide a guaranteed lifetime annuity, which may be elected by the contract holder after a stipulated waiting period (ten years), and which may be larger than what the contract account balance would purchase at then-current annuity purchase rates.

Multiple variations of an optional GMWB rider have also been offered by the Company. The GMWB rider provides contract holders a guaranteed annual withdrawal amount over a specified time period or in some cases for as long as they live. In general, guaranteed annual withdrawal amounts are based on deposits and may be reduced if withdrawals exceed allowed amounts. Guaranteed amounts may also be increased as a result of "step-up" provisions which increase the benefit base to higher account values at specified intervals. Guaranteed amounts may also be increased if withdrawals are deferred over a specified period. In addition, certain versions of the GMWB rider extend lifetime guarantees to spouses.

Reinsurance has been utilized to mitigate risk related to some of the GMDB and GMIB riders.

For GMDB, the net amount at risk is defined as the current guaranteed minimum death benefit in excess of the current account balance. For GMIB, the net amount at risk is defined as the excess of the current annuitization income base over the current account value. For GMWB, the net amount at risk is defined as the current guaranteed withdrawal amount minus the current account value. For all the guarantees, the net amount at risk is floored at zero at the single contract level.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The Company had the following variable annuity contracts with guarantees. Amounts at risk are shown net of reinsurance. Note that the Company's variable annuity contracts with guarantees may offer more than one type of guarantee in each contract; therefore, the amounts listed are not mutually exclusive.

                                                                 DECEMBER 31,
                                                             -------------------
                                                               2009       2008
                                                             --------   --------
                                                            (IN MILLIONS, EXCEPT
                                                                  FOR AGES)
GUARANTEED MINIMUM DEATH BENEFIT
   Return of net deposits
   In the event of death
      Account value ......................................    $1,426     $1,078
      Net amount at risk- net of reinsurance .............       103        328
      Average attained age of contract holders ...........        64         63
   Highest specified anniversary account value minus
   withdrawals post anniversary
   In the event of death
      Account value ......................................    $2,827     $2,322
      Net amount at risk- net of reinsurance .............       300        656
      Average attained age of contract holders ...........        64         64
GUARANTEED MINIMUM INCOME BENEFIT
      Account value ......................................    $  477     $  401
      Net amount at risk- net of reinsurance .............        --         --
      Average attained age of contract holders ...........        61         60
GUARANTEED MINIMUM WITHDRAWAL BENEFIT
      Account value ......................................    $2,802     $2,075
      Net amount at risk .................................       470        860
      Average attained age of contract holders ...........        63         62

Account balances of variable contracts with guarantees invest in various separate accounts with the following characteristics:

                                               DECEMBER 31,
                                             ---------------
                                              2009     2008
                                             ------   ------
                                              (IN MILLIONS)
TYPE OF FUND
Equity ...................................   $1,907   $1,510
Balanced .................................    1,617    1,114
Bonds ....................................      527      423
Money market .............................      111      155
                                             ------   ------
   Total .................................   $4,162   $3,202
                                             ======   ======

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The following table summarizes the liabilities for guarantees on variable contracts reflected in the general account:

                                           GUARANTEED   GUARANTEED   GUARANTEED
                                             MINIMUM      MINIMUM     MINIMUM
                                              DEATH       INCOME     WITHDRAWAL
                                             BENEFIT      BENEFIT     BENEFIT
                                             (GMDB)       (GMIB)       (GMWB)     TOTAL
                                           ----------   ----------   ----------   -----
                                                           (IN MILLIONS)
Balance at January 1, 2009 .............      $ 36         $ 12         $ 277     $ 325
Incurred guarantee benefits ............       (15)          --            --       (15)
Other reserve changes ..................        (1)          (6)         (223)     (230)
                                              ----         ----         -----     -----
Balance at December 31, 2009 ...........        20            6            54        80
Reinsurance recoverable ................        --          (41)           --       (41)
                                              ----         ----         -----     -----
Net balance at December 31, 2009 .......      $ 20         $(35)        $  54     $  39
                                              ====         ====         =====     =====
Balance at January 1, 2008 .............      $ 11         $  4         $  48     $  63
Incurred guarantee benefits ............        (8)          --            --        (8)
Other reserve changes ..................        33            8           229       270
                                              ----         ----         -----     -----
Balance at December 31, 2008 ...........        36           12           277       325
Reinsurance recoverable ................        (1)         (40)           --       (41)
                                              ----         ----         -----     -----
Net balance at December 31, 2008 .......      $ 35         $(28)        $ 277     $ 284
                                              ====         ====         =====     =====

The GMDB gross and ceded reserves, the GMIB gross reserves, and the life contingent portion of the GMWB reserves were determined in accordance with ASC 944 - "Financial Services - Insurance" ("ASC 944"), and the GMIB reinsurance recoverable and non-life contingent GMWB gross reserve were determined in accordance with ASC 815, "Disclosures about Derivative Instruments and Hedging Activities" ("ASC 815").

The Company regularly evaluates estimates used and adjusts the liability balance, with a related charge or credit to benefits to policyholders, if actual experience or other evidence suggests that earlier assumptions should be revised.

The following assumptions and methodology were used to determine the amounts above at December 31, 2009 and 2008:

     - Data used included 1,000 stochastically generated investment performance scenarios. For ASC 815 calculations, risk neutral scenarios were used.

     - For life products, reserves were established using stochastic modeling of future separate account returns and best estimate mortality, lapse, and premium persistency assumptions, which vary by product.

     - Mean return and volatility assumptions were determined by asset classes. Market consistent observed volatilities were used where available for ASC 815 calculations.

     - Annuity mortality was based on the 1994 MGDB table multiplied by factors varied by rider types (living benefit/GMDB only) and qualified and non-qualified business.

     - Annuity lapse rates vary by contract type, commission type, duration, and by with or without living benefit or death benefit riders. The lapse rates range from 0.8% to 41.5% for GMDB and 0.3% to 41.5% for GMIB/GMWB.

     - The discount rate is 7% (in-force issued before 2004) or 6.4% (in-force issued after 2003) in the ASC 944 calculations. The discount rates used for ASC 815 calculations is based on the term structure of swap curves with a credit spread based on the credit standing of MFC (for GMWB) and the reinsurers (for GMIB).

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 12 -- DEFERRED POLICY ACQUISITION COSTS AND DEFERRED SALES INDUCEMENTS

The balance of and changes in deferred policy acquisition costs as of and for the years ended December 31, were as follows:

                                                             DECEMBER 31,
                                                             ------------
                                                              2009   2008
                                                             -----   ----
                                                             (IN MILLIONS)
Balance, beginning of year ...............................   $ 553   $394
Capitalization ...........................................      97    134
Amortization (1) .........................................    (104)    35
Change in unrealized investment gains and losses .........       4    (10)
Adoption of ASC 320 ......................................       1     --
                                                             -----   ----
Balance, end of year .....................................   $ 551   $553
                                                             =====   ====

The balance of and changes in deferred sales inducements as of and for the years ended December 31, were as follows:

                                                             DECEMBER 31,
                                                             ------------
                                                              2009   2008
                                                             -----   ----
                                                             (IN MILLIONS)

Balance, beginning of year ...............................   $ 46     $37
Capitalization ...........................................      2       9
Amortization (1) .........................................    (10)     --
Change in unrealized investment gains and losses .........     (1)     --
                                                             ----     ---
Balance, end of year .....................................   $ 37     $46
                                                             ====     ===

(1) In 2009 and 2008, DAC and DSI amortization includes significant unlocking due to the estimated gross profit impact arising from the change in benefits to policyholders related to certain separate account guarantees. This unlocking contributed to the overall amortization change during the year.

NOTE 13 -- SUBSEQUENT EVENTS

The Company evaluated the recognition and disclosure of subsequent events for its December 31, 2009 financial statements through the date on which the financial statements were issued.

On January 1, 2010, approximately $7 billion of New York ("NY") life insurance, fixed product and variable annuity reserves and liabilities related to policyholders who resided in the State of NY ("NY business"), including the assets supporting the business, were transferred from JHUSA to the Company. The transfer of the NY business was completed pursuant to the merger of JHLICO and JHVLICO into JHUSA on December 31, 2009. Since the surviving entity, JHUSA, is not licensed in NY, JHLICO filed a Plan of Withdrawal (the "Plan") with the State of NY, and pursuant to the Plan, JHUSA transferred substantially all of its NY business to the Company on January 1, 2010.

The NY business was transferred using assumption reinsurance and coinsurance with cut-through provisions. The estimated January 1, 2010 net impact of these transfers on the Company's balance sheet was an increase in total assets and total liabilities of approximately $7 billion and an increase in net income of approximately $125 million.

                                 AUDITED FINANCIAL STATEMENTS

                                 John Hancock Life Insurance Company of New York Separate Account A
                                 December 31, 2009

                 John Hancock Life Insurance Company of New York
                               Separate Account A

                          Audited Financial Statements

                                December 31, 2009

                                    CONTENTS

Report of Ernst & Young LLP, Independent Registered
   Public Accounting Firm .................................................    1
Statement of Assets and Liabilities .......................................    4
Statement of Operations and Changes in Contract Owners' Equity ............   28
Notes to Financial Statements .............................................   78

                              (ERNST & YOUNG LOGO)

                                                ERNST & YOUNG LLP
                                                200 Clarendon Street
                                                Boston, Massachusetts 02116-5072

                                                Tel: + 1 617 266 2000
                                                Fax: + 1 617 266 5843
                                                www.ey.com

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

To the Contract Owners of
John Hancock Life Insurance Company of New York Separate Account A

We have audited the accompanying statements of assets and liabilities of John Hancock Life Insurance Company of New York Separate Account A, the "Account," comprised of the following sub-accounts,

500 Index Fund B Series NAV
500 Index Series I
500 Index Series II
500 Index Trust Series NAV
Active Bond Series I
Active Bond Series II
All Cap Core Series I
All Cap Core Series II
All Cap Growth Series I
All Cap Growth Series II
All Cap Value Series I
All Cap Value Series II
American Asset Allocation Series I
American Asset Allocation Series II
American Blue-Chip Income & Growth Series II
American Blue-Chip Income & Growth Series III
American Bond Series II
American Bond Series III
American Fundamental Holdings Series II
American Global Diversification Series II
American Global Growth Series II
American Global Small Capitalization Series II
American Global Small Capitalization Series III
American Growth Series II
American Growth Series III
American Growth-Income Series I
American Growth-Income Series II
American Growth-Income Series III
American High-Income Bond Series II
American High-Income Bond Series III
American International Series II
American International Series III
American New World Series II
Blue Chip Growth Series I
Blue Chip Growth Series II
Capital Appreciation Series I
Capital Appreciation Series II
Capital Appreciation Value Series II
CGTC Overseas Equity Series II
Core Allocation Plus Series II
Core Allocation Series I
Core Allocation Series II
Core Balanced Series I
Core Balanced Series II
Core Balanced Strategy Series NAV
Core Disciplined Diversification Series II
Core Fundamental Holdings Series II
Core Fundamental Holdings Series III
Core Global Diversification Series II
Core Global Diversification Series III
Core Strategy Series II
Core Strategy Series NAV
Disciplined Diversification Series II
DWS Equity 500 Index
Equity-Income Series I
Equity-Income Series II
Financial Services Series I
Financial Services Series II
Founding Allocation Series II
Fundamental Value Series I
Fundamental Value Series II
Global Bond Series I
Global Bond Series II
Global Trust Series I
Global Trust Series II
Health Sciences Series I
Health Sciences Series II
High Income Series II
High Yield Series I
High Yield Series II
International Core Series I
International Core Series II
International Equity Index A Trust Series I
International Equity Index A Trust Series II

                                   A member firm of Ernst & Young Global Limited

                              (ERNST & YOUNG LOGO)

International Equity Index Series NAV
International Small Company Series I
International Small Company Series II
International Value Series I
International Value Series II
Investment Quality Bond Series I
Investment Quality Bond Series II
Large Cap Value Series I
Large Cap Value Series II
Lifestyle Aggressive Series I
Lifestyle Aggressive Series II
Lifestyle Balanced Series I
Lifestyle Balanced Series II
Lifestyle Conservative Series I
Lifestyle Conservative Series II
Lifestyle Growth Series I
Lifestyle Growth Series II
Lifestyle Moderate Series I
Lifestyle Moderate Series II
Marisco International Opportunities Series II
Mid Cap Index Series I
Mid Cap Index Series II
Mid Cap Stock Series I
Mid Cap Stock Series II
Money Market Series I
Money Market Series II
Money Market Trust B Series NAV
Mutual Shares Series I
Natural Resources Series II
Optimized All Cap Series II
Optimized Value Series II
Pacific Rim Series I
Pacific Rim Series II
PIMCO All Asset
Real Estate Securities Series I
Real Estate Securities Series II
Real Return Bond Series II
Science & Technology Series I
Science & Technology Series II
Small Cap Index Series I
Small Cap Index Series II
Small Cap Opportunities Series I
Small Cap Opportunities Series II
Small Company Value Series I
Small Company Value Series II
Smaller Company Growth Series I
Smaller Company Growth Series II
Strategic Bond Series I
Strategic Bond Series II
Strategic Income Series II
T Rowe Price Mid Value Series I
T Rowe Price Mid Value Series II
Total Bond Market Trust A Series II
Total Bond Market Trust A Series NAV
Total Return Series I
Total Return Series II
Total Stock Market Index Series I
Total Stock Market Index Series II
U.S. Government Securities Series I
U.S. Government Securities Series II
U.S. High Yield Series II
UBS Large Cap Series I
UBS Large Cap Series II
Utilities Series I
Utilities Series II
Value Series I
Value Series II
Wellington Small Cap Growth Series II
Wellington Small Cap Value Series II
Wells Capital Core Bond Series II

as of December 31, 2009, and the related statements of operations and changes in contract owners' equity for the above mentioned sub-accounts and for the American Century - Small Company Series II, Emerging Small Company Series I, Emerging Small Company Series II, Global Allocation Series I, Global Allocation Series II, Income & Value Series I, Income & Value Series II, International Small Cap Series I, International Small Cap Series II, LMFC Core Equity Series II, Mid Cap Intersection Series II, Mid Cap Value Series I, Mid Cap Value Series II, PIM Class Value Series II, Scudder Fixed Income - B, U.S. Large Cap Value Series I, and U.S. Large Cap Value Series II sub-accounts (the "closed sub-accounts") for each of the periods indicated therein. These financial statements are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Account's internal control over financial reporting. Our audits included consideration of internal control over

                                   A member firm of Ernst & Young Global Limited

                              (ERNST & YOUNG LOGO)

financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Account's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2009, by correspondence with the underlying Portfolios. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the above mentioned sub-accounts constituting John Hancock Life Insurance Company of New York Separate Account A at December 31, 2009, and the results of their and the closed sub-accounts' operations and changes in contract owners' equity for each of the periods indicated therein, in conformity with U.S. generally accepted accounting principles.

                                                  (ERNST & YOUNG LLP)

April 7, 2010

                                   A member firm of Ernst & Young Global Limited

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                      500 Index                            500 Index
                                       Fund B     500 Index   500 Index      Trust    Active Bond  Active Bond
                                     Series NAV   Series I    Series II   Series NAV    Series I    Series II
                                     ----------  ----------  -----------  ----------  -----------  -----------
TOTAL ASSETS
Investments at fair value            $6,043,437  $2,707,869  $10,214,567   $227,563    $4,800,752  $46,780,209
                                     ==========  ==========  ===========   ========    ==========  ===========
NET ASSETS
Contracts in accumulation            $6,043,437  $2,707,869  $10,214,567   $227,563    $4,800,752  $46,780,209
Contracts in payout (annuitization)          --          --           --         --            --           --
                                     ----------  ----------  -----------   --------    ----------  -----------
Total net assets                     $6,043,437  $2,707,869  $10,214,567   $227,563    $4,800,752  $46,780,209
                                     ==========  ==========  ===========   ========    ==========  ===========
Units outstanding                       641,987     288,558      810,761     14,732       335,545    3,309,048
Unit value                           $     9.41  $     9.38  $     12.60   $  15.45    $    14.31  $     14.14
Shares                                  434,467     278,015    1,051,964     23,704       521,821    5,084,805
Cost                                 $7,875,458  $3,029,173  $11,266,943   $217,634    $4,912,509  $47,898,275

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                       All Cap      All Cap      All Cap    All Cap     All Cap      All Cap
                                     Core Series  Core Series    Growth      Growth       Value       Value
                                          I           II        Series I    Series II   Series I   Series II
                                     -----------  -----------  ----------  ----------  ----------  ----------
TOTAL ASSETS
Investments at fair value             $3,792,248   $1,083,436  $6,225,131  $1,887,533  $1,806,661  $4,735,349
                                      ==========   ==========  ==========  ==========  ==========  ==========
NET ASSETS
Contracts in accumulation             $3,792,248   $1,083,436  $6,225,131  $1,887,533  $1,806,661  $4,735,349
Contracts in payout (annuitization)           --           --          --          --          --          --
                                      ----------   ----------  ----------  ----------  ----------  ----------
Total net assets                      $3,792,248   $1,083,436  $6,225,131  $1,887,533  $1,806,661  $4,735,349
                                      ==========   ==========  ==========  ==========  ==========  ==========
Units outstanding                        283,207       77,751     493,030     170,832     121,385     299,688
Unit value                            $    13.39   $    13.93  $    12.63  $    11.05  $    14.88  $    15.80
Shares                                   256,406       73,354     448,497     137,275     255,178     669,781
Cost                                  $3,471,984   $1,332,367  $6,359,038  $2,190,808  $2,238,194  $6,247,868

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                                 American    American
                                                                  Blue-        Blue-
                                      American     American       Chip         Chip
                                        Asset        Asset       Income &    Income &     American     American
                                     Allocation   Allocation      Growth      Growth        Bond         Bond
                                      Series I     Series II    Series II   Series III    Series II   Series III
                                     ----------  ------------  -----------  ----------  ------------  ----------
TOTAL ASSETS
Investments at fair value            $9,734,868  $101,400,617  $ 9,945,399    $90,006   $ 93,467,496   $134,519
                                     ==========  ============  ===========    =======   ============   ========
NET ASSETS
Contracts in accumulation            $9,724,371  $101,400,617  $ 9,945,399    $90,006   $ 93,467,496   $134,519
Contracts in payout (annuitization)      10,497            --           --         --             --         --
                                     ----------  ------------  -----------    -------   ------------   --------
Total net assets                     $9,734,868  $101,400,617  $ 9,945,399    $90,006   $ 93,467,496   $134,519
                                     ==========  ============  ===========    =======   ============   ========
Units outstanding                       924,283     9,657,714      645,237      8,370      7,265,638     10,793
Unit value                           $    10.53  $      10.50  $     15.41    $ 10.75   $      12.86   $  12.46
Shares                                  975,438    10,160,383      968,394      8,781      7,995,509     11,517
Cost                                 $8,250,596  $103,464,913  $13,876,271    $85,987   $101,151,071   $135,952

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                                                   American        American
                                       American                      American       Global          Global
                                     Fundamental  American Global     Global         Small           Small        American
                                       Holdings   Diversification     Growth    Capitalization  Capitalization     Growth
                                      Series II      Series II      Series II      Series II      Series III     Series II
                                     -----------  ---------------  -----------  --------------  --------------  ------------
TOTAL ASSETS
Investments at fair value            $79,090,378    $54,994,425    $13,372,971    $4,816,603        $9,041      $134,438,613
                                     ===========    ===========    ===========    ==========        ======      ============
NET ASSETS
Contracts in accumulation            $79,090,378    $54,994,425    $13,372,971    $4,816,603        $9,041      $134,438,613
Contracts in payout (annuitization)           --             --             --            --            --                --
                                     -----------    -----------    -----------    ----------        ------      ------------
Total net assets                     $79,090,378    $54,994,425    $13,372,971    $4,816,603        $9,041      $134,438,613
                                     ===========    ===========    ===========    ==========        ======      ============
Units outstanding                      7,421,868      5,088,467      1,203,593       496,793           876         8,519,369
Unit value                           $     10.66    $     10.81    $     11.11    $     9.70        $10.32      $      15.78
Shares                                 8,307,813      5,819,516      1,312,362       573,405         1,076        10,169,335
Cost                                 $76,128,459    $54,132,373    $14,945,889    $5,254,315        $7,768      $173,761,604

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                                                         American     American
                                                  American     American     American      High-        High-
                                      American     Growth-      Growth-      Growth-      Income       Income
                                       Growth      Income       Income       Income    Bond Series  Bond Series
                                     Series III   Series I    Series II    Series III       II          III
                                     ----------  ----------  ------------  ----------  -----------  -----------
TOTAL ASSETS
Investments at fair value              $44,214   $9,281,621  $121,877,742    $18,081    $4,311,955    $ 98,348
                                       =======   ==========  ============    =======    ==========    ========
NET ASSETS
Contracts in accumulation              $44,214   $9,281,621  $121,877,742    $18,081    $4,311,955    $ 98,348
Contracts in payout (annuitization)         --           --            --         --            --          --
                                       -------   ----------  ------------    -------    ----------    --------
Total net assets                       $44,214   $9,281,621  $121,877,742    $18,081    $4,311,955    $ 98,348
                                       =======   ==========  ============    =======    ==========    ========
Units outstanding                        4,287      591,841     8,246,370      1,668       355,648       7,334
Unit value                             $ 10.31   $    15.68  $      14.78    $ 10.84    $    12.12    $  13.41
Shares                                   3,349      684,990     9,001,310      1,337       422,327       9,642
Cost                                   $42,632   $7,406,959  $150,203,189    $16,220    $4,173,775    $100,469

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                        American       American     American
                                     International  International     New       Blue Chip    Blue Chip      Capital
                                         Series         Series       World        Growth      Growth     Appreciation
                                           II            III        Series II    Series I    Series II     Series I
                                     -------------  -------------  ----------  -----------  -----------  ------------
TOTAL ASSETS
Investments at fair value             $79,897,961      $41,924     $4,825,915  $22,583,428  $17,229,507   $7,034,493
                                      ===========      =======     ==========  ===========  ===========   ==========
NET ASSETS
Contracts in accumulation             $79,897,961      $41,924     $4,825,915  $22,541,493  $17,229,507   $7,034,493
Contracts in payout (annuitization)            --           --             --       41,935           --          --
                                      -----------      -------     ----------  -----------  -----------   ----------
Total net assets                      $79,897,961      $41,924     $4,825,915  $22,583,428  $17,229,507   $7,034,493
                                      ===========      =======     ==========  ===========  ===========   ==========
Units outstanding                       3,654,277        3,655        390,957    1,321,971    1,286,919      791,397
Unit value                            $     21.86      $ 11.47     $    12.34  $     17.08  $     13.39   $     8.89
Shares                                  5,151,384        2,710        407,594    1,294,179      990,771      790,392
Cost                                  $98,892,215      $42,109     $4,704,784  $20,819,317  $17,271,254   $6,942,365

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                        Capital       Capital       CGTC       Core
                                     Appreciation  Appreciation  Overseas   Allocation     Core        Core
                                        Series         Value       Equity      Plus     Allocation  Allocation
                                          II         Series II   Series II   Series II   Series I    Series II
                                     ------------  ------------  ---------  ----------  ----------  ----------
TOTAL ASSETS
Investments at fair value             $8,267,421    $21,392,059   $443,680  $8,364,441    $45,315   $2,612,592
                                      ==========    ===========   ========  ==========    =======   ==========
NET ASSETS
Contracts in accumulation             $8,267,421    $21,392,059   $443,680  $8,364,441    $45,315   $2,612,592
Contracts in payout (annuitization)           --             --         --          --         --           --
                                      ----------    -----------   --------  ----------    -------   ----------
Total net assets                      $8,267,421    $21,392,059   $443,680  $8,364,441    $45,315   $2,612,592
                                      ==========    ===========   ========  ==========    =======   ==========
Units outstanding                        600,894      1,848,324     30,865     775,960      3,065      173,650
Unit value                            $    13.76    $     11.57   $  14.37  $    10.78    $ 14.78   $    15.05
Shares                                   936,288      1,866,672     46,410     824,895      3,070      176,885
Cost                                  $8,130,928    $17,179,529   $546,084  $7,088,562    $45,733   $2,545,153

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                             Core
                                                           Balanced       Core            Core         Core
                                      Core        Core     Strategy    Disciplined    Fundamental  Fundamental
                                     Balanced   Balanced    Series   Diversification    Holdings     Holdings
                                     Series I   Series II     NAV       Series II      Series II   Series III
                                     --------  ----------  --------  ---------------  -----------  -----------
TOTAL ASSETS
Investments at fair value            $110,150  $4,769,350   $24,900     $4,788,407     $7,362,985     $2,605
                                     ========  ==========   =======     ==========     ==========     ======
NET ASSETS
Contracts in accumulation            $110,150  $4,769,350   $24,900     $4,788,407     $7,362,985     $2,605
Contracts in payout (annuitization)        --          --        --             --             --         --
                                     --------  ----------   -------     ----------     ----------     ------
Total net assets                     $110,150  $4,769,350   $24,900     $4,788,407     $7,362,985     $2,605
                                     ========  ==========   =======     ==========     ==========     ======
Units outstanding                       7,475     317,395     1,821        311,316        500,513        180
Unit value                           $  14.74  $    15.03   $ 13.67     $    15.38     $    14.71     $14.47
Shares                                  7,378     319,234     1,834        312,559        501,908        178
Cost                                 $102,649  $4,549,313   $25,407     $4,650,264     $6,962,797     $2,618

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                                                        Core
                                       Core Global      Core Global    Core Strategy  Strategy    Disciplined        DWS
                                     Diversification  Diversification     Series       Series   Diversification  Equity 500
                                        Series II        Series III         II           NAV       Series II        Index
                                     ---------------  ---------------  -------------  --------  ---------------  ----------
TOTAL ASSETS
Investments at fair value              $13,364,285         $2,598       $51,521,580   $424,014     $8,209,925    $3,883,150
                                       ===========         ======       ===========   ========     ==========    ==========
NET ASSETS
Contracts in accumulation              $13,364,285         $2,598       $51,521,580   $424,014     $8,209,925    $3,883,150
Contracts in payout (annuitization)             --             --                --         --             --            --
                                       -----------         ------       -----------   --------     ----------    ----------
Total net assets                       $13,364,285         $2,598       $51,521,580   $424,014     $8,209,925    $3,883,150
                                       ===========         ======       ===========   ========     ==========    ==========
Units outstanding                          879,791            174         4,216,608     29,704        718,555       222,514
Unit value                             $     15.19         $14.93       $     12.22   $  14.27     $    11.43    $    17.45
Shares                                     878,651            171         4,460,743     36,839        743,653       332,746
Cost                                   $12,959,074         $2,614       $54,225,583   $402,964     $6,931,774    $4,326,870

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                                   Financial  Financial     Founding    Fundamental
                                     Equity-Income  Equity-Income   Services   Services    Allocation      Value
                                        Series I      Series II     Series I   Series II    Series II     Series I
                                     -------------  -------------  ---------  ----------  ------------  -----------
TOTAL ASSETS
Investments at fair value             $29,466,711    $24,195,632    $911,997  $4,423,347  $ 96,556,117  $30,865,519
                                      ===========    ===========    ========  ==========  ============  ===========
NET ASSETS
Contracts in accumulation             $29,445,035    $24,195,632    $911,997  $4,423,347  $ 96,556,117  $30,861,240
Contracts in payout (annuitization)        21,676             --          --          --            --        4,279
                                      -----------    -----------    --------  ----------  ------------  -----------
Total net assets                      $29,466,711    $24,195,632    $911,997  $4,423,347  $ 96,556,117  $30,865,519
                                      ===========    ===========    ========  ==========  ============  ===========
Units outstanding                       1,176,917      1,793,196      75,363     349,051     9,835,744    2,370,649
Unit value                            $     25.04    $     13.49    $  12.10  $    12.67  $       9.82  $     13.02
Shares                                  2,401,525      1,976,767      86,200     419,672    10,326,857    2,413,254
Cost                                  $36,856,128    $30,258,235    $968,049  $5,102,400  $109,529,413  $25,165,697

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                     Fundamental     Global       Global       Global        Global       Health
                                        Value     Bond Series  Bond Series  Trust Series  Trust Series   Sciences
                                      Series II        I           II            I             II        Series I
                                     -----------  -----------  -----------  ------------  ------------  ----------
TOTAL ASSETS
Investments at fair value            $38,514,538  $ 4,111,147  $18,681,678   $ 9,789,283   $5,046,009   $2,395,960
                                     ===========  ===========  ===========   ===========   ==========   ==========
NET ASSETS
Contracts in accumulation            $38,514,538  $ 4,111,147  $18,681,678   $ 9,780,720   $5,046,009   $2,395,960
Contracts in payout (annuitization)           --           --           --         8,563           --           --
                                     -----------  -----------  -----------   -----------   ----------   ----------
Total net assets                     $38,514,538  $ 4,111,147  $18,681,678   $ 9,789,283   $5,046,009   $2,395,960
                                     ===========  ===========  ===========   ===========   ==========   ==========
Units outstanding                      2,813,343      154,685    1,016,226       407,879      351,866      134,134
Unit value                           $     13.69  $     26.58  $     18.38   $     24.00   $    14.34   $    17.86
Shares                                 3,016,017      338,645    1,549,061       717,689      371,030      178,271
Cost                                 $41,501,674  $ 4,627,694  $20,756,502   $10,471,112   $6,458,939   $2,376,036

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                       Health    High Income                          International  International
                                      Sciences      Series    High Yield  High Yield       Core          Core
                                      Series II      II        Series I    Series II     Series I      Series II
                                     ----------  -----------  ----------  ----------  -------------  -------------
TOTAL ASSETS
Investments at fair value            $6,463,590   $1,323,792  $3,895,684  $8,953,289    $2,336,287     $1,877,809
                                     ==========   ==========  ==========  ==========    ==========     ==========
NET ASSETS
Contracts in accumulation            $6,463,590   $1,323,792  $3,888,003  $8,950,836    $2,330,185     $1,877,809
Contracts in payout (annuitization)          --           --       7,681       2,453         6,102             --
                                     ----------   ----------  ----------  ----------    ----------     ----------
Total net assets                     $6,463,590   $1,323,792  $3,895,684  $8,953,289    $2,336,287     $1,877,809
                                     ==========   ==========  ==========  ==========    ==========     ==========
Units outstanding                       344,715      115,426     237,134     508,280       180,124        125,956
Unit value                           $    18.75   $    11.47  $    16.43  $    17.61    $    12.97     $    14.91
Shares                                  490,037      139,493     476,828   1,086,564       257,300        205,225
Cost                                 $6,684,722   $1,233,895  $3,540,005  $7,984,733    $3,230,878     $2,615,258

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                     International  International
                                         Equity         Equity     International
                                        Index A        Index A         Equity     International  International
                                         Trust          Trust          Index           Small         Small      International
                                         Series         Series         Series        Company        Company         Value
                                           I              II            NAV          Series I      Series II       Series I
                                     -------------  -------------  -------------  -------------  -------------  -------------
TOTAL ASSETS
Investments at fair value              $  894,801     $2,514,348     $2,733,577     $3,315,720     $5,404,355    $ 8,641,031
                                       ==========     ==========     ==========     ==========     ==========    ===========
NET ASSETS
Contracts in accumulation              $  894,801     $2,514,348     $2,733,577     $3,315,063     $5,404,355    $ 8,638,785
Contracts in payout (annuitization)            --             --                           657             --          2,246
                                       ----------     ----------     ----------     ----------     ----------    -----------
Total net assets                       $  894,801     $2,514,348     $2,733,577     $3,315,720     $5,404,355    $ 8,641,031
                                       ==========     ==========     ==========     ==========     ==========    ===========
Units outstanding                          51,358        145,519        277,682        270,317        440,744        524,669
Unit value                             $    17.42     $    17.28     $     9.84     $    12.27     $    12.26    $     16.47
Shares                                     61,498        172,808        186,592        377,645        615,530        756,658
Cost                                   $1,197,925     $3,014,882     $3,475,772     $3,398,158     $5,540,309    $11,559,636

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                     Investment   Investment
                                     International    Quality      Quality     Large Cap     Large Cap      Lifestyle
                                         Value          Bond         Bond        Value         Value       Aggressive
                                       Series II      Series I    Series II     Series I     Series II      Series I
                                     -------------  -----------  -----------  -----------   -----------   -----------
TOTAL ASSETS
Investments at fair value             $16,005,189   $ 7,037,702  $27,171,719  $ 1,121,559   $ 4,509,113   $ 3,043,641
                                      ===========   ===========  ===========  ===========   ===========   ===========
NET ASSETS
Contracts in accumulation             $16,005,189   $ 7,021,466  $27,171,719  $ 1,121,559   $ 4,509,113   $ 3,043,641
Contracts in payout (annuitization)            --        16,236           --           --            --            --
                                      -----------   -----------  -----------  -----------   -----------   -----------
Total net assets                      $16,005,189   $ 7,037,702  $27,171,719  $ 1,121,559   $ 4,509,113   $ 3,043,641
                                      ===========   ===========  ===========  ===========   ===========   ===========
Units outstanding                         875,493       294,959    1,667,272       65,259       262,996       221,429
Unit value                            $     18.28   $     23.86  $     16.30  $     17.19   $     17.15   $     13.75
Shares                                  1,403,964       634,599    2,450,110       73,304       295,486       416,937
Cost                                  $21,735,577   $ 7,204,594  $27,486,045  $ 1,581,746   $ 6,171,255   $ 3,858,697

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                       Lifestyle    Lifestyle    Lifestyle      Lifestyle    Lifestyle      Lifestyle
                                      Aggressive    Balanced      Balanced    Conservative  Conservative     Growth
                                       Series II    Series I     Series II     Series I      Series II      Series I
                                     ------------  -----------  ------------  ------------  ------------  -----------
TOTAL ASSETS
Investments at fair value            $ 34,901,841  $30,229,430  $846,399,527   $11,621,584  $195,830,587  $17,934,747
                                     ============  ===========  ============   ===========  ============  ===========
NET ASSETS
Contracts in accumulation            $ 34,901,841  $30,204,911  $846,137,995   $11,621,584  $195,830,587  $17,934,747
Contracts in payout (annuitization)            --       24,519       261,532            --            --           --
                                     ------------  -----------  ------------   -----------  ------------  -----------
Total net assets                     $ 34,901,841  $30,229,430  $846,399,527   $11,621,584  $195,830,587  $17,934,747
                                     ============  ===========  ============   ===========  ============  ===========
Units outstanding                       2,337,815    1,753,765    57,547,943       617,028    12,691,596    1,147,523
Unit value                           $      14.93  $     17.24  $      14.71   $     18.83  $      15.43  $     15.63
Shares                                  4,787,633    2,801,615    78,734,840       982,382    16,623,989    1,734,502
Cost                                 $ 45,727,641  $33,948,457  $964,461,159   $11,664,945  $192,058,321  $21,425,324

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                                                   Marisco
                                        Lifestyle     Lifestyle    Lifestyle    International    Mid Cap     Mid Cap
                                          Growth      Moderate     Moderate     Opportunities     Index       Index
                                        Series II     Series I     Series II      Series II     Series I    Series II
                                     --------------  -----------  ------------  -------------  ----------  -----------
TOTAL ASSETS
Investments at fair value            $  904,375,985  $13,889,676  $284,909,963    $3,655,390   $1,630,122  $10,562,167
                                     ==============  ===========  ============    ==========   ==========  ===========
NET ASSETS
Contracts in accumulation            $  904,208,867  $13,889,676  $284,909,963    $3,655,390   $1,630,122  $10,562,167
Contracts in payout (annuitization)         167,118           --            --            --           --           --
                                     --------------  -----------  ------------    ----------   ----------  -----------
Total net assets                     $  904,375,985  $13,889,676  $284,909,963    $3,655,390   $1,630,122  $10,562,167
                                     ==============  ===========  ============    ==========   ==========  ===========
Units outstanding                        64,056,962      783,719    19,158,362       264,723       94,682      677,616
Unit value                           $        14.12  $     17.72  $      14.87    $    13.81   $    17.22  $     15.59
Shares                                   87,633,332    1,245,711    25,667,564       324,347      114,636      744,864
Cost                                 $1,087,135,141  $15,012,423  $297,778,748    $4,465,166   $1,884,312  $12,356,331

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                                                               Money Market
                                     Mid Cap Stock  Mid Cap Stock  Money Market  Money Market     Trust      Mutual Shares
                                        Series I      Series II      Series I     Series II    B Series NAV    Series I
                                     -------------  -------------  ------------  ------------  ------------  -------------
TOTAL ASSETS
Investments at fair value             $10,087,347    $16,194,692    $14,419,204   $87,118,936   $5,298,947      $97,755
                                      ===========    ===========    ===========   ===========   ==========      =======
NET ASSETS
Contracts in accumulation             $10,087,347    $16,194,692    $14,409,995   $87,118,936   $5,298,947      $97,755
Contracts in payout (annuitization)            --             --          9,209            --           --           --
                                      -----------    -----------    -----------   -----------   ----------      -------
Total net assets                      $10,087,347    $16,194,692    $14,419,204   $87,118,936   $5,298,947      $97,755
                                      ===========    ===========    ===========   ===========   ==========      =======
Units outstanding                         699,450        928,470        908,732     6,838,505      418,279        9,252
Unit value                            $     14.42    $     17.44    $     15.87   $     12.74   $    12.67      $ 10.57
Shares                                    878,689      1,436,974      1,441,920     8,711,893    5,298,947       10,802
Cost                                  $13,212,007    $20,512,548    $14,419,204   $87,118,936   $5,298,947      $93,146

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                       Natural    Optimized All  Optimized
                                      Resources        Cap         Value     Pacific Rim  Pacific Rim     PIMCO
                                      Series II     Series II    Series II     Series I    Series II    All Asset
                                     -----------  -------------  ----------  -----------  -----------  ----------
TOTAL ASSETS
Investments at fair value            $15,108,336   $ 7,022,309   $2,244,650   $1,437,056   $3,200,872  $2,831,337
                                     ===========   ===========   ==========   ==========   ==========  ==========
NET ASSETS
Contracts in accumulation            $15,108,336   $ 7,022,309   $2,244,650   $1,436,467   $3,200,872  $2,831,337
Contracts in payout (annuitization)           --            --           --          589           --          --
                                     -----------   -----------   ----------   ----------   ----------  ----------
Total net assets                     $15,108,336   $ 7,022,309   $2,244,650   $1,437,056   $3,200,872  $2,831,337
                                     ===========   ===========   ==========   ==========   ==========  ==========
Units outstanding                        474,644       466,660      183,307      122,888      194,752     182,296
Unit value                           $     31.83   $     15.05   $    12.25   $    11.69   $    16.44  $    15.53
Shares                                 1,369,749       644,249      252,208      183,298      409,319     269,394
Cost                                 $14,355,472   $10,560,284   $3,437,532   $1,582,527   $3,928,996  $2,937,804

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                     Real Estate  Real Estate  Real Return  Science &   Science &   Small Cap
                                      Securities   Securities      Bond     Technology  Technology    Index
                                       Series I    Series II    Series II    Series I   Series II    Series I
                                     -----------  -----------  -----------  ----------  ----------  ---------
TOTAL ASSETS
Investments at fair value             $2,838,113  $ 8,905,463  $ 9,958,649  $7,809,773  $5,798,666   $592,140
                                      ==========  ===========  ===========  ==========  ==========   ========
NET ASSETS
Contracts in accumulation             $2,835,167  $ 8,905,463  $ 9,958,649  $7,782,887  $5,798,666   $592,140
Contracts in payout (annuitization)        2,946           --           --      26,886          --         --
                                      ----------  -----------  -----------  ----------  ----------   --------
Total net assets                      $2,838,113  $ 8,905,463  $ 9,958,649  $7,809,773  $5,798,666   $592,140
                                      ==========  ===========  ===========  ==========  ==========   ========
Units outstanding                        118,763      474,270      653,813     799,316     402,031     42,433
Unit value                            $    23.90  $     18.78  $     15.23  $     9.77  $    14.42   $  13.95
Shares                                   316,754      991,700      840,392     575,518     432,414     53,154
Cost                                  $4,045,787  $11,610,289  $10,754,044  $6,577,083  $5,202,088   $770,441

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                                                  Small        Small      Smaller
                                      Small Cap     Small Cap      Small Cap     Company      Company     Company
                                        Index     Opportunities  Opportunities    Value        Value       Growth
                                      Series II      Series I      Series II     Series I    Series II    Series I
                                     -----------  -------------  -------------  ----------  -----------  ----------
TOTAL ASSETS
Investments at fair value            $ 7,709,607    $1,403,807     $4,528,495   $4,554,827  $12,173,927  $2,310,423
                                     ===========    ==========     ==========   ==========  ===========  ==========
NET ASSETS
Contracts in accumulation            $ 7,709,607    $1,403,807     $4,528,495   $4,554,827  $12,173,927  $2,310,423
Contracts in payout (annuitization)           --            --             --           --           --          --
                                     -----------    ----------     ----------   ----------  -----------  ----------
Total net assets                     $ 7,709,607    $1,403,807     $4,528,495   $4,554,827  $12,173,927  $2,310,423
                                     ===========    ==========     ==========   ==========  ===========  ==========
Units outstanding                        533,669        83,182        278,902      214,933      720,645     176,005
Unit value                           $     14.45    $    16.88     $    16.24   $    21.19  $     16.89  $    13.13
Shares                                   693,934        92,967        301,297      319,413      860,957     161,568
Cost                                 $10,241,928    $1,789,683     $5,750,499   $5,816,661  $15,616,641  $2,195,769

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                          Smaller      Strategic    Strategic    Strategic      T Rowe           T Rowe
                                          Company         Bond        Bond        Income       Price Mid       Price Mid
                                     Growth Series II   Series I    Series II    Series II  Value Series I  Value Series II
                                     ----------------  ----------  -----------  ----------  --------------  ---------------
TOTAL ASSETS
Investments at fair value               $2,643,281     $7,918,963  $10,563,573  $1,517,465    $4,163,365      $12,904,715
                                        ==========     ==========  ===========  ==========    ==========      ===========
NET ASSETS:
Contracts in accumulation               $2,643,281     $7,918,963  $10,555,757  $1,517,465    $4,150,950      $12,904,715
Contracts in payout (annuitization)             --             --        7,816          --        12,415               --
                                        ----------     ----------  -----------  ----------    ----------      -----------
Total net assets                        $2,643,281     $7,918,963  $10,563,573  $1,517,465    $4,163,365      $12,904,715
                                        ==========     ==========  ===========  ==========    ==========      ===========
Units outstanding                          201,519        387,892      670,617      94,813       276,616          859,298
Unit value                              $    13.12     $    20.42  $     15.75  $    16.00    $    15.05      $     15.02
Shares                                     184,974        824,892    1,099,227     113,753       424,833        1,315,465
Cost                                    $2,514,216     $8,975,383  $11,763,899  $1,423,820    $3,106,377      $ 9,610,022

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                     Total Bond  Total Bond                              Total Stock  Total Stock
                                       Market      Market                                  Market        Market
                                       Trust A     Trust A   Total Return  Total Return     Index        Index
                                      Series II  Series NAV    Series I      Series II    Series I     Series II
                                     ----------  ----------  ------------  ------------  -----------  -----------
TOTAL ASSETS
Investments at fair value             $324,530    $172,470    $21,410,255   $37,903,915    $563,977   $8,170,250
                                      ========    ========    ===========   ===========    ========   ==========
NET ASSETS:
Contracts in accumulation             $324,530    $172,470    $21,379,377   $37,903,915    $563,977   $8,170,250
Contracts in payout (annuitization)         --          --         30,878            --          --           --
                                      --------    --------    -----------   -----------    --------   ----------
Total net assets                      $324,530    $172,470    $21,410,255   $37,903,915    $563,977   $8,170,250
                                      ========    ========    ===========   ===========    ========   ==========
Units outstanding                       23,891      13,287      1,055,654     2,189,457      54,556      602,567
Unit value                            $  13.58    $  12.98    $     20.28   $     17.31    $  10.34   $    13.56
Shares                                  24,093      12,814      1,530,397     2,711,296      55,729      808,936
Cost                                  $317,172    $175,449    $20,989,398   $37,066,553    $640,280   $9,705,431

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                        U.S.         U.S.
                                     Government   Government      U.S.         UBS          UBS
                                     Securities   Securities   High Yield   Large Cap    Large Cap   Utilities
                                      Series I     Series II    Series II   Series I     Series II   Series I
                                     -----------  -----------  ----------  -----------  ----------  ----------
TOTAL ASSETS
Investments at fair value            $12,510,812  $11,325,293   $277,107   $11,301,320  $1,015,130  $2,648,545
                                     ===========  ===========   ========   ===========  ==========  ==========
NET ASSETS:
Contracts in accumulation            $12,510,812  $11,325,293   $277,107   $11,301,320  $1,015,130  $2,648,545
Contracts in payout (annuitization)           --           --         --            --          --          --
                                     -----------  -----------   --------   -----------  ----------  ----------
Total net assets                     $12,510,812  $11,325,293   $277,107   $11,301,320  $1,015,130  $2,648,545
                                     ===========  ===========   ========   ===========  ==========  ==========
Units outstanding                        585,906      802,554     17,601       947,965      85,876     152,666
Unit value                           $     21.35  $     14.11   $  15.74   $     11.92  $    11.82  $    17.35
Shares                                 1,003,273      906,749     22,474     1,029,264      92,706     253,936
Cost                                 $12,866,891  $11,305,966   $246,747   $15,950,501  $1,377,207  $2,947,166

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                                         Wellington   Wellington  Wells Capital
                                                                           Small        Small         Core
                                      Utilities    Value        Value    Cap Growth   Cap Value       Bond
                                      Series II   Series I    Series II  Series II    Series II     Series II
                                     ----------  ----------  ----------  ----------  -----------  -------------
TOTAL ASSETS
Investments at fair value            $5,421,773  $4,741,157  $3,343,757  $2,158,133   $2,847,396    $922,623
                                     ==========  ==========  ==========  ==========   ==========    ========
NET ASSETS:
Contracts in accumulation            $5,421,773  $4,738,352  $3,343,757  $2,158,133   $2,847,396    $922,623
Contracts in payout (annuitization)          --       2,805          --          --           --          --
                                     ----------  ----------  ----------  ----------   ----------    --------
Total net assets                     $5,421,773  $4,741,157  $3,343,757  $2,158,133   $2,847,396    $922,623
                                     ==========  ==========  ==========  ==========   ==========    ========
Units outstanding                       205,704     207,725     213,686     148,541      204,515      63,667
Unit value                           $    26.36  $    22.82  $    15.65  $    14.53   $    13.92    $  14.49
Shares                                  523,337     345,565     244,427     263,187      189,826      69,737
Cost                                 $6,678,480  $6,417,269  $4,337,656  $1,979,344   $2,784,658    $881,128

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                            500 Index
                                        Fund B Series NAV        500 Index Series I        500 Index Series II
                                     -----------------------  ------------------------  ------------------------
                                        2009         2008         2009         2008         2009         2008
                                     ----------  -----------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions received   $  117,831  $   150,222  $    42,396  $    35,094  $   134,865  $    62,354
Expenses:
   Mortality and expense risk and
      administrative charges            (81,635)    (112,324)     (44,058)     (84,918)    (142,811)    (216,694)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Net investment income (loss)             36,196       37,898       (1,662)     (49,824)      (7,946)    (154,340)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                               --       47,278           --           --           --           --
   Net realized gain (loss)            (285,052)    (311,783)    (653,997)    (113,424)    (930,425)      81,010
                                     ----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses)                (285,052)    (264,505)    (653,997)    (113,424)    (930,425)      81,010
                                     ----------  -----------  -----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period   1,450,342   (3,050,724)   1,160,457   (2,239,204)   2,848,187   (6,113,904)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations     1,201,486   (3,277,331)     504,798   (2,402,452)   1,909,816   (6,187,234)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Changes from principal
   transactions:
   Purchase payments                     32,969       45,327        2,064       20,827       72,151       67,143
   Transfers between sub-accounts
      and the company                   (57,444)    (120,583)    (801,898)  (1,245,857)    (380,036)  (1,284,416)
   Withdrawals                         (161,172)    (805,287)    (512,763)    (493,184)    (880,875)    (804,727)
   Annual contract fee                  (35,858)     (35,690)      (2,625)      (3,787)     (37,140)     (40,579)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (221,505)    (916,233)  (1,315,222)  (1,722,001)  (1,225,900)  (2,062,579)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity              979,981   (4,193,564)    (810,424)  (4,124,453)     683,916   (8,249,813)
Contract owners' equity at
   beginning of period                5,063,456    9,257,020    3,518,293    7,642,746    9,530,651   17,780,464
                                     ----------  -----------  -----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                            $6,043,437  $ 5,063,456  $ 2,707,869  $ 3,518,293  $10,214,567  $ 9,530,651
                                     ==========  ===========  ===========  ===========  ===========  ===========

                                        2009         2008         2009         2008         2009         2008
                                     ----------  -----------  -----------  -----------  -----------  -----------
Units, beginning of period              669,110      756,502      463,723      622,671      939,686    1,081,419
Units issued                             21,896       29,810        7,364       94,943       84,744       97,576
Units redeemed                           49,019      117,202      182,529      253,891      213,669      239,309
                                     ----------  -----------  -----------  -----------  -----------  -----------
Units, end of period                    641,987      669,110      288,558      463,723      810,761      939,686
                                     ==========  ===========  ===========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                        500
                                       Index
                                       Trust
                                      Series
                                        NAV      Active Bond Series I     Active Bond Series II
                                     --------  -----------------------  -------------------------
                                       2009       2009         2008         2009         2008
                                     --------  ----------  -----------  -----------  ------------
Income:
   Dividend distributions received   $  2,479  $  328,935  $   306,470  $ 3,032,454  $  2,679,117
Expenses:
   Mortality and expense risk and
      administrative charges             (494)    (75,154)     (97,418)    (674,608)     (908,439)
                                     --------  ----------  -----------  -----------  ------------
Net investment income (loss)            1,985     253,781      209,052    2,357,846     1,770,678
                                     --------  ----------  -----------  -----------  ------------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                             --          --           --           --            --
   Net realized gain (loss)               728    (116,704)    (126,935)    (869,285)   (1,984,696)
                                     --------  ----------  -----------  -----------  ------------
Realized gains (losses)                   728    (116,704)    (126,935)    (869,285)   (1,984,696)
                                     --------  ----------  -----------  -----------  ------------
Unrealized appreciation
   (depreciation) during the period     9,929     841,829     (808,768)   6,909,620    (6,404,880)
                                     --------  ----------  -----------  -----------  ------------
Net increase (decrease) in contract
   owners' equity from operations      12,642     978,906     (726,651)   8,398,181    (6,618,898)
                                     --------  ----------  -----------  -----------  ------------
Changes from principal
   transactions:
   Purchase payments                  186,357         824       13,914      204,240       537,313
   Transfers between sub-accounts
      and the company                  35,960     (11,673)    (507,609)   1,472,435   (13,147,708)
   Withdrawals                             95    (922,736)  (1,131,037)  (2,731,538)   (8,464,367)
   Annual contract fee                 (7,491)     (3,362)      (3,898)    (177,702)     (196,851)
                                     --------  ----------  -----------  -----------  ------------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                       214,921    (936,947)  (1,628,630)  (1,232,565)  (21,271,613)
                                     --------  ----------  -----------  -----------  ------------
Total increase (decrease) in
   contract owners' equity            227,563      41,959   (2,355,281)   7,165,616   (27,890,511)
Contract owners' equity at
   beginning of period                     --   4,758,793    7,114,074   39,614,593    67,505,104
                                     --------  ----------  -----------  -----------  ------------
Contract owners' equity at end of
   period                            $227,563  $4,800,752  $ 4,758,793  $46,780,209  $ 39,614,593
                                     ========  ==========  ===========  ===========  ============

                                       2009       2009         2008         2009         2008
                                     --------  ----------  -----------  -----------  ------------
Units, beginning of period                 --     408,746      537,991    3,429,685     5,138,053
Units issued                           15,071       9,403        5,074      334,547        68,977
Units redeemed                            339      82,604      134,319      455,184     1,777,345
                                     --------  ----------  -----------  -----------  ------------
Units, end of period                   14,732     335,545      408,746    3,309,048     3,429,685
                                     ========  ==========  ===========  ===========  ============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                      All Cap Core Series I    All Cap Core Series II   All Cap Growth Series I
                                     -----------------------  -----------------------  ------------------------
                                        2009         2008        2009         2008         2009         2008
                                     ----------  -----------  ----------  -----------  -----------  -----------
Income:
   Dividend distributions received   $   54,566  $    87,113  $   13,355  $    19,958  $    41,013  $    28,319
Expenses:
   Mortality and expense risk and
      administrative charges            (50,136)     (80,284)    (15,254)     (24,466)     (85,490)    (145,838)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Net investment income (loss)              4,430        6,829      (1,899)      (4,508)     (44,477)    (117,519)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                               --           --          --           --           --           --
   Net realized gain (loss)            (175,510)    (154,436)    (51,977)     (94,001)    (369,565)     254,877
                                     ----------  -----------  ----------  -----------  -----------  -----------
Realized gains (losses)                (175,510)    (154,436)    (51,977)     (94,001)    (369,565)     254,877
                                     ----------  -----------  ----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period     986,089   (2,475,906)    279,910     (651,833)   1,418,639   (5,405,527)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations       815,009   (2,623,513)    226,034     (750,342)   1,004,597   (5,268,169)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                      3,953       17,867       4,681        5,791       32,444       74,544
   Transfers between sub-accounts
      and the company                  (205,064)    (260,139)    (69,826)    (539,754)    (352,176)    (735,480)
   Withdrawals                         (354,387)    (800,120)    (20,089)    (151,601)    (735,121)  (1,660,726)
   Annual contract fee                   (3,604)      (4,323)     (5,684)      (6,762)      (7,049)      (8,801)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (559,102)  (1,046,715)    (90,918)    (692,326)  (1,061,902)  (2,330,463)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity              255,907   (3,670,228)    135,116   (1,442,668)     (57,305)  (7,598,632)
Contract owners' equity at
   beginning of period                3,536,341    7,206,569     948,320    2,390,988    6,282,436   13,881,068
                                     ----------  -----------  ----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                            $3,792,248  $ 3,536,341  $1,083,436  $   948,320  $ 6,225,131  $ 6,282,436
                                     ==========  ===========  ==========  ===========  ===========  ===========

                                        2009         2008        2009         2008         2009         2008
                                     ----------  -----------  ----------  -----------  -----------  -----------
Units, beginning of period              330,382      396,795      85,829      128,000      603,763      770,815
Units issued                              4,054        5,287       1,144        4,834       12,225       17,742
Units redeemed                           51,229       71,700       9,222       47,005      122,958      184,794
                                     ----------  -----------  ----------  -----------  -----------  -----------
Units, end of period                    283,207      330,382      77,751       85,829      493,030      603,763
                                     ==========  ===========  ==========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                             All Cap
                                         Growth Series II      All Cap Value Series I   All Cap Value Series II
                                     -----------------------  -----------------------  ------------------------
                                        2009         2008        2009         2008         2009         2008
                                     ----------  -----------  ----------  -----------  -----------  -----------
Income:
   Dividend distributions received   $    8,711  $     2,623  $    8,521  $    18,963  $    13,286  $    32,562
Expenses:
   Mortality and expense risk and
      administrative charges            (26,128)     (39,293)    (26,460)     (43,044)     (68,649)     (96,966)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Net investment income (loss)            (17,417)     (36,670)    (17,939)     (24,081)     (55,363)     (64,404)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                               --           --          --       70,688           --      155,305
   Net realized gain (loss)             (47,049)     178,553    (479,285)    (906,697)  (1,048,934)  (1,368,657)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Realized gains (losses)                 (47,049)     178,553    (479,285)    (836,009)  (1,048,934)  (1,213,352)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period     360,925   (1,496,288)    828,560        3,645    2,039,813     (777,857)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations       296,459   (1,354,405)    331,336     (856,445)     935,516   (2,055,613)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Changes from principal
   transactions:
   Purchase payments                      8,663      122,658       1,038          738       29,783      115,692
   Transfers between sub-accounts
      and the company                    38,884      (89,600)    (99,302)    (466,045)    (189,672)    (716,764)
   Withdrawals                         (114,359)    (594,825)   (113,226)    (580,943)    (436,608)    (634,909)
   Annual contract fee                   (6,603)      (7,657)     (1,774)      (1,867)     (17,287)     (18,830)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         (73,415)    (569,424)   (213,264)  (1,048,117)    (613,784)  (1,254,811)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity              223,044   (1,923,829)    118,072   (1,904,562)     321,732   (3,310,424)
Contract owners' equity at
   beginning of period                1,664,489    3,588,318   1,688,589    3,593,151    4,413,617    7,724,041
                                     ----------  -----------  ----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                            $1,887,533  $ 1,664,489  $1,806,661  $ 1,688,589  $ 4,735,349  $ 4,413,617
                                     ==========  ===========  ==========  ===========  ===========  ===========

                                        2009         2008        2009         2008         2009         2008
                                     ----------  -----------  ----------  -----------  -----------  -----------
Units, beginning of period               179,605     221,112     141,423      210,643      347,725      425,675
Units issued                               7,113      34,074       6,230        3,268        7,566       18,786
Units redeemed                            15,886      75,581      26,268       72,488       55,603       96,736
                                     ----------  -----------  ----------  -----------  -----------  -----------
Units, end of period                     170,832     179,605     121,385      141,423      299,688      347,725
                                     ==========  ===========  ==========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                       American
                                         Asset                                           American
                                      Allocation             American               Blue-Chip Income &
                                       Series I     Asset Allocation Series II       Growth Series II
                                      ----------   ---------------------------   -------------------------
                                         2009          2009           2008           2009         2008
                                      ----------   ------------   ------------   -----------   -----------
Income:
   Dividend distributions received    $  174,513   $  1,689,940   $  1,629,875   $   125,992   $   524,626
Expenses:
   Mortality and expense risk and
      administrative charges             (93,530)    (1,283,514)      (843,546)     (144,361)     (212,094)
                                      ----------   ------------   ------------   -----------   -----------
Net investment income (loss)              80,983        406,426        786,329       (18,369)      312,532
                                      ----------   ------------   ------------   -----------   -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --      1,907,483             --       663,650       157,244
   Net realized gain (loss)              141,758     (3,171,962)    (1,427,230)   (1,506,138)     (710,243)
                                      ----------   ------------   ------------   -----------   -----------
Realized gains (losses)                  141,758     (1,264,479)    (1,427,230)     (842,488)     (552,999)
                                      ----------   ------------   ------------   -----------   -----------
Unrealized appreciation
   (depreciation) during the period    1,484,273     18,800,730    (19,450,271)    2,956,646    (5,780,352)
                                      ----------   ------------   ------------   -----------   -----------
Net increase (decrease) in contract
   owners' equity from operations      1,707,014     17,942,677    (20,091,172)    2,095,789    (6,020,819)
                                      ----------   ------------   ------------   -----------   -----------
Changes from principal
   transactions:
   Purchase payments                      14,726      9,905,588     25,821,795        49,166       100,531
   Transfers between sub-accounts
      and the company                  7,805,250     16,140,995     19,280,038      (984,415)     (653,144)
   Withdrawals                           212,227     (2,871,758)    (1,942,656)     (582,847)   (1,385,694)
   Annual contract fee                    (4,349)      (479,515)      (211,337)      (37,081)      (40,915)
                                      ----------   ------------   ------------   -----------   -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        8,027,854     22,695,310     42,947,840    (1,555,177)   (1,979,222)
                                      ----------   ------------   ------------   -----------   -----------
Total increase (decrease) in
   contract owners' equity             9,734,868     40,637,987     22,856,668       540,612    (8,000,041)
Contract owners' equity at
   beginning of period                        --     60,762,630     37,905,962     9,404,787    17,404,828
                                      ----------   ------------   ------------   -----------   -----------
Contract owners' equity at end of
   period                             $9,734,868   $101,400,617   $ 60,762,630   $ 9,945,399   $ 9,404,787
                                      ==========   ============   ============   ===========   ===========

                                         2009           2009          2008           2009          2008
                                      ----------   ------------   ------------   -----------   -----------
Units, beginning of period                    --      7,028,589      3,022,935       763,674       880,021
Units issued                           1,060,512      3,331,381      4,639,527        26,578        41,449
Units redeemed                           136,229        702,256        633,873       145,015       157,796
                                      ----------   ------------   ------------   -----------   -----------
Units, end of period                     924,283      9,657,714      7,028,589       645,237       763,674
                                      ==========   ============   ============   ===========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,



                                      American Blue-
                                      Chip Income &                                  American        American
                                          Growth                                      Bond        Century - Small
                                        Series III       American Bond Series II    Series III    Company Series II
                                      --------------   --------------------------   ----------  ---------------------
                                           2009           2009           2008          2009        2009        2008
                                      --------------   -----------   ------------   ----------  ---------   ---------
Income:
   Dividend distributions received        $  1,557     $ 2,183,158   $  9,767,212     $  3,750   $    201   $      --
Expenses:
   Mortality and expense risk and
      administrative charges                  (196)     (1,320,258)    (1,752,157)        (298)      (337)     (2,112)
                                          --------     -----------   ------------     --------   --------    --------
Net investment income (loss)                 1,361         862,900      8,015,055        3,452       (136)     (2,112)
                                          --------     -----------   ------------     --------   --------    --------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                  --              --          3,327           --         --         192
   Net realized gain (loss)                    473      (1,789,388)    (2,876,095)          47    (85,511)    (47,227)
                                          --------     -----------   ------------     --------   --------    --------
Realized gains (losses)                        473      (1,789,388)    (2,872,768)          47    (85,511)    (47,035)
                                          --------     -----------   ------------     --------   --------    --------
Unrealized appreciation
   (depreciation) during the period          4,021       8,704,714    (17,787,677)      (1,433)    85,849     (24,748)
                                          --------     -----------   ------------     --------   --------    --------
Net increase (decrease) in contract
   owners' equity from operations            5,855       7,778,226    (12,645,390)       2,066        202     (73,895)
                                          --------     -----------   ------------     --------   --------    --------
Changes from principal
   transactions:
   Purchase payments                        73,183         741,352      4,018,591      106,809         --          --
   Transfers between sub-accounts
      and the company                       13,869      10,638,186    (23,438,606)      29,888    (77,745)    (52,904)
   Withdrawals                                   7      (4,646,488)    (8,046,272)         (18)       (74)    (11,709)
   Annual contract fee                      (2,908)       (462,313)      (515,069)      (4,226)       (57)       (416)
                                          --------     -----------   ------------     --------   --------    --------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                             84,151       6,270,737    (27,981,356)     132,453    (77,876)    (65,029)
                                          --------     -----------   ------------     --------   --------    --------
Total increase (decrease) in
   contract owners' equity                  90,006      14,048,963    (40,626,746)     134,519    (77,674)   (138,924)
Contract owners' equity at
   beginning of period                          --      79,418,533    120,045,279           --     77,674     216,598
                                          --------     -----------   ------------     --------   --------   ---------
Contract owners' equity at end of
   period                                 $ 90,006     $93,467,496   $ 79,418,533     $134,519   $     --   $  77,674
                                          ========     ===========   ============     ========   ========   =========

                                           2009            2009          2008          2009        2009        2008
                                      --------------   -----------   ------------   ----------  ---------   ---------
Units, beginning of period                      --       6,802,117      9,126,538           --      9,272      14,443
Units issued                                 8,656       1,352,747        770,100       10,892          3         582
Units redeemed                                 286         889,226      3,094,521           99      9,275       5,753
                                          --------     -----------   ------------     --------   --------   ---------
Units, end of period                         8,370       7,265,638      6,802,117       10,793         --       9,272
                                          ========     ===========   ============     ========   ========   =========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         American Fundamental           American Global              American Global
                                          Holdings Series II        Diversification Series II       Growth Series II
                                      --------------------------   --------------------------   -------------------------
                                          2009          2008           2009          2008           2009          2008
                                      -----------   ------------   -----------   ------------   -----------   -----------
Income:
   Dividend distributions received    $ 1,096,628   $  1,599,163   $   831,092   $  1,421,925   $   100,231   $   338,668
Expenses:
   Mortality and expense risk and
      administrative charges           (1,002,931)      (409,773)     (728,532)      (404,035)     (177,470)     (203,203)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Net investment income (loss)               93,697      1,189,390       102,560      1,017,890       (77,239)      135,465
                                      -----------   ------------   -----------   ------------   -----------   -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --      1,582,232            --      1,845,659       644,432            --
   Net realized gain (loss)            (1,821,754)      (981,043)   (2,548,271)      (747,725)   (1,331,863)     (370,853)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Realized gains (losses)                (1,821,754)       601,189    (2,548,271)     1,097,934      (687,431)     (370,853)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Unrealized appreciation
   (depreciation) during the period    17,558,142    (14,548,507)   16,492,544    (15,622,165)    4,618,010    (6,174,721)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Net increase (decrease) in contract
   owners' equity from operations      15,830,085    (12,757,928)   14,046,833    (13,506,341)    3,853,340    (6,410,109)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Changes from principal
   transactions:
   Purchase payments                   10,990,630     32,375,645     3,545,312     25,957,118       928,910     1,264,573
   Transfers between sub-accounts
      and the company                   8,409,288     23,254,618       702,303     22,998,523    (1,275,983)    2,826,992
   Withdrawals                         (1,946,577)    (1,039,780)     (918,858)      (919,914)     (346,970)     (481,141)
   Annual contract fee                   (374,127)       (52,041)     (289,434)       (46,220)      (74,991)      (70,782)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        17,079,214     54,538,442     3,039,323     47,989,507      (769,034)    3,539,642
                                      -----------   ------------   -----------   ------------   -----------   -----------
Total increase (decrease) in
   contract owners' equity             32,909,299     41,780,514    17,086,156     34,483,166     3,084,306    (2,870,467)
Contract owners' equity at
   beginning of period                 46,181,079      4,400,565    37,908,269      3,425,103    10,288,665    13,159,132
                                      -----------   ------------   -----------   ------------   -----------   -----------
Contract owners' equity at end of
   period                             $79,090,378   $ 46,181,079   $54,994,425   $ 37,908,269   $13,372,971   $10,288,665
                                      ===========   ============   ===========   ============   ===========   ===========

                                          2009          2008           2009          2008           2009          2008
                                      -----------   ------------   -----------   ------------   -----------   -----------
Units, beginning of period              5,407,548        350,302     4,707,054        272,763     1,289,271       995,659
Units issued                            2,527,690      5,389,609       966,445      4,834,910       226,060       485,845
Units redeemed                            513,370        332,363       585,032        400,619       311,738       192,233
                                      -----------   ------------   -----------   ------------   -----------   -----------
Units, end of period                    7,421,868      5,407,548     5,088,467      4,707,054     1,203,593     1,289,271
                                      ===========   ============   ===========   ============   ===========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                                                        American
                                                                    American Global                                      Growth
                                        American Global Small     Small Capitalization                                   Series
                                       Capitalization Series II        Series III          American Growth Series II      III
                                      -------------------------   --------------------    ---------------------------   --------
                                         2009           2008              2009                2009           2008         2009
                                      -----------   -----------   --------------------    ------------   ------------   --------
Income:
   Dividend distributions received    $        58   $    61,619         $   --            $     94,466   $  2,656,708   $   217
Expenses:
   Mortality and expense risk and
      administrative charges              (59,085)      (69,945)           (31)             (1,928,286)    (2,497,311)      (81)
                                      -----------   -----------         ------            ------------   ------------   -------
Net investment income (loss)              (59,027)       (8,326)           (31)             (1,833,820)       159,397       136
                                      -----------   -----------         ------            ------------   ------------   -------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                            424,677            --             --              20,388,021      1,856,635        --
   Net realized gain (loss)            (1,306,829)     (505,505)           119             (12,895,980)       685,956        92
                                      -----------   -----------         ------            ------------   ------------   -------
Realized gains (losses)                  (882,152)     (505,505)           119               7,492,041      2,542,591        92
                                      -----------   -----------         ------            ------------   ------------   -------
Unrealized appreciation
   (depreciation) during the period     2,630,810    (2,824,398)         1,272              32,672,255    (88,650,037)    1,582
                                      -----------   -----------         ------            ------------   ------------   -------
Net increase (decrease) in contract
   owners' equity from operations       1,689,631    (3,338,229)         1,360              38,330,476    (85,948,049)    1,810
                                      -----------   -----------         ------            ------------   ------------   -------
Changes from principal
   transactions:
   Purchase payments                      169,832       491,686          6,422               1,289,556      4,442,525    38,315
   Transfers between sub-accounts
      and the company                    (140,830)    1,057,137          1,543             (10,552,900)    16,153,862     5,569
   Withdrawals                           (149,807)     (235,782)            23              (7,004,318)   (15,140,483)       41
   Annual contract fee                    (24,230)      (21,630)          (307)               (593,321)      (606,352)   (1,521)
                                      -----------   -----------         ------            ------------   ------------   -------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                          (145,035)    1,291,411          7,681             (16,860,983)     4,849,552    42,404
                                      -----------   -----------         ------            ------------   ------------   -------
Total increase (decrease) in
   contract owners' equity              1,544,596    (2,046,818)         9,041              21,469,493    (81,098,497)   44,214
Contract owners' equity at
   beginning of period                  3,272,007     5,318,825             --             112,969,120    194,067,617        --
                                      -----------   -----------         ------            ------------   ------------   -------
Contract owners' equity at end of
   period                             $ 4,816,603   $ 3,272,007         $9,041            $134,438,613   $112,969,120   $44,214
                                      ===========   ===========         ======            ============   ============   =======

                                          2009          2008              2009                2009           2008         2009
                                      -----------   -----------   --------------------    ------------   ------------   --------
Units, beginning of period                533,124       394,302             --               9,718,275      9,075,004         --
Units issued                              128,556       274,016            948                 310,559      2,173,902      4,355
Units redeemed                            164,887       135,194             72               1,509,465      1,530,631         68
                                      -----------   -----------         ------            ------------   ------------   -------
Units, end of period                      496,793       533,124            876               8,519,369      9,718,275      4,287
                                      ===========   ===========         ======            ============   ============   =======

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                        American
                                                                                        Growth-             American
                                      American Growth-            American               Income        High-Income Bond
                                      Income Series I      Growth-Income Series II     Series III          Series II
                                      ----------------   ---------------------------   ----------   -----------------------
                                            2009             2009           2008          2009         2009         2008
                                      ----------------   ------------   ------------   ----------   ----------   ----------
Income:
   Dividend distributions received      $  1,173,131     $     97,550   $  2,675,940    $   251     $  242,811   $  214,710
Expenses:
   Mortality and expense risk and
      administrative charges              (1,739,407)         (93,872)    (2,242,968)       (62)       (54,490)     (48,574)
                                        ------------     ------------   ------------    -------     ----------   ----------
Net investment income (loss)                (566,276)           3,678        432,972        189        188,321      166,136
                                        ------------     ------------   ------------    -------     ----------   ----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                             9,369,738               --      2,543,424         --             --           --
   Net realized gain (loss)               (7,856,221)         219,700       (957,335)       120       (324,823)    (179,839)
                                        ------------     ------------   ------------    -------     ----------   ----------
Realized gains (losses)                    1,513,517          219,700      1,586,089        120       (324,823)    (179,839)
                                        ------------     ------------   ------------    -------     ----------   ----------
Unrealized appreciation
   (depreciation) during the period       27,509,680        1,874,660    (66,875,471)     1,860      1,194,482     (858,416)
                                        ------------     ------------   ------------    -------     ----------   ----------
Net increase (decrease) in
   contract owners' equity from
   operations                             28,456,921        2,098,038    (64,856,410)     2,169      1,057,980     (872,119)
                                        ------------     ------------   ------------    -------     ----------   ----------
Changes from principal
   transactions:
   Purchase payments                         969,416            6,216      3,803,938     12,845        134,590      269,267
   Transfers between sub-accounts
      and the company                      1,248,814        4,678,935      6,142,692      3,635      1,189,114      611,965
   Withdrawals                           (20,846,959)      13,460,456    (13,731,140)        47       (506,330)    (295,631)
   Annual contract fee                      (546,571)          (5,123)      (558,589)      (615)       (17,847)     (15,001)
                                        ------------     ------------   ------------    -------     ----------   ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                          (19,175,300)      18,140,484     (4,343,099)    15,912        799,527      570,600
                                        ------------     ------------   ------------    -------     ----------   ----------
Total increase (decrease) in
   contract owners' equity                 9,281,621       20,238,522    (69,199,509)    18,081      1,857,507     (301,519)
Contract owners' equity at
   beginning of period                            --      101,639,220    170,838,729         --      2,454,448    2,755,967
                                        ------------     ------------   ------------    -------     ----------   ----------
Contract owners' equity at end of
   period                               $  9,281,621     $121,877,742   $101,639,220    $18,081     $4,311,955   $2,454,448
                                        ============     ============   ============    =======     ==========   ==========

                                            2009             2009           2008          2009         2009         2008
                                      ----------------   ------------   ------------   ----------   ----------   ----------
Units, beginning of period                        --        8,827,121      8,978,819         --        275,706      230,460
Units issued                                 696,928          664,906      1,268,118      1,753        217,848      126,365
Units redeemed                               105,087        1,245,657      1,419,816         85        137,906       81,119
                                        ------------     ------------   ------------    -------     ----------   ----------
Units, end of period                         591,841        8,246,370      8,827,121      1,668        355,648      275,706
                                        ============     ============   ============    =======     ==========   ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                      American High-                                        American
                                        Income Bond                                       International         American New
                                        Series III     American International Series II     Series III         World Series II
                                      --------------   --------------------------------   -------------   ------------------------
                                           2009             2009              2008             2009          2009          2008
                                      --------------   --------------   ---------------   -------------   ----------   -----------
Income:
   Dividend distributions received       $  5,942       $    652,216     $  3,480,446        $   513      $   41,476   $    97,361
Expenses:
   Mortality and expense risk and
      administrative charges                 (162)        (1,142,433)      (1,497,036)           (65)        (54,000)      (64,350)
                                         --------       ------------     ------------        -------      ----------   -----------
Net investment income (loss)                5,780           (490,217)       1,983,410            448         (12,524)       33,011
                                         --------       ------------     ------------        -------      ----------   -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --         15,492,098        1,921,236             --          40,954            --
   Net realized gain (loss)                    27         (8,573,299)       1,173,886             17        (506,038)     (549,219)
                                         --------       ------------     ------------        -------      ----------   -----------
Realized gains (losses)                        27          6,918,799        3,095,122             17        (465,084)     (549,219)
                                         --------       ------------     ------------        -------      ----------   -----------
Unrealized appreciation
   (depreciation) during the period        (2,120)        18,147,921      (55,761,156)          (184)      1,762,063    (1,701,530)
                                         --------       ------------     ------------        -------      ----------   -----------
Net increase (decrease) in
   contract owners' equity from
   operations                               3,687         24,576,503      (50,682,624)           281       1,284,455    (2,217,738)
                                         --------       ------------     ------------        -------      ----------   -----------
Changes from principal
   transactions:
   Purchase payments                       83,521            651,466        2,531,448         35,944         205,263       498,159
   Transfers between sub-accounts
      and the company                      14,314         (8,342,124)       6,817,216          7,059         782,071       145,970
   Withdrawals                               (107)        (3,783,170)      (9,143,675)           (36)       (128,265)     (265,184)
   Annual contract fee                     (3,067)          (350,878)        (358,043)        (1,324)        (10,254)      (11,488)
                                         --------       ------------     ------------        -------      ----------   -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                            94,661        (11,824,706)        (153,054)        41,643         848,815       367,457
                                         --------       ------------     ------------        -------      ----------   -----------
Total increase (decrease) in
   contract owners' equity                 98,348         12,751,797      (50,835,678)        41,924       2,133,270    (1,850,281)
Contract owners' equity at
   beginning of period                         --         67,146,164      117,981,842             --       2,692,645     4,542,926
                                         --------       ------------     ------------        -------      ----------   -----------
Contract owners' equity at end of
   period                                $ 98,348       $ 79,897,961     $ 67,146,164        $41,924      $4,825,915   $ 2,692,645
                                         ========       ============     ============        =======      ==========   ===========

                                           2009             2009              2008             2009          2009          2008
                                      --------------   --------------   ---------------   -------------   ----------   -----------
Units, beginning of period                     --          4,270,613        4,182,062             --         319,955       304,656
Units issued                                7,496            236,166          750,719          3,681         200,901       281,942
Units redeemed                                162            852,502          662,168             26         129,899       266,643
                                         --------       ------------     ------------        -------      ----------   -----------
Units, end of period                        7,334          3,654,277        4,270,613          3,655         390,957       319,955
                                         ========       ============     ============        =======      ==========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                                         Capital
                                       Blue Chip Growth Series I   Blue Chip Growth Series II     Appreciation Series I
                                      --------------------------   --------------------------   -------------------------
                                          2009          2008           2009          2008           2009          2008
                                      -----------   ------------   -----------   ------------   -----------   -----------
Income:
   Dividend distributions received    $    29,971   $     97,031   $    13,600   $     24,025   $    16,157   $    39,719
Expenses:
   Mortality and expense risk and
      administrative charges             (302,273)      (464,903)     (231,972)      (280,195)      (96,810)     (143,351)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Net investment income (loss)             (272,302)      (367,872)     (218,372)      (256,170)      (80,653)     (103,632)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --        550,045            --        287,822            --            --
   Net realized gain (loss)            (1,071,093)      (439,221)     (401,157)       362,874      (380,288)     (173,143)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Realized gains (losses)                (1,071,093)       110,824      (401,157)       650,696      (380,288)     (173,143)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Unrealized appreciation
   (depreciation) during the period     8,370,097    (16,187,995)    5,704,536    (10,192,552)    2,614,582    (3,885,944)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Net increase (decrease) in
   contract owners' equity from
   operations                           7,026,702    (16,445,043)    5,085,007     (9,798,026)    2,153,641    (4,162,719)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Changes from principal
   transactions:
   Purchase payments                       30,686        161,496       355,993        528,942        32,405        45,964
   Transfers between sub-accounts
      and the company                  (1,375,657)      (287,970)     (567,738)     3,340,463      (320,782)     (630,417)
   Withdrawals                         (2,749,718)    (4,446,833)     (722,940)    (1,525,663)     (943,309)   (1,428,937)
   Annual contract fee                    (19,386)       (21,941)      (58,679)       (56,011)       (6,513)       (7,693)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (4,114,075)    (4,595,248)     (993,364)     2,287,731    (1,238,199)   (2,021,083)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Total increase (decrease) in
   contract owners' equity              2,912,627    (21,040,291)    4,091,643     (7,510,295)      915,442    (6,183,802)
Contract owners' equity at
   beginning of period                 19,670,801     40,711,092    13,137,864     20,648,159     6,119,051    12,302,853
                                      -----------   ------------   -----------   ------------   -----------   -----------
Contract owners' equity at end of
   period                             $22,583,428   $ 19,670,801   $17,229,507   $ 13,137,864   $ 7,034,493   $ 6,119,051
                                      ===========   ============   ===========   ============   ===========   ===========

                                          2009          2008           2009          2008           2009          2008
                                      -----------   ------------   -----------   ------------   -----------   -----------
Units, beginning of period              1,660,613      1,903,481     1,372,983      1,218,131       966,431     1,201,703
Units issued                               47,485        164,586       134,937        432,356        42,315        37,628
Units redeemed                            386,127        407,454       221,001        277,504       217,349       272,900
                                      -----------   ------------   -----------   ------------   -----------   -----------
Units, end of period                    1,321,971      1,660,613     1,286,919      1,372,983       791,397       966,431
                                      ===========   ============   ===========   ============   ===========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         Capital Appreciation      Capital Appreciation        CGTC Overseas
                                             Series II               Value Series II          Equity Series II
                                      ------------------------   ------------------------   --------------------
                                          2009         2008          2009         2008        2009        2008
                                      ----------   -----------   -----------   ----------   --------   ---------
Income:
   Dividend distributions received    $    3,833   $    19,645   $   355,159   $   46,922   $  5,352   $   7,461
Expenses:
   Mortality and expense risk and
      administrative charges            (111,698)     (144,943)     (270,775)     (26,424)    (4,534)     (7,581)
                                      ----------   -----------   -----------   ----------   --------   ---------
Net investment income (loss)            (107,865)     (125,298)       84,384       20,498        818        (120)
                                      ----------   -----------   -----------   ----------   --------   ---------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --            --        95,771           --         --      32,735
   Net realized gain (loss)             (225,104)      (44,001)     (368,582)    (194,186)   (61,538)    (32,723)
                                      ----------   -----------   -----------   ----------   --------   ---------
Realized gains (losses)                 (225,104)      (44,001)     (272,811)    (194,186)   (61,538)         12
                                      ----------   -----------   -----------   ----------   --------   ---------
Unrealized appreciation
   (depreciation) during the period    2,752,525    (3,908,076)    4,846,064     (633,535)   132,538    (238,706)
                                      ----------   -----------   -----------   ----------   --------   ---------
Net increase (decrease) in
   contract owners' equity from
   operations                          2,419,556    (4,077,375)    4,657,637     (807,223)    71,818    (238,814)
                                      ----------   -----------   -----------   ----------   --------   ---------
Changes from principal
   transactions:
   Purchase payments                      51,373       195,187     2,954,155    3,182,347      1,085         651
   Transfers between sub-accounts
      and the company                   (196,976)     (390,957)    5,832,589    5,888,737     88,578     (69,274)
   Withdrawals                          (304,530)   (1,273,254)     (193,396)     (41,499)   (10,688)   (111,617)
   Annual contract fee                   (28,046)      (29,561)      (78,792)      (2,496)      (903)     (1,699)
                                      ----------   -----------   -----------   ----------   --------   ---------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         (478,179)   (1,498,585)    8,514,556    9,027,089     78,072    (181,939)
                                      ----------   -----------   -----------   ----------   --------   ---------
Total increase (decrease) in
   contract owners' equity             1,941,377    (5,575,960)   13,172,193    8,219,866    149,890    (420,753)
Contract owners' equity at
   beginning of period                 6,326,044    11,902,004     8,219,866           --    293,790     714,543
                                      ----------   -----------   -----------   ----------   --------   ---------
Contract owners' equity at end of
   period                             $8,267,421   $ 6,326,044   $21,392,059   $8,219,866   $443,680   $ 293,790
                                      ==========   ===========   ===========   ==========   ========   =========

                                          2009         2008          2009         2008        2009        2008
                                      ----------   -----------   -----------   ----------   --------   ---------
Units, beginning of period               642,374       745,844       907,608           --     26,214      36,244
Units issued                              41,820        48,691     1,250,412      976,077     11,449       5,189
Units redeemed                            83,300       152,161       309,696       68,469      6,798      15,219
                                      ----------   -----------   -----------   ----------   --------   ---------
Units, end of period                     600,894       642,374     1,848,324      907,608     30,865      26,214
                                      ==========   ===========   ===========   ==========   ========   =========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                Core        Core       Core       Core
                                        Core Allocation      Allocation  Allocation  Balanced   Balanced
                                         Plus Series II       Series I    Series II  Series I   Series II
                                     ----------------------  ----------  ----------  --------  -----------
                                        2009        2008        2009        2009       2009       2009
                                     ----------  ----------  ----------  ----------  --------  -----------
Income:
   Dividend distributions received   $  106,371  $   11,375   $ 1,558    $   84,873  $  1,804  $   69,024
Expenses:
   Mortality and expense risk and
      administrative charges            (98,357)     (9,493)      (96)      (10,810)     (340)    (21,593)
                                     ----------  ----------   -------    ----------  --------  ----------
Net investment income (loss)              8,014       1,882     1,462        74,063     1,464      47,431
                                     ----------  ----------   -------    ----------  --------  ----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                          275,675          --        --            --        --          --
   Net realized gain (loss)            (136,779)    (39,026)       --        20,990        37      38,365
                                     ----------  ----------   -------    ----------  --------  ----------
Realized gains (losses)                 138,896     (39,026)       --        20,990        37      38,365
                                     ----------  ----------   -------    ----------  --------  ----------
Unrealized appreciation
   (depreciation) during the period   1,544,452    (268,574)     (419)       67,439     7,501     220,038
                                     ----------  ----------   -------    ----------  --------  ----------
Net increase (decrease) in contract
   owners' equity from operations     1,691,362    (305,718)    1,043       162,492     9,002     305,834
                                     ----------  ----------   -------    ----------  --------  ----------
Changes from principal
   transactions:
   Purchase payments                  1,807,490   1,693,414    44,125     1,131,423   100,000   1,929,424
   Transfers between sub-accounts
      and the company                 2,160,248   1,461,512     2,457     1,317,103     4,864   2,548,477
   Withdrawals                         (112,948)     (1,394)      117         3,101       284      (9,214)
   Annual contract fee                  (28,428)     (1,097)   (2,427)       (1,527)   (4,000)     (5,171)
                                     ----------  ----------   -------    ----------  --------  ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                       3,826,362   3,152,435    44,272     2,450,100   101,148   4,463,516
                                     ----------  ----------   -------    ----------  --------  ----------
Total increase (decrease) in
   contract owners' equity            5,517,724   2,846,717    45,315     2,612,592   110,150   4,769,350
Contract owners' equity at
   beginning of period                2,846,717          --        --            --        --          --
                                     ----------  ----------   -------    ----------  --------  ----------
Contract owners' equity at end of
   period                            $8,364,441  $2,846,717   $45,315    $2,612,592  $110,150  $4,769,350
                                     ==========  ==========   =======    ==========  ========  ==========

                                        2009        2008        2009        2009       2009       2009
                                     ----------  ----------  ----------  ----------  --------  -----------
Units, beginning of period              325,588          --        --            --        --          --
Units issued                            572,665     349,609     3,065       202,593     7,475     352,630
Units redeemed                          122,293      24,021        --        28,943        --      35,235
                                     ----------  ----------   -------    ----------  --------  ----------
Units, end of period                    775,960     325,588     3,065       173,650     7,475     317,395
                                     ==========  ==========   =======    ==========  ========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                       Core
                                     Balanced       Core           Core         Core           Core             Core
                                     Strategy    Disciplined    Fundamental  Fundamental      Global           Global
                                      Series   Diversification   Holdings     Holdings    Diversification  Diversification
                                       NAV       Series II       Series II   Series III     Series II         Series III
                                     --------  ---------------  -----------  -----------  ---------------  ---------------
                                       2009          2009           2009         2009           2009             2009
                                     --------  ---------------  -----------  -----------  ---------------  ---------------
Income:
   Dividend distributions received   $   456      $   92,792     $  105,250     $   47      $   171,699        $   44
Expenses:
   Mortality and expense risk and
      administrative charges             (48)        (18,776)       (35,485)        (4)         (55,661)           (4)
                                     -------      ----------     ----------     ------      -----------        ------
Net investment income (loss)             408          74,016         69,765         43          116,038            40
                                     -------      ----------     ----------     ------      -----------        ------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                            --              --             --         --               --            --
   Net realized gain (loss)               (1)         21,795          8,534         --           74,454            --
                                     -------      ----------     ----------     ------      -----------        ------
Realized gains (losses)                   (1)         21,795          8,534         --           74,454            --
                                     -------      ----------     ----------     ------      -----------        ------
Unrealized appreciation
   (depreciation) during the period     (507)        138,143        400,188        (12)         405,212           (16)
                                     -------      ----------     ----------     ------      -----------        ------
Net increase (decrease) in contract
   owners' equity from operations       (100)        233,954        478,487         31          595,704            24
                                     -------      ----------     ----------     ------      -----------        ------
Changes from principal
   transactions:
   Purchase payments                  25,000       1,293,074      3,777,551         --        3,069,220            --
   Transfers between sub-accounts
      and the company                    (64)      3,267,440      3,138,587      2,567        9,719,073         2,567
   Withdrawals                            64          (1,443)       (25,438)         7            1,299             7
   Annual contract fee                    --          (4,618)        (6,202)        --          (21,011)           --
                                     -------      ----------     ----------     ------      -----------        ------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                       25,000       4,554,453      6,884,498      2,574       12,768,581         2,574
                                     -------      ----------     ----------     ------      -----------        ------
Total increase (decrease) in
   contract owners' equity            24,900       4,788,407      7,362,985      2,605       13,364,285         2,598
Contract owners' equity at
   beginning of period                    --              --             --         --               --            --
                                     -------      ----------     ----------     ------      -----------        ------
Contract owners' equity at end of
   period                            $24,900      $4,788,407     $7,362,985     $2,605      $13,364,285        $2,598
                                     =======      ==========     ==========     ======      ===========        ======

                                       2009          2009           2009         2009           2009             2009
                                     --------  ---------------  -----------  -----------  ---------------  ---------------
Units, beginning of period                --              --             --         --               --            --
Units issued                           1,821         323,886        520,457        180          922,006           174
Units redeemed                            --          12,570         19,944         --           42,215            --
                                     -------      ----------     ----------     ------      -----------        ------
Units, end of period                   1,821         311,316        500,513        180          879,791           174
                                     =======      ==========     ==========     ======      ===========        ======

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,


                                                                    Core           Disciplined
                                                                  Strategy       Diversification
                                       Core Strategy Series II   Series NAV         Series II
                                      -------------------------  ----------  ----------------------
                                          2009         2008         2009        2009        2008
                                      -----------  ------------  ----------  ----------  ----------
Income:
   Dividend distributions received    $   813,703  $    497,389   $  7,605   $  141,374  $   33,495
Expenses:
   Mortality and expense risk and
      administrative charges             (655,700)     (639,403)    (1,772)     (91,083)    (14,742)
                                      -----------  ------------   --------   ----------  ----------
Net investment income (loss)              158,003      (142,014)     5,833       50,291      18,753
                                      -----------  ------------   --------   ----------  ----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                            225,360        16,491         --       54,534       2,185
   Net realized gain (loss)            (1,466,230)   (1,252,647)       265     (176,034)    (67,672)
                                      -----------  ------------   --------   ----------  ----------
Realized gains (losses)                (1,240,870)   (1,236,156)       265     (121,500)    (65,487)
                                      -----------  ------------   --------   ----------  ----------
Unrealized appreciation
   (depreciation) during the period     9,516,520   (11,658,758)    21,050    1,683,473    (405,319)
                                      -----------  ------------   --------   ----------  ----------
Net increase (decrease) in
   contract owners' equity from
   operations                           8,433,653   (13,036,928)    27,148    1,612,264    (452,053)
                                      -----------  ------------   --------   ----------  ----------
Changes from principal transactions:
   Purchase payments                    6,600,578     5,539,723    409,142    1,263,376   1,796,970
   Transfers between sub-accounts
      and the company                   3,066,225     4,435,404     (1,094)   1,722,188   2,501,963
   Withdrawals                         (1,567,700)   (2,865,551)     1,092      (64,083)   (138,622)
   Annual contract fee                   (258,818)     (182,745)   (12,274)     (29,408)     (2,670)
                                      -----------  ------------   --------   ----------  ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         7,840,285     6,926,831    396,866    2,892,073   4,157,641
                                      -----------  ------------   --------   ----------  ----------
Total increase (decrease) in
   contract owners' equity             16,273,938    (6,110,097)   424,014    4,504,337   3,705,588
Contract owners' equity at
   beginning of period                 35,247,642    41,357,739         --    3,705,588          --
                                      -----------  ------------   --------   ----------  ----------
Contract owners' equity at end of
   period                             $51,521,580  $ 35,247,642   $424,014   $8,209,925  $3,705,588
                                      ===========  ============   ========   ==========  ==========

                                          2009         2008         2009        2009        2008
                                      -----------  ------------  ----------  ----------  ----------
Units, beginning of period              3,460,841     2,938,747         --      405,906          --
Units issued                            1,189,315     1,200,740     32,551      419,949     497,726
Units redeemed                            433,548       678,646      2,847      107,300      91,820
                                      -----------  ------------   --------   ----------  ----------
Units, end of period                    4,216,608     3,460,841     29,704      718,555     405,906
                                      ===========  ============   ========   ==========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                   Emerging Small            Emerging Small
                                      DWS Equity 500 Index         Company Series I         Company Series II
                                     -----------------------  ------------------------  ------------------------
                                        2009        2008         2009         2008         2009         2008
                                     ----------  -----------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions received   $   82,643  $    96,891  $        --  $        --  $        --  $        --
Expenses:
   Mortality and expense risk and
      administrative charges            (52,558)     (76,615)     (26,727)     (47,988)     (29,852)     (51,948)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Net investment income (loss)             30,085       20,276      (26,727)     (47,988)     (29,852)     (51,948)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                               --           --           --        1,785           --        1,905
   Net realized gain (loss)             (67,233)      48,026   (1,223,399)    (119,159)  (1,383,374)    (323,120)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses)                 (67,233)      48,026   (1,223,399)    (117,374)  (1,383,374)    (321,215)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period     784,608   (2,296,986)   1,739,838   (1,599,897)   1,925,295   (1,446,957)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                           747,460   (2,228,684)     489,712   (1,765,259)     512,069   (1,820,120)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                     43,710       25,040        3,095       15,963       25,116       65,864
   Transfers between sub-accounts
      and the company                   (22,751)  (1,307,534)  (2,305,893)    (234,782)  (2,635,954)    (157,551)
   Withdrawals                          (84,280)    (286,414)    (250,070)    (413,008)     (92,067)    (361,635)
   Annual contract fee                  (24,085)     (23,987)      (1,619)      (2,401)      (9,827)     (12,316)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         (87,406)  (1,592,895)  (2,554,487)    (634,228)  (2,712,732)    (465,638)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity              660,054   (3,821,579)  (2,064,775)  (2,399,487)  (2,200,663)  (2,285,758)
Contract owners' equity at
   beginning of period                3,223,096    7,044,675    2,064,775    4,464,262    2,200,663    4,486,421
                                     ----------  -----------  -----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                            $3,883,150  $ 3,223,096  $        --  $ 2,064,775  $        --  $ 2,200,663
                                     ==========  ===========  ===========  ===========  ===========  ===========

                                        2009         2008         2009         2008         2009         2008
                                     ----------  -----------  -----------  -----------  -----------  -----------
Units, beginning of period              228,714      307,827      228,801      272,732      250,521      284,952
Units issued                              4,960        8,894        1,619        8,339       19,989       32,473
Units redeemed                           11,160       88,007      230,420       52,270      270,510       66,904
                                     ----------  -----------  -----------  -----------  -----------  -----------
Units, end of period                    222,514      228,714           --      228,801           --      250,521
                                     ==========  ===========  ===========  ===========  ===========  ===========


See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                                 Financial
                                       Equity-Income Series I    Equity-Income Series II      Services Series I
                                     -------------------------  -------------------------  ----------------------
                                         2009         2008         2009         2008          2009       2008
                                     -----------  ------------  -----------  ------------  ---------  -----------
Income:
   Dividend distributions received   $   563,195  $    983,994  $   404,850  $    610,083  $   5,560  $     8,742
Expenses:
   Mortality and expense risk and
      administrative charges            (392,612)     (641,437)    (324,701)     (450,749)   (12,002)     (18,809)
                                     -----------  ------------  -----------  ------------  ---------  -----------
Net investment income (loss)             170,583       342,557       80,149       159,334     (6,442)     (10,067)
                                     -----------  ------------  -----------  ------------  ---------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --     1,164,988           --       759,330         --       67,230
   Net realized gain (loss)           (2,925,569)     (345,693)  (1,909,277)     (856,659)  (191,684)    (321,607)
                                     -----------  ------------  -----------  ------------  ---------  -----------
Realized gains (losses)               (2,925,569)      819,295   (1,909,277)      (97,329)  (191,684)    (254,377)
                                     -----------  ------------  -----------  ------------  ---------  -----------
Unrealized appreciation
   (depreciation) during the period    8,327,148   (19,787,354)   6,487,037   (12,524,187)   470,016     (398,789)
                                     -----------  ------------  -----------  ------------  ---------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                          5,572,162   (18,625,502)   4,657,909   (12,462,182)   271,890     (663,233)
                                     -----------  ------------  -----------  ------------  ---------  -----------
Changes from principal transactions:
   Purchase payments                      39,252       119,903      284,316       958,386        450        3,124
   Transfers between sub-accounts
      and the company                 (1,931,663)   (2,946,014)     910,630    (1,862,837)   140,352     (393,736)
   Withdrawals                        (3,047,931)   (6,330,658)  (1,703,253)   (2,784,249)  (130,229)    (170,823)
   Annual contract fee                   (22,849)      (28,490)     (72,903)      (79,110)    (1,034)      (1,213)
                                     -----------  ------------  -----------  ------------  ---------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                       (4,963,191)   (9,185,259)    (581,210)   (3,767,810)     9,539     (562,648)
                                     -----------  ------------  -----------  ------------  ---------  -----------
Total increase (decrease) in
   contract owners' equity               608,971   (27,810,761)   4,076,699   (16,229,992)   281,429   (1,225,881)
Contract owners' equity at
   beginning of period                28,857,740    56,668,501   20,118,933    36,348,925    630,568    1,856,449
                                     -----------  ------------  -----------  ------------  ---------  -----------
Contract owners' equity at end of
   period                            $29,466,711  $ 28,857,740  $24,195,632  $ 20,118,933  $ 911,997  $   630,568
                                     ===========  ============  ===========  ============  =========  ===========

                                         2009         2008         2009         2008          2009       2008
                                     -----------  ------------  -----------  ------------  ---------  -----------
Units, beginning of period             1,451,326     1,806,937    1,832,651     2,076,517     72,690      116,546
Units issued                              23,022        22,173      253,016       173,917     26,813       21,666
Units redeemed                           297,431       377,784      292,471       417,783     24,140       65,522
                                     -----------  ------------  -----------  ------------  ---------  -----------
Units, end of period                   1,176,917     1,451,326    1,793,196     1,832,651     75,363       72,690
                                     ===========  ============  ===========  ============  =========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                        Financial Services              Founding                 Fundamental
                                             Series II             Allocation Series II         Value Series I
                                     ------------------------  --------------------------  ------------------------
                                        2009         2008          2009          2008         2009          2008
                                     -----------  -----------  ------------  ------------  -----------  -----------
Income:
   Dividend distributions received   $    18,477  $    24,440  $  3,273,588  $  2,478,566  $   256,595  $   315,999
Expenses:
   Mortality and expense risk and
      administrative charges             (51,606)     (61,836)   (1,315,109)   (1,281,405)    (417,148)    (155,087)
                                     -----------  -----------  ------------  ------------  -----------  -----------
Net investment income (loss)             (33,129)     (37,396)    1,958,479     1,197,161     (160,553)     160,912
                                     -----------  -----------  ------------  ------------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --      224,110            --     1,338,889           --       75,362
   Net realized gain (loss)             (684,380)    (310,913)   (4,866,975)   (3,822,108)    (882,293)    (174,038)
                                     -----------  -----------  ------------  ------------  -----------  -----------
Realized gains (losses)                 (684,380)     (86,803)   (4,866,975)   (2,483,219)    (882,293)     (98,676)
                                     -----------  -----------  ------------  ------------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period    1,854,845   (2,144,549)   25,037,352   (35,832,577)   8,376,907   (4,459,940)
                                     -----------  -----------  ------------  ------------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                          1,137,336   (2,268,748)   22,128,856   (37,118,635)   7,334,061   (4,397,704)
                                     -----------  -----------  ------------  ------------  -----------  -----------
Changes from principal transactions:
   Purchase payments                     168,435      365,374       981,288    24,577,255       98,358       16,365
   Transfers between sub-accounts
      and the company                    540,076      (73,215)      293,211    19,476,008   (2,243,617)  27,576,374
   Withdrawals                          (142,192)    (318,861)   (2,529,553)   (2,156,873)  (3,989,468)  (1,649,019)
   Annual contract fee                   (12,947)     (11,880)     (586,416)     (366,232)     (28,884)      (9,143)
                                     -----------  -----------  ------------  ------------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                          553,372      (38,582)   (1,841,470)   41,530,158   (6,163,611)  25,934,577
                                     -----------  -----------  ------------  ------------  -----------  -----------
Total increase (decrease) in
   contract owners' equity             1,690,708   (2,307,330)   20,287,386     4,411,523    1,170,450   21,536,873
Contract owners' equity at
   beginning of period                 2,732,639    5,039,969    76,268,731    71,857,208   29,695,069    8,158,196
                                     -----------  -----------  ------------  ------------  -----------  -----------
Contract owners' equity at end of
   period                            $ 4,423,347  $ 2,732,639  $ 96,556,117  $ 76,268,731  $30,865,519  $29,695,069
                                     ===========  ===========  ============  ============  ===========  ===========

                                        2009         2008          2009          2008         2009          2008
                                     -----------  -----------  ------------  ------------  -----------  -----------
Units, beginning of period               294,472      294,628    10,027,323     5,984,953    2,964,566      492,346
Units issued                             140,696       80,612       759,771     5,285,198       42,765    2,714,434
Units redeemed                            86,117       80,768       951,350     1,242,828      636,682      242,214
                                     -----------  -----------  ------------  ------------  -----------  -----------
Units, end of period                     349,051      294,472     9,835,744    10,027,323    2,370,649    2,964,566
                                     ===========  ===========  ============  ============  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                        Fundamental Value         Global Allocation           Global Allocation
                                            Series II                  Series I                   Series II
                                     -------------------------  ------------------------  --------------------------
                                         2009          2008         2009         2008         2009         2008
                                     -----------  ------------  -----------  -----------  ------------  ------------
Income:
   Dividend distributions received   $   245,556  $    253,081  $       136  $    80,527  $         --  $    794,959
Expenses:
   Mortality and expense risk and
      administrative charges            (532,063)     (599,877)     (13,741)     (25,663)     (165,379)     (268,699)
                                     -----------  ------------  -----------  -----------  ------------  ------------
Net investment income (loss)            (286,507)     (346,796)     (13,605)      54,864      (165,379)      526,260
                                     -----------  ------------  -----------  -----------  ------------  ------------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --       451,851           --        3,420            --        34,714
   Net realized gain (loss)           (2,207,571)     (325,332)    (404,067)     (11,566)   (4,948,122)     (583,870)
                                     -----------  ------------  -----------  -----------  ------------  ------------
Realized gains (losses)               (2,207,571)      126,519     (404,067)      (8,146)   (4,948,122)     (549,156)
                                     -----------  ------------  -----------  -----------  ------------  ------------
Unrealized appreciation
   (depreciation) during the period   11,688,299   (17,568,407)     651,157     (713,933)    7,978,722    (6,652,360)
                                     -----------  ------------  -----------  -----------  ------------  ------------
Net increase (decrease) in
   contract owners' equity from
   operations                          9,194,221   (17,788,684)     233,485     (667,215)    2,865,221    (6,675,256)
                                     -----------  ------------  -----------  -----------  ------------  ------------
Changes from principal transactions:
   Purchase payments                     273,599       947,783        2,753        3,952       132,075       952,857
   Transfers between sub-accounts
      and the company                    (41,101)    4,757,669   (1,234,758)     (78,258)  (14,248,792)   (1,017,899)
   Withdrawals                        (1,751,934)   (2,711,660)    (116,057)    (328,267)     (430,317)   (1,426,708)
   Annual contract fee                  (154,892)     (140,923)        (838)      (1,320)      (51,946)      (64,657)
                                     -----------  ------------  -----------  -----------  ------------  ------------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                       (1,674,328)    2,852,869   (1,348,900)    (403,893)  (14,598,980)   (1,556,407)
                                     -----------  ------------  -----------  -----------  ------------  ------------
Total increase (decrease) in
   contract owners' equity             7,519,893   (14,935,815)  (1,115,415)  (1,071,108)  (11,733,759)   (8,231,663)
Contract owners' equity at
   beginning of period                30,994,645    45,930,460    1,115,415    2,186,523    11,733,759    19,965,422
                                     -----------  ------------  -----------  -----------  ------------  ------------
Contract owners' equity at end of
   period                            $38,514,538  $ 30,994,645  $        --  $ 1,115,415  $         --  $ 11,733,759
                                     ===========  ============  ===========  ===========  ============ =============

                                         2009          2008         2009         2008         2009         2008
                                     -----------  ------------  -----------  -----------  ------------  ------------
Units, beginning of period             2,935,029     2,595,003      132,650      168,292     1,138,534     1,249,302
Units issued                             383,592       804,357        1,120        8,738        31,456       130,660
Units redeemed                           505,278       464,331      133,770       44,380     1,169,990       241,428
                                     -----------  ------------  -----------  -----------  ------------  ------------
Units, end of period                   2,813,343     2,935,029           --      132,650            --     1,138,534
                                     ===========  ============  ===========  ===========  ============ =============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                       Global Bond Series I      Global Bond Series II     Global Trust Series I
                                     ------------------------  ------------------------  ------------------------
                                         2009         2008        2009          2008        2009          2008
                                     -----------  -----------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions received   $   519,039  $    35,701  $ 2,021,954  $   124,040  $   141,004  $   245,442
Expenses:
   Mortality and expense risk and
      administrative charges             (63,038)     (87,058)    (272,660)    (345,188)    (124,348)    (189,515)
                                     -----------  -----------  -----------  -----------  -----------  -----------
Net investment income (loss)             456,001      (51,357)   1,749,294     (221,148)      16,656       55,927
                                     -----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                           590,775           --    2,284,799           --           --           --
   Net realized gain (loss)             (313,548)      61,777     (722,522)     288,599     (439,634)    (138,875)
                                     -----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses)                  277,227       61,777    1,562,277      288,599     (439,634)    (138,875)
                                     -----------  -----------  -----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period     (245,216)    (402,700)  (1,224,651)  (1,432,366)   2,693,904   (6,537,445)
                                     -----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                            488,012     (392,280)   2,086,920   (1,364,915)   2,270,926   (6,620,393)
                                     -----------  -----------  -----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                       9,213        6,151      312,665      875,080       27,418       53,187
   Transfers between sub-accounts
      and the company                   (130,406)     914,293      215,211   (2,110,151)    (428,681)    (834,504)
   Withdrawals                          (981,309)  (1,158,905)    (948,861)  (1,183,864)    (931,622)  (1,540,490)
   Annual contract fee                    (3,731)      (3,771)     (63,684)     (67,557)      (8,616)      (9,808)
                                     -----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                       (1,106,233)    (242,232)    (484,669)  (2,486,492)  (1,341,501)  (2,331,615)
                                     -----------  -----------  -----------  -----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity              (618,221)    (634,512)   1,602,251   (3,851,407)     929,425   (8,952,008)
Contract owners' equity at
   beginning of period                 4,729,368    5,363,880   17,079,427   20,930,834    8,859,858   17,811,866
                                     -----------  -----------  -----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                            $ 4,111,147  $ 4,729,368  $18,681,678  $17,079,427  $ 9,789,283  $ 8,859,858
                                     ===========  ===========  ===========  ===========  ===========  ===========

                                         2009         2008        2009          2008        2009          2008
                                     -----------  -----------  -----------  -----------  -----------  -----------
Units, beginning of period               205,667      217,223    1,046,271    1,202,424      485,555      584,689
Units issued                              16,448       90,564      204,434      491,830        8,040        7,365
Units redeemed                            67,430      102,120      234,479      647,983       85,716      106,499
                                     -----------  -----------  -----------  -----------  -----------  -----------
Units, end of period                     154,685      205,667    1,016,226    1,046,271      407,879      485,555
                                     ===========  ===========  ===========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                      Health                     Health
                                       Global Trust Series II     Sciences Series I        Sciences Series II
                                      -----------------------  -----------------------  -----------------------
                                         2009         2008        2009         2008        2009         2008
                                      ----------  -----------  ----------  -----------  ----------  -----------
Income:
   Dividend distributions received    $   62,882  $   103,579  $       --  $        --  $       --  $        --
Expenses:
   Mortality and expense risk and
      administrative charges             (66,611)     (95,080)    (32,777)     (49,671)    (92,160)    (120,415)
                                      ----------  -----------  ----------  -----------  ----------  -----------
Net investment income (loss)              (3,729)       8,499     (32,777)     (49,671)    (92,160)    (120,415)
                                      ----------  -----------  ----------  -----------  ----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --           --      26,932       72,302      80,805      181,183
   Net realized gain (loss)             (317,359)    (138,377)   (249,769)    (461,135)   (704,446)    (402,690)
                                      ----------  -----------  ----------  -----------  ----------  -----------
Realized gains (losses)                 (317,359)    (138,377)   (222,837)    (388,833)   (623,641)    (221,507)
                                      ----------  -----------  ----------  -----------  ----------  -----------
Unrealized appreciation
   (depreciation) during the period    1,446,606   (3,011,240)    752,123     (805,987)  2,248,277   (2,506,023)
                                      ----------  -----------  ----------  -----------  ----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                          1,125,518   (3,141,118)    496,509   (1,244,491)  1,532,476   (2,847,945)
                                      ----------  -----------  ----------  -----------  ----------  -----------
Changes from principal transactions:
   Purchase payments                      26,841       59,202         515        6,408     152,348      381,161
   Transfers between sub-accounts
      and the company                   (204,043)    (279,470)    222,109     (558,070)   (509,393)      40,285
   Withdrawals                          (164,987)    (381,480)   (259,749)    (400,068)   (439,028)    (846,396)
   Annual contract fee                   (25,053)     (25,566)     (3,023)      (3,050)    (23,675)     (26,337)
                                      ----------  -----------  ----------  -----------  ----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         (367,242)    (627,314)    (40,148)    (954,780)   (819,748)    (451,287)
                                      ----------  -----------  ----------  -----------  ----------  -----------
Total increase (decrease) in
   contract owners' equity               758,276   (3,768,432)    456,361   (2,199,271)    712,728   (3,299,232)
Contract owners' equity at
   beginning of period                 4,287,733    8,056,165   1,939,599    4,138,870   5,750,862    9,050,094
                                      ----------  -----------  ----------  -----------  ----------  -----------
Contract owners' equity at end of
   period                             $5,046,009  $ 4,287,733  $2,395,960  $ 1,939,599  $6,463,590  $ 5,750,862
                                      ==========  ===========  ==========  ===========  ==========  ===========

                                         2009         2008        2009         2008        2009         2008
                                      ----------  -----------  ----------  -----------  ----------  -----------
Units, beginning of period               386,248      431,619     141,062      206,976     393,557      423,488
Units issued                              15,549       33,665      44,429       46,647      73,263      103,373
Units redeemed                            49,931       79,036      51,357      112,561     122,105      133,304
                                      ----------  -----------  ----------  -----------  ----------  -----------
Units, end of period                     351,866      386,248     134,134      141,062     344,715      393,557
                                      ==========  ===========  ==========  ===========  ==========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                      High Income Series II     High Yield Series I      High Yield Series II
                                      ---------------------  ------------------------  ------------------------
                                         2009        2008        2009         2008        2009         2008
                                      ----------  ---------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions received    $  112,145  $   5,462  $   401,992  $   402,508  $   868,360  $   617,005
Expenses:
   Mortality and expense risk and
      administrative charges              (7,964)      (808)     (59,896)     (82,056)    (124,824)    (122,470)
                                      ----------  ---------  -----------  -----------  -----------  -----------
Net investment income (loss)             104,181      4,654      342,096      320,452      743,536      494,535
                                      ----------  ---------  -----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --        528           --           --           --           --
   Net realized gain (loss)               55,041    (35,139)    (849,251)    (457,617)  (1,322,314)    (652,685)
                                      ----------  ---------  -----------  -----------  -----------  -----------
Realized gains (losses)                   55,041    (34,611)    (849,251)    (457,617)  (1,322,314)    (652,685)
                                      ----------  ---------  -----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period      116,557        943    2,075,324   (1,346,811)   3,762,976   (2,137,709)
                                      ----------  ---------  -----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                            275,779    (29,014)   1,568,169   (1,483,976)   3,184,198   (2,295,859)
                                      ----------  ---------  -----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                      36,487     25,729        2,832       20,225      521,654      127,588
   Transfers between sub-accounts
      and the company                  1,157,180   (152,240)     222,434     (156,919)     600,605      362,546
   Withdrawals                          (201,630)        --   (1,326,392)  (1,250,013)  (1,329,919)  (1,357,506)
   Annual contract fee                      (540)       (67)      (3,874)      (4,109)     (14,461)     (12,018)
                                      ----------  ---------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                          991,497   (126,578)  (1,105,000)  (1,390,816)    (222,121)    (879,390)
                                      ----------  ---------  -----------  -----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity             1,267,276   (155,592)     463,169   (2,874,792)   2,962,077   (3,175,249)
Contract owners' equity at
   beginning of period                    56,516    212,108    3,432,515    6,307,307    5,991,212    9,166,461
                                      ----------  ---------  -----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                             $1,323,792  $  56,516  $ 3,895,684  $ 3,432,515  $ 8,953,289  $ 5,991,212
                                      ==========  =========  ===========  ===========  ===========  ===========

                                         2009        2008        2009         2008        2009         2008
                                      ----------  ---------  -----------  -----------  -----------  -----------
Units, beginning of period                 8,816     18,414      321,813      404,512      513,029      541,575
Units issued                             152,717     12,887       89,687      134,660      240,622      230,482
Units redeemed                            46,107     22,485      174,366      217,359      245,371      259,028
                                      ----------  ---------  -----------  -----------  -----------  -----------
Units, end of period                     115,426      8,816      237,134      321,813      508,280      513,029
                                      ==========  =========  ===========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                             International Core
                                       Income & Value Series I  Income & Value Series II          Series I
                                      ------------------------  ------------------------  -----------------------
                                          2009         2008         2009         2008        2009         2008
                                      -----------  -----------  -----------  -----------  ----------  -----------
Income:
   Dividend distributions received    $    24,957  $   369,819  $    12,937  $   201,680  $   52,651  $   173,703
Expenses:
   Mortality and expense risk and
      administrative charges              (40,495)    (189,623)     (24,500)    (114,942)    (32,758)     (53,297)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Net investment income (loss)              (15,538)     180,196      (11,563)      86,738      19,893      120,406
                                      -----------  -----------  -----------  -----------  ----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --      277,844           --      160,098      64,529       49,681
   Net realized gain (loss)            (3,927,642)    (383,971)  (2,637,422)    (133,175)   (193,387)     148,812
                                      -----------  -----------  -----------  -----------  ----------  -----------
Realized gains (losses)                (3,927,642)    (106,127)  (2,637,422)      26,923    (128,858)     198,493
                                      -----------  -----------  -----------  -----------  ----------  -----------
Unrealized appreciation
   (depreciation) during the period     3,770,084   (4,625,084)   2,552,727   (2,689,791)    419,453   (1,983,889)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                            (173,096)  (4,551,015)     (96,258)  (2,576,130)    310,488   (1,664,990)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Changes from principal transactions:
   Purchase payments                        1,580       15,098        7,984      152,881       5,478       10,314
   Transfers between sub-accounts
      and the company                  (8,311,008)    (917,702)  (4,950,232)    (504,566)    (29,891)    (210,949)
   Withdrawals                           (504,530)  (1,572,462)    (159,645)  (1,038,494)   (314,930)    (474,328)
   Annual contract fee                     (3,559)      (9,112)     (10,679)     (23,493)     (1,860)      (2,151)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (8,817,517)  (2,484,178)  (5,112,572)  (1,413,672)   (341,203)    (677,114)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Total increase (decrease) in
   contract owners' equity             (8,990,613)  (7,035,193)  (5,208,830)  (3,989,802)    (30,715)  (2,342,104)
Contract owners' equity at
   beginning of period                  8,990,613   16,025,806    5,208,833    9,198,635   2,367,002    4,709,106
                                      -----------  -----------  -----------  -----------  ----------  -----------
Contract owners' equity at end of
   period                             $        --  $ 8,990,613  $         3  $ 5,208,833  $2,336,287  $ 2,367,002
                                      ===========  ===========  ===========  ===========  ==========  ===========

                                          2009         2008         2009         2008        2009         2008
                                      -----------  -----------  -----------  -----------  ----------  -----------
Units, beginning of period                564,819      690,505      489,710      593,787     215,174      256,491
Units issued                                2,972       13,576        2,412       20,578      11,167       13,530
Units redeemed                            567,791      139,262      492,122      124,655      46,217       54,847
                                      -----------  -----------  -----------  -----------  ----------  -----------
Units, end of period                           --      564,819           --      489,710     180,124      215,174
                                      ===========  ===========  ===========  ===========  ==========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         International Core     International Equity     International Equity
                                             Series II         Index A Trust Series I  Index A Trust Series II
                                      -----------------------  ----------------------  -----------------------
                                         2009         2008        2009        2008        2009         2008
                                      ----------  -----------  ---------  -----------  ----------  -----------
Income:
   Dividend distributions received    $   35,484  $   109,940  $ 102,277  $    26,850  $  285,795  $    64,896
Expenses:
   Mortality and expense risk and
      administrative charges             (25,519)     (38,782)   (13,464)     (22,642)    (37,377)     (55,020)
                                      ----------  -----------  ---------  -----------  ----------  -----------
Net investment income (loss)               9,965       71,158     88,813        4,208     248,418        9,876
                                      ----------  -----------  ---------  -----------  ----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                            46,085       33,924         --       11,988          --       28,191
   Net realized gain (loss)             (163,533)    (186,703)   (53,984)      41,253    (312,802)     163,318
                                      ----------  -----------  ---------  -----------  ----------  -----------
Realized gains (losses)                 (117,448)    (152,779)   (53,984)      53,241    (312,802)     191,509
                                      ----------  -----------  ---------  -----------  ----------  -----------
Unrealized appreciation
   (depreciation) during the period      364,750   (1,123,597)   217,781     (807,029)    793,125   (2,155,447)
                                      ----------  -----------  ---------  -----------  ----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                            257,267   (1,205,218)   252,610     (749,580)    728,741   (1,954,062)
                                      ----------  -----------  ---------  -----------  ----------  -----------
Changes from principal transactions:
   Purchase payments                      19,417      128,319        318        4,047      17,236       30,802
   Transfers between sub-accounts
      and the company                     54,156     (196,534)   (32,871)    (136,223)    (69,518)     (60,451)
   Withdrawals                           (37,764)    (252,121)  (140,310)    (240,440)   (417,935)    (139,309)
   Annual contract fee                    (5,175)      (6,466)      (542)        (740)    (10,121)     (11,824)
                                      ----------  -----------  ---------  -----------  ----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           30,634     (326,802)  (173,405)    (373,356)   (480,338)    (180,782)
                                      ----------  -----------  ---------  -----------  ----------  -----------
Total increase (decrease) in
   contract owners' equity               287,901   (1,532,020)    79,205   (1,122,936)    248,403   (2,134,844)

Contract owners' equity at
   beginning of period                 1,589,908    3,121,928    815,596    1,938,532   2,265,945    4,400,789
                                      ----------  -----------  ---------  -----------  ----------  -----------
Contract owners' equity at end of
   period                             $1,877,809  $ 1,589,908  $ 894,801  $   815,596  $2,514,348  $ 2,265,945
                                      ==========  ===========  =========  ===========  ==========  ===========

                                         2009         2008        2009        2008        2009         2008
                                      ----------  -----------  ---------  -----------  ----------  -----------
Units, beginning of period               123,749      145,999     63,514       82,272     177,598      188,054
Units issued                              17,658       35,931      1,534        5,748      24,527       33,492
Units redeemed                            15,451       58,181     13,690       24,506      56,606       43,948
                                      ----------  -----------  ---------  -----------  ----------  -----------
Units, end of period                     125,956      123,749     51,358       63,514     145,519      177,598
                                      ==========  ===========  =========  ===========  ==========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                        International Equity     International Small        International Small
                                          Index Series NAV           Cap Series I              Cap Series II
                                      -----------------------  ------------------------  ------------------------
                                         2009        2008          2009         2008         2009        2008
                                      ----------  -----------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions received    $   89,594  $    90,471  $    58,952  $   128,515  $    74,233  $   123,135
Expenses:
   Mortality and expense risk and
      administrative charges             (37,600)     (56,144)     (35,208)     (75,402)     (51,203)     (86,749)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Net investment income (loss)              51,994       34,327       23,744       53,113       23,030       36,386
                                      ----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                            44,897       34,756      611,578       76,945      747,963       81,125
   Net realized gain (loss)             (273,567)    (276,972)  (3,313,467)    (352,333)  (3,293,531)    (783,371)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses)                 (228,670)    (242,216)  (2,701,889)    (275,388)  (2,545,568)    (702,246)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period      935,096   (1,765,941)   3,915,763   (3,198,060)   4,207,382   (3,086,988)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                            758,420   (1,973,830)   1,237,618   (3,420,335)   1,684,844   (3,752,848)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                      25,170       32,748       27,888       35,105       34,774      217,833
   Transfers between sub-accounts
      and the company                   (139,721)    (254,554)  (3,796,622)    (428,245)  (4,576,849)  (1,018,428)
   Withdrawals                          (108,745)    (275,189)    (240,119)    (583,163)    (148,152)    (304,663)
   Annual contract fee                   (17,934)     (18,060)      (3,037)      (4,165)     (11,837)     (15,357)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         (241,230)    (515,055)  (4,011,890)    (980,468)  (4,702,064)  (1,120,615)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity               517,190   (2,488,885)  (2,774,272)  (4,400,803)  (3,017,220)  (4,873,463)
Contract owners' equity at
   beginning of period                 2,216,387    4,705,272    2,774,272    7,175,075    3,017,220    7,890,683
                                      ----------  -----------  -----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                             $2,733,577  $ 2,216,387  $        --  $ 2,774,272  $        --  $ 3,017,220
                                      ==========  ===========  ===========  ===========  ===========  ===========

                                         2009        2008          2009         2008         2009        2008
                                      ----------  -----------  -----------  -----------  -----------  -----------
Units, beginning of period               307,630      357,459      255,352      302,428      263,240      316,628
Units issued                              16,918       44,783       17,417       18,232       96,604       44,523
Units redeemed                            46,866       94,612      272,769       65,308      359,844       97,911
                                      ----------  -----------  -----------  -----------  -----------  -----------
Units, end of period                     277,682      307,630           --      255,352           --      263,240
                                      ==========  ===========  ===========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                      International  International
                                      Small Company  Small Company     International Value       International Value
                                         Series I      Series II            Series I                  Series II
                                      -------------  -------------  ------------------------  -------------------------
                                           2009           2009         2009         2008         2009         2008
                                      -------------  -------------  -----------  -----------  -----------  ------------
Income:
   Dividend distributions received     $   26,634      $   42,921   $   167,876  $   420,070  $   276,285  $    642,579
Expenses:
   Mortality and expense risk and
      administrative charges               (6,569)        (11,480)     (120,529)    (196,245)    (218,859)     (324,899)
                                       ----------      ----------   -----------  -----------  -----------  ------------
Net investment income (loss)               20,065          31,441        47,347      223,825       57,426       317,680
                                       ----------      ----------   -----------  -----------  -----------  ------------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --              --       382,066      437,153      658,719       696,283
   Net realized gain (loss)                (3,246)         (4,610)     (999,628)    (171,744)  (1,555,571)     (540,689)
                                       ----------      ----------   -----------  -----------  -----------  ------------
Realized gains (losses)                    (3,246)         (4,610)     (617,562)     265,409     (896,852)      155,594
                                       ----------      ----------   -----------  -----------  -----------  ------------
Unrealized appreciation
   (depreciation) during the period       (82,438)       (135,953)    2,878,861   (7,416,776)   4,965,601   (11,689,329)
                                       ----------      ----------   -----------  -----------  -----------  ------------
Net increase (decrease) in
   contract owners' equity from
   operations                             (65,619)       (109,122)    2,308,646   (6,927,542)   4,126,175   (11,216,055)
                                       ----------      ----------   -----------  -----------  -----------  ------------
Changes from principal transactions:
   Purchase payments                          783           3,020        38,012       55,915       61,632       422,940
   Transfers between sub-accounts
      and the company                   3,461,809       5,525,696      (569,057)  (1,022,378)    (756,628)   (1,689,579)
   Withdrawals                            (80,975)        (13,061)   (1,179,362)  (1,819,972)    (849,163)   (1,878,172)
   Annual contract fee                       (278)         (2,178)       (7,397)      (8,946)     (59,812)      (67,709)
                                       ----------      ----------   -----------  -----------  -----------  ------------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         3,381,339       5,513,477    (1,717,804)  (2,795,381)  (1,603,971)   (3,212,520)
                                       ----------      ----------   -----------  -----------  -----------  ------------
Total increase (decrease) in
   contract owners' equity              3,315,720       5,404,355       590,842   (9,722,923)   2,522,204   (14,428,575)
Contract owners' equity at
   beginning of period                         --              --     8,050,189   17,773,112   13,482,985    27,911,560
                                       ----------      ----------   -----------  -----------  -----------  ------------
Contract owners' equity at end of
   period                              $3,315,720      $5,404,355   $ 8,641,031  $ 8,050,189  $16,005,189  $ 13,482,985
                                       ==========      ==========   ===========  ===========  ===========  ============

                                           2009           2009         2009         2008         2009         2008
                                      -------------  -------------  -----------  -----------  -----------  ------------
Units, beginning of period                     --              --       654,115      815,126      981,827     1,140,907
Units issued                              288,673         457,462         8,517       25,192       52,503       111,061
Units redeemed                             18,356          16,718       137,963      186,203      158,837       270,141
                                       ----------      ----------   -----------  -----------  -----------  ------------
Units, end of period                      270,317         440,744       524,669      654,115      875,493       981,827
                                       ==========      ==========   ===========  ===========  ===========  ============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         Investment Quality        Investment Quality         Large Cap Value
                                            Bond Series I            Bond Series II               Series I
                                      ------------------------  ------------------------  -----------------------
                                          2009         2008         2009         2008        2009         2008
                                      -----------  -----------  -----------  -----------  ----------  -----------
Income:
   Dividend distributions received    $   348,056  $   548,756  $ 1,145,721  $ 1,615,929  $   17,241  $    28,053
Expenses:
   Mortality and expense risk and
      administrative charges             (113,085)    (139,573)    (353,277)    (436,910)    (17,980)     (30,857)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Net investment income (loss)              234,971      409,183      792,444    1,179,019        (739)      (2,804)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --           --           --           --          --           --
   Net realized gain (loss)              (276,836)    (407,484)    (414,847)    (954,525)   (275,364)    (109,397)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Realized gains (losses)                  (276,836)    (407,484)    (414,847)    (954,525)   (275,364)    (109,397)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Unrealized appreciation
   (depreciation) during the period       787,816     (303,180)   1,730,595   (1,177,057)    355,507     (735,229)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                             745,951     (301,481)   2,108,192     (952,563)     79,404     (847,430)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Changes from principal transactions:
   Purchase payments                       40,749       20,522      211,726      658,493       2,080       12,223
   Transfers between sub-accounts
      and the company                     153,158     (372,865)   5,578,920   (6,466,039)    (99,391)     (91,664)
   Withdrawals                         (1,394,862)  (1,768,098)  (1,570,138)  (2,356,707)   (177,140)    (287,729)
   Annual contract fee                     (5,858)      (4,856)     (96,673)    (105,452)     (1,623)      (1,828)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (1,206,813)  (2,125,297)   4,123,835   (8,269,705)   (276,074)    (368,998)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Total increase (decrease) in
   contract owners' equity               (460,862)  (2,426,778)   6,232,027   (9,222,268)   (196,670)  (1,216,428)
Contract owners' equity at
   beginning of period                  7,498,564    9,925,342   20,939,692   30,161,960   1,318,229    2,534,657
                                      -----------  -----------  -----------  -----------  ----------  -----------
Contract owners' equity at end of
   period                             $ 7,037,702  $ 7,498,564  $27,171,719  $20,939,692  $1,121,559  $ 1,318,229
                                      ===========  ===========  ===========  ===========  ==========  ===========

                                          2009         2008         2009         2008        2009         2008
                                      -----------  -----------  -----------  -----------  ----------  -----------
Units, beginning of period                355,339      456,240    1,421,789    1,979,728      83,531      101,295
Units issued                               25,837       42,853      470,765      195,350       8,143        4,905
Units redeemed                             86,217      143,754      225,282      753,289      26,415       22,669
                                      -----------  -----------  -----------  -----------  ----------  -----------
Units, end of period                      294,959      355,339    1,667,272    1,421,789      65,259       83,531
                                      ===========  ===========  ===========  ===========  ==========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                          Large Cap Value        Lifestyle Aggressive     Lifestyle Aggressive
                                             Series II                 Series I                 Series II
                                      -----------------------  -----------------------  -------------------------
                                         2009         2008        2009         2008         2009         2008
                                      ----------  -----------  ----------  -----------  -----------  ------------
Income:
   Dividend distributions received    $   59,538  $    80,245  $   26,928  $    67,145  $   249,745  $    581,996
Expenses:
   Mortality and expense risk and
      administrative charges             (66,640)     (93,456)    (41,736)     (61,157)    (437,792)     (549,576)
                                      ----------  -----------  ----------  -----------  -----------  ------------
Net investment income (loss)              (7,102)     (13,211)    (14,808)       5,988     (188,047)       32,420
                                      ----------  -----------  ----------  -----------  -----------  ------------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --           --          --      510,358           --     4,732,949
   Net realized gain (loss)             (468,394)    (201,309)   (713,847)    (171,865)  (2,264,362)   (2,562,178)
                                      ----------  -----------  ----------  -----------  -----------  ------------
Realized gains (losses)                 (468,394)    (201,309)   (713,847)     338,493   (2,264,362)    2,170,771
                                      ----------  -----------  ----------  -----------  -----------  ------------
Unrealized appreciation
   (depreciation) during the period      851,685   (2,492,246)  1,513,949   (2,355,890)  11,293,317   (21,066,514)
                                      ----------  -----------  ----------  -----------  -----------  ------------
Net increase (decrease) in
   contract owners' equity from
   operations                            376,189   (2,706,766)    785,294   (2,011,409)   8,840,908   (18,863,323)
                                      ----------  -----------  ----------  -----------  -----------  ------------
Changes from principal transactions:
   Purchase payments                      44,301      185,999      55,738       73,254      311,457     2,517,738
   Transfers between sub-accounts
      and the company                   (217,618)      (6,609)   (131,896)    (231,555)   1,410,125    (1,023,556)
   Withdrawals                          (207,819)    (359,248)   (234,636)    (235,955)  (1,199,805)   (3,494,889)
   Annual contract fee                   (18,703)     (21,012)     (3,551)      (4,541)    (159,949)     (168,286)
                                      ----------  -----------  ----------  -----------  -----------  ------------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         (399,839)    (200,870)   (314,345)    (398,797)     361,828    (2,168,993)
                                      ----------  -----------  ----------  -----------  -----------  ------------
Total increase (decrease) in
   contract owners' equity               (23,650)  (2,907,636)    470,949   (2,410,206)   9,202,736   (21,032,316)
Contract owners' equity at
   beginning of period                 4,532,763    7,440,399   2,572,692    4,982,898   25,699,105    46,731,421
                                      ----------  -----------  ----------  -----------  -----------  ------------
Contract owners' equity at end of
   period                             $4,509,113  $ 4,532,763  $3,043,641  $ 2,572,692  $34,901,841  $ 25,699,105
                                      ==========  ===========  ==========  ===========  ===========  ============

                                         2009         2008        2009         2008         2009         2008
                                      ----------  -----------  ----------  -----------  -----------  ------------
Units, beginning of period               287,239      297,142     250,075      277,412    2,297,428     2,375,128
Units issued                              27,500       31,464      46,386        8,343      233,782       452,817
Units redeemed                            51,743       41,367      75,032       35,680      193,395       530,517
                                      ----------  -----------  ----------  -----------  -----------  ------------
Units, end of period                     262,996      287,239     221,429      250,075    2,337,815     2,297,428
                                      ==========  ===========  ==========  ===========  ===========  ============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                          Lifestyle Balanced          Lifestyle Balanced       Lifestyle Conservative
                                               Series I                   Series II                   Series I
                                      -------------------------  ---------------------------  ------------------------
                                          2009         2008          2009           2008          2009         2008
                                      -----------  ------------  ------------  -------------  -----------  -----------
Income:
   Dividend distributions received    $ 1,168,306  $  1,066,519  $ 31,175,464  $  24,457,868  $   582,874  $   571,562
Expenses:
   Mortality and expense risk and
      administrative charges             (406,434)     (595,169)  (11,042,216)   (11,896,110)    (187,363)    (228,439)
                                      -----------  ------------  ------------  -------------  -----------  -----------
Net investment income (loss)              761,872       471,350    20,133,248     12,561,758      395,511      343,123
                                      -----------  ------------  ------------  -------------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                             20,676     1,672,400       562,085     31,740,338       30,408      275,032
   Net realized gain (loss)            (2,647,971)   (1,014,258)  (26,404,043)   (13,214,519)    (875,345)    (828,644)
                                      -----------  ------------  ------------  -------------  -----------  -----------
Realized gains (losses)                (2,627,295)      658,142   (25,841,958)    18,525,819     (844,937)    (553,612)
                                      -----------  ------------  ------------  -------------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period     8,459,040   (14,757,643)  188,255,011   (315,511,690)   2,536,873   (2,382,837)
                                      -----------  ------------  ------------  -------------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                           6,593,617   (13,628,151)  182,546,301   (284,424,113)   2,087,447   (2,593,326)
                                      -----------  ------------  ------------  -------------  -----------  -----------
Changes from principal transactions:
   Purchase payments                      679,112       144,684    54,719,626     85,459,568       34,459       40,001
   Transfers between sub-accounts
      and the company                   1,765,336    (2,403,402)   42,738,422     36,434,943     (349,654)   1,101,292
      Withdrawals                      (3,572,063)   (7,011,437)  (37,119,350)   (55,902,830)  (1,925,443)  (2,211,853)
      Annual contract fee                 (42,476)      (25,128)   (3,669,105)    (2,974,203)     (12,575)     (11,265)
                                      -----------  ------------  ------------  -------------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (1,170,091)   (9,295,283)   56,669,593     63,017,478   (2,253,213)  (1,081,825)
                                      -----------  ------------  ------------  -------------  -----------  -----------
Total increase (decrease) in
   contract owners' equity              5,423,526   (22,923,434)  239,215,894   (221,406,635)    (165,766)  (3,675,151)
Contract owners' equity at
   beginning of period                 24,805,904    47,729,338   607,183,633    828,590,268   11,787,350   15,462,501
                                      -----------  ------------  ------------  -------------  -----------  -----------
Contract owners' equity at end of
   period                             $30,229,430  $ 24,805,904  $846,399,527  $ 607,183,633  $11,621,584  $11,787,350
                                      ===========  ============  ============  =============  ===========  ===========

                                          2009         2008          2009           2008          2009         2008
                                      -----------  ------------  ------------  -------------  -----------  -----------
Units, beginning of period              1,854,565     2,442,488    52,147,101     47,211,660      751,308      810,361
Units issued                              345,363       186,468    10,179,238     11,304,790      172,624      293,177
Units redeemed                            446,163       774,391     4,778,396      6,369,349      306,904      352,230
                                      -----------  ------------  ------------  -------------  -----------  -----------
Units, end of period                    1,753,765     1,854,565    57,547,943     52,147,101      617,028      751,308
                                      ===========  ============  ============  =============  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                        Lifestyle Conservative
                                               Series II          Lifestyle Growth Series I   Lifestyle Growth Series II
                                      --------------------------  -------------------------  ---------------------------
                                          2009          2008          2009         2008          2009           2008
                                      ------------  ------------  -----------  ------------  ------------  -------------
Income:
   Dividend distributions received    $  9,422,110  $  5,800,826  $   525,295  $    579,856  $ 24,794,572  $  21,392,821
Expenses:
   Mortality and expense risk and
      administrative charges            (2,553,242)   (1,783,174)    (259,214)     (389,308)  (11,900,119)   (13,590,323)
                                      ------------  ------------  -----------  ------------  ------------  -------------
Net investment income (loss)             6,868,868     4,017,652      266,081       190,548    12,894,453      7,802,498
                                      ------------  ------------  -----------  ------------  ------------  -------------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                             396,359     1,927,286           --     1,398,987            --     46,529,392
   Net realized gain (loss)             (6,087,187)   (4,178,069)  (1,770,153)     (568,341)  (28,458,260)   (14,070,588)
                                      ------------  ------------  -----------  ------------  ------------  -------------
Realized gains (losses)                 (5,690,828)   (2,250,783)  (1,770,153)      830,646   (28,458,260)    32,458,804
                                      ------------  ------------  -----------  ------------  ------------  -------------
Unrealized appreciation
   (depreciation) during the period     28,807,979   (23,438,060)   6,093,815   (11,986,262)  227,997,208   (426,449,262)
                                      ------------  ------------  -----------  ------------  ------------  -------------
Net increase (decrease) in
   contract owners' equity from
   operations                           29,986,019   (21,671,191)   4,589,743   (10,965,068)  212,433,401   (386,187,960)
                                      ------------  ------------  -----------  ------------  ------------  -------------
Changes from principal transactions:
   Purchase payments                    15,012,122    14,789,124       61,791       217,593    42,788,493    110,746,555
   Transfers between sub-accounts
      and the company                   38,955,393    58,530,925       37,528    (2,294,777)   18,997,254     (9,489,679)
   Withdrawals                         (12,961,289)  (10,284,533)  (3,123,219)   (3,041,684)  (25,030,528)   (44,391,288)
   Annual contract fee                    (753,569)     (373,764)     (15,479)      (20,160)   (4,498,747)    (3,813,957)
                                      ------------  ------------  -----------  ------------  ------------  -------------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         40,252,657    62,661,752   (3,039,379)   (5,139,028)   32,256,472     53,051,631
                                      ------------  ------------  -----------  ------------  ------------  -------------
Total increase (decrease) in
   contract owners' equity              70,238,676    40,990,561    1,550,364   (16,104,096)  244,689,873   (333,136,329)
Contract owners' equity at
   beginning of period                 125,591,911    84,601,350   16,384,383    32,488,479   659,686,112    992,822,441
                                      ------------  ------------  -----------  ------------  ------------  -------------
Contract owners' equity at end of
   period                             $195,830,587  $125,591,911  $17,934,747  $ 16,384,383  $904,375,985  $ 659,686,112
                                      ============  ============  ===========  ============  ============  =============

                                          2009          2008          2009         2008          2009           2008
                                      ------------  ------------  -----------  ------------  ------------  -------------
Units, beginning of period               9,578,698     5,316,720    1,375,913     1,701,361    60,321,560     55,721,491
Units issued                             5,570,239     6,722,128      117,878       124,138     7,969,505     11,444,245
Units redeemed                           2,457,341     2,460,150      346,268       449,586     4,234,103      6,844,176
                                      ------------  ------------  -----------  ------------  ------------  -------------
Units, end of period                    12,691,596     9,578,698    1,147,523     1,375,913    64,056,962     60,321,560
                                      ============  ============  ===========  ============  ============  =============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                          Lifestyle Moderate         Lifestyle Moderate          LMFC Core Equity
                                               Series I                   Series II                  Series II
                                      -------------------------  --------------------------  ------------------------
                                          2009         2008          2009          2008          2009         2008
                                      -----------  ------------  ------------  ------------  -----------  -----------
Income:
   Dividend distributions received    $   591,383  $    664,874  $ 11,622,622  $  9,424,975  $    44,306  $   538,309
Expenses:
   Mortality and expense risk and
      administrative charges             (204,458)     (326,357)   (3,741,454)   (3,555,391)     (14,011)     (64,886)
                                      -----------  ------------  ------------  ------------  -----------  -----------
Net investment income (loss)              386,925       338,517     7,881,168     5,869,584       30,295      473,423
                                      -----------  ------------  ------------  ------------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --       500,775            --     5,132,111           --      127,621
   Net realized gain (loss)            (1,428,354)     (788,035)  (10,373,082)   (5,886,949)  (3,928,010)    (456,858)
                                      -----------  ------------  ------------  ------------  -----------  -----------
Realized gains (losses)                (1,428,354)     (287,260)  (10,373,082)     (754,838)  (3,928,010)    (329,237)
                                      -----------  ------------  ------------  ------------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period     3,936,810    (5,613,590)   57,486,635   (68,935,764)   3,864,515   (3,398,308)
                                      -----------  ------------  ------------  ------------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                           2,895,381    (5,562,333)   54,994,721   (63,821,018)     (33,200)  (3,254,122)
                                      -----------  ------------  ------------  ------------  -----------  -----------
Changes from principal transactions:
   Purchase payments                      261,638        56,608    24,379,694    29,541,460        1,143      135,998
   Transfers between sub-accounts
      and the company                     469,072    (2,369,552)   20,452,516    30,407,347   (3,008,352)     926,377
   Withdrawals                         (3,144,087)   (3,566,007)  (15,253,812)  (18,372,880)     (36,467)    (376,081)
   Annual contract fee                    (11,363)      (10,412)   (1,128,582)     (789,749)      (4,269)     (15,418)
                                      -----------  ------------  ------------  ------------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (2,424,740)   (5,889,363)   28,449,816    40,786,178   (3,047,945)     670,876
                                      -----------  ------------  ------------  ------------  -----------  -----------
Total increase (decrease) in
   contract owners' equity                470,641   (11,451,696)   83,444,537   (23,034,840)  (3,081,145)  (2,583,246)
Contract owners' equity at
   beginning of period                 13,419,035    24,870,731   201,465,426   224,500,266    3,081,145    5,664,391
                                      -----------  ------------  ------------  ------------  -----------  -----------
Contract owners' equity at end of
   period                             $13,889,676  $ 13,419,035  $284,909,963  $201,465,426  $        --  $ 3,081,145
                                      ===========  ============  ============  ============  ===========  ===========

                                          2009         2008          2009          2008          2009         2008
                                      -----------  ------------  ------------  ------------  -----------  -----------
Units, beginning of period                955,032     1,329,495    16,670,661    13,562,202      486,323      399,691
Units issued                              127,180       115,681     4,853,075     5,747,875       30,861      171,432
Units redeemed                            298,493       490,144     2,365,374     2,639,416      517,184       84,800
                                      -----------  ------------  ------------  ------------  -----------  -----------
Units, end of period                      783,719       955,032    19,158,362    16,670,661           --      486,323
                                      ===========  ============  ============  ============  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                       Marisco International
                                      Opportunities Series II   Mid Cap Index Series I   Mid Cap Index Series II
                                      -----------------------  -----------------------  ------------------------
                                         2009         2008        2009         2008         2009         2008
                                      ----------  -----------  ----------  -----------  -----------  -----------
Income:
   Dividend distributions received    $   25,231  $    36,841  $   14,511  $    18,946  $    75,130  $    80,846
Expenses:
   Mortality and expense risk and
      administrative charges             (43,777)     (60,858)    (21,345)     (35,131)    (139,206)    (184,373)
                                      ----------  -----------  ----------  -----------  -----------  -----------
Net investment income (loss)             (18,546)     (24,017)     (6,834)     (16,185)     (64,076)    (103,527)
                                      ----------  -----------  ----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --      178,534      21,314       54,981      137,046      275,493
   Net realized gain (loss)             (644,480)    (801,989)   (194,675)    (142,072)    (942,577)    (797,841)
                                      ----------  -----------  ----------  -----------  -----------  -----------
Realized gains (losses)                 (644,480)    (623,455)   (173,361)     (87,091)    (805,531)    (522,348)
                                      ----------  -----------  ----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period    1,506,941   (1,994,774)    588,423     (857,454)   3,551,689   (4,516,470)
                                      ----------  -----------  ----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                            843,915   (2,642,246)    408,228     (960,730)   2,682,082   (5,142,345)
                                      ----------  -----------  ----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                     193,471      334,260         504        4,573      117,506      248,855
   Transfers between sub-accounts
      and the company                    424,886     (647,469)     98,015      117,352       65,698    1,924,281
   Withdrawals                          (123,597)    (224,807)   (216,642)    (436,275)    (619,417)  (1,324,915)
   Annual contract fee                    (6,172)      (7,737)     (1,464)      (1,723)     (47,089)     (47,665)
                                      ----------  -----------  ----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                          488,588     (545,753)   (119,587)    (316,073)    (483,302)     800,556
                                      ----------  -----------  ----------  -----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity             1,332,503   (3,187,999)    288,641   (1,276,803)   2,198,780   (4,341,789)
Contract owners' equity at
   beginning of period                 2,322,887    5,510,886   1,341,481    2,618,284    8,363,387   12,705,176
                                      ----------  -----------  ----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                             $3,655,390  $ 2,322,887  $1,630,122  $ 1,341,481  $10,562,167  $ 8,363,387
                                      ==========  ===========  ==========  ===========  ===========  ===========

                                         2009         2008        2009         2008         2009         2008
                                      ----------  -----------  ----------  -----------  -----------  -----------
Units, beginning of period               226,741      256,410     105,262      128,389      712,717      677,699
Units issued                              90,691      118,431      14,212       48,317       79,738      267,848
Units redeemed                            52,709      148,100      24,792       71,444      114,839      232,830
                                      ----------  -----------  ----------  -----------  -----------  -----------
Units, end of period                     264,723      226,741      94,682      105,262      677,616      712,717
                                      ==========  ===========  ==========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                      Mid Cap Intersection        Mid Cap Stock
                                            Series II                Series I          Mid Cap Stock Series II
                                      --------------------  ------------------------  -------------------------
                                         2009       2008        2009         2008         2009         2008
                                      ---------  ---------  -----------  -----------  -----------  ------------
Income:
   Dividend distributions received    $   1,347  $      --  $        --  $        --  $        --  $         --
Expenses:
   Mortality and expense risk and
      administrative charges             (4,355)    (3,764)    (148,460)    (239,351)    (215,809)     (301,890)
                                      ---------  ---------  -----------  -----------  -----------  ------------
Net investment income (loss)             (3,008)    (3,764)    (148,460)    (239,351)    (215,809)     (301,890)
                                      ---------  ---------  -----------  -----------  -----------  ------------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                               --         --           --      413,597           --       562,298
   Net realized gain (loss)             (52,088)   (39,550)  (1,223,712)      94,256     (953,223)     (238,441)
                                      ---------  ---------  -----------  -----------  -----------  ------------
Realized gains (losses)                 (52,088)   (39,550)  (1,223,712)     507,853     (953,223)      323,857
                                      ---------  ---------  -----------  -----------  -----------  ------------
Unrealized appreciation
   (depreciation) during the period     143,329   (140,925)   3,767,207   (8,840,498)   4,892,184   (11,100,329)
                                      ---------  ---------  -----------  -----------  -----------  ------------
Net increase (decrease) in
   contract owners' equity from
   operations                            88,233   (184,239)   2,395,035   (8,571,996)   3,723,152   (11,078,362)
                                      ---------  ---------  -----------  -----------  -----------  ------------
Changes from principal transactions:
   Purchase payments                      1,500    136,411       43,082      126,600      177,993       603,946
   Transfers between sub-accounts
      and the company                  (312,679)   218,531     (505,479)   2,233,169     (392,922)    1,551,239
   Withdrawals                           (4,933)      (444)  (2,030,770)  (2,397,735)    (652,219)   (1,643,956)
   Annual contract fee                     (123)       (64)     (11,975)     (11,168)     (57,305)      (65,362)
                                      ---------  ---------  -----------  -----------  -----------  ------------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (316,235)   354,434   (2,505,142)     (49,134)    (924,453)      445,867
                                      ---------  ---------  -----------  -----------  -----------  ------------
Total increase (decrease) in
   contract owners' equity             (228,002)   170,195     (110,107)  (8,621,130)   2,798,699   (10,632,495)
Contract owners' equity at
   beginning of period                  228,002     57,807   10,197,454   18,818,584   13,395,993    24,028,488
                                      ---------  ---------  -----------  -----------  -----------  ------------
Contract owners' equity at end of
   period                             $      --  $ 228,002  $10,087,347  $10,197,454  $16,194,692  $ 13,395,993
                                      =========  =========  ===========  ===========  ===========  ============

                                         2009       2008        2009         2008         2009         2008
                                      ---------  ---------  -----------  -----------  -----------  ------------
Units, beginning of period               34,753      5,027      913,146      933,397      988,037       977,546
Units issued                             58,647     59,865       17,509      222,918       77,964       221,660
Units redeemed                           93,400     30,139      231,205      243,169      137,531       211,169
                                      ---------  ---------  -----------  -----------  -----------  ------------
Units, end of period                         --     34,753      699,450      913,146      928,470       988,037
                                      =========  =========  ===========  ===========  ===========  ============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                             Mid Cap Value             Mid Cap Value
                                               Series I                   Series II            Money Market Series I
                                      ------------------------  ---------------------------  -------------------------
                                          2009         2008         2009           2008          2009        2008
                                      -----------  -----------  ------------  -------------  ------------  -----------
Income:
   Dividend distributions received    $    42,277  $    95,844  $    117,278    $   228,997  $     43,350  $   443,963
Expenses:
   Mortality and expense risk and
      administrative charges              (17,121)     (92,347)      (47,830)      (231,133)     (299,887)    (396,166)
                                      -----------  -----------  ------------    -----------  ------------  -----------
Net investment income (loss)               25,156        3,497        69,448         (2,136)     (256,537)      47,797
                                      -----------  -----------  ------------    -----------  ------------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --      259,159            --        666,481            --           --
   Net realized gain (loss)            (3,703,206)  (1,139,700)  (10,291,714)    (1,632,463)           --         (347)
                                      -----------  -----------  ------------    -----------  ------------  -----------
Realized gains (losses)                (3,703,206)    (880,541)  (10,291,714)      (965,982)           --         (347)
                                      -----------  -----------  ------------    -----------  ------------  -----------
Unrealized appreciation
   (depreciation) during the period     3,804,838   (1,936,613)   10,664,829     (6,234,278)           --           --
                                      -----------  -----------  ------------    -----------  ------------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                             126,788   (2,813,657)      442,563     (7,202,396)     (256,537)      47,450
                                      -----------  -----------  ------------    -----------  ------------  -----------
Changes from principal transactions:
   Purchase payments                        3,646       13,072        19,297        215,351       323,581      315,253
   Transfers between sub-accounts
      and the company                  (3,596,486)    (585,980)  (10,489,349)    (1,113,850)    2,443,820   (2,968,538)
   Withdrawals                           (124,322)  (1,016,578)     (180,798)    (1,324,736)  (12,230,007)   3,699,634
   Annual contract fee                     (2,253)      (4,785)      (16,084)       (44,400)      (19,360)     (15,689)
                                      -----------  -----------  ------------    -----------  ------------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (3,719,415)  (1,594,271)  (10,666,934)    (2,267,635)   (9,481,966)   1,030,660
                                      -----------  -----------  ------------    -----------  ------------  -----------
Total increase (decrease) in
   contract owners' equity             (3,592,627)  (4,407,928)  (10,224,371)    (9,470,031)   (9,738,503)   1,078,110
Contract owners' equity at
   beginning of period                  3,592,627    8,000,555    10,224,371     19,694,402    24,157,707   23,079,597
                                      -----------  -----------  ------------    -----------  ------------  -----------
Contract owners' equity at end of
   period                             $        --  $ 3,592,627  $         --    $10,224,371  $ 14,419,204  $24,157,707
                                      ===========  ===========  ============    ===========  ============  ===========

                                          2009         2008         2009           2008          2009          2008
                                      -----------  -----------  ------------  -------------  ------------  -----------
Units, beginning of period                297,056      396,662       898,979      1,036,284     1,531,839    1,469,476
Units issued                                2,336        7,454         3,426         52,968       642,409    1,771,755
Units redeemed                            299,392      107,060       902,405        190,273     1,265,516    1,709,392
                                      -----------  -----------  ------------  -------------  ------------  -----------
Units, end of period                           --      297,056            --        898,979       908,732    1,531,839
                                      ===========  ===========  ============  =============  ============  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,


                                                                         Money Market       Mutual Shares
                                        Money Market Series II        Trust B Series NAV       Series I
                                      --------------------------  ------------------------  -------------
                                          2009          2008          2009         2008          2009
                                      ------------  ------------  -----------  -----------  -------------
Income:
   Dividend distributions received    $     97,661  $  1,198,106  $    35,813  $   135,699     $    --
Expenses:
   Mortality and expense risk and
      administrative charges            (1,862,672)   (1,352,071)    (112,620)    (108,545)       (203)
                                      ------------  ------------  -----------  -----------     -------
Net investment income (loss)            (1,765,011)     (153,965)     (76,807)      27,154        (203)
                                      ------------  ------------  -----------  -----------     -------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                  --            --           --           --          --
   Net realized gain (loss)                     --        (2,105)          --        2,285         225
                                      ------------  ------------  -----------  -----------     -------
Realized gains (losses)                         --        (2,105)          --        2,285         225
                                      ------------  ------------  -----------  -----------     -------
Unrealized appreciation
   (depreciation) during the period             --            --           --           --       4,608
                                      ------------  ------------  -----------  -----------     -------
Net increase (decrease) in
   contract owners' equity from
   operations                           (1,765,011)     (156,070)     (76,807)      29,439       4,630
                                      ------------  ------------  -----------  -----------     -------
Changes from principal transactions:
   Purchase payments                    16,044,584    21,784,518       28,940       18,681      80,765
   Transfers between sub-accounts
      and the company                  (17,431,242)   78,191,594   (1,334,047)   5,875,832      15,548
   Withdrawals                         (29,337,317)  (31,766,262)  (1,866,420)  (2,703,464)         29
   Annual contract fee                    (516,087)     (244,422)     (29,479)     (21,728)     (3,217)
                                      ------------  ------------  -----------  -----------     -------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (31,240,062)   67,965,428   (3,201,006)   3,169,321      93,125
                                      ------------  ------------  -----------  -----------     -------
Total increase (decrease) in
   contract owners' equity             (33,005,073)   67,809,358   (3,277,813)   3,198,760      97,755
Contract owners' equity at
   beginning of period                 120,124,009    52,314,651    8,576,760    5,378,000          --
                                      ------------  ------------  -----------  -----------     -------
Contract owners' equity at end of
   period                             $ 87,118,936  $120,124,009  $ 5,298,947  $ 8,576,760     $97,755
                                      ============  ============  ===========  ===========     =======

                                          2009          2008          2009         2008          2009
                                      ------------  ------------  -----------  -----------  -------------
Units, beginning of period               9,306,136     4,050,334      669,660      421,840          --
Units issued                             6,447,774    11,943,209      165,449      724,897       9,411
Units redeemed                           8,915,405     6,687,407      416,830      477,077         159
                                      ------------  ------------  -----------  -----------     -------
Units, end of period                     6,838,505     9,306,136      418,279      669,660       9,252
                                      ============  ============  ===========  ===========     =======

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                               Natural                  Optimized               Optimized
                                         Resources Series II        All Cap Series II        Value Series II
                                      -------------------------  -----------------------  -----------------------
                                          2009         2008         2009         2008        2009        2008
                                      -----------  ------------  ----------  -----------  ----------  -----------
Income:
   Dividend distributions received    $    79,211  $     53,554  $   72,801  $    58,425  $   37,663  $    66,204
Expenses:
   Mortality and expense risk and
      administrative charges             (179,275)     (286,519)    (97,015)    (147,201)    (29,969)     (47,240)
                                      -----------  ------------  ----------  -----------  ----------  -----------
Net investment income (loss)             (100,064)     (232,965)    (24,214)     (88,776)      7,694       18,964
                                      -----------  ------------  ----------  -----------  ----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                          3,543,039       659,413          --           --          --           --
   Net realized gain (loss)            (8,213,168)   (4,541,964)   (765,283)    (898,393)   (333,238)    (312,192)
                                      -----------  ------------  ----------  -----------  ----------  -----------
Realized gains (losses)                (4,670,129)   (3,882,551)   (765,283)    (898,393)   (333,238)    (312,192)
                                      -----------  ------------  ----------  -----------  ----------  -----------
Unrealized appreciation
   (depreciation) during the period     9,728,386    (6,395,628)  2,252,025   (4,068,145)    724,556   (1,307,326)
                                      -----------  ------------  ----------  -----------  ----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                           4,958,193   (10,511,144)  1,462,528   (5,055,314)    399,012   (1,600,554)
                                      -----------  ------------  ----------  -----------  ----------  -----------
Changes from principal transactions:
   Purchase payments                      323,936       836,037      43,365       95,333      26,284       53,928
   Transfers between sub-accounts
      and the company                   1,880,159    (1,686,471)   (267,895)    (165,361)    (69,335)      11,528
   Withdrawals                           (627,661)   (1,893,940)   (308,094)  (1,047,804)   (158,997)    (428,909)
   Annual contract fee                    (35,596)      (39,419)    (42,526)     (45,111)    (14,261)     (16,327)
                                      -----------  ------------  ----------  -----------  ----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         1,540,838    (2,783,793)   (575,150)  (1,162,943)   (216,309)    (379,780)
                                      -----------  ------------  ----------  -----------  ----------  -----------
Total increase (decrease) in
   contract owners' equity              6,499,031   (13,294,937)    887,378   (6,218,257)    182,703   (1,980,334)
Contract owners' equity at
   beginning of period                  8,609,305    21,904,242   6,134,931   12,353,188   2,061,947    4,042,281
                                      -----------  ------------  ----------  -----------  ----------  -----------
Contract owners' equity at end of
   period                             $15,108,336  $  8,609,305  $7,022,309  $ 6,134,931  $2,244,650  $ 2,061,947
                                      ===========  ============  ==========  ===========  ==========  ===========

                                          2009         2008         2009         2008        2009         2008
                                      -----------  ------------  ----------  -----------  ----------  -----------
Units, beginning of period                403,134       464,413     513,791      578,097     206,574      233,957
Units issued                              228,216       279,527       7,991       44,446      19,185       15,765
Units redeemed                            156,706       340,806      55,122      108,752      42,452       43,148
                                      -----------  ------------  ----------  -----------  ----------  -----------
Units, end of period                      474,644       403,134     466,660      513,791     183,307      206,574
                                      ===========  ============  ==========  ===========  ==========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                                PIM Classic
                                        Pacific Rim Series I     Pacific Rim Series II       Value Series II
                                      -----------------------  ------------------------  -----------------------
                                         2009         2008         2009         2008         2009        2008
                                      ----------  -----------  -----------  -----------  -----------  ----------
Income:
   Dividend distributions received    $   14,150  $    25,596  $   23,073   $    45,293  $    10,644  $   26,150
Expenses:
   Mortality and expense risk and
      administrative charges             (19,265)     (24,456)    (40,689)      (51,116)      (5,250)    (25,793)
                                      ----------  -----------  ----------   -----------  -----------  ----------
Net investment income (loss)              (5,115)       1,140     (17,616)       (5,823)       5,394         357
                                      ----------  -----------  ----------   -----------  -----------  ----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                              --         42,284        --          79,606         --        27,169
   Net realized gain (loss)             (416,096)    (109,890)   (393,668)     (663,825)  (1,011,425)   (464,980)
                                      ----------  -----------  ----------   -----------  -----------  ----------
Realized gains (losses)                 (416,096)     (67,606)   (393,668)     (584,219)  (1,011,425)   (437,811)
                                      ----------  -----------  ----------   -----------  -----------  ----------
Unrealized appreciation
   (depreciation) during the period      816,107     (759,707)  1,119,926    (1,180,838)     950,372    (542,291)
                                      ----------  -----------  ----------   -----------  -----------  ----------
Net increase (decrease) in
   contract owners' equity from
   operations                            394,896     (826,173)    708,642    (1,770,880)     (55,659)   (979,745)
                                      ----------  -----------  ----------   -----------  -----------  ----------
Changes from principal transactions:
   Purchase payments                      12,210       12,285     113,054       265,219        1,338      86,940
   Transfers between sub-accounts
      and the company                    (53,767)     (16,627)    138,397      (292,876)  (1,045,153)    268,925
   Withdrawals                          (130,098)    (169,994)    (25,460)     (230,131)     (26,768)    (77,111)
   Annual contract fee                    (1,101)      (1,352)     (9,945)      (10,400)        (727)     (3,454)
                                      ----------  -----------  ----------   -----------  -----------  ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         (172,756)    (175,688)    216,046      (268,188)  (1,071,310)    275,300
                                      ----------  -----------  ----------   -----------  -----------  ----------
Total increase (decrease) in
   contract owners' equity               222,140   (1,001,861)    924,688    (2,039,068)  (1,126,969)   (704,445)
Contract owners' equity at
   beginning of period                 1,214,916    2,216,777   2,276,184     4,315,252    1,126,969   1,831,414
                                      ----------  -----------  ----------   -----------  -----------  ----------
Contract owners' equity at end of
   period                             $1,437,056  $ 1,214,916  $3,200,872   $ 2,276,184  $        --  $1,126,969
                                      ==========  ===========  ==========   ===========  ===========  ==========

                                         2009         2008         2009         2008         2009        2008
                                      ----------  -----------  -----------  -----------  -----------  ----------
Units, beginning of period               135,518      144,936     177,225       195,764      149,229     129,464
Units issued                              57,054       28,314      47,897       101,299       12,458     148,367
Units redeemed                            69,684       37,732      30,370       119,838      161,687     128,602
                                      ----------  -----------  ----------   -----------  -----------  ----------
Units, end of period                     122,888      135,518     194,752       177,225           --     149,229
                                      ==========  ===========  ==========   ===========  ===========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                     Real Estate               Real Estate
                                          PIMCO All Asset         Securities Series I      Securities Series II
                                      -----------------------  ------------------------  ------------------------
                                         2009        2008          2009         2008         2009        2008
                                      ----------  -----------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions received    $  168,350  $   162,601  $    77,834  $   138,700  $   230,901  $   351,546
Expenses:
   Mortality and expense risk and
      administrative charges             (39,114)     (49,463)     (34,816)     (74,269)    (112,466)    (197,951)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Net investment income (loss)             129,236      113,138       43,018       64,431      118,435      153,595
                                      ----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --        7,975           --       68,764           --      182,160
   Net realized gain (loss)              (68,113)    (226,902)  (1,219,646)  (2,717,358)  (3,395,117)  (5,987,863)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses)                  (68,113)    (218,927)  (1,219,646)  (2,648,594)  (3,395,117)  (5,805,703)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period      369,699     (465,177)   1,763,234      555,719    5,342,313      472,354
                                      ----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                            430,822     (570,966)     586,606   (2,028,444)   2,065,631   (5,179,754)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                      19,545       30,180        1,264       22,409      112,904      263,055
   Transfers between sub-accounts
      and the company                    126,389        2,001      (75,576)  (1,082,117)    (217,683)  (1,262,978)
   Withdrawals                           (95,173)    (641,832)    (196,464)    (667,581)    (469,699)  (1,979,315)
   Annual contract fee                    (6,640)      (7,782)      (2,393)      (3,594)     (25,821)     (32,635)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           44,121     (617,433)    (273,169)  (1,730,883)    (600,299)  (3,011,873)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity               474,943   (1,188,399)     313,437   (3,759,327)   1,465,332   (8,191,627)
Contract owners' equity at
   beginning of period                 2,356,394    3,544,793    2,524,676    6,284,003    7,440,131   15,631,758
                                      ----------  -----------  -----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                             $2,831,337  $ 2,356,394  $ 2,838,113  $ 2,524,676  $ 8,905,463  $ 7,440,131
                                      ==========  ===========  ===========  ===========  ===========  ===========

                                         2009        2008          2009         2008         2009        2008
                                      ----------  -----------  -----------  -----------  -----------  -----------
Units, beginning of period               181,038      224,910      135,450      201,915      500,920      619,751
Units issued                              20,090       62,360       13,000       26,315       83,419      125,029
Units redeemed                            18,832      106,232       29,687       92,780      110,069      243,860
                                      ----------  -----------  -----------  -----------  -----------  -----------
Units, end of period                     182,296      181,038      118,763      135,450      474,270      500,920
                                      ==========  ===========  ===========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                           Real Return Bond       Science & Technology    Science & Technology
                                              Series II                 Series I                Series II
                                      ------------------------  -----------------------  -----------------------
                                          2009         2008        2009         2008        2009         2008
                                      -----------  -----------  ----------  -----------  ----------  -----------
Income:
   Dividend distributions received    $   832,425  $    61,702  $       --  $        --  $       --  $        --
Expenses:
   Mortality and expense risk and
      administrative charges             (154,589)    (179,346)    (99,920)    (135,115)    (69,391)     (71,965)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Net investment income (loss)              677,836     (117,644)    (99,920)    (135,115)    (69,391)     (71,965)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                            568,581      277,145        --           --          --           --
   Net realized gain (loss)              (372,894)    (252,965)    257,419      366,827    (259,262)     301,603
                                      -----------  -----------  ----------  -----------  ----------  -----------
Realized gains (losses)                   195,687       24,180     257,419      366,827    (259,262)     301,603
                                      -----------  -----------  ----------  -----------  ----------  -----------
Unrealized appreciation
   (depreciation) during the period       687,618   (1,578,087)  3,121,520   (5,299,297)  2,462,380   (2,839,917)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                           1,561,141   (1,671,551)  3,279,019   (5,067,585)  2,133,727   (2,610,279)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Changes from principal transactions:
   Purchase payments                       73,673       66,629      15,845       50,321     142,572      171,251
   Transfers between sub-accounts
      and the company                      38,601    2,329,944    (230,040)    (870,570)    873,255     (642,082)
   Withdrawals                         (1,218,551)  (1,701,306)   (714,467)  (1,291,342)   (270,749)    (634,744)
   Annual contract fee                    (25,176)     (25,524)     (9,525)      (9,981)    (20,856)     (18,155)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (1,131,453)     669,743    (938,187)  (2,121,572)    724,222   (1,123,730)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Total increase (decrease) in
   contract owners' equity                429,688   (1,001,808)  2,340,832   (7,189,157)  2,857,949   (3,734,009)
Contract owners' equity at
   beginning of period                  9,528,961   10,530,769   5,468,941   12,658,098   2,940,717    6,674,726
                                      -----------  -----------  ----------  -----------  ----------  -----------
Contract owners' equity at end of
   period                             $ 9,958,649  $ 9,528,961  $7,809,773  $ 5,468,941  $5,798,666  $ 2,940,717
                                      ===========  ===========  ==========  ===========  ==========  ===========

                                          2009         2008        2009         2008        2009         2008
                                      -----------  -----------  ----------  -----------  ----------  -----------
Units, beginning of period                734,055      706,553     926,425    1,171,203     328,686      408,240
Units issued                              117,510      341,903      90,720       72,342     213,398      122,298
Units redeemed                            197,752      314,401     217,829      317,120     140,053      201,852
                                      -----------  -----------  ----------  -----------  ----------  -----------
Units, end of period                      653,813      734,055     799,316      926,425     402,031      328,686
                                      ===========  ===========  ==========  ===========  ==========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                   Small Cap Index        Small Cap Index
                                        Scudder Fixed Income           Series I               Series II
                                      ------------------------  ---------------------  -----------------------
                                          2009         2008        2009       2008        2009         2008
                                      -----------  -----------  ---------  ----------  ----------  -----------
Income:
   Dividend distributions received    $   253,546  $   321,545  $   4,358  $   10,827  $   41,146  $    98,071
Expenses:
   Mortality and expense risk and
      administrative charges              (43,021)     (72,592)    (8,931)    (14,835)   (105,816)    (150,041)
                                      -----------  -----------  ---------  ----------  ----------  -----------
Net investment income (loss)              210,525      248,953     (4,573)     (4,008)    (64,670)     (51,970)
                                      -----------  -----------  ---------  ----------  ----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                               --           --       17,896      10,037     213,772       99,383
   Net realized gain (loss)              (984,354)    (189,275)   (93,539)    (61,123)   (644,653)    (549,235)
                                      -----------  -----------  ---------  ----------  ----------  -----------
Realized gains (losses)                  (984,354)    (189,275)   (75,643)    (51,086)   (430,881)    (449,852)
                                      -----------  -----------  ---------  ----------  ----------  -----------
Unrealized appreciation
   (depreciation) during the period       969,741   (1,045,347)   202,170    (313,041)  2,034,942   (3,296,965)
                                      -----------  -----------  ---------  ----------  ----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                             195,912     (985,669)   121,954    (368,135)  1,539,391   (3,798,787)
                                      -----------  -----------  ---------  ----------  ----------  -----------
Changes from principal transactions:
   Purchase payments                        8,922       10,646        284         247      68,639      121,522
   Transfers between sub-accounts
      and the company                  (3,207,016)    (660,443)   (24,002)   (197,062)   (310,047)    (638,609)
   Withdrawals                           (204,294)    (812,668)   (93,340)   (120,846)   (325,070)    (618,738)
   Annual contract fee                    (16,808)     (21,082)      (507)       (780)    (43,093)     (43,235)
                                      -----------  -----------  ---------  ----------  ----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (3,419,196)  (1,483,547)  (117,565)   (318,441)   (609,571)  (1,179,060)
                                      -----------  -----------  ---------  ----------  ----------  -----------
Total increase (decrease) in
   contract owners' equity             (3,223,284)  (2,469,216)     4,389    (686,576)    929,820   (4,977,847)
Contract owners' equity at
   beginning of period                  3,223,284    5,692,500    587,751   1,274,327   6,779,787   11,757,634
                                      -----------  -----------  ---------  ----------  ----------  -----------
Contract owners' equity at end of
   period                             $        --  $ 3,223,284  $ 592,140  $  587,751  $7,709,607  $ 6,779,787
                                      ===========  ===========  =========  ==========  ==========  ===========

                                          2009         2008        2009       2008        2009         2008
                                      -----------  -----------  ---------  ----------  ----------  -----------
Units, beginning of period                291,033      406,302     52,481      74,214     583,749      659,784
Units issued                               23,326        9,146      3,054       5,424      22,252       40,579
Units redeemed                            314,359      124,415     13,102      27,157      72,332      116,614
                                      -----------  -----------  ---------  ----------  ----------  -----------
Units, end of period                           --      291,033     42,433      52,481     533,669      583,749
                                      ===========  ===========  =========  ==========  ==========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                       Small Cap Opportunities  Small Cap Opportunities     Small Company Value
                                              Series I                 Series II                  Series I
                                      ------------------------  -----------------------  -----------------------
                                          2009         2008        2009         2008        2009        2008
                                      -----------  -----------  ----------  -----------  ----------  -----------
Income:
   Dividend distributions received    $        --  $    47,138  $       --  $   115,760  $   15,608  $    48,263
Expenses:
   Mortality and expense risk and
      administrative charges              (19,501)     (32,083)    (60,020)     (83,830)    (64,550)    (111,231)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Net investment income (loss)              (19,501)      15,055     (60,020)      31,930     (48,942)     (62,968)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --       65,972          --      172,708     555,545      131,866
   Net realized gain (loss)              (340,508)    (108,342)   (515,078)    (289,620)   (863,053)    (244,317)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Realized gains (losses)                  (340,508)     (42,370)   (515,078)    (116,912)   (307,508)    (112,451)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Unrealized appreciation
   (depreciation) during the period       708,428   (1,051,332)  1,704,218   (2,759,102)  1,264,860   (1,988,878)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                             348,419   (1,078,647)  1,129,120   (2,844,084)    908,410   (2,164,297)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Changes from principal transactions:
   Purchase payments                          215          276     138,664      279,212      14,174       23,135
   Transfers between sub-accounts
      and the company                     (16,203)    (262,626)   (334,139)    (296,858)   (283,218)    (733,829)
   Withdrawals                           (203,421)    (254,469)   (154,937)    (563,705)   (705,124)  (1,230,361)
   Annual contract fee                       (819)      (1,012)    (19,923)     (21,382)     (4,758)      (5,788)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                          (220,228)    (517,831)   (370,335)    (602,733)   (978,926)  (1,946,843)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Total increase (decrease) in
   contract owners' equity                128,191   (1,596,478)    758,785   (3,446,817)    (70,516)  (4,111,140)
Contract owners' equity at
   beginning of period                  1,275,616    2,872,094   3,769,710    7,216,527   4,625,343    8,736,483
                                      -----------  -----------  ----------  -----------  ----------  -----------
Contract owners' equity at end of
   period                             $ 1,403,807  $ 1,275,616  $4,528,495  $ 3,769,710  $4,554,827  $ 4,625,343
                                      ===========  ===========  ==========  ===========  ==========  ===========

                                          2009         2008        2009         2008        2009        2008
                                      -----------  -----------  ----------  -----------  ----------  -----------
Units, beginning of period                 99,833      128,071     302,602      328,073     274,110      371,608
Units issued                               18,942        2,726      32,698       44,709       4,256       42,355
Units redeemed                             35,593       30,964      56,398       70,180      63,433      139,853
                                      -----------  -----------  ----------  -----------  ----------  -----------
Units, end of period                       83,182       99,833     278,902      302,602     214,933      274,110
                                      ===========  ===========  ==========  ===========  ==========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                  Smaller      Smaller
                                                                  Company      Company
                                         Small Company Value       Growth      Growth
                                               Series II          Series I    Series II   Strategic Bond Series I
                                      ------------------------  -----------  ----------  ------------------------
                                          2009         2008         2009        2009         2009         2008
                                      -----------  -----------  -----------  ----------  -----------  -----------
Income:
   Dividend distributions received    $    24,338  $    72,143  $        --  $       --  $   604,592  $   711,034
Expenses:
   Mortality and expense risk and
      administrative charges             (165,565)    (242,998)      (4,433)     (5,238)    (117,365)    (163,575)
                                      -----------  -----------  -----------  ----------  -----------  -----------
Net investment income (loss)             (141,227)    (170,855)      (4,433)     (5,238)     487,227      547,459
                                      -----------  -----------  -----------  ----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                          1,357,226      282,210           --          --           --           --
   Net realized gain (loss)            (1,019,331)    (711,021)       1,262         934     (558,030)    (459,370)
                                      -----------  -----------  -----------  ----------  -----------  -----------
Realized gains (losses)                   337,895     (428,811)       1,262         934     (558,030)    (459,370)
                                      -----------  -----------  -----------  ----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period     2,262,385   (3,991,661)     114,654     129,064    1,579,060   (2,055,190)
                                      -----------  -----------  -----------  ----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                           2,459,053   (4,591,327)     111,483     124,760    1,508,257   (1,967,101)
                                      -----------  -----------  -----------  ----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                      120,410      249,273          327       1,119        4,256       24,514
   Transfers between sub-accounts
      and the company                    (341,237)  (1,677,788)   2,215,961   2,521,246     (217,167)    (521,747)
   Withdrawals                           (669,358)  (1,981,921)     (17,015)     (2,845)  (1,418,552)  (2,049,012)
   Annual contract fee                    (36,636)     (39,812)        (333)       (999)      (7,009)      (7,683)
                                      -----------  -----------  -----------  ----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                          (926,821)  (3,450,248)   2,198,940   2,518,521   (1,638,472)  (2,553,928)
                                      -----------  -----------  -----------  ----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity              1,532,232   (8,041,575)   2,310,423   2,643,281     (130,215)  (4,521,029)
Contract owners' equity at
   beginning of period                 10,641,695   18,683,270           --          --    8,049,178   12,570,207
                                      -----------  -----------  -----------  ----------  -----------  -----------
Contract owners' equity at end of
   period                             $12,173,927  $10,641,695  $ 2,310,423  $2,643,281  $ 7,918,963  $ 8,049,178
                                      ===========  ===========  ===========  ==========  ===========  ===========

                                          2009         2008         2009        2009         2009         2008
                                      -----------  -----------  -----------  ----------  -----------  -----------
Units, beginning of period                786,503      978,052           --          --      483,588      628,165
Units issued                               48,073      103,101      179,215     203,336       19,334       44,048
Units redeemed                            113,931      294,650        3,210       1,817      115,030      188,625
                                      -----------  -----------  -----------  ----------  -----------  -----------
Units, end of period                      720,645      786,503      176,005     201,519      387,892      483,588
                                      ===========  ===========  ===========  ==========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                            T Rowe Price
                                                                         Strategic            Mid Value
                                       Strategic Bond Series II      Income Series II         Series I
                                      -------------------------   -----------------------   ------------
                                          2009         2008          2009         2008          2009
                                      -----------   -----------   ----------   ----------   ------------
Income:
   Dividend distributions received    $   755,804   $   747,487   $   82,627   $  140,250    $   17,371
Expenses:
   Mortality and expense risk and
      administrative charges             (147,763)     (181,151)     (22,117)     (25,647)      (42,414)
                                      -----------   -----------   ----------   ----------    ----------
Net investment income (loss)              608,041       566,336       60,510      114,603       (25,043)
                                      -----------   -----------   ----------   ----------    ----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --            --           --           --            --
   Net realized gain (loss)              (478,876)     (827,798)     (61,716)      (8,795)      112,107
                                      -----------   -----------   ----------   ----------    ----------
Realized gains (losses)                  (478,876)     (827,798)     (61,716)      (8,795)      112,107
                                      -----------   -----------   ----------   ----------    ----------
Unrealized appreciation
   (depreciation) during the period     1,655,906    (1,845,954)     288,879     (243,790)    1,056,987
                                      -----------   -----------   ----------   ----------    ----------
Net increase (decrease) in
   contract owners' equity from
   operations                           1,785,071    (2,107,416)     287,673     (137,982)    1,144,051
                                      -----------   -----------   ----------   ----------    ----------
Changes from principal
   transactions:
   Purchase payments                      112,618       173,430        2,892        2,668           640
   Transfers between sub-accounts
      and the company                     854,538    (1,749,025)     362,083     (296,383)    3,256,905
   Withdrawals                           (655,344)   (1,243,821)    (225,585)    (414,057)     (235,959)
   Annual contract fee                    (30,552)      (32,469)      (3,361)      (3,886)       (2,272)
                                      -----------   -----------   ----------   ----------    ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           281,260    (2,851,885)     136,029     (711,658)    3,019,314
                                      -----------   -----------   ----------   ----------    ----------
Total increase (decrease) in
   contract owners' equity              2,066,331    (4,959,301)     423,702     (849,640)    4,163,365
Contract owners' equity at
   beginning of period                  8,497,242    13,456,543    1,093,763    1,943,403            --
                                      -----------   -----------   ----------   ----------    ----------
Contract owners' equity at end of
   period                             $10,563,573   $ 8,497,242   $1,517,465   $1,093,763    $4,163,365
                                      ===========   ===========   ==========   ==========    ==========

                                          2009         2008          2009         2008          2009
                                      -----------   -----------   ----------   ----------   ------------
Units, beginning of period                653,786       852,319       85,155      135,809            --
Units issued                              121,307        68,632       50,469       13,180       330,859
Units redeemed                            104,476       267,165       40,811       63,834        54,243
                                      -----------   -----------   ----------   ----------    ----------
Units, end of period                      670,617       653,786       94,813       85,155       276,616
                                      ===========   ===========   ==========   ==========    ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                          Total Bond
                                            T Rowe Price           Total Bond Market    Market Trust A
                                         Mid Value Series II       Trust A Series II      Series NAV
                                      ------------------------   --------------------   --------------
                                          2009         2008         2009       2008          2009
                                      -----------   ----------   ---------   --------   --------------
Income:
   Dividend distributions received    $    28,391   $    8,183   $   7,046   $  5,102      $  4,130
Expenses:
   Mortality and expense risk and
      administrative charges             (128,922)     (15,531)     (5,667)    (4,813)         (362)
                                      -----------   ----------   ---------   --------      --------
Net investment income (loss)             (100,531)      (7,348)      1,379        289         3,768
                                      -----------   ----------   ---------   --------      --------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --       19,515       4,052        803            --
   Net realized gain (loss)               (66,016)    (373,680)      3,730        693            41
                                      -----------   ----------   ---------   --------      --------
Realized gains (losses)                   (66,016)    (354,165)      7,782      1,496            41
                                      -----------   ----------   ---------   --------      --------
Unrealized appreciation
   (depreciation) during the period     3,679,685     (207,332)     (2,639)     9,949        (2,979)
                                      -----------   ----------   ---------   --------      --------
Net increase (decrease) in
   contract owners' equity from
   operations                           3,513,138     (568,845)      6,522     11,734           830
                                      -----------   ----------   ---------   --------      --------
Changes from principal
   transactions:
   Purchase payments                       28,778          572      40,000         --       138,903
   Transfers between sub-accounts
      and the company                   9,765,797      219,154    (119,710)   352,526        38,208
   Withdrawals                         (1,004,525)     (74,970)        768     (4,986)          (39)
   Annual contract fee                    (27,861)      (1,731)     (2,973)    (1,192)       (5,432)
                                      -----------   ----------   ---------   --------      --------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         8,762,189      143,025     (81,915)   346,348       171,640
                                      -----------   ----------   ---------   --------      --------
Total increase (decrease) in
   contract owners' equity             12,275,327     (425,820)    (75,393)   358,082       172,470
Contract owners' equity at
   beginning of period                    629,388    1,055,208     399,923     41,841            --
                                      -----------   ----------   ---------   --------      --------
Contract owners' equity at end of
   period                             $12,904,715   $  629,388   $ 324,530   $399,923      $172,470
                                      ===========   ==========   =========   ========      ========

                                          2009         2008         2009       2008          2009
                                      -----------   ----------   ---------   --------   --------------
Units, beginning of period                 60,229       64,734      29,789      3,228            --
Units issued                              918,435       56,219       5,966     34,162        13,392
Units redeemed                            119,366       60,724      11,864      7,601           105
                                      -----------   ----------   ---------   --------      --------
Units, end of period                      859,298       60,229      23,891     29,789        13,287
                                      ===========   ==========   =========   ========      ========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                               Total Stock Market
                                       Total Return Series I       Total Return Series II        Index Series I
                                     -------------------------   -------------------------   ----------------------
                                         2009          2008          2009          2008         2009        2008
                                     -----------   -----------   -----------   -----------   ---------   ----------
Income:
   Dividend distributions received   $   828,353   $ 1,086,220   $ 1,338,600   $ 1,462,633   $   8,415   $   14,066
Expenses:
   Mortality and expense risk and
      administrative charges            (332,050)     (385,136)     (537,450)     (495,445)     (9,573)     (15,684)
                                     -----------   -----------   -----------   -----------   ---------   ----------
Net investment income (loss)             496,303       701,084       801,150       967,188      (1,158)      (1,618)
                                     -----------   -----------   -----------   -----------   ---------   ----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                           968,836       263,583     1,548,911       336,535          --        1,782
   Net realized gain (loss)              (39,037)     (161,444)      (15,135)     (106,247)     (8,713)     118,896
                                     -----------   -----------   -----------   -----------   ---------   ----------
Realized gains (losses)                  929,799       102,139     1,533,776       230,288      (8,713)     120,678
                                     -----------   -----------   -----------   -----------   ---------   ----------
Unrealized appreciation
   (depreciation) during the period      860,574      (563,855)    1,383,771      (832,748)    156,312     (550,598)
                                     -----------   -----------   -----------   -----------   ---------   ----------
Net increase (decrease) in
   contract owners' equity from
   operations                          2,286,676       239,368     3,718,697       364,728     146,441     (431,538)
                                     -----------   -----------   -----------   -----------   ---------   ----------
Changes from principal
   transactions:
   Purchase payments                      41,414        72,763     1,234,607       909,001       1,507       13,932
   Transfers between sub-accounts
      and the company                  2,027,027      (504,977)    5,662,392     2,993,068     (29,555)    (337,175)
   Withdrawals                        (4,039,080)   (3,944,868)   (3,482,147)   (4,080,378)   (173,300)    (107,708)
   Annual contract fee                   (13,589)      (12,821)      (93,823)      (74,598)       (950)      (1,097)
                                     -----------   -----------   -----------   -----------   ---------   ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                       (1,984,228)   (4,389,903)    3,321,029      (252,907)   (202,298)    (432,048)
                                     -----------   -----------   -----------   -----------   ---------   ----------
Total increase (decrease) in
   contract owners' equity               302,448    (4,150,535)    7,039,726       111,821     (55,857)    (863,586)
Contract owners' equity at
   beginning of period                21,107,807    25,258,342    30,864,189    30,752,368     619,834    1,483,420
                                     -----------   -----------   -----------   -----------   ---------   ----------
Contract owners' equity at end of
   period                            $21,410,255   $21,107,807   $37,903,915   $30,864,189   $ 563,977   $  619,834
                                     ===========   ===========   ===========   ===========   =========   ==========

                                         2009          2008          2009          2008         2009        2008
                                     -----------   -----------   -----------   -----------   ---------   ----------
Units, beginning of period             1,165,684     1,410,659     1,984,413     1,990,713      76,037      112,441
Units issued                             160,384       161,176       606,285       796,653         882        4,500
Units redeemed                           270,414       406,151       401,241       802,953      22,363       40,904
                                     -----------   -----------   -----------   -----------   ---------   ----------
Units, end of period                   1,055,654     1,165,684     2,189,457     1,984,413      54,556       76,037
                                     ===========   ===========   ===========   ===========   =========   ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         Total Stock Market           U.S. Government             U.S. Government
                                          Index Series II           Securities Series I         Securities Series II
                                     -------------------------   -------------------------   -------------------------
                                         2009         2008           2009          2008          2009          2008
                                     -----------   -----------   -----------   -----------   -----------   -----------
Income:
   Dividend distributions received   $    99,342   $   145,611   $   393,928   $   592,347   $   327,320   $   429,491
Expenses:
   Mortality and expense risk and
      administrative charges            (116,237)     (179,121)     (204,379)     (261,046)     (187,580)     (192,749)
                                     -----------   -----------   -----------   -----------   -----------   -----------
Net investment income (loss)             (16,895)      (33,510)      189,549       331,301       139,740       236,742
                                     -----------   -----------   -----------   -----------   -----------   -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --        21,217       350,536            --       287,365            --
   Net realized gain (loss)           (1,004,292)     (353,766)     (321,966)     (760,111)     (175,497)     (555,794)
                                     -----------   -----------   -----------   -----------   -----------   -----------
Realized gains (losses)               (1,004,292)     (332,549)       28,570      (760,111)      111,868      (555,794)
                                     -----------   -----------   -----------   -----------   -----------   -----------
Unrealized appreciation
   (depreciation) during the period    2,671,682    (4,688,023)      669,506       (91,440)      463,320       (64,379)
                                     -----------   -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in
   contract owners' equity from
   operations                          1,650,495    (5,054,082)      887,625      (520,250)      714,928      (383,431)
                                     -----------   -----------   -----------   -----------   -----------   -----------
Changes from principal
   transactions:
   Purchase payments                      35,761        91,122        66,573        44,349       133,090       173,184
   Transfers between sub-accounts
      and the company                   (672,950)       59,948      (642,462)    1,100,071       749,702     3,045,134
   Withdrawals                          (465,187)   (1,413,117)   (2,645,920)   (3,860,003)   (1,955,283)   (2,102,615)
   Annual contract fee                   (41,431)      (47,503)       (6,491)       (6,258)      (26,618)      (18,667)
                                     -----------   -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                       (1,143,807)   (1,309,550)   (3,228,300)   (2,721,841)   (1,099,109)    1,097,036
                                     -----------   -----------   -----------   -----------   -----------   -----------
Total increase (decrease) in
   contract owners' equity               506,688    (6,363,632)   (2,340,675)   (3,242,091)     (384,181)      713,605
Contract owners' equity at
   beginning of period                 7,663,562    14,027,194    14,851,487    18,093,578    11,709,474    10,995,869
                                     -----------   -----------   -----------   -----------   -----------   -----------
Contract owners' equity at end of
   period                            $ 8,170,250   $ 7,663,562   $12,510,812   $14,851,487   $11,325,293   $11,709,474
                                     ===========   ===========   ===========   ===========   ===========   ===========

                                         2009         2008           2009          2008          2009          2008
                                     -----------   -----------   -----------   -----------   -----------   -----------
Units, beginning of period               715,004       808,512       750,264       902,777       882,824       802,972
Units issued                              52,156        73,650        66,521       487,640       222,215       909,333
Units redeemed                           164,593       167,158       230,879       640,153       302,485       829,481
                                     -----------   -----------   -----------   -----------   -----------   -----------
Units, end of period                     602,567       715,004       585,906       750,264       802,554       882,824
                                     ===========   ===========   ===========   ===========   ===========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                       U.S. High Yield          U.S. Large Cap              U.S. Large Cap
                                          Series II             Value Series I              Value Series II
                                     -------------------   -------------------------   -------------------------
                                       2009       2008         2009         2008           2009          2008
                                     --------   --------   -----------   -----------   -----------   -----------
Income:
   Dividend distributions received   $ 24,273   $ 11,279   $    30,631   $   179,406   $    32,496   $   174,257
Expenses:
   Mortality and expense risk and
      administrative charges           (4,353)    (2,948)      (24,616)     (131,285)      (28,085)     (131,826)
                                     --------   --------   -----------   -----------   -----------   -----------
Net investment income (loss)           19,920      8,331         6,015        48,121         4,411        42,431
                                     --------   --------   -----------   -----------   -----------   -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                             --         --            --            --            --            --
   Net realized gain (loss)            (4,649)   (12,298)   (2,040,069)      376,900    (2,603,943)      237,802
                                     --------   --------   -----------   -----------   -----------   -----------
Realized gains (losses)                (4,649)   (12,298)   (2,040,069)      376,900    (2,603,943)      237,802
                                     --------   --------   -----------   -----------   -----------   -----------
Unrealized appreciation
   (depreciation) during the period    88,017    (45,627)    1,951,219    (4,401,358)    2,502,477    (4,229,552)
                                     --------   --------   -----------   -----------   -----------   -----------
Net increase (decrease) in
   contract owners' equity from
   operations                         103,288    (49,594)      (82,835)   (3,976,337)      (97,055)   (3,949,319)
                                     --------   --------   -----------   -----------   -----------   -----------
Changes from principal
   transactions:
   Purchase payments                       18        261         2,609        49,369        28,320       387,949
   Transfers between sub-accounts
      and the company                  25,356     25,944    (5,011,958)     (701,469)   (5,751,663)     (254,191)
   Withdrawals                        (16,327)   (14,745)     (248,638)   (1,544,803)     (101,213)   (1,146,338)
   Annual contract fee                 (1,264)      (877)       (2,385)       (6,905)      (10,566)      (28,481)
                                     --------   --------   -----------   -----------   -----------   -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         7,783     10,583    (5,260,372)   (2,203,808)   (5,835,122)   (1,041,061)
                                     --------   --------   -----------   -----------   -----------   -----------
Total increase (decrease) in
   contract owners' equity            111,071    (39,011)   (5,343,207)   (6,180,145)   (5,932,177)   (4,990,380)
Contract owners' equity at
   beginning of period                166,036    205,047     5,343,207    11,523,352     5,932,177    10,922,557
                                     --------   --------   -----------   -----------   -----------   -----------
Contract owners' equity at end of
   period                            $277,107   $166,036   $        --   $ 5,343,207   $        --   $ 5,932,177
                                     ========   ========   ===========   ===========   ===========   ===========

                                       2009       2008         2009         2008           2009          2008
                                     --------   --------   -----------   -----------   -----------   -----------
Units, beginning of period             15,184     14,592       610,923       793,165       630,290       697,188
Units issued                           17,629      8,730        19,376        20,605         9,192        63,792
Units redeemed                         15,212      8,138       630,299       202,847       639,482       130,690
                                     --------   --------   -----------   -----------   -----------   -----------
Units, end of period                   17,601     15,184            --       610,923            --       630,290
                                     ========   ========   ===========   ===========   ===========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                       UBS Large Cap Series I     UBS Large Cap Series II     Utilities Series I
                                     --------------------------   -----------------------   ------------------------
                                        2009           2008          2009         2008         2009          2008
                                     -----------   ------------   ----------   ----------   ----------   -----------
Income:
   Dividend distributions received   $   193,950   $    209,820   $   15,349   $   14,313   $   99,554   $    97,956
Expenses:
   Mortality and expense risk and
      administrative charges            (144,960)      (230,780)     (13,438)     (18,837)     (32,159)      (57,739)
                                     -----------   ------------   ----------   ----------   ----------   -----------
Net investment income (loss)              48,990        (20,960)       1,911       (4,524)      67,395        40,217
                                     -----------   ------------   ----------   ----------   ----------   -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --             --           --           --           --       143,521
   Net realized gain (loss)           (1,441,722)    (1,158,433)     (70,009)     (82,955)    (280,974)     (389,538)
                                     -----------   ------------   ----------   ----------   ----------   -----------
Realized gains (losses)               (1,441,722)    (1,158,433)     (70,009)     (82,955)    (280,974)     (246,017)
                                     -----------   ------------   ----------   ----------   ----------   -----------
Unrealized appreciation
   (depreciation) during the period    4,007,657     (6,449,784)     305,069     (503,091)     740,657    (1,431,197)
                                     -----------   ------------   ----------   ----------   ----------   -----------
Net increase (decrease) in
   contract owners' equity from
   operations                          2,614,925     (7,629,177)     236,971     (590,570)     527,078    (1,636,997)
                                     -----------   ------------   ----------   ----------   ----------   -----------
Changes from principal
   transactions:
   Purchase payments                      16,933         43,244        8,948       41,602       16,526        11,880
   Transfers between sub-accounts
      and the company                   (592,720)      (617,450)     (49,350)     (33,266)     355,809      (704,159)
   Withdrawals                        (1,087,247)    (2,572,876)     (36,384)    (165,104)    (233,094)     (722,904)
   Annual contract fee                   (10,900)       (13,176)      (5,192)      (5,484)      (2,864)       (3,487)
                                     -----------   ------------   ----------   ----------   ----------   -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                       (1,673,934)    (3,160,258)     (81,978)    (162,252)     136,377    (1,418,670)
                                     -----------   ------------   ----------   ----------   ----------   -----------
Total increase (decrease) in
   contract owners' equity               940,991    (10,789,435)     154,993     (752,822)     663,455    (3,055,667)
Contract owners' equity at
   beginning of period                10,360,329     21,149,764      860,137    1,612,959    1,985,090     5,040,757
                                     -----------   ------------   ----------   ----------   ----------   -----------
Contract owners' equity at end of
   period                            $11,301,320   $ 10,360,329   $1,015,130   $  860,137   $2,648,545   $ 1,985,090
                                     ===========   ============   ==========   ==========   ==========   ===========

                                        2009           2008          2009         2008         2009          2008
                                     -----------   ------------   ----------   ----------   ----------   -----------
Units, beginning of period             1,120,962      1,364,068       93,616      104,356      150,812       231,208
Units issued                               3,216         18,207        1,267        9,976       36,975        39,796
Units redeemed                           176,213        261,313        9,007       20,716       35,121       120,192
                                     -----------   ------------   ----------   ----------   ----------   -----------
Units, end of period                     947,965      1,120,962       85,876       93,616      152,666       150,812
                                     ===========   ============   ==========   ==========   ==========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                        Utilities Series II           Value Series I            Value Series II
                                     ------------------------   -------------------------   ------------------------
                                        2009          2008          2009          2008         2009          2008
                                     ----------   -----------   -----------   -----------   ----------   -----------
Income:
   Dividend distributions received   $  210,972   $   166,954   $    55,641   $    73,000   $   32,480   $    32,228
Expenses:
   Mortality and expense risk and
      administrative charges            (72,485)     (110,718)      (64,434)     (113,640)     (45,529)      (67,160)
                                     ----------   -----------   -----------   -----------   ----------   -----------
Net investment income (loss)            138,487        56,236        (8,793)      (40,640)     (13,049)      (34,932)
                                     ----------   -----------   -----------   -----------   ----------   -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                               --       272,412            --       234,260           --       133,236
   Net realized gain (loss)            (508,172)     (213,516)     (925,736)     (175,150)    (489,824)     (572,955)
                                     ----------   -----------   -----------   -----------   ----------   -----------
Realized gains (losses)                (508,172)       58,896      (925,736)       59,110     (489,824)     (439,719)
                                     ----------   -----------   -----------   -----------   ----------   -----------
Unrealized appreciation
   (depreciation) during the period   1,604,951    (3,290,341)    2,328,399    (3,637,078)   1,450,421    (1,576,611)
                                     ----------   -----------   -----------   -----------   ----------   -----------
Net increase (decrease) in
   contract owners' equity from
   operations                         1,235,266    (3,175,209)    1,393,870    (3,618,608)     947,548    (2,051,262)
                                     ----------   -----------   -----------   -----------   ----------   -----------
Changes from principal
   transactions:
   Purchase payments                     28,255        69,596        18,000        18,381       27,398       170,572
   Transfers between sub-accounts
      and the company                    56,160      (316,906)     (380,272)   (1,122,279)    (107,009)     (490,511)
   Withdrawals                         (231,826)     (555,143)     (670,826)   (1,202,500)    (137,328)     (420,448)
   Annual contract fee                  (12,293)      (16,256)       (3,836)       (4,673)      (8,385)       (9,587)
                                     ----------   -----------   -----------   -----------   ----------   -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (159,704)     (818,709)   (1,036,934)   (2,311,071)    (225,324)     (749,974)
                                     ----------   -----------   -----------   -----------   ----------   -----------
Total increase (decrease) in
   contract owners' equity            1,075,562    (3,993,918)      356,936    (5,929,679)     722,224    (2,801,236)
Contract owners' equity at
   beginning of period                4,346,211     8,340,129     4,384,221    10,313,900    2,621,533     5,422,769
                                     ----------   -----------   -----------   -----------   ----------   -----------
Contract owners' equity at end of
   period                            $5,421,773   $ 4,346,211   $ 4,741,157   $ 4,384,221   $3,343,757   $ 2,621,533
                                     ==========   ===========   ===========   ===========   ==========   ===========

                                        2009          2008          2009          2008         2009          2008
                                     ----------   -----------   -----------   -----------   ----------   -----------
Units, beginning of period              216,811       250,917       267,802       367,190      230,916       274,625
Units issued                             30,366        46,253         4,765         8,643       23,425        43,711
Units redeemed                           41,473        80,359        64,842       108,031       40,655        87,420
                                     ----------   -----------   -----------   -----------   ----------   -----------
Units, end of period                    205,704       216,811       207,725       267,802      213,686       230,916
                                     ==========   ===========   ===========   ===========   ==========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         Wellington Small           Wellington Small          Wells Capital
                                           Cap Growth                  Cap Value                Core Bond
                                            Series II                  Series II                Series II
                                     ------------------------   ------------------------   --------------------
                                        2009          2008          2009          2008         2009       2008
                                     ----------   -----------   ----------   -----------   ---------   --------
Income:
   Dividend distributions received   $       --   $        --   $   10,137   $    29,902   $  21,040   $ 34,074
Expenses:
   Mortality and expense risk and
      administrative charges            (31,175)      (26,909)     (36,783)      (46,687)    (17,126)    (9,465)
                                     ----------   -----------   ----------   -----------   ---------   --------
Net investment income (loss)            (31,175)      (26,909)     (26,646)      (16,785)      3,914     24,609
                                     ----------   -----------   ----------   -----------   ---------   --------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                               --        19,229           --         9,292          --         --
   Net realized gain (loss)            (387,587)     (365,174)    (594,282)     (655,429)     18,844     (1,548)
                                     ----------   -----------   ----------   -----------   ---------   --------
Realized gains (losses)                (387,587)     (345,945)    (594,282)     (646,137)     18,844     (1,548)
                                     ----------   -----------   ----------   -----------   ---------   --------
Unrealized appreciation
   (depreciation) during the period     948,228      (658,038)   1,096,411      (408,670)     58,378    (17,849)
                                     ----------   -----------   ----------   -----------   ---------   --------
Net increase (decrease) in
   contract owners' equity from
   operations                           529,466    (1,030,892)     475,483    (1,071,592)     81,136      5,212
                                     ----------   -----------   ----------   -----------   ---------   --------
Changes from principal
   transactions:
   Purchase payments                     61,707        81,977       51,352       219,782      16,000         --
   Transfers between sub-accounts
      and the company                  (341,122)    1,009,841     (299,777)      545,922     326,519    564,509
   Withdrawals                         (144,347)      (90,101)    (121,071)     (201,667)   (209,461)   (87,560)
   Annual contract fee                   (4,694)       (3,837)      (4,703)       (4,298)     (2,229)      (243)
                                     ----------   -----------   ----------   -----------   ---------   --------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (428,456)      997,880     (374,199)      559,739     130,829    476,706
                                     ----------   -----------   ----------   -----------   ---------   --------
Total increase (decrease) in
   contract owners' equity              101,010       (33,012)     101,284      (511,853)    211,965    481,918
Contract owners' equity at
   beginning of period                2,057,123     2,090,135    2,746,112     3,257,965     710,658    228,740
                                     ----------   -----------   ----------   -----------   ---------   --------
Contract owners' equity at end of
   period                            $2,158,133   $ 2,057,123   $2,847,396   $ 2,746,112   $ 922,623   $710,658
                                     ==========   ===========   ==========   ===========   =========   ========

                                        2009          2008          2009          2008         2009       2008
                                     ----------   -----------   ----------   -----------   ---------   --------
Units, beginning of period              183,623       113,147      244,270       210,691      52,762     17,237
Units issued                             38,363       133,613       66,041       141,513      68,706     48,898
Units redeemed                           73,445        63,137      105,796       107,934      57,801     13,373
                                     ----------   -----------   ----------   -----------   ---------   --------
Units, end of period                    148,541       183,623      204,515       244,270      63,667     52,762
                                     ==========   ===========   ==========   ===========   =========   ========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                         NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2009

1. ORGANIZATION

John Hancock Life Insurance Company of New York, Separate Account A (the "Account") is a separate account established by John Hancock Life Insurance Company of New York (the "Company"). The Company established the Account on July 22, 1992 as a separate account under New York law. The Account operates as a Unit Investment Trust under the Investment Company Act of 1940, as amended, and consists of 142 sub-accounts which are exclusively invested in a corresponding Portfolio of the John Hancock Trust (the "Trust"), and 2 sub-accounts that are invested in portfolios of other Outside Trusts (the "Outside Trusts"). The Account is a funding vehicle for variable annuity contracts issued by the Company. The Account includes contracts issued for the following products:
Venture, Vantage, Vision, Venture III, Wealthmark, Wealthmark ML3 and Annuity Note. These products are distinguished principally by the level of expenses and surrender charges.

Each sub-account holds shares of a particular series ("Portfolio") of a registered investment company. Sub-accounts that invest in Portfolios of the Trust may offer four classes of units to fund variable annuity contracts issued by the Company. These classes, Series I, Series II, Series III and Series NAV, represent an interest in the same Trust Portfolio, but in different classes of that Portfolio. Series I, Series II, Series III and Series NAV shares of the Trust differ in the level of 12b-1 fees and other expenses assessed against the Portfolio's assets.

The Company is a wholly owned subsidiary of John Hancock Life Insurance Company (U.S.A.) ("JHUSA"), which in turn is an indirect, wholly owned subsidiary of the Manufacturers Life Insurance Company which is an indirect, wholly owned subsidiary of Manulife Financial Corporation ("MFC"), a Canadian-based publicly traded stock life insurance company. MFC and its subsidiaries are known collectively as Manulife Financial.

In addition to the Account, certain contract owners may also allocate funds to the Fixed Account, which is part of the Company's general account. Because of exemptive and exclusionary provisions, interests in the Fixed Account have not been registered under the Securities Act of 1933, and the Company's general account has not been registered as an investment company under the Investment Company Act of 1940.

Sub-accounts closed or opened in 2009 are as follows:

SUB-ACCOUNTS CLOSED                                                      2009
-------------------                                                   ----------
American Century - Small Company Series II                              5/1/2009
Income & Value Series I                                                 5/1/2009
Income & Value Series II                                                5/1/2009
LMFC Core Equity Series II                                              5/1/2009
Mid Cap Value Series I                                                  5/1/2009
Mid Cap Value Series II                                                 5/1/2009
PIM Classic Value Series II                                             5/1/2009
U.S. Large Cap Value Series I                                           5/1/2009
U.S. Large Cap Value Series II                                          5/1/2009
Emerging Small Company Series I                                       11/16/2009
Emerging Small Company Series II                                      11/16/2009
Global Allocation Series I                                            11/16/2009
Global Allocation Series II                                           11/16/2009
International Small Cap Series I                                      11/16/2009
International Small Cap Series II                                     11/16/2009
Mid Cap Intersection Series II                                        11/16/2009
Scudder Fixed Income -- B                                             11/16/2009

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

SUB-ACCOUNTS OPENED                                                      2009
-------------------                                                   ----------
500 Index Trust Series NAV                                              5/1/2009
American Asset Allocation Series I                                      5/1/2009
American Blue-Chip Income & Growth Series III                           5/1/2009
American Bond Series III                                                5/1/2009
American Global Small Capitalization Series III                         5/1/2009
American Growth Series III                                              5/1/2009
American Growth-Income Series I                                         5/1/2009
American Growth-Income Series III                                       5/1/2009
American High-Income Bond Series III                                    5/1/2009
American International Series III                                       5/1/2009
Core Allocation Series I                                                5/1/2009
Core Allocation Series II                                               5/1/2009
Core Balanced Series I                                                  5/1/2009
Core Balanced Series II                                                 5/1/2009
Core Balanced Strategy Series NAV                                       5/1/2009
Core Disciplined Diversification Series II                              5/1/2009
Core Fundamental Holdings Series II                                     5/1/2009
Core Fundamental Holdings Series III                                    5/1/2009
Core Global Diversification Series II                                   5/1/2009
Core Global Diversification Series III                                  5/1/2009
Core Strategy Series NAV                                                5/1/2009
Mutual Shares Series I                                                  5/1/2009
T Rowe Price Mid Value Series I                                         5/1/2009
Total Bond Market Trust A Series NAV                                    5/1/2009
International Small Company Series I                                  11/16/2009
International Small Company Series II                                 11/16/2009
Smaller Company Growth Series I                                       11/16/2009
Smaller Company Growth Series II                                      11/16/2009

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2009

2. SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

VALUATION OF INVESTMENTS

Investments made in the Portfolios of the Trust and of the Outside Trusts are valued at the reported net asset values of such Portfolios. Investment transactions are recorded on the trade date. Income from dividends, and gains from realized gain distributions are recorded on the ex-dividend date. Realized gains and losses on the sales of investments are computed on the basis of the identified cost of the investment sold.

NET ASSETS IN PAYOUT (ANNUITIZATION) PERIOD

A portion of net assets is allocated to annuity policies in the payout period. The liability for these policies is calculated using statutory accounting using mortality assumptions and an assumed interest rate. Mortality assumptions are based on the Individual Annuity Mortality Table in effect at the time of annuitization. The assumed interest rate is 3% to 4%, as regulated by the laws of the respective states. The mortality risk is borne entirely by the Company and may result in additional amounts being transferred into the variable annuity account by the Company to cover greater longevity of annuitants than expected. Conversely, if amounts allocated exceed amounts required, transfers may be made to the Company.

FEDERAL INCOME TAXES

The operations of the Account are included in the federal income tax return of the Company, which is taxed as a life insurance company under the provisions of the Internal Revenue Code (the Code). Under the current provisions of the Code, the Company does not expect to incur federal income taxes on the earnings of the Account to the extent the earnings are credited under the contracts. Based on this, no charge is being made currently to the Account for federal income taxes.

EXPENSES

The Company assumes mortality and expense risks of the contracts and provides administrative services to the Account for which asset charges are deducted at various annual rates ranging from 0.8% to 1.9%, depending on the type of contract, of net assets of the sub-account. The Company makes certain other deductions from contract owner payments for premium taxes, rider fees, surrender fees, and annual contract fees, which are accounted for as a reduction of net assets resulting from contract owner transactions.

AMOUNTS RECEIVABLE/PAYABLE

Receivables/Payables from/to Portfolios/the Company are due to unsettled contract transactions (net of asset-based charges) and/or subsequent/preceding purchases/sales of the respective Portfolios' shares. The amounts are due from/to either the respective Portfolio and/or the Company for the benefit of contract owners. There are no unsettled policy transactions at December 31, 2009.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2009

3. TRANSACTIONS WITH AFFILIATES

The Company has an administrative services agreement with Manulife Financial, whereby Manulife Financial or its designee, with the consent of the Company, performs certain services on behalf of the Company necessary for the operation of the Account. John Hancock Investment Management Services, LLC ("JHIMS"), a Delaware limited liability company controlled by JHUSA, serves as investment adviser for the Trust.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS 157, "Fair Value Measurements", which was adopted effective January 1, 2008, is now incorporated into ASC 820, "Fair Value Measurement and Disclosure" ("ASC 820"). ASC 820 provides a single definition of fair value for accounting purposes, establishes a consistent framework for measuring fair value, and expands disclosure requirements about fair value measurements. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; that is, an exit value. An exit value is not a forced liquidation or distressed sale.

Following ASC 820 guidance, the Account has categorized its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Account's valuation techniques. A level is assigned to each fair value measurement based on the lowest level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

- Level 1 - Fair value measurements that reflect unadjusted, quoted prices in active markets for identical assets and liabilities that the Account has the ability to access at the measurement date.

- Level 2 - Fair value measurements using inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly.

- Level 3 - Fair value measurements using significant non market observable inputs.

All of the Account's sub-accounts' investments in a portfolio of the Trust and the Outside Trusts are valued at Level 1.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                   NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2009

5. PURCHASES AND SALES OF INVESTMENTS

The cost of purchases including reinvestment of dividend distributions and proceeds from the sales of investments in the Portfolios of the Trust and the Outside Trusts during 2009 were as follows:

                                                     Details of Investments
                                                  ---------------------------
Sub-account                                         Purchases        Sales
-----------                                       ------------   ------------
500 Index Fund B Series NAV                       $    275,360   $    460,669
500 Index Series I                                      98,851      1,415,733
500 Index Series II                                    982,387      2,216,232
500 Index Trust Series NAV                             222,332          5,427
Active Bond Series I                                   447,220      1,130,386
Active Bond Series II                                7,348,254      6,222,973
All Cap Core Series I                                   99,267        653,940
All Cap Core Series II                                  27,510        120,325
All Cap Growth Series I                                179,266      1,285,644
All Cap Growth Series II                                77,902        168,733
All Cap Value Series I                                  81,961        313,164
All Cap Value Series II                                108,116        777,262
American Asset Allocation Series I                   9,516,204      1,407,366
American Asset Allocation Series II                 31,686,371      6,677,151
American Blue-Chip Income & Growth Series II         1,114,076      2,023,972
American Blue-Chip Income & Growth Series III           88,650          3,136
American Bond Series II                             18,807,258     11,673,620
American Bond Series III                               137,242          1,336
American Century - Small Company Series II                 222         78,232
American Fundamental Holdings Series II             22,404,627      5,231,715
American Global Diversification Series II            8,632,920      5,491,037
American Global Growth Series II                     2,888,688      3,090,529
American Global Small Capitalization Series II       1,444,365      1,223,750
American Global Small Capitalization Series III          8,382            732
American Growth Series II                           23,824,783     22,131,565
American Growth Series III                              43,263            723
American Growth-Income Series I                      8,775,696      1,588,437
American Growth-Income Series II                    17,959,130     17,374,065
American Growth-Income Series III                       17,031            931
American High-Income Bond Series II                  2,441,043      1,453,195
American High-Income Bond Series III                   102,736          2,294
American International Series II                    19,993,661     16,816,486
American International Series III                       42,416            324
American New World Series II                         2,232,462      1,355,217
Blue Chip Growth Series I                              573,747      4,960,123
Blue Chip Growth Series II                           1,437,850      2,649,586
Capital Appreciation Series I                          352,809      1,671,662
Capital Appreciation Series II                         463,107      1,049,153
Capital Appreciation Value Series II                11,799,978      3,105,267
CGTC Overseas Equity Series II                         165,358         86,468
Core Allocation Plus Series II                       5,319,864      1,209,813
Core Allocation Series I                                45,830             96
Core Allocation Series II                            2,938,588        414,424
Core Balanced Series I                                 102,952            340
Core Balanced Series II                              5,019,476        508,528
Core Balanced Strategy Series NAV                       25,456             48
Core Disciplined Diversification Series II           4,826,854        198,385
Core Fundamental Holdings Series II                  7,245,940        291,677
Core Fundamental Holdings Series III                     2,621              4
Core Global Diversification Series II               13,548,342        663,723
Core Global Diversification Series III                   2,617              4
Core Strategy Series II                             13,311,687      5,088,040
Core Strategy Series NAV                               442,180         39,481

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                   NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2009

5. PURCHASES AND SALES OF INVESTMENTS -- (CONTINUED)

                                                     Details of Investments
                                                  ---------------------------
Sub-account                                         Purchases       Sales
-----------                                       ------------   ------------
Disciplined Diversification Series II             $  3,979,698   $    982,799
DWS Equity 500 Index                                   157,195        214,516
Emerging Small Company Series I                         14,140      2,595,355
Emerging Small Company Series II                       178,076      2,920,661
Equity-Income Series I                                 937,595      5,730,204
Equity-Income Series II                              3,043,847      3,544,908
Financial Services Series I                            261,066        257,968
Financial Services Series II                         1,486,437        966,194
Founding Allocation Series II                        8,651,577      8,534,569
Fundamental Value Series I                             694,756      7,018,921
Fundamental Value Series II                          4,297,023      6,257,856
Global Allocation Series I                               9,756      1,372,261
Global Allocation Series II                            316,476     15,080,834
Global Bond Series I                                 1,522,636      1,582,094
Global Bond Series II                                7,783,365      4,233,941
Global Trust Series I                                  267,148      1,591,992
Global Trust Series II                                 254,940        625,911
Health Sciences Series I                               730,755        776,746
Health Sciences Series II                            1,207,692      2,038,795
High Income Series II                                1,508,444        413,037
High Yield Series I                                  1,373,574      2,136,479
High Yield Series II                                 4,017,734      3,496,319
Income & Value Series I                                 66,253      8,899,307
Income & Value Series II                                35,813      5,159,949
International Core Series I                            249,504        506,284
International Core Series II                           311,791        225,108
International Equity Index A Trust Series I            126,374        210,966
International Equity Index A Trust Series II           583,952        815,870
International Equity Index Series NAV                  263,700        408,038
International Small Cap Series I                       918,073      4,294,641
International Small Cap Series II                    2,351,899      6,282,969
International Small Company Series I                 3,632,864        231,460
International Small Company Series II                5,756,159        211,241
International Value Series I                           653,028      1,941,418
International Value Series II                        1,703,746      2,591,574
Investment Quality Bond Series I                       959,173      1,931,016
Investment Quality Bond Series II                    8,621,426      3,705,146
Large Cap Value Series I                               145,371        422,185
Large Cap Value Series II                              470,674        877,616
Lifestyle Aggressive Series I                          516,106        845,261
Lifestyle Aggressive Series II                       2,990,287      2,816,506
Lifestyle Balanced Series I                          5,968,111      6,355,654
Lifestyle Balanced Series II                       144,793,858     67,428,932
Lifestyle Conservative Series I                      3,467,780      5,295,074
Lifestyle Conservative Series II                    83,258,292     35,740,408
Lifestyle Growth Series I                            1,836,058      4,609,356
Lifestyle Growth Series II                         103,299,154     58,148,229
Lifestyle Moderate Series I                          2,484,590      4,522,405
Lifestyle Moderate Series II                        68,644,343     32,313,358
LMFC Core Equity Series II                             215,165      3,232,813
Marisco International Opportunities Series II        1,198,929        728,887
Mid Cap Index Series I                                 256,837        361,943
Mid Cap Index Series II                              1,232,796      1,643,129
Mid Cap Intersection Series II                         450,346        769,590
Mid Cap Stock Series I                                 188,012      2,841,614
Mid Cap Stock Series II                              1,012,350      2,152,611
Mid Cap Value Series I                                  60,708      3,754,967

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                   NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2009

5. PURCHASES AND SALES OF INVESTMENTS -- (CONTINUED)

                                                     Details of Investments
                                                  ---------------------------
Sub-account                                         Purchases       Sales
-----------                                       ------------   ------------
Mid Cap Value Series II                           $    149,280   $ 10,746,770
Money Market Series I                                9,715,454     19,453,957
Money Market Series II                              80,151,683    113,156,757
Money Market Trust B Series NAV                      2,139,585      5,417,399
Mutual Shares Series I                                  94,661          1,741
Natural Resources Series II                          9,578,688      4,594,875
Optimized All Cap Series II                            164,194        763,559
Optimized Value Series II                              249,187        457,801
Pacific Rim Series I                                   530,956        708,827
Pacific Rim Series II                                  671,383        472,953
PIM Classic Value Series II                             91,671      1,157,588
PIMCO All Asset                                        461,475        288,118
Real Estate Securities Series I                        302,796        532,946
Real Estate Securities Series II                     1,216,531      1,698,394
Real Return Bond Series II                           2,971,439      2,856,474
Science & Technology Series I                          723,867      1,761,974
Science & Technology Series II                       2,450,089      1,795,256
Scudder Fixed Income -- B                              518,637      3,727,309
Small Cap Index Series I                                57,210        161,452
Small Cap Index Series II                              496,232        956,703
Small Cap Opportunities Series I                       256,953        496,683
Small Cap Opportunities Series II                      400,352        830,707
Small Company Value Series I                           642,024      1,114,347
Small Company Value Series II                        1,997,678      1,708,499
Smaller Company Growth Series I                      2,240,161         45,653
Smaller Company Growth Series II                     2,541,514         28,232
Strategic Bond Series I                                937,923      2,089,168
Strategic Bond Series II                             2,460,536      1,571,236
Strategic Income Series II                             791,423        594,884
T Rowe Price Mid Value Series I                      3,739,376        745,106
T Rowe Price Mid Value Series II                    10,360,656      1,698,997
Total Bond Market Trust A Series II                     87,932        164,417
Total Bond Market Trust A Series NAV                   176,921          1,513
Total Return Series I                                4,894,943      5,414,032
Total Return Series II                              12,643,312      6,972,222
Total Stock Market Index Series I                       16,044        219,500
Total Stock Market Index Series II                     601,396      1,762,098
U.S. Government Securities Series I                  1,889,998      4,578,213
U.S. Government Securities Series II                 3,614,958      4,286,963
U.S. High Yield Series II                              249,509        221,805
U.S. Large Cap Value Series I                          180,628      5,434,986
U.S. Large Cap Value Series II                         111,911      5,942,622
UBS Large Cap Series I                                 221,135      1,846,078
UBS Large Cap Series II                                 24,566        104,633
Utilities Series I                                     708,110        504,337
Utilities Series II                                    908,976        930,194
Value Series I                                         130,569      1,176,297
Value Series II                                        348,205        586,578
Wellington Small Cap Growth Series II                  452,183        911,814
Wellington Small Cap Value Series II                   785,290      1,186,133
Wells Capital Core Bond Series II                      961,358        826,615

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES

A summary of unit values and units outstanding for variable annuity contracts and the expense and income ratios, excluding expenses of the underlying Portfolios, were as follows:

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
500 Index Fund B Series NAV                     2009     642   $9.45 to $9.34  $  6,043 1.85% to 1.40%    2.23%    24.59% to 24.03%
                                                2008     669    7.59 to 7.53      5,063  1.85 to 1.40     2.08    (38.07) to (38.35)
                                                2007     757   12.25 to 12.21     9,257  1.85 to 1.40     1.23     (2.01) to (2.30)
500 Index Series I                              2009     289    9.42 to 9.38      2,708  1.75 to 1.40     1.53      23.99 to 23.56
                                                2008     464    7.60 to 7.59      3,518  1.75 to 1.40     0.66    (38.08) to (38.30)
                                                2007     623   12.31 to 12.27     7,643  1.75 to 1.40     2.41       3.43 to 3.07
                                                2006     752   11.94 to 11.66     8,946  1.75 to 1.40     0.92      13.66 to 13.26
                                                2005     947   10.54 to 10.29     9,930  1.75 to 1.40     1.57       2.84 to 2.48
500 Index Series II                             2009     811   12.86 to 12.42    10,215  1.85 to 1.40     1.48      23.84 to 23.29
                                                2008     940   10.38 to 10.08     9,531  1.85 to 1.40     0.46    (38.27) to (38.55)
                                                2007   1,081   16.82 to 16.40    17,780  1.85 to 1.40     1.93       3.26 to 2.80
                                                2006   1,168   16.29 to 15.21    18,636  1.85 to 1.40     0.78      13.47 to 12.96
                                                2005   1,316   14.36 to 13.44    18,514  1.85 to 1.40     1.38       2.67 to 0.82
500 Index Trust Series NAV                      2009      15   15.46 to 15.38       228  1.55 to 0.80     2.98      23.67 to 23.06
Active Bond Series I                            2009     336   14.43 to 14.19     4,801  1.75 to 1.40     6.94      23.07 to 22.64
                                                2008     409   11.72 to 11.57     4,759  1.75 to 1.40     5.02    (11.78) to (12.09)
                                                2007     538   13.29 to 13.17     7,114  1.75 to 1.40     8.45       2.59 to 2.23
                                                2006     666   12.95 to 12.88     8,600  1.75 to 1.40     2.82       2.97 to 2.61
                                                2005     813   12.58 to 12.55    10,219  1.75 to 1.40     0.00       0.64 to 0.41
Active Bond Series II                           2009   3,309   14.28 to 13.98    46,780  1.85 to 1.40     7.26      22.65 to 22.10
                                                2008   3,430   11.64 to 11.45    39,615  1.85 to 1.40     4.80    (11.90) to (12.29)
                                                2007   5,138   13.22 to 13.06    67,505  1.85 to 1.40     8.02       1.87 to 0.87
                                                2006   4,968   12.91 to 12.82    63,915  1.85 to 1.40     2.61       2.76 to 2.30
                                                2005   5,038   12.57 to 12.53    63,215  1.85 to 1.40     0.00      0.54 to (0.13)
All Cap Core Series I                           2009     283   15.90 to 6.96      3,792  1.75 to 1.40     1.60      26.68 to 26.24
                                                2008     330   12.55 to 5.51      3,536  1.75 to 1.40     1.59    (40.47) to (40.68)
                                                2007     397   21.09 to 9.29      7,207  1.75 to 1.40     1.38       1.23 to 0.87
                                                2006     522   20.83 to 9.21      9,535  1.75 to 1.40     0.72      13.16 to 12.76
                                                2005     669   18.41 to 8.17     10,530  1.75 to 1.40     0.79       7.57 to 7.19
All Cap Core Series II                          2009      78   14.37 to 13.88     1,083  1.85 to 1.40     1.39      26.48 to 25.91
                                                2008      86   11.36 to 11.03       948  1.85 to 1.40     1.30    (40.59) to (40.86)
                                                2007     128   19.12 to 18.64     2,391  1.85 to 1.40     0.80      0.53 to (4.85)
                                                2006      73   18.94 to 16.71     1,341  1.85 to 1.40     0.52      12.96 to 12.45
                                                2005      73   16.76 to 14.83     1,194  1.85 to 1.40     0.58       7.38 to 2.89
All Cap Growth Series I                         2009     493   15.26 to 6.42      6,225  1.75 to 1.40     0.70      19.41 to 18.99
                                                2008     604   12.78 to 5.39      6,282  1.75 to 1.40     0.29    (42.76) to (42.96)
                                                2007     771   22.33 to 9.45     13,881  1.75 to 1.40     0.04      10.49 to 10.10
                                                2006   1,006   20.21 to 8.59     16,657  1.75 to 1.40     0.00       5.10 to 4.73
                                                2005   1,229   19.23 to 8.20     19,308  1.75 to 1.40     0.00       7.48 to 7.11
All Cap Growth Series II                        2009     171   11.30 to 10.92     1,888  1.85 to 1.40     0.52      19.19 to 18.65
                                                2008     180    9.48 to 9.20      1,664  1.85 to 1.40     0.11    (42.87) to (43.13)
                                                2007     221   16.60 to 16.18     3,588  1.85 to 1.40     0.00      10.26 to 9.77
                                                2006     288   15.05 to 14.04     4,253  1.85 to 1.40     0.00       4.84 to 4.37
                                                2005     348   14.36 to 13.42     4,923  1.85 to 1.40     0.00       7.26 to 5.24
All Cap Value Series I                          2009     121   14.73 to 11.73     1,807  1.75 to 0.80     0.53      24.41 to 20.78
                                                2008     141   12.16 to 11.84     1,689  1.75 to 1.40     0.73    (29.78) to (30.02)
                                                2007     211   17.32 to 16.92     3,593  1.75 to 1.40     1.74       6.81 to 6.44
                                                2006     243   16.21 to 15.90     3,883  1.75 to 1.40     0.95      12.14 to 11.75
                                                2005     265   14.46 to 14.22     3,791  1.75 to 1.40     0.56       4.25 to 3.88
All Cap Value Series II                         2009     300   16.31 to 15.76     4,735  1.85 to 1.40     0.31      24.65 to 24.09
                                                2008     348   13.09 to 12.70     4,414  1.85 to 1.40     0.54    (29.86) to (30.18)
                                                2007     426   18.66 to 18.19     7,724  1.85 to 1.40     1.35       6.53 to 6.05
                                                2006     514   17.52 to 15.89     8,775  1.85 to 1.40     0.79      11.96 to 11.45
                                                2005     550   15.65 to 14.23     8,417  1.85 to 1.40     0.12       3.95 to 2.37

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
American Asset Allocation Series I              2009     924  $10.55 to $10.45 $  9,735  1.75 to 1.40     1.86%    20.11% to 19.83%
American Asset Allocation Series II             2009   9,658   10.60 to 10.39   101,401  1.90 to 1.15     2.03      21.86 to 20.95
                                                2008   7,029    8.70 to 8.59     60,763  1.90 to 1.15     3.04    (30.64) to (31.16)
                                                2007   3,023   12.54 to 12.48    37,906  1.90 to 1.15     3.76      0.34 to (0.16)
American Blue-Chip Income & Growth Series II    2009     645   15.60 to 15.14     9,945  1.85 to 1.40     1.38      25.36 to 24.80
                                                2008     764   12.44 to 12.13     9,405  1.85 to 1.40     3.95    (37.64) to (37.93)
                                                2007     880   19.96 to 19.54    17,405  1.85 to 1.40     2.09      0.06 to (0.39)
                                                2006   1,055   19.94 to 19.62    20,894  1.85 to 1.40     0.42      15.17 to 14.66
                                                2005   1,071   17.32 to 17.11    18,446  1.85 to 1.40     0.04       5.19 to 1.90
American Blue Chip Income & Growth Series III   2009       8   10.78 to 10.63        90  1.55 to 0.80     4.73      26.15 to 25.53
American Bond Series II                         2009   7,266   13.13 to 12.68    93,467  1.90 to 1.15     2.63      10.65 to 9.82
                                                2008   6,802   11.87 to 11.55    79,419  1.90 to 1.15     8.97    (10.86) to (11.52)
                                                2007   9,127   13.31 to 13.05   120,045  1.90 to 1.15     4.33      1.58 to (0.20)
                                                2006   5,697   13.10 to 12.96    74,052  1.85 to 1.15     0.00       5.01 to 4.46
                                                2005   1,810   12.42 to 12.39    22,448  1.85 to 1.40     0.00     (0.66) to (0.84)
American Bond Series III                        2009      11   12.49 to 12.32       135  1.55 to 0.80     7.46       8.99 to 8.46
American Century - Small Company Series II      2009       0    8.60 to 8.41          0  1.85 to 1.40     0.30       2.11 to 1.96
                                                2008       9    8.42 to 8.24         78  1.85 to 1.40     0.00    (44.09) to (44.35)
                                                2007      14   15.06 to 14.81       217  1.85 to 1.40     0.00     (8.02) to (8.44)
                                                2006      17   16.37 to 16.18       280  1.85 to 1.40     0.00       3.95 to 3.48
                                                2005      32   15.75 to 15.63       508  1.85 to 1.40     0.00      4.52 to (3.06)
American Fundamental Holdings Series II         2009   7,422   10.74 to 10.57    79,090  1.90 to 1.15     1.66      25.23 to 24.30
                                                2008   5,408    8.58 to 8.50     46,181  1.90 to 1.15     5.92    (31.76) to (32.27)
                                                2007     350   12.57 to 12.56     4,401  1.90 to 1.15     2.82       0.55 to 0.45
American Global Diversification Series II       2009   5,088   10.90 to 10.73    54,994  1.90 to 1.15     1.78      34.73 to 33.73
                                                2008   4,707    8.09 to 8.02     37,908  1.90 to 1.15     5.46    (35.60) to (36.09)
                                                2007     273   12.56 to 12.55     3,425  1.90 to 1.15     2.93       0.52 to 0.41
American Global Growth Series II                2009   1,204   11.23 to 11.01    13,373  1.90 to 1.15     0.87      39.80 to 38.76
                                                2008   1,289    8.03 to 7.93     10,289  1.90 to 1.15     2.58    (39.39) to (39.84)
                                                2007     996   13.25 to 13.19    13,159  1.90 to 1.15     3.53       6.02 to 5.49
American Global Small Capitalization Series II  2009     497    9.80 to 9.6       4,817  1.90 to 1.15     0.00      58.60 to 57.42
                                                2008     533    6.18 to 6.10      3,272  1.90 to 1.15     1.36    (54.33) to (54.67)
                                                2007     394   13.52 to 13.46     5,319  1.90 to 1.15     3.02       8.20 to 7.66
American Global Small Capitalization Series III 2009       1   10.33 to 10.18         9  1.55 to 0.80     0.00      37.43 to 36.75
American Growth Series II                       2009   8,519   16.63 to 10.73   134,439  1.90 to 1.15     0.08      37.09 to 36.07
                                                2008   9,718   12.22 to 7.83    112,969  1.90 to 1.15     1.71    (44.92) to (45.33)
                                                2007   9,075   22.35 to 14.21   194,068  1.90 to 1.15     0.97      11.89 to 10.45
                                                2006   7,988   20.77 to 12.83   160,869  1.85 to 1.15     0.16       8.12 to 2.53
                                                2005   5,750   19.21 to 18.98   109,808  1.85 to 1.40     0.00      13.99 to 6.62
American Growth Series III                      2009       4   10.34 to 10.19        44  1.55 to 0.80     1.62      24.36 to 23.75
American Growth-Income Series I                 2009     592   15.84 to 15.47     9,282  1.75 to 1.40     1.08      26.38 to 26.08
American Growth-Income Series II                2009   8,246   15.31 to 11.02   121,878  1.90 to 1.15     1.08      29.17 to 28.21
                                                2008   8,827   11.94 to 8.53    101,639  1.90 to 1.15     1.92    (38.88) to (39.34)
                                                2007   8,979   19.68 to 13.96   170,839  1.90 to 1.15     2.81       4.44 to 3.28
                                                2006   7,484   19.56 to 13.49   142,470  1.85 to 1.15     0.92      13.03 to 7.76
                                                2005   5,373   17.30 to 17.10    92,410  1.85 to 1.40     0.31       3.83 to 1.45
American Growth-Income Trust Series III         2009       2   10.84 to 10.69        18  1.55 to 0.80     2.25      23.59 to 22.98
American High-Income Bond Series II             2009     356   12.26 to 12.02     4,312  1.90 to 1.15     7.04      36.84 to 35.81
                                                2008     276    8.96 to 8.85      2,454  1.90 to 1.15     6.87    (25.26) to (25.82)
                                                2007     230   11.99 to 11.93     2,756  1.90 to 1.15    14.42     (4.07) to (4.55)
American High-Income Bond Series III            2009       7   13.45 to 13.26        98  1.55 to 0.80    23.21      26.17 to 25.55
American International Series II                2009   3,654   24.39 to 12.52    79,898  1.90 to 1.15     0.91      40.78 to 39.73
                                                2008   4,271   17.45 to 8.89     67,146  1.90 to 1.15     3.75    (43.13) to (43.56)
                                                2007   4,182   30.92 to 15.64   117,982  1.90 to 1.15     2.12      20.00 to 18.04
                                                2006   3,719   26.88 to 13.22    94,939  1.85 to 1.15     0.72      16.68 to 5.59
                                                2005   2,544   23.04 to 22.76    58,260  1.85 to 1.40     0.46      19.19 to 14.04

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
American International Series III               2009       4  $11.51 to $11.35 $     42 1.55% to 0.80%    4.91%    30.60% to 29.96%
American New World Series II                    2009     391   12.47 to 12.22     4,826  1.90 to 1.15     1.19      47.11 to 46.02
                                                2008     320    8.48 to 8.37      2,693  1.90 to 1.15     2.39    (43.32) to (43.74)
                                                2007     305   14.95 to 14.88     4,543  1.90 to 1.15     4.54      19.62 to 19.02
Blue Chip Growth Series I                       2009   1,322   21.09 to 9.63     22,583  1.75 to 1.40     0.15      40.91 to 40.42
                                                2008   1,661   14.97 to 6.86     19,671  1.75 to 1.40     0.31    (43.34) to (43.54)
                                                2007   1,903   26.42 to 12.14    40,711  1.75 to 1.40     0.71      11.17 to 10.78
                                                2006   2,288   24.22 to 10.96    45,399  1.75 to 1.40     0.21       8.07 to 7.69
                                                2005   2,774   22.46 to 10.18    51,140  1.75 to 1.40     0.42       4.13 to 3.77
Blue Chip Growth Series II                      2009   1,287   13.28 to 11.73    17,230  1.90 to 1.15     0.09      40.93 to 39.88
                                                2008   1,373    9.50 to 8.32     13,138  1.90 to 1.15     0.14    (43.29) to (43.71)
                                                2007   1,218   16.87 to 14.68    20,648  1.90 to 1.15     0.38      12.67 to 11.22
                                                2006   1,374   15.64 to 13.17    21,093  1.85 to 1.15     0.03       7.80 to 5.20
                                                2005   1,489   14.51 to 13.41    21,253  1.85 to 1.40     0.00       3.90 to 2.29
Capital Appreciation Series I                   2009     791    8.98 to 8.7       7,034  1.75 to 1.40     0.25      40.31 to 39.82
                                                2008     966    6.40 to 6.22      6,119  1.75 to 1.40     0.43    (38.10) to (38.32)
                                                2007   1,202   10.34 to 10.09    12,303  1.75 to 1.40     0.27      10.05 to 9.66
                                                2006   1,426    9.40 to 9.20     13,949  1.75 to 1.40     0.00       0.84 to 0.49
                                                2005     216    9.32 to 9.15      1,999  1.75 to 1.40     0.00      12.41 to 12.02
Capital Appreciation Series II                  2009     601   13.56 to 12.1      8,267  1.90 to 1.15     0.05      40.42 to 39.37
                                                2008     642    9.73 to 8.62      6,326  1.90 to 1.15     0.22    (38.08) to (38.54)
                                                2007     746   15.83 to 13.92    11,902  1.90 to 1.15     0.08      10.85 to 10.08
                                                2006     868   14.83 to 12.61    12,654  1.85 to 1.15     0.00       1.15 to 0.20
                                                2005     223   14.74 to 13.37     3,233  1.85 to 1.40     0.00      12.12 to 6.15
Capital Appreciation Value Series II            2009   1,848   11.65 to 11.52    21,392  1.90 to 1.15     2.11      28.35 to 27.39
                                                2008     908    9.08 to 9.04      8,220  1.90 to 1.15     1.55    (27.36) to (27.65)
CGTC Overseas Equity Series II                  2009      31   14.51 to 14.21       444  1.85 to 1.40     1.87      28.63 to 28.05
                                                2008      26   11.28 to 11.09       294  1.85 to 1.40     1.53    (43.00) to (43.26)
                                                2007      36   19.79 to 19.55       715  1.85 to 1.40     1.88      10.64 to 10.14
                                                2006      46   17.89 to 17.75       820  1.85 to 1.40     0.40      17.98 to 17.45
                                                2005      11   15.16 to 15.11       170  1.85 to 1.40     0.00      21.28 to 15.28
Core Allocation Plus Series II                  2009     776   10.84 to 10.71     8,364  1.90 to 1.15     1.62      23.67 to 22.74
                                                2008     326    8.76 to 8.73      2,847  1.90 to 1.15     1.01    (29.91) to (30.19)
Core Allocation Series I                        2009       3   14.79 to 14.71        45  1.55 to 0.80     8.43      18.30 to 17.71
Core Allocation Series II                       2009     174   15.06 to 14.99     2,613  1.90 to 1.15     6.98      20.5 to 19.89
Core Balanced Series I                          2009       7   14.75 to 14.68       110  1.55 to 0.80     3.52      18.04 to 17.46
Core Balanced Series II                         2009     317   15.05 to 14.98     4,769  1.90 to 1.15     3.10      20.43 to 19.83
Core Balanced Strategy Series NAV               2009       2   13.67 to 13.67        25  1.60 to 1.60     6.55       9.37 to 9.37
Core Disciplined Diversification Series II      2009     311   15.42 to 15.34     4,788  1.90 to 1.15     4.82      23.37 to 22.75
Core Fundamental Holdings Series II             2009     501   14.73 to 14.66     7,363  1.90 to 1.15     2.72      17.86 to 17.27
Core Fundamental Holdings Series III            2009       0   14.48 to 14.41         3  1.55 to 0.80     8.68      15.85 to 15.28
Core Global Diversification Series II           2009     880   15.23 to 15.15    13,364  1.90 to 1.15     3.12      21.83 to 21.22
Core Global Diversification Series III          2009       0   14.94 to 14.86         3  1.55 to 0.80     8.00      19.48 to 18.90
Core Strategy Series II                         2009   4,217   12.19 to 12.12    51,522  1.90 to 1.15     1.89      20.26 to 19.36
                                                2008   3,461   10.15 to 10.13    35,248  1.90 to 1.15     1.22    (27.32) to (27.86)
                                                2007   2,939   14.07 to 13.94    41,358  1.90 to 1.15     4.15       5.33 to 5.12
                                                2006     967   13.52 to 13.21    13,001  1.85 to 1.15     2.84       8.17 to 5.51
Core Strategy Series NAV                        2009      30   14.27 to 14.27       424  1.20 to 1.20     3.01      14.20 to 10.40
Disciplined Diversification Series II           2009     719   11.48 to 11.35     8,210  1.90 to 1.15     2.26      25.51 to 24.57
                                                2008     406    9.15 to 9.11      3,706  1.90 to 1.15     1.89    (26.83) to (27.13)

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
DWS Equity 500 Index                            2009     223  $17.68 to $17.11 $  3,883 1.85% to 1.40%    2.48%    24.04% to 23.49%
                                                2008     229   14.25 to 13.86     3,223  1.85 to 1.40     2.01    (38.24) to (38.51)
                                                2007     308   23.08 to 22.54     7,045  1.85 to 1.40     1.19       3.38 to 2.92
                                                2006     372   22.32 to 21.90     8,245  1.85 to 1.40     0.89      13.61 to 13.10
                                                2005     476   19.65 to 19.36     9,288  1.85 to 1.40     0.00          0 to 0
Emerging Small Company Series I                 2009       0   14.80 to 6.75          0  1.75 to 1.40     0.00      26.08 to 25.70
                                                2008     229   11.74 to 5.37      2,065  1.75 to 1.40     0.00    (44.07) to (44.27)
                                                2007     273   20.99 to 9.64      4,464  1.75 to 1.40     0.00       6.54 to 6.16
                                                2006     379   19.70 to 9.08      5,866  1.75 to 1.40     0.00       0.99 to 0.63
                                                2005     441   19.51 to 9.03      6,901  1.75 to 1.40     0.00       3.59 to 3.23
Emerging Small Company Series II                2009       0   11.23 to 10.86         0  1.85 to 1.40     0.00      25.87 to 25.38
                                                2008     251    8.92 to 8.66      2,201  1.85 to 1.40     0.00    (44.19) to (44.44)
                                                2007     285   15.99 to 15.59     4,486  1.85 to 1.40     0.00       6.33 to 5.85
                                                2006     335   15.04 to 14.11     4,967  1.85 to 1.40     0.00       0.76 to 0.31
                                                2005     362   14.92 to 14.04     5,343  1.85 to 1.40     0.00      3.40 to (0.21)
Equity-Income Series I                          2009   1,177   28.79 to 15.88    29,467  1.75 to 1.40     2.12      23.97 to 23.54
                                                2008   1,451   23.22 to 12.85    28,858  1.75 to 1.40     2.28    (36.86) to (37.08)
                                                2007   1,807   36.77 to 20.43    56,669  1.75 to 1.40     2.82       1.90 to 1.54
                                                2006   2,087   36.09 to 20.12    65,058  1.75 to 1.40     1.53      17.37 to 16.96
                                                2005   2,415   30.74 to 17.20    64,504  1.75 to 1.40     1.30       2.48 to 2.12
Equity-Income Series II                         2009   1,793   13.32 to 11.00    24,196  1.90 to 1.15     1.96      24.11 to 23.18
                                                2008   1,833   10.81 to 8.86     20,119  1.90 to 1.15     2.14    (36.89) to (37.37)
                                                2007   2,077   17.26 to 14.04    36,349  1.90 to 1.15     2.51       2.49 to 1.97
                                                2006   2,177   17.74 to 13.74    37,727  1.85 to 1.15     1.36      17.12 to 9.77
                                                2005   2,271   15.18 to 14.66    33,757  1.85 to 1.40     0.88       2.28 to 0.18
Financial Services Series I                     2009      75   12.29 to 11.93       912  1.75 to 1.40     0.74      39.44 to 38.95
                                                2008      73    8.82 to 8.58        631  1.75 to 1.40     0.76    (45.43) to (45.62)
                                                2007     117   16.16 to 15.78     1,856  1.75 to 1.40     1.14     (8.12) to (8.44)
                                                2006     199   17.58 to 17.24     3,472  1.75 to 1.40     0.34      21.41 to 20.99
                                                2005     163   14.48 to 14.25     2,332  1.75 to 1.40     0.41       8.25 to 7.88
Financial Services Series II                    2009     349   12.82 to 10.1      4,423  1.90 to 1.15     0.56      39.37 to 38.33
                                                2008     294    9.26 to 7.25      2,733  1.90 to 1.15     0.63    (45.39) to (45.80)
                                                2007     295   17.09 to 13.27     5,040  1.90 to 1.15     0.90     (4.45) to (8.00)
                                                2006     309   19.16 to 14.39     5,828  1.85 to 1.15     0.20      21.07 to 14.95
                                                2005     273   15.85 to 15.57     4,303  1.85 to 1.40     0.21       8.11 to 7.17
Founding Allocation Series II                   2009   9,836    9.92 to 9.72     96,556  1.90 to 1.15     3.91      29.62 to 28.66
                                                2008  10,027    7.65 to 7.56     76,269  1.90 to 1.15     3.04    (36.29) to (36.77)
                                                2007   5,985   12.01 to 11.95    71,857  1.90 to 1.15     1.09     (3.90) to (4.38)
Fundamental Value Series I                      2009   2,371   12.71 to 10.7     30,866  1.75 to 0.80     0.91      29.49 to 24.99
                                                2008   2,965   10.08 to 9.82     29,695  1.75 to 1.40     3.25    (40.17) to (40.38)
                                                2007     492   16.85 to 16.46     8,158  1.75 to 1.40     1.58       2.59 to 2.23
                                                2006     560   16.43 to 16.10     9,076  1.75 to 1.40     0.83      12.93 to 12.53
                                                2005     664   14.55 to 14.31     9,548  1.75 to 1.40     0.46       7.33 to 6.96
Fundamental Value Series II                     2009   2,813   13.69 to 10.9     38,515  1.90 to 1.15     0.73      30.08 to 29.11
                                                2008   2,935   10.60 to 8.38     30,995  1.90 to 1.15     0.68    (40.15) to (40.60)
                                                2007   2,595   17.85 to 14.00    45,930  1.90 to 1.15     1.18       4.11 to 2.68
                                                2006   2,101   17.92 to 13.60    36,932  1.85 to 1.15     0.59      12.66 to 8.68
                                                2005   1,514   15.91 to 15.65    23,935  1.85 to 1.40     0.21       7.19 to 4.28
Global Allocation Series I                      2009       0   10.74 to 10.59         0  1.75 to 1.40     0.01      26.99 to 26.60
                                                2008     133    8.46 to 8.36      1,115  1.75 to 1.40     4.86    (35.21) to (35.44)
                                                2007     168   13.06 to 12.95     2,187  1.75 to 1.40     6.09       3.66 to 3.30
                                                2006     210   12.60 to 12.39     2,641  1.75 to 1.40     1.08      11.93 to 11.54
                                                2005     250   11.25 to 11.10     2,807  1.75 to 1.40     1.00       4.73 to 4.37
Global Allocation Series II                     2009       0   13.39 to 11.37         0  1.90 to 1.15     0.00      26.98 to 26.15
                                                2008   1,139   10.62 to 8.95     11,734  1.90 to 1.15     4.80    (35.15) to (35.63)
                                                2007   1,249   16.49 to 13.80    19,965  1.90 to 1.15     6.28       3.66 to 3.63
                                                2006   1,090   16.41 to 13.29    17,185  1.85 to 1.15     0.73      11.71 to 6.14
                                                2005     538   14.69 to 13.74     7,720  1.85 to 1.40     0.68       4.47 to 3.14
Global Bond Series I                            2009     155   20.08 to 13.06     4,111  1.75 to 0.80    12.54      17.11 to 13.39
                                                2008     206   27.85 to 17.71     4,729  1.75 to 1.40     0.63     (5.81) to (6.14)
                                                2007     217   29.57 to 18.87     5,364  1.75 to 1.40     7.20       8.10 to 7.72
                                                2006     252   27.35 to 17.51     5,851  1.75 to 1.40     0.00       3.81 to 3.45
                                                2005     280   26.35 to 16.93     6,328  1.75 to 1.40     4.76     (7.84) to (8.16)

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
Global Bond Series II                           2009   1,016  $18.65 to $14.71 $ 18,682 1.90% to 1.15%   11.87%    13.82% to 12.97%
                                                2008   1,046   16.51 to 12.92    17,079  1.90 to 1.15     0.58     (5.75) to (6.46)
                                                2007   1,202   17.65 to 13.71    20,931  1.90 to 1.15     6.99       8.09 to 6.56
                                                2006   1,045   17.40 to 12.66    17,310  1.85 to 1.15     0.00       3.61 to 1.12
                                                2005     632   16.83 to 15.99    10,257  1.85 to 1.40     3.99     (3.01) to (8.27)
Global Trust Series I                           2009     408   12.32 to 11.09     9,789  1.75 to 0.8      1.61      29.09 to 27.06
                                                2008     486   19.74 to 9.55      8,860  1.75 to 1.40     1.86    (40.39) to (40.60)
                                                2007     585   33.11 to 16.07    17,812  1.75 to 1.40     2.27     (0.08) to (0.43)
                                                2006     722   33.14 to 16.14    22,073  1.75 to 1.40     1.34      18.65 to 18.24
                                                2005     835   27.93 to 13.65    21,550  1.75 to 1.40     1.33       9.19 to 8.81
Global Trust Series II                          2009     352   14.50 to 14.01     5,046  1.85 to 1.40     1.44      29.28 to 28.70
                                                2008     386   11.22 to 10.89     4,288  1.85 to 1.40     1.68    (40.48) to (40.75)
                                                2007     432   18.85 to 18.37     8,056  1.85 to 1.40     1.25     (0.77) to (4.80)
                                                2006     252   18.91 to 18.43     4,726  1.85 to 1.40     1.11      18.43 to 17.90
                                                2005     242   15.96 to 15.60     3,839  1.85 to 1.40     1.10       8.97 to 4.62
Health Sciences Series I                        2009     134   18.19 to 17.64     2,396  1.75 to 1.40     0.00      29.98 to 29.53
                                                2008     141   13.99 to 13.62     1,940  1.75 to 1.40     0.00    (30.88) to (31.12)
                                                2007     207   20.25 to 19.78     4,139  1.75 to 1.40     0.00      16.03 to 15.62
                                                2006     233   17.45 to 17.11     4,022  1.75 to 1.40     0.00       6.87 to 6.50
                                                2005     244   16.33 to 16.06     3,937  1.75 to 1.40     0.00      11.08 to 10.69
Health Sciences Series II                       2009     345   19.07 to 13.98     6,464  1.90 to 1.15     0.00      30.05 to 29.08
                                                2008     394   14.77 to 10.75     5,751  1.90 to 1.15     0.00    (30.86) to (31.38)
                                                2007     423   21.53 to 15.55     9,050  1.90 to 1.15     0.00      16.09 to 15.60
                                                2006     452   19.12 to 13.36     8,397  1.85 to 1.15     0.00       7.16 to 6.19
                                                2005     444   17.93 to 15.95     7,782  1.85 to 1.40     0.00      10.87 to 8.29
High Income Series II                           2009     115   11.60 to 11.37     1,324  1.90 to 1.15    22.43      79.2 to 77.86
                                                2008       9    6.44 to 6.36         57  1.90 to 1.15     9.67    (44.23) to (44.65)
                                                2007      18   11.56 to 11.50       212  1.90 to 1.15    10.05     (7.56) to (8.02)
High Yield Series I                             2009     237   18.28 to 15.16     3,896  1.75 to 1.40    10.85      52.37 to 51.84
                                                2008     322   12.00 to 9.99      3,433  1.75 to 1.40     7.94    (30.50) to (30.75)
                                                2007     405   17.27 to 14.42     6,307  1.75 to 1.40    12.10      0.22 to (0.14)
                                                2006     576   17.23 to 14.44     8,974  1.75 to 1.40     6.86       8.84 to 8.46
                                                2005     696   15.83 to 13.31    10,061  1.75 to 1.40     4.80       2.26 to 1.90
High Yield Series II                            2009     508   17.69 to 14.1      8,953  1.90 to 1.15    11.26      52.59 to 51.46
                                                2008     513   11.68 to 9.24      5,991  1.90 to 1.15     8.22    (30.51) to (31.03)
                                                2007     542   16.93 to 13.30     9,166  1.90 to 1.15    12.03      0.20 to (1.97)
                                                2006     694   17.42 to 13.24    11,893  1.85 to 1.15     6.91       8.71 to 5.80
                                                2005     759   16.03 to 15.43    11,992  1.85 to 1.40     3.56        2.12 to 0
Income & Value Series I                         2009       0   18.93 to 10.16         0  1.75 to 1.40     0.31     (1.37) to (1.49)
                                                2008     565   19.20 to 10.31     8,991  1.75 to 1.40     2.92    (31.10) to (31.34)
                                                2007     691   27.87 to 15.02    16,026  1.75 to 1.40     3.93     (0.30) to (0.65)
                                                2006     832   27.95 to 15.12    19,390  1.75 to 1.40     2.08       7.16 to 6.78
                                                2005     977   26.08 to 14.16    21,592  1.75 to 1.40     1.71       3.76 to 3.40
Income & Value Series II                        2009       0   10.33 to 8.82          0  1.90 to 1.15     0.28     (1.36) to (1.61)
                                                2008     490   10.49 to 8.94      5,209  1.90 to 1.15     2.79    (31.03) to (31.55)
                                                2007     594   15.33 to 12.97     9,199  1.90 to 1.15     3.59      0.24 to (0.25)
                                                2006     695   15.85 to 12.97    10,855  1.85 to 1.15     1.81       6.92 to 3.62
                                                2005     739   14.82 to 14.18    10,815  1.85 to 1.40     1.48       3.53 to 1.56
International Core Series I                     2009     180   10.39 to 10.34     2,336  1.75 to 0.80     2.45      24.01 to 16.58
                                                2008     215   12.35 to 8.91      2,367  1.75 to 1.40     5.00    (39.48) to (39.69)
                                                2007     256   20.40 to 14.78     4,709  1.75 to 1.40     2.13       9.86 to 9.48
                                                2006     308   18.57 to 13.50     5,223  1.75 to 1.40     0.60      23.04 to 22.61
                                                2005     327   15.09 to 11.01     4,486  1.75 to 1.40     0.76      14.34 to 13.94
International Core Series II                    2009     126   14.78 to 10.4      1,878  1.90 to 1.15     2.21      17.17 to 16.29
                                                2008     124   12.71 to 8.88      1,590  1.90 to 1.15     4.53    (39.48) to (39.93)
                                                2007     146   21.16 to 14.67     3,122  1.90 to 1.15     1.79       9.86 to 9.32
                                                2006     159   20.21 to 13.32     3,123  1.85 to 1.15     0.42      22.89 to 6.43
                                                2005      98   16.48 to 15.90     1,581  1.85 to 1.40     0.00      14.10 to 11.19

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
International Equity Index A Trust Series I     2009      51  $17.66 to $17.31 $    895 1.75% to 1.40%   12.53%    35.94% to 35.46%
                                                2008      64   12.99 to 12.78       816  1.75 to 1.40     1.94    (45.32) to (45.51)
                                                2007      82   23.76 to 23.45     1,939  1.75 to 1.40     3.68      13.81 to 13.41
                                                2006      82   20.87 to 20.68     1,708  1.75 to 1.40     0.81      23.75 to 23.31
                                                2005      65   16.87 to 16.77     1,087  1.75 to 1.40     0.94      15.00 to 14.60
International Equity Index A Trust Series II    2009     146   17.45 to 17.01     2,514  1.85 to 1.40    12.09      35.57 to 34.96
                                                2008     178   12.87 to 12.60     2,266  1.85 to 1.40     1.89    (45.42) to (45.67)
                                                2007     188   23.58 to 23.19     4,401  1.85 to 1.40     3.48      13.55 to 13.04
                                                2006     199   20.76 to 20.52     4,102  1.85 to 1.40     0.61      23.52 to 22.97
                                                2005     184   16.81 to 16.68     3,077  1.85 to 1.40     0.71      14.78 to 11.46
International Equity Index B Series NAV         2009     278    9.89 to 9.78      2,734  1.85 to 1.40     3.78      36.87 to 36.26
                                                2008     308    7.23 to 7.17      2,216  1.85 to 1.40     2.59    (45.16) to (45.41)
                                                2007     357   13.18 to 13.14     4,705  1.85 to 1.40     1.99       5.44 to 5.13
International Small Cap Series I                2009       0   10.60 to 10.38         0  1.75 to 0.80     2.15      55.12 to 44.30
                                                2008     255   13.20 to 6.83      2,774  1.75 to 1.40     2.54    (53.64) to (53.80)
                                                2007     302   28.48 to 14.79     7,175  1.75 to 1.40     2.69       8.59 to 8.21
                                                2006     360   26.22 to 13.67     8,037  1.75 to 1.40     1.17      25.96 to 25.52
                                                2005     357   20.82 to 10.89     6,725  1.75 to 1.40     0.88       8.58 to 8.20
International Small Cap Series II               2009       0   18.39 to 10.68         0  1.90 to 1.15     1.99      55.82 to 54.81
                                                2008     263   11.88 to 6.85      3,017  1.90 to 1.15     2.26    (53.65) to (54.00)
                                                2007     317   25.82 to 14.79     7,891  1.90 to 1.15     2.44       8.63 to 6.00
                                                2006     290   25.04 to 13.58     6,936  1.85 to 1.15     0.95      25.78 to 8.50
                                                2005     255   19.96 to 19.17     4,950  1.85 to 1.40     0.23       8.35 to 3.91
International Small Company Series I            2009     270   12.27 to 12.26     3,316  1.75 to 0.80     0.78     (1.80) to (1.93)
International Small Company Series II           2009     441   12.27 to 12.26     5,404  1.90 to 1.15     0.77     (1.85) to (1.95)
International Value Series I                    2009     525   16.12 to 11.00     8,641  1.75 to 0.80     2.11      33.42 to 29.88
                                                2008     654   12.42 to 12.09     8,050  1.75 to 1.40     3.26    (43.47) to (43.67)
                                                2007     815   21.97 to 21.45    17,773  1.75 to 1.40     4.21       8.00 to 7.62
                                                2006     988   20.35 to 19.93    19,990  1.75 to 1.40     1.86      27.79 to 27.35
                                                2005   1,098   15.92 to 15.65    17,391  1.75 to 1.40     0.49       9.01 to 8.63
International Value Series II                   2009     875   18.12 to 11.58    16,005  1.90 to 1.15     1.97      34.04 to 33.04
                                                2008     982   13.62 to 8.64     13,483  1.90 to 1.15     3.12    (43.47) to (43.89)
                                                2007   1,141   24.28 to 15.28    27,912  1.90 to 1.15     3.64      10.80 to 8.10
                                                2006   1,023   24.17 to 14.10    23,440  1.85 to 1.15     1.67      27.48 to 12.65
                                                2005   1,029   19.01 to 17.87    18,690  1.85 to 1.40     0.60       8.78 to 5.30
Investment Quality Bond Series I                2009     295   18.41 to 13.45     7,038  1.75 to 0.8      4.75      10.52 to 10.50
                                                2008     355   26.96 to 16.66     7,499  1.75 to 1.40     6.14     (3.04) to (3.38)
                                                2007     456   27.80 to 17.24     9,925  1.75 to 1.40     8.82       4.72 to 4.35
                                                2006     545   26.55 to 16.52    11,394  1.75 to 1.40     6.35       2.13 to 1.78
                                                2005     659   25.99 to 16.23    13,684  1.75 to 1.40     5.85       0.84 to 0.49
Investment Quality Bond Series II               2009   1,667   16.09 to 14.68    27,172  1.90 to 1.15     5.17      10.92 to 10.09
                                                2008   1,422   14.62 to 13.23    20,940  1.90 to 1.15     5.94     (2.95) to (3.67)
                                                2007   1,980   15.17 to 13.63    30,162  1.90 to 1.15     8.71       4.70 to 2.41
                                                2006   1,826   14.94 to 12.99    26,873  1.85 to 1.15     5.47       4.16 to 1.47
                                                2005   1,168   14.66 to 14.42    17,007  1.85 to 1.40     3.82      0.61 to (0.28)

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
Large Cap Value Series I                        2009      65  $17.43 to $17.02 $  1,122 1.75% to 1.40%    1.55%     9.10% to 8.72%
                                                2008      84   15.97 to 15.66     1,318  1.75 to 1.40     1.47    (36.80) to (37.03)
                                                2007     101   25.27 to 24.86     2,535  1.75 to 1.40     0.94       2.92 to 2.56
                                                2006     123   24.56 to 24.24     2,993  1.75 to 1.40     0.00       1.48 to 1.45
Large Cap Value Series II                       2009     263   17.32 to 16.8      4,509  1.85 to 1.40     1.38       8.82 to 8.34
                                                2008     287   15.91 to 15.51     4,533  1.85 to 1.40     1.34    (36.91) to (37.20)
                                                2007     297   25.22 to 24.70     7,440  1.85 to 1.40     0.62       2.73 to 2.26
                                                2006     356   24.55 to 24.15     8,694  1.85 to 1.40     0.26      14.15 to 13.64
                                                2005     232   21.51 to 21.25     4,959  1.85 to 1.40     0.00      13.66 to 3.74
Lifestyle Aggressive Series I                   2009     221   15.41 to 11.86     3,044  1.75 to 1.40     1.01      33.75 to 33.28
                                                2008     250   11.52 to 8.90      2,573  1.75 to 1.40     1.72    (42.80) to (43.00)
                                                2007     277   20.14 to 15.61     4,983  1.75 to 1.40     9.33       7.03 to 6.66
                                                2006     320   18.82 to 14.63     5,390  1.75 to 1.40     7.66      13.86 to 13.46
                                                2005     378   16.53 to 12.90     5,514  1.75 to 1.40     1.92       9.10 to 8.72
Lifestyle Aggressive Series II                  2009   2,338   14.81 to 10.72    34,902  1.90 to 1.15     0.86      33.91 to 32.91
                                                2008   2,297   11.14 to 8.01     25,699  1.90 to 1.15     1.60    (42.81) to (43.24)
                                                2007   2,375   19.63 to 14.00    46,731  1.90 to 1.15     9.28       7.57 to 7.16
                                                2006   3,106   18.89 to 13.01    58,044  1.85 to 1.15     7.68      13.59 to 4.07
                                                2005   3,243   16.63 to 16.36    53,631  1.85 to 1.40     1.84       8.94 to 4.45
Lifestyle Balanced Series I                     2009   1,754   14.67 to 11.74    30,229  1.75 to 0.80     4.45      28.48 to 22.49
                                                2008   1,855   15.63 to 11.42    24,806  1.75 to 1.40     2.84    (32.26) to (32.49)
                                                2007   2,442   23.06 to 16.92    47,729  1.75 to 1.40     7.57       4.98 to 4.61
                                                2006   2,969   21.97 to 16.17    56,071  1.75 to 1.40     5.48      11.17 to 10.78
                                                2005   3,308   19.76 to 14.60    56,410  1.75 to 1.40     3.96       5.40 to 5.03
Lifestyle Balanced Series II                    2009  57,548   15.91 to 12.19   846,400  1.90 to 1.15     4.39      28.99 to 28.02
                                                2008  52,147   12.43 to 9.45    607,184  1.90 to 1.15     3.26    (32.23) to (32.74)
                                                2007  47,212   18.48 to 13.95   828,590  1.90 to 1.15     7.40       5.04 to 4.60
                                                2006  36,439   18.14 to 13.22   636,831  1.85 to 1.15     4.89      10.95 to 5.74
                                                2005  24,002   16.35 to 15.98   388,167  1.85 to 1.40     3.17       5.32 to 2.07
Lifestyle Conservative Series I                 2009     617   16.95 to 12.77    11,622  1.75 to 0.80     5.00      19.60 to 16.28
                                                2008     751   18.51 to 14.17    11,787  1.75 to 1.40     4.02    (16.74) to (17.04)
                                                2007     810   22.23 to 17.08    15,463  1.75 to 1.40     8.00       3.91 to 3.54
                                                2006     856   21.39 to 16.50    15,451  1.75 to 1.40     4.62       6.93 to 6.56
                                                2005     906   20.01 to 15.48    15,367  1.75 to 1.40     4.82       1.46 to 1.10
Lifestyle Conservative Series II                2009  12,692   15.80 to 13.72   195,831  1.90 to 1.15     5.84      20.05 to 19.15
                                                2008   9,579   13.26 to 11.43   125,592  1.90 to 1.15     5.28    (16.64) to (17.27)
                                                2007   5,317   16.03 to 13.71    84,601  1.90 to 1.15     8.10       3.96 to 2.30
                                                2006   4,437   15.90 to 13.12    69,236  1.85 to 1.15     4.41       6.63 to 4.99
                                                2005   3,608   14.91 to 14.67    53,306  1.85 to 1.40     4.29       1.38 to 0.19
Lifestyle Growth Series I                       2009   1,148   13.15 to 11.28    17,935  1.75 to 0.80     3.15      30.98 to 24.30
                                                2008   1,376   13.80 to 10.04    16,384  1.75 to 1.40     2.33    (37.49) to (37.71)
                                                2007   1,701   22.08 to 16.12    32,488  1.75 to 1.40     7.74       6.02 to 5.65
                                                2006   1,922   20.82 to 15.25    34,748  1.75 to 1.40     6.04      11.93 to 11.54
                                                2005   1,986   18.61 to 13.68    32,112  1.75 to 1.40     2.86       7.16 to 6.78
Lifestyle Growth Series II                      2009  64,057   15.36 to 11.47   904,376  1.90 to 1.15     3.25      31.43 to 30.44
                                                2008  60,322   11.77 to 8.73    659,686  1.90 to 1.15     2.50    (37.39) to (37.87)
                                                2007  55,721   18.95 to 13.94   992,822  1.90 to 1.15     7.32       6.03 to 5.96
                                                2006  39,974   18.43 to 13.09   706,919  1.85 to 1.15     5.22      11.71 to 4.69
                                                2005  22,032   16.49 to 16.14   359,838  1.85 to 1.40     2.29       7.01 to 3.18

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
Lifestyle Moderate Series I                     2009     784  $15.58 to $12.32 $ 13,890 1.75% to 0.80%    4.58%    25.05% to 20.36%
                                                2008     955   16.90 to 12.46    13,419  1.75 to 1.40     3.29    (25.29) to (25.55)
                                                2007   1,329   22.62 to 16.73    24,871  1.75 to 1.40     7.57       3.82 to 3.46
                                                2006   1,517   21.79 to 16.17    27,295  1.75 to 1.40     4.68       8.88 to 8.51
                                                2005   1,618   20.01 to 14.90    26,757  1.75 to 1.40     4.20       2.71 to 2.35
Lifestyle Moderate Series II                    2009  19,158   15.71 to 12.87   284,910  1.90 to 1.15     4.85      25.41 to 24.48
                                                2008  16,671   12.62 to 10.27   201,465  1.90 to 1.15     4.25    (25.23) to (25.79)
                                                2007  13,562   17.01 to 13.73   224,500  1.90 to 1.15     7.54       3.88 to 2.82
                                                2006  10,417   16.89 to 13.15   171,943  1.85 to 1.15     4.21       8.65 to 5.24
                                                2005   7,557   15.54 to 15.29   116,397  1.85 to 1.40     3.53       2.56 to 1.04
LMFC Core Equity Series II                      2009       0    6.17 to 5.54          0  1.90 to 1.15     1.65      -1.03 to -1.28
                                                2008     486    6.25 to 5.59      3,081  1.90 to 1.15    12.89    (55.11) to (55.45)
                                                2007     400   14.02 to 12.46     5,664  1.90 to 1.15     0.00     (5.72) to (7.14)
                                                2006     425   15.42 to 13.39     6,530  1.85 to 1.15     0.00       7.37 to 4.53
                                                2005     360   14.68 to 14.58     5,273  1.85 to 1.40     0.00       4.30 to 2.92
Marisco International Opportunities Series II   2009     265   14.26 to 10.46     3,655  1.90 to 1.15     0.88      35.70 to 34.68
                                                2008     227   10.59 to 7.71      2,323  1.90 to 1.15     0.94    (51.23) to (51.60)
                                                2007     256   21.88 to 15.80     5,511  1.90 to 1.15     1.39      21.50 to 18.39
                                                2006     166   18.78 to 13.31     3,092  1.85 to 1.15     0.27      22.18 to 6.37
                                                2005      39   15.37 to 15.32       601  1.85 to 1.40     0.00      22.94 to 17.57
Mid Cap Index Series I                          2009      95   16.86 to 13.02     1,630  1.75 to 0.80     1.06      34.39 to 4.16
                                                2008     105   12.95 to 12.55     1,341  1.75 to 1.40     0.85    (37.30) to (37.52)
                                                2007     128   20.66 to 20.08     2,618  1.75 to 1.40     1.30       6.01 to 5.64
                                                2006     134   19.49 to 19.01     2,584  1.75 to 1.40     0.62       8.19 to 7.82
                                                2005     126   18.01 to 17.63     2,256  1.75 to 1.40     0.50      10.47 to 10.08
Mid Cap Index Series II                         2009     678   15.43 to 11.41    10,562  1.90 to 1.15     0.85      34.82 to 33.81
                                                2008     713   11.53 to 8.46      8,363  1.90 to 1.15     0.70    (37.25) to (37.72)
                                                2007     678   18.51 to 13.48    12,705  1.90 to 1.15     0.85       6.10 to 3.01
                                                2006     574   18.59 to 12.70    10,240  1.85 to 1.15     0.44      7.93 to (0.70)
                                                2005     431   17.27 to 16.40     7,185  1.85 to 1.40     0.33      10.24 to 1.77
Mid Cap Intersection Series II                  2009       0    8.32 to 8.16          0  1.90 to 1.15     0.41      26.15 to 25.33
                                                2008      35    6.59 to 6.51        228  1.90 to 1.15     0.00    (42.83) to (43.26)
                                                2007       5   11.53 to 11.47        58  1.90 to 1.15     0.00     (7.75) to (8.21)
Mid Cap Stock Series I                          2009     699   14.46 to 10.14    10,087  1.75 to 0.80     0.00      29.07 to 26.89
                                                2008     913   11.20 to 11.16    10,197  1.75 to 1.40     0.00    (44.55) to (44.75)
                                                2007     933   20.27 to 20.12    18,819  1.75 to 1.40     0.00      21.85 to 21.42
                                                2006   1,178   16.70 to 16.20    19,508  1.75 to 1.40     0.00      11.97 to 11.58
                                                2005   1,312   14.96 to 14.50    19,434  1.75 to 1.40     0.00      12.98 to 12.59
Mid Cap Stock Series II                         2009     928   17.51 to 11.23    16,195  1.90 to 1.15     0.00      29.55 to 28.58
                                                2008     988   13.62 to 8.67     13,396  1.90 to 1.15     0.00    (44.51) to (44.93)
                                                2007     978   24.73 to 15.63    24,028  1.90 to 1.15     0.00      22.51 to 21.93
                                                2006   1,016   20.92 to 12.79    20,875  1.85 to 1.15     0.00      11.73 to 2.16
                                                2005   1,037   18.72 to 17.62    19,220  1.85 to 1.40     0.00      12.84 to 8.02
Mid Cap Value Series I                          2009       0   12.93 to 12.57         0  1.75 to 1.40     1.35       5.34 to 5.22
                                                2008     297   12.27 to 11.95     3,593  1.75 to 1.40     1.69    (39.89) to (40.10)
                                                2007     397   20.42 to 19.94     8,001  1.75 to 1.40     1.09     (0.71) to (1.06)
                                                2006     513   20.56 to 20.16    10,450  1.75 to 1.40     0.72      10.71 to 10.33
                                                2005     664   18.57 to 18.27    12,224  1.75 to 1.40     0.45       6.51 to 6.13
Mid Cap Value Series II                         2009       0   12.06 to 11.68         0  1.85 to 1.40     1.30       5.30 to 5.14
                                                2008     899   11.45 to 11.11    10,224  1.85 to 1.40     1.57    (40.02) to (40.29)
                                                2007   1,036   19.09 to 18.61    19,694  1.85 to 1.40     0.73     (0.90) to (1.35)
                                                2006   1,255   20.07 to 18.86    24,092  1.85 to 1.40     0.52      10.48 to 9.98
                                                2005   1,404   18.21 to 17.15    24,444  1.85 to 1.40     0.25      6.27 to (0.03)
Money Market Series I                           2009     909   13.20 to 12.51    14,419  1.75 to 0.80     0.22     (0.45) to (1.54)
                                                2008   1,532   18.43 to 13.41    24,158  1.75 to 1.40     1.75      0.34 to (0.01)
                                                2007   1,469   18.37 to 13.41    23,080  1.75 to 1.40     4.47       3.10 to 2.74
                                                2006   1,593   17.82 to 13.05    24,875  1.75 to 1.40     4.35       2.99 to 2.63
                                                2005   1,956   17.30 to 12.71    29,884  1.75 to 1.40     2.61       1.24 to 0.89

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
Money Market Series II                          2009   6,839  $13.09 to $12.44 $ 87,119 1.90% to 1.15%    0.08%   (1.07)% to (1.81)%
                                                2008   9,306   13.23 to 12.67   120,124  1.90 to 1.15     1.43      0.40 to (0.36)
                                                2007   4,050   13.17 to 12.71    52,315  1.90 to 1.15     4.17       3.15 to 1.95
                                                2006   2,653   12.77 to 12.45    33,361  1.85 to 1.15     4.20       2.79 to 1.81
                                                2005   1,716   12.37 to 12.16    21,020  1.85 to 1.40     2.42       1.04 to 0.47
Money Market Trust B Series NAV                 2009     418   12.74 to 12.59     5,299  1.85 to 1.40     0.52     (0.92) to (1.37)
                                                2008     670   12.86 to 12.76     8,577  1.85 to 1.40     2.03       0.69 to 0.24
                                                2007     422   12.77 to 12.73     5,378  1.85 to 1.40     3.05       2.14 to 1.84
Mutual Shares Series I                          2009       9   10.59 to 10.44        98  1.55 to 0.80     0.00      22.32 to 21.71
Natural Resources Series II                     2009     475   37.83 to 12.85    15,108  1.90 to 1.15     0.68      57.08 to 55.90
                                                2008     403   24.27 to 8.18      8,609  1.90 to 1.15     0.29    (52.27) to (52.63)
                                                2007     464   51.23 to 17.13    21,904  1.90 to 1.15     0.81      41.55 to 38.82
                                                2006     389   37.87 to 12.31    14,264  1.85 to 1.15     0.40     20.34 to (1.62)
                                                2005     387   31.46 to 31.09    12,127  1.85 to 1.40     0.00      44.39 to 14.68
Optimized All Cap Series II                     2009     467   15.22 to 14.77     7,022  1.85 to 1.40     1.18      26.24 to 25.67
                                                2008     514   12.06 to 11.75     6,135  1.85 to 1.40     0.63    (44.03) to (44.29)
                                                2007     578   21.54 to 21.09    12,353  1.85 to 1.40     0.83      1.66 to (3.88)
                                                2006      25   21.09 to 20.75       524  1.85 to 1.40     0.74      13.32 to 12.81
                                                2005      34   18.61 to 18.39       631  1.85 to 1.40     0.89       6.86 to 2.59
Optimized Value Series II                       2009     183   12.32 to 12.01     2,245  1.85 to 1.40     1.90      22.77 to 22.22
                                                2008     207   10.04 to 9.83      2,062  1.85 to 1.40     2.13    (42.18) to (42.44)
                                                2007     234   17.36 to 17.07     4,042  1.85 to 1.40     0.97    (7.14) to (10.66)
                                                2006      10   18.61 to 18.38       191  1.85 to 1.40     1.02      19.37 to 18.84
                                                2005       8   15.59 to 15.47       124  1.85 to 1.40     0.00       7.31 to 2.05
Pacific Rim Series I                            2009     123   13.25 to 11.52     1,437  1.75 to 1.40     1.07      30.48 to 30.03
                                                2008     136   10.19 to 8.83      1,215  1.75 to 1.40     1.55    (40.85) to (41.06)
                                                2007     145   17.28 to 14.92     2,217  1.75 to 1.40     1.73       7.62 to 7.24
                                                2006     221   16.12 to 13.52     3,135  1.75 to 1.40     0.97       9.51 to 9.12
                                                2005     277   14.77 to 12.38     3,580  1.75 to 1.40     0.92      24.01 to 23.58
Pacific Rim Series II                           2009     195   17.02 to 10.2      3,201  1.90 to 1.15     0.90      30.44 to 29.46
                                                2008     177   13.15 to 7.82      2,276  1.90 to 1.15     1.41    (40.77) to (41.22)
                                                2007     196   22.37 to 13.20     4,315  1.90 to 1.15     1.48       7.59 to 5.03
                                                2006     187   22.84 to 12.24     3,969  1.85 to 1.15     0.76      9.38 to (2.18)
                                                2005     208   20.94 to 19.28     4,083  1.85 to 1.40     0.65      23.68 to 20.11
PIM Classic Value Series II                     2009       0    7.27 to 6.08          0  1.90 to 1.15     1.11     (4.35) to (4.59)
                                                2008     149    7.62 to 6.36      1,127  1.90 to 1.15     1.65    (46.30) to (46.71)
                                                2007     129   14.30 to 11.84     1,831  1.90 to 1.15     1.35    (12.77) to (13.81)
                                                2006     143   16.94 to 13.70     2,389  1.85 to 1.15     0.98      14.23 to 9.49
                                                2005      86   14.83 to 14.72     1,274  1.85 to 1.40     0.42       7.71 to 3.37

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
PIMCO All Asset                                 2009     182  $15.71 to $15.31 $  2,831 1.85% to 1.40%    6.86%    $19.63 to $19.09
                                                2008     181   13.13 to 12.86     2,356  1.85 to 1.40     5.27    (17.34) to (17.71)
                                                2007     225   15.88 to 15.62     3,545  1.85 to 1.40     6.40       6.49 to 6.01
                                                2006     323   14.91 to 14.74     4,792  1.85 to 1.40     4.76       2.91 to 2.45
                                                2005     376   14.49 to 14.38     5,435  1.85 to 1.40     4.34       4.47 to 1.39
Real Estate Securities Series I                 2009     119   24.40 to 23.19     2,838  1.75 to 1.40     3.49      28.36 to 27.91
                                                2008     135   19.01 to 18.13     2,525  1.75 to 1.40     2.96    (40.27) to (40.48)
                                                2007     202   31.82 to 30.46     6,284  1.75 to 1.40     2.57    (16.79) to (17.08)
                                                2006     296   38.25 to 36.74    11,138  1.75 to 1.40     1.81      36.19 to 35.72
                                                2005     322   28.03 to 27.07     8,898  1.75 to 1.40     2.02      10.30 to 9.92
Real Estate Securities Series II                2009     474   19.27 to 10.03     8,905  1.90 to 1.15     3.26      28.55 to 27.59
                                                2008     501   15.10 to 7.80      7,440  1.90 to 1.15     2.85    (40.27) to (40.72)
                                                2007     620   25.48 to 13.06    15,632  1.90 to 1.15     1.92    (16.74) to (19.48)
                                                2006     503   33.50 to 15.65    15,580  1.85 to 1.15     1.58      35.91 to 25.03
                                                2005     509   24.71 to 22.84    11,818  1.85 to 1.40     1.51     10.11 to (2.97)
Real Return Bond Series II                      2009     654   15.42 to 14.96     9,959  1.85 to 1.40     8.51      17.57 to 17.04
                                                2008     734   13.11 to 12.78     9,529  1.85 to 1.40     0.55    (12.77) to (13.16)
                                                2007     707   15.03 to 14.72    10,531  1.85 to 1.40     6.47       9.54 to 9.05
                                                2006     797   13.72 to 13.50    10,855  1.85 to 1.40     2.49     (1.20) to (1.64)
                                                2005   1,190   13.89 to 13.72    16,445  1.85 to 1.40     0.12      0.12 to (0.54)
Science & Technology Series I                   2009     799    13.51 to 4.7      7,810  1.75 to 1.40     0.00      62.20 to 61.63
                                                2008     926    8.33 to 2.91      5,469  1.75 to 1.40     0.00    (45.22) to (45.41)
                                                2007   1,171   15.21 to 5.33     12,658  1.75 to 1.40     0.00      17.89 to 17.48
                                                2006   1,477   12.90 to 4.53     13,945  1.75 to 1.40     0.00       4.06 to 3.70
                                                2005   1,845   12.40 to 4.37     16,503  1.75 to 1.40     0.00       0.67 to 0.32
Science & Technology Series II                  2009     402   14.35 to 13.28     5,799  1.90 to 1.15     0.00      62.26 to 61.05
                                                2008     329    8.91 to 8.18      2,941  1.90 to 1.15     0.00    (45.17) to (45.59)
                                                2007     408   16.38 to 14.93     6,675  1.90 to 1.15     0.00      18.84 to 17.90
                                                2006     413   14.32 to 11.23     5,689  1.85 to 1.15     0.00       3.91 to 0.92
                                                2005     483   13.79 to 10.83     6,362  1.85 to 1.40     0.00      0.41 to (1.28)
Scudder Fixed Income                            2009       0   11.92 to 11.55         0  1.85 to 1.40     8.03       6.55 to 6.14
                                                2008     291   11.19 to 10.88     3,223  1.85 to 1.40     6.97    (20.83) to (21.18)
                                                2007     406   14.13 to 13.80     5,693  1.85 to 1.40     4.18       2.30 to 1.83
                                                2006     550   13.82 to 13.55     7,540  1.85 to 1.40     3.10       2.45 to 1.99
                                                2005     567   13.48 to 13.30     7,593  1.85 to 1.40     2.96      0.44 to (0.52)
Small Cap Index Series I                        2009      42   13.99 to 13.96       592  1.75 to 1.40     0.79      24.89 to 24.45
                                                2008      52   11.21 to 11.20       588  1.75 to 1.40     1.17    (34.64) to (34.87)
                                                2007      74   17.22 to 17.13     1,274  1.75 to 1.40     1.62     (3.53) to (3.87)
                                                2006      85   17.91 to 17.47     1,515  1.75 to 1.40     0.52      15.98 to 15.58
                                                2005      98   15.50 to 15.10     1,515  1.75 to 1.40     0.55       2.45 to 2.09
Small Cap Index Series II                       2009     534   14.57 to 14.08     7,710  1.85 to 1.40     0.61      24.59 to 24.03
                                                2008     584   11.70 to 11.35     6,780  1.85 to 1.40     1.04    (34.76) to (35.05)
                                                2007     660   17.93 to 17.48    11,758  1.85 to 1.40     0.94     (4.15) to (8.20)
                                                2006     342   19.03 to 18.24     6,336  1.85 to 1.40     0.33      15.72 to 15.20
                                                2005     366   16.48 to 15.83     5,879  1.85 to 1.40     0.35      2.26 to (1.64)
Small Cap Opportunities Series I                2009      83   17.01 to 16.62     1,404  1.75 to 1.40     0.00      32.00 to 31.54
                                                2008     100   12.89 to 12.63     1,276  1.75 to 1.40     2.29    (42.94) to (43.14)
                                                2007     128   22.58 to 22.22     2,872  1.75 to 1.40     1.86     (8.95) to (9.27)
                                                2006     161   24.80 to 24.49     3,977  1.75 to 1.40     0.70       8.92 to 8.54
                                                2005     202   22.77 to 22.56     4,587  1.75 to 1.40     0.00      16.36 to 16.09
Small Cap Opportunities Series II               2009     279   16.30 to 8.42      4,528  1.90 to 1.15     0.00      32.07 to 31.08
                                                2008     303   12.43 to 6.38      3,770  1.90 to 1.15     2.14    (42.92) to (43.35)
                                                2007     328   21.95 to 11.17     7,217  1.90 to 1.15     1.54     (8.86) to (7.54)
                                                2006     360   24.71 to 12.23     8,807  1.85 to 1.15     0.53      8.66 to (2.29)
                                                2005     369   22.74 to 22.47     8,363  1.85 to 1.40     0.00      6.12 to (1.99)

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
Small Company Value Series I                    2009     215  $21.75 to $20.90 $  4,555 1.75% to 1.40%    0.38%    $25.91 to $25.47
                                                2008     274   17.34 to 16.60     4,625  1.75 to 1.40     0.68    (28.07) to (28.32)
                                                2007     372   24.19 to 23.08     8,736  1.75 to 1.40     0.15     (2.58) to (2.92)
                                                2006     468   24.91 to 23.15    11,306  1.75 to 1.40     0.07      13.82 to 13.42
                                                2005     607   21.97 to 20.39    12,879  1.75 to 1.40     0.28       5.55 to 5.18
Small Company Value Series II                   2009     721   16.76 to 11.07    12,174  1.90 to 1.15     0.23      26.02 to 25.08
                                                2008     787   13.40 to 8.78     10,642  1.90 to 1.15     0.47    (28.05) to (28.59)
                                                2007     978   18.77 to 12.21    18,683  1.90 to 1.15     0.00     (2.54) to (2.78)
                                                2006   1,134   22.11 to 12.50    22,490  1.85 to 1.15     0.00     13.61 to (0.16)
                                                2005   1,196   19.51 to 17.20    21,023  1.85 to 1.40     0.06       5.30 to 0.77
Smaller Company Growth Series I                 2009     176   13.13 to 13.12     2,310  1.75 to 1.40     0.00       5.03 to 4.98
Smaller Company Growth Series II                2009     202   13.12 to 13.11     2,643  1.85 to 1.40     0.00       4.96 to 4.89
Strategic Bond Series I                         2009     388   21.65 to 17.5      7,919  1.75 to 1.40     7.73      21.70 to 21.27
                                                2008     484   17.79 to 14.43     8,049  1.75 to 1.40     6.62    (17.25) to (17.54)
                                                2007     628   21.49 to 17.50    12,570  1.75 to 1.40     9.12     (1.55) to (1.90)
                                                2006     758   21.83 to 17.84    15,541  1.75 to 1.40     6.84       5.57 to 5.20
                                                2005     847   20.68 to 16.96    16,526  1.75 to 1.40     2.89       1.27 to 0.92
Strategic Bond Series II                        2009     671   15.40 to 13.21    10,564  1.90 to 1.15     8.11      21.72 to 20.81
                                                2008     654   12.74 to 10.85     8,497  1.90 to 1.15     6.61    (17.25) to (17.87)
                                                2007     852   15.52 to 13.12    13,457  1.90 to 1.15     8.79     (1.41) to (2.96)
                                                2006     892   16.27 to 13.27    14,373  1.85 to 1.15     6.66       6.42 to 4.91
                                                2005     891   15.48 to 15.15    13,656  1.85 to 1.40     1.90       1.02 to 0.06
Strategic Income Series II                      2009      95   16.21 to 15.81     1,517  1.85 to 1.40     6.15      24.68 to 24.12
                                                2008      85   13.00 to 12.73     1,094  1.85 to 1.40     9.19    (10.04) to (10.44)
                                                2007     136   14.45 to 14.22     1,943  1.85 to 1.40     1.77       4.06 to 3.59
                                                2006     163   13.89 to 13.73     2,244  1.85 to 1.40     3.01       2.43 to 1.97
                                                2005     127   13.56 to 13.46     1,719  1.85 to 1.40     4.43       0.73 to 0.23
T Rowe Price Mid Value Series I                 2009     277   16.84 to 14.9      4,163  1.75 to 0.8      0.44      33.87 to 29.15
T Rowe Price Mid Value Series II                2009     859   15.14 to 14.82    12,905  1.85 to 1.40     0.34      43.99 to 43.34
                                                2008      60   10.51 to 10.34       629  1.85 to 1.40     0.81    (35.79) to (36.08)
                                                2007      65   16.37 to 16.18     1,055  1.85 to 1.40     1.60     (1.09) to (1.54)
                                                2006      70   16.55 to 16.43     1,147  1.85 to 1.40     0.05      18.39 to 17.86
                                                2005      13   13.98 to 13.94       188  1.85 to 1.40     0.00      11.85 to 1.41
Total Bond Market Trust A Series II             2009      24   13.70 to 12.35       325  1.85 to 1.20     2.06      2.30 to (1.19)
                                                2008      30   13.49 to 13.39       400  1.85 to 1.40     1.78       4.05 to 3.58
                                                2007       3   12.97 to 12.93        42  1.85 to 1.40     0.24       3.74 to 3.43
Total Bond Market Trust A Series NAV            2009      13   12.99 to 12.93       172  1.55 to 0.80     6.81       3.94 to 3.43
Total Return Series I                           2009   1,056   19.84 to 13.86    21,410  1.75 to 0.80     3.99      11.62 to 10.41
                                                2008   1,166   18.54 to 17.78    21,108  1.75 to 1.40     4.56       1.33 to 0.98
                                                2007   1,411   18.29 to 17.60    25,258  1.75 to 1.40     7.46       6.97 to 6.60
                                                2006   1,760   17.10 to 16.52    29,476  1.75 to 1.40     3.46       2.16 to 1.81
                                                2005   2,066   16.74 to 16.22    33,921  1.75 to 1.40     2.42       1.05 to 0.70
Total Return Series II                          2009   2,189   17.03 to 15.73    37,904  1.90 to 1.15     3.93      12.06 to 11.23
                                                2008   1,984   15.31 to 14.04    30,864  1.90 to 1.15     4.70       1.43 to 0.67
                                                2007   1,991   15.21 to 13.84    30,752  1.90 to 1.15     7.20       7.03 to 4.90
                                                2006   2,196   14.65 to 12.90    31,877  1.85 to 1.15     3.26       3.44 to 1.53
                                                2005   2,523   14.36 to 14.13    35,980  1.85 to 1.40     1.95      0.83 to (0.56)
Total Stock Market Index Series I               2009      55   10.36 to 10.32       564  1.75 to 1.40     1.40      27.08 to 26.63
                                                2008      76    8.15 to 8.15        620  1.75 to 1.40     1.44    (38.08) to (38.29)
                                                2007     112   13.21 to 13.17     1,483  1.75 to 1.40     2.10       3.71 to 3.34
                                                2006     143   12.78 to 12.49     1,821  1.75 to 1.40     1.00      13.70 to 13.30
                                                2005     163   11.28 to 11.01     1,836  1.75 to 1.40     1.13       4.23 to 3.86
Total Stock Market Index Series II              2009     603   13.84 to 13.37     8,170  1.85 to 1.40     1.36      26.74 to 26.17
                                                2008     715   10.92 to 10.60     7,664  1.85 to 1.40     1.31    (38.16) to (38.44)
                                                2007     809   17.66 to 17.22    14,027  1.85 to 1.40     1.22      3.05 to (2.45)
                                                2006     424   17.06 to 16.20     7,114  1.85 to 1.40     0.80      13.50 to 12.99
                                                2005     439   15.03 to 14.30     6,497  1.85 to 1.40     0.90       3.95 to 0.89

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
U.S. Government Securities Series I             2009     586  $24.92 to $15.94 $ 12,511 1.75% to 1.40%    2.90%     6.88% to 6.51%
                                                2008     750   23.32 to 14.97    14,851  1.75 to 1.40     3.48     (2.78) to (3.12)
                                                2007     903   23.98 to 15.45    18,094  1.75 to 1.40     8.06       1.71 to 1.35
                                                2006   1,010   23.58 to 15.24    19,539  1.75 to 1.40     4.92       2.94 to 2.58
                                                2005   1,203   22.91 to 14.86    22,795  1.75 to 1.40     1.78      0.17 to (0.18)
U.S. Government Securities Series II            2009     803   13.84 to 13.76    11,325  1.90 to 1.15     2.85       6.98 to 6.19
                                                2008     883   13.04 to 12.86    11,709  1.90 to 1.15     3.70     (2.77) to (3.50)
                                                2007     803   13.51 to 13.23    10,996  1.90 to 1.15     7.70       1.75 to 0.05
                                                2006     809   13.69 to 12.97    10,952  1.85 to 1.15     4.65       4.01 to 2.29
                                                2005     998   13.33 to 13.11    13,188  1.85 to 1.40     1.34      0.05 to (0.34)
U.S. High Yield Series II                       2009      18   15.82 to 15.49       277  1.85 to 1.40     8.23      44.34 to 43.7
                                                2008      15   10.96 to 10.78       166  1.85 to 1.40     5.58    (22.15) to (22.50)
                                                2007      15   14.08 to 13.91       205  1.85 to 1.40     8.06       1.25 to 0.80
                                                2006      21   13.90 to 13.80       286  1.85 to 1.40     2.75       7.94 to 7.46
                                                2005       5   12.88 to 12.84        67  1.85 to 1.40     0.00       3.04 to 0.15
U.S. Large Cap Value Series I                   2009       0    8.88 to 8.34          0  1.75 to 1.40     0.65     (1.19) to (1.30)
                                                2008     611    8.99 to 8.45      5,343  1.75 to 1.40     2.15    (39.74) to (39.95)
                                                2007     793   14.91 to 14.07    11,523  1.75 to 1.40     1.06     (1.73) to (2.08)
                                                2006     978   15.17 to 14.37    14,499  1.75 to 1.40     0.58       9.12 to 8.74
                                                2005   1,181   13.91 to 13.21    16,086  1.75 to 1.40     0.45       4.35 to 3.99
U.S. Large Cap Value Series II                  2009       0    9.18 to 7.57          0  1.90 to 1.15     0.62     (1.19) to (1.44)
                                                2008     630    9.32 to 7.66      5,932  1.90 to 1.15     2.11    (39.70) to (40.15)
                                                2007     697   15.57 to 12.71    10,923  1.90 to 1.15     0.74     (0.17) to (1.66)
                                                2006     784   16.33 to 12.89    12,561  1.85 to 1.15     0.40       8.83 to 3.02
                                                2005     938   15.00 to 14.14    13,843  1.85 to 1.40     0.12       4.26 to 2.21
UBS Large Cap Series I                          2009     948   11.94 to 11.75    11,301  1.75 to 1.40     1.92      29.03 to 28.58
                                                2008   1,121    9.26 to 9.14     10,360  1.75 to 1.40     1.31    (40.36) to (40.57)
                                                2007   1,364   15.52 to 15.38    21,150  1.75 to 1.40     0.52     (5.85) to (6.08)
UBS Large Cap Series II                         2009      86   11.87 to 11.63     1,015  1.85 to 1.40     1.71      28.74 to 28.16
                                                2008      94    9.22 to 9.07        860  1.85 to 1.40     1.15    (40.52) to (40.79)
                                                2007     104   15.51 to 15.32     1,613  1.85 to 1.40     0.60     (0.14) to (0.60)
                                                2006      10   15.53 to 15.41       150  1.85 to 1.40     0.22      14.45 to 12.07
                                                2005       7   15.29 to 13.75       101  1.85 to 1.40     0.00      10.35 to 2.72
Utilities Series I                              2009     153   17.63 to 17.11     2,649  1.75 to 1.40     4.94      31.91 to 31.45
                                                2008     151   13.37 to 13.01     1,985  1.75 to 1.40     2.73    (39.50) to (39.71)
                                                2007     231   22.10 to 21.59     5,041  1.75 to 1.40     1.93      25.62 to 25.18
                                                2006     307   17.59 to 17.24     5,351  1.75 to 1.40     2.18      29.19 to 28.74
                                                2005     270   13.62 to 13.39     3,647  1.75 to 1.40     0.47      15.20 to 14.80
Utilities Series II                             2009     206   27.13 to 26.21     5,422  1.85 to 1.40     4.70      31.61 to 31.02
                                                2008     217   20.61 to 20.00     4,346  1.85 to 1.40     2.45    (39.59) to (39.86)
                                                2007     251   34.12 to 33.26     8,340  1.85 to 1.40     1.61      25.33 to 24.76
                                                2006     284   27.22 to 24.79     7,562  1.85 to 1.40     2.05      28.96 to 28.38
                                                2005     244   21.11 to 19.27     5,066  1.85 to 1.40     0.30      14.94 to 3.24
Value Series I                                  2009     208   20.86 to 10.98     4,741  1.75 to 0.80     1.31      38.73 to 29.28
                                                2008     268   17.09 to 15.04     4,384  1.75 to 1.40     0.98    (41.70) to (41.90)
                                                2007     367   29.30 to 25.88    10,314  1.75 to 1.40     1.32       6.70 to 6.33
                                                2006     472   27.46 to 24.34    12,458  1.75 to 1.40     0.38      19.37 to 18.95
                                                2005     520   23.01 to 20.46    11,529  1.75 to 1.40     0.64      11.00 to 10.61
Value Series II                                 2009     214   16.13 to 11.84     3,344  1.90 to 1.15     1.14      39.18 to 38.14
                                                2008     231   11.68 to 8.50      2,622  1.90 to 1.15     0.77    (41.64) to (42.07)
                                                2007     275   20.16 to 14.57     5,423  1.90 to 1.15     1.03       6.76 to 6.40
                                                2006     250   19.49 to 13.62     4,786  1.85 to 1.15     0.19      19.12 to 8.79
                                                2005     230   16.40 to 16.08     3,737  1.85 to 1.40     0.43      10.80 to 3.39

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
Wellington Small Cap Growth Series II           2009     149  $15.24 to $11.04 $  2,158 1.90% to 1.15%    0.00%    32.89% to 31.90%
                                                2008     184   11.55 to 8.31      2,057  1.90 to 1.15     0.00    (40.49) to (40.94)
                                                2007     113   19.56 to 13.96     2,090  1.90 to 1.15     0.00      12.47 to 10.64
                                                2006      72   17.67 to 12.39     1,273  1.85 to 1.15     0.00     11.64 to (1.04)
                                                2005      30   15.83 to 15.78       478  1.85 to 1.40     0.00      26.62 to 7.70
Wellington Small Cap Value Series II            2009     205   14.37 to 12.05     2,847  1.90 to 1.15     0.43      26.92 to 25.97
                                                2008     244   11.41 to 9.49      2,746  1.90 to 1.15     1.00    (27.11) to (27.66)
                                                2007     211   15.77 to 13.02     3,258  1.90 to 1.15     0.59     (4.25) to (6.39)
                                                2006     132   16.74 to 13.57     2,180  1.85 to 1.15     0.00      17.38 to 8.40
                                                2005      58   14.26 to 14.22       827  1.85 to 1.40     0.00     14.06 to (2.00)
Wells Capital Core Bond Series II               2009      64   14.66 to 14.36       923  1.85 to 1.40     2.01       8.08 to 7.60
                                                2008      53   13.57 to 13.34       711  1.85 to 1.40     5.88       1.71 to 1.25
                                                2007      17   13.34 to 13.18       229  1.85 to 1.40     7.42       4.58 to 4.11
                                                2006      17   12.76 to 12.66       211  1.85 to 1.40     1.59       2.18 to 1.72
                                                2005       7   12.48 to 12.44        85  1.85 to 1.40     0.00     (0.13) to (0.46)

* These amounts represent the annualized contract expenses of the variable account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to policyholder accounts through the redemption of units and expenses of the underlying Portfolio are excluded.

** These amounts represent the annualized distributions from net investment income received by the sub-account from the underlying Portfolio, net of management fees assessed by the portfolio manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that are assessed against policyholder accounts either through the reductions in the unit values or the redemptions of units. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying Portfolio in which the sub-accounts invest.

*** These amounts represent the total return for the periods indicated, including changes in the value of the underlying Portfolio, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options indicated in footnote 1 with a date notation, if any, denote the effective date of that investment option in the variable account. The total return is calculated for the period indicated or from the effective date through the end of the reporting period. For closed sub-accounts, the total return is calculated from the beginning of the reporting period to the date the sub-account closed. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

7. DIVERSIFICATION REQUIREMENTS

Under the provisions of Section 817(h) of the Internal Revenue Code, a variable annuity contract, other than a contract issued in connection with certain types of employee benefits plans, will not be treated as an annuity contract for federal tax purposes for any period for which the investments of the segregated asset account on which the contract is based are not adequately diversified. The Code provides that the "adequately diversified" requirement may be met if the underlying investments satisfy either a statutory safe harbor test or diversification requirements set forth in regulations issued by the Secretary of Treasury.

The Company believes that the Account satisfies the current requirements of the regulations, and it intends that the Account will continue to meet such requirements.

8. SUBSEQUENT EVENTS

In accordance with the provision set forth in ASC 855 "Subsequent Events" ("ASC855") formerly known as FAS 165, "Subsequent Events," Management has evaluated the possibility of subsequent events existing in the Account's financial statements through the date the financial statements were issued and has determined that no events have occurred that require additional disclosure.

                            PART C OTHER INFORMATION

Guide to Name Changes and Successions:


                                  NAME CHANGES


DATE OF CHANGE                       OLD NAME                                                    NEW NAME
October 1, 1997     FNAL Variable Account                        The Manufacturers Life Insurance  Company of New York
                                                                 Separate Account A
October 1, 1997     First North American Life Assurance Company  The Manufacturers Life Insurance Company of New York
November 1, 1997    NAWL Holding Co., Inc.                       Manulife-Wood Logan Holding Co., Inc.
September 24, 1999  Wood Logan Associates, Inc.                  Manulife Wood Logan, Inc
January 1, 2005     The Manufacturers Life Insurance             John Hancock Life Insurance Company of New York
                    Company of New York Separate Account A       Separate Account A
January 1, 2005     The Manufacturers Life                       John Hancock Life Insurance Company of New York
                    Insurance Company of New York                Separate Account A.
January 1, 2005     Manulife Financial Securities LLC            John Hancock Distributors LLC
January 1, 2005     Manufacturers Securities Services, LLC       John Hancock Investment Management Services, LLC


On September 30, 1997, Manufacturers Securities Services, LLC succeeded to the business of NASL Financial Services, Inc.

The following changes became effective January 1, 2002: (a) The Manufacturers Life Insurance Company of North America ("Manulife North America") merged into The Manufacturers Life Insurance Company (U.S.A.) with the latter becoming the owner of all of Manulife North America's assets; (b) Manulife Financial Securities LLC became the successor broker-dealer to Manufacturers Securities Services, LLC.

                                   * * * * *

Item 24. FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial Statements

          (1) Financial Statements of the Registrant, John Hancock Life Insurance Company of New York Separate Account A [FILED HEREWITH].


          (2) Financial Statements of the Depositor, John Hancock Life Insurance Company of New York [FILED HEREWITH].

     (b)  Exhibits

          (1) (a) Resolution of the Board of Directors of First North American Life Assurance Company establishing the FNAL Variable Account - Incorporated by reference to Exhibit
                    (b)(1)(a) to Form N-4, file number 33-46217, filed February 25, 1998.

               (b) Resolution of the Board of Directors of First North American Life Assurance Company establishing the Fixed Separate Account - Incorporated by reference to Exhibit
                    (b)(1)(b) to Form N-4, file number 33-46217, filed February 25, 1998.

               (c) Resolution of the Board of Directors of First North American Life Assurance Company establishing The Manufacturers Life Insurance Company of New York Separate Account D and The Manufacturers Life Insurance Company of New York Separate Account E - Incorporated by reference to Exhibit (b)(1)(c) to Form N-4, file number 33-46217, filed February 25, 1998.

          (2)  Agreements for custody of securities and similar investments.
               - NOT APPLICABLE.

          (3) (a) Underwriting and Distribution Agreement dated January 1, 2002, incorporated by reference to Exhibit 24(B)(3)(a) to Post-Effective Amendment No. 39 to Registration Statement, File No. 033-79112, filed on April 30, 2009.

               (b) General Agent and Broker-Dealer Selling Agreement, incorporated by reference to Exhibit 24(B)(3)(b) to Post-Effective Amendment No. 39 to Registration Statement, File No. 033-79112, filed on April 30, 2009.

               (c)  Underwriting and Distribution Agreement dated December
                    1, 2009 -incorporated by reference to Exhibit 24(B)(3)(c) to Post-Effective Amendment No. 4 to Registration Statement, File No. 333-146590, filed on February 1, 2010.

          (4) (a) Form of Master Group Contract: Group IRA Single Payment Deferred Variable Annuity Contract, Guaranteed Lifetime Withdrawal Benefit, Non-Participating for Venture 200.10 GRP-NY [FILED HEREWITH].


               (b)  (i)   Form of Contract for Rollover Prior to Single
                          Life/Joint Life Election for Venture 200.10 [FILED
                          HEREWITH].


                    (ii) Form of Specifications Pages for Rollover Prior to Single Life/Joint Life Election for Venture 200.10 for IRA [FILED HEREWITH].


                    (iii) Form of Specifications Pages for Rollover Prior
                          to Single Life/Joint Life Election for Venture 200.10 for Roth [FILED HEREWITH]


               (c)  (i)   Form of Contract for Single Life Election for
                          Venture 201.10 [FILED HEREWITH].


                    (ii)  Form of Specifications Pages for Single Life
                          Election for Venture 201.10 for IRA [FILED HEREWITH].


                    (iii) Form of Specifications Pages for Single Life
                          Election for Venture 201.10 for Roth [FILED HEREWITH].


               (d)  (i)   Form of Contract for Joint Life Election for
                          Venture 202.10 [FILED HEREWITH].


                    (ii)  Form of Specifications Pages for Joint Life
                          Election for Venture 202.10 for IRA [FILED HEREWITH].


                    (iii) Form of Specifications Pages for Joint Life
                          Election for Venture 202.10 for Roth [FILED HEREWITH].





          (5) (a) Form of Specimen Master Application for Single Payment Deferred Variable Annuity Contract, Non-Participating, for Venture 200.10 [FILED HEREWITH].


               (b) Form of Certificate Application for Single Payment Deferred Variable Annuity Contract, Non-Participating, for Venture 200.10 [FILED HEREWITH].

          (6)  (a)  (i)   Declaration of Intention and Charter of First North
                          American Life Assurance Company - incorporated by reference to Exhibit 24(b)(6)(a)(i) to Post-Effective
                          Amendment No. 7 to Registration Statement, File No.
                          033-46217, filed on February 25, 1998.

                    (ii) Certificate of Amendment of the Declaration of Intention and Charter of First North American Life Assurance Company, incorporated by reference to
                          Exhibit 24(b)(6)(a)(ii) to Post-Effective Amendment No. 7 to Registration Statement, File No. 033-46217, filed on February 25, 1998.

                    (iii) Certificate of Amendment of the Declaration of
                          Intention and Charter of The Manufacturers Life Insurance Company of New York, incorporated by reference to Exhibit 24(b)(6)(a)(iii) to Post-Effective Amendment No. 7 to Registration Statement, File No. 033-46217, filed on February 25, 1998.

                    (iv) Certificate of Amendment of the Declaration of Intention and Charter of John Hancock Life Insurance Company of New York dated as of January 1, 2005, incorporated by reference to Exhibit 24(b)(6)(a)(iv) to Post-Effective Amendment No. 1 to Registration Statement, File No. 333-138846, filed on May 1, 2007.

                    (v) Certificate of Amendment of the Declaration of Intention and Charter of John Hancock Life Insurance Company of New York dated as of August 10, 2006, incorporated by reference to Exhibit 24(b)(6)(a)(v) to Post-Effective Amendment No. 1 to Registration Statement, File No. 333-138846, filed on May 1, 2007.

                    (vi) Certificate of Amendment of the Declaration of Intention and Charter of John Hancock Life Insurance Company of New York dated as of December 17, 2009, incorporated by reference to Exhibit 24(b)(6)(a)(vi) to Post-Effective Amendment No. 41 to Registration Statement, File No. 033-79112, filed on April 30, 2010.

               (b)  (i)   By-Laws of John Hancock Life Insurance Company of
                          New York, as amended and restated as of July 31, 2006, incorporated by reference to Exhibit 24(b)(6)(b)(i) to Post-Effective Amendment No. 1, to Registration
                          Statement, File No. 333-138846, filed on May 1, 2007.

                    (ii) John Hancock Life Insurance Company of New York, Amended and Restated By-Laws, as adopted on November 19, 2009, incorporated by reference to Exhibit 24(b)(6)(b)(ii) to Post-Effective Amendment No. 41 to Registration Statement, File No. 033-79112, filed on April 30, 2010.

          (7) Contract of reinsurance in connection with the variable annuity contracts being offered - NOT APPLICABLE.

          (8) Other material contracts not made in the ordinary course of business which are to be performed in whole or in part on or after the date the registration statement is filed:

               (a)  (i)   Administrative Services Agreement between The
                          Manufacturers Life Insurance Company of New York and
                          The Manufacturers Life Insurance Company (U.S.A.), effective January 1, 2001, incorporated by reference to Exhibit 24(b)(8)(a) to Post-Effective Amendment No.
                          5 to Registration Statement, File No. 333-61283, filed on April 30, 2002.

                    (ii) Investment Services Agreement between The Manufacturers Life Insurance Company and The Manufacturers Life Insurance Company of New York - incorporated by reference to Exhibit 1(A)(8)(c) to pre-effective amendment no. 1 to The Manufacturers Life Insurance Company of New York Separate Account B Registration Statement on Form S-6, filed March 16, 1998.

               (b)  (i)   Participation Agreement among John Hancock Life
                          Insurance Company (U.S.A.), John Hancock Life
                          Insurance Company of New York, John Hancock Life
                          Insurance Company, John Hancock Variable Life
                          Insurance Company and John Hancock Trust dated April
                          20, 2005, incorporated by reference to Pre-Effective
                          Amendment No. 1 to Registration Statement, File No.
                          333-126668, filed on October 12, 2005.

                    (ii)  Shareholder Information Agreement between John
                          Hancock Life Insurance Company (U.S.A.), John Hancock Life Insurance Company of New York, John Hancock Life Insurance Company, John Hancock Variable Life Insurance, and John Hancock Trust portfolios (except American Funds Insurance Series) dated April 16, 2007, incorporated by reference to Post-Effective Amendment No. 9 to Registration Statement, File No. 333-85284, filed on April 30, 2007.

          (9) Opinion of Counsel and consent to its use as to the legality of the securities being registered [FILED HEREWITH].


          (10) Written consent of Ernst & Young, LLP, independent registered public accounting firm [FILED HEREWITH].


          (11) All financial statements omitted from Item 23, Financial Statements - Not Applicable.

          (12) Agreements in consideration for providing initial capital between or among Registrant, Depositor, Underwriter or initial contract owners - Not Applicable.

          (13) Schedule for computation of each performance quotation provided in the Registration Statement in response to Item 21 - Incorporated by reference to Exhibit (b)(13) to Form N-4, 33-76162 filed March 1, 1996.

          (14) (a)  Powers of Attorney of James D. Gallagher, Thomas
                    Borshoff, James R. Boyle, Ruth Ann Fleming, Scott S. Hartz, Bradford J. Race, Rex Schlaybaugh, Jr., and John G. Vrysen - incorporated by reference to Exhibit 24(b)(14) of the initial filing of this registration statement, File No. 333-167018, filed on May 21, 2010.


               (b)  Power of Attorney of Steven Finch. [FILED HEREWITH].

Item 25. Directors and Officers of the Depositor.

   OFFICERS AND DIRECTORS OF JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
                         EFFECTIVE AS OF JUNE 28, 2010


NAME AND PRINCIPAL BUSINESS ADDRESS  POSITION WITH DEPOSITOR
-----------------------------------  ------------------------------------------------------------
James R. Boyle***                    Chairman
James D. Gallagher*                  Director and President
Thomas Borshoff*                     Director
Steven Finch***                      Director and Executive Vice President
Ruth Ann Fleming*                    Director
Scott S. Hartz***                    Director, Executive Vice President, and Chief Investment
                                     Officer - U.S. Investments
Bradford J. Race Jr.*                Director
Rex  Schlaybaugh, Jr.*               Director
John G. Vrysen*                      Director and Senior Vice President
Jonathan Chiel*                      Executive Vice President and General Counsel - John Hancock
Marc Costantini*                     Executive Vice President
Peter Levitt**                       Executive Vice President and Treasurer
Katherine  MacMillan**               Executive Vice President
Stephen R. McArthur**                Executive Vice President
Hugh McHaffie*                       Executive Vice President
Bob Diefenbacher+                    Senior Vice President
Peter Gordon***                      Senior Vice President
Allan Hackney*                       Senior Vice President and Chief Information Officer
Naveed Irshad**                      Senior Vice President
Gregory Mack*                        Senior Vice President
Ronald J. McHugh*                    Senior Vice President
Lynne Patterson*                     Senior Vice President and Chief Financial Officer
Craig R. Raymond*                    Senior Vice President, Chief Actuary, and Chief Risk Officer
Diana L. Scott*                      Senior Vice President
Alan R. Seghezzi***                  Senior Vice President
Bruce R. Speca*                      Senior Vice President
Tony Teta***                         Senior Vice President
Brooks Tingle***                     Senior Vice President
Emanuel Alves*                       Vice President, Counsel, and Corporate Secretary
John C. S. Anderson***               Vice President
Roy V. Anderson*                     Vice President
Arnold Bergman*                      Vice President
Stephen J. Blewitt***                Vice President
Robert Boyda*                        Vice President
John E. Brabazon***                  Vice President
George H. Braun***                   Vice President
Thomas Bruns*                        Vice President
Tyler Carr*                          Vice President
Robert T. Cassato*                   Vice President

OFFICERS AND DIRECTORS OF JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
                         EFFECTIVE AS OF JUNE 28, 2010


NAME AND PRINCIPAL BUSINESS ADDRESS  POSITION WITH DEPOSITOR
-----------------------------------  ------------------------------------------------------------
Kevin J. Cloherty*                   Vice President
Brian Collins+                       Vice President
Art Creel*                           Vice President
George Cushnie**                     Vice President
John J. Danello*                     Vice President
Willma Davis***                      Vice President
Anthony J. Della Piana***            Vice President
Brent Dennis***                      Vice President
Robert Donahue++                     Vice President
John Egbert*                         Vice President
David Eisan++                        Vice President
Edward Eng**                         Vice President
Carol Nicholson Fulp*                Vice President
Paul Gallagher+++                    Vice President
Wayne A. Gates++                     Vice President
Ann Gencarella***                    Vice President
Richard Harris**                     Vice President and Appointed Actuary
John Hatch*                          Vice President
Kevin Hill***                        Vice President
E. Kendall Hines***                  Vice President
Eugene Xavier Hodge, Jr.***          Vice President
James C. Hoodlet***                  Vice President
Roy Kapoor**                         Vice President
Mitchell Karman***                   Vice President, Chief Compliance Officer, and Counsel
Frank Knox*                          Vice President, Chief Compliance Officer - Retail Funds/Separate Accounts
Jonathan Kutrubes*                   Vice President
Cynthia Lacasse***                   Vice President
Denise Lang**                        Vice President
Robert Leach*                        Vice President
David Longfritz*                     Vice President
Nathaniel I. Margolis***             Vice President
John Maynard+                        Vice President
Steven McCormick**                   Vice President
Janis K. McDonough***                Vice President
Scott A. McFetridge***               Vice President
William McPadden***                  Vice President
Maureen Milet***                     Vice President and Chief Compliance Officer - Investments
Peter J. Mongeau+                    Vice President
Steven Moore**                       Vice President
Curtis Morrison***                   Vice President
Colm D. Mullarkey***                 Vice President
Tom Mullen*                          Vice President
Scott Navin***                       Vice President
Nina Nicolosi*                       Vice President
Frank O'Neill*                       Vice President
Jacques Ouimet+                      Vice President
Gary M. Pelletier***                 Vice President
Steven Pinover*                      Vice President
Krishna Ramdial**                    Vice President, Treasury
S. Mark Ray***                       Vice President
Jill Rebman**                        Vice President
Mark Rizza*                          Vice President
Ian R. Roke*                         Vice President
Andrew Ross**                        Vice President
Thomas Samoluk*                      Vice President
Jonnie Smith****                     Vice President

OFFICERS AND DIRECTORS OF JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
                         EFFECTIVE AS OF JUNE 28, 2010


NAME AND PRINCIPAL BUSINESS ADDRESS  POSITION WITH DEPOSITOR
-----------------------------------  ------------------------------------------------------------
Yiji S. Starr*                       Vice President
Gaurav Upadhya**                     Vice President
Simonetta Vendittelli++              Vice President
Peter de Vries*                      Vice President
Karen Walsh*                         Vice President
Linda A. Watters*                    Vice President
Joseph P. Welch                      Vice President
Jeffery Whitehead*                   Vice President and Controller
Henry Wong***                        Vice President
Randy Zipse***                       Vice President



----------

* Principal  business  office  is  601  Congress  Street,  Boston,  MA  02210


** Principal  business  office  is  200  Bloor  Street, Toronto, Canada M4W 1E5

*** Principal  business  office  is  197  Clarendon  Street,  Boston,  MA 02117

**** Principal  business  office  is  164  Corporate Drive Portsmouth, NH 03801


+ Principal  business  office  is  200  Berkeley  Street,  Boston,  MA  02116


++ Principal  business  office  is  380  Stuart  Street,  Boston,  MA  02116


+++ Principal  business  office  is  200  Clarendon  Street,  Boston,  MA  02116

Item 26. Persons Controlled by or Under Common Control with Depositor or Registrant.

Registrant is a separate account of John Hancock Life Insurance Company of New York (the "Company"), operated as a unit investment trust. Registrant supports certain benefits payable under the Company's variable annuity contracts by investing assets allocated to various investment options in shares of John Hancock Trust (the "Trust"), which is a "series" type of mutual fund registered under the Investment Company Act of 1940 (the "Act") as an open-end management investment company. The purchasers of variable annuity and variable life insurance contracts, in connection with which the Trust is used, will have the opportunity to instruct the Company with respect to the voting of the shares of the Series Fund held by Registrant as to certain matters. Subject to the voting instructions, the Company directly controls Registrant.

On the effective date of this Amendment to the Registration Statement, the Company and its affiliates are controlled by Manulife Financial Corporation ("MFC"). A list of other persons controlled by MFC as of December 31, 2009, appears below:

                            MANULIFE FINANCIAL CORPORATION
              PRINCIPAL SUBSIDIARIES -POST-MERGER DECEMBER 31, 2009

FOR EXTERNAL USE


                                                       __________________
                                                      |                  |
                                                      |Manulife Financial|
                                                      |    Corporation   |
                                                      |     (Canada)     |
                                                      |__________________|
                                                               |
                                                               |........................................................
                                                               |                                                       .
                                                       ________|_________                                         _____._______
                                                      |                  |                                       |             |
                                                      | The Manufacturers|                                       |John Hancock |
                                                      |  Life Insurance  |                                       | Reassurance |
                                                      |      Company     |                                       |Company, Ltd.|
                                                      |     (Canada)     |                                       | (Bermuda)   |
                                                      |__________________|                                       |_____________|
                                                               |
                                                               |
                                                               |-----------------------------------------------------------------
                                                               |                                                                 |
 ______________________________________________________________|______________________                                           |
|                  |                  |                      .  |                     |                                          |
|                  |                  |                      .  |                     |                                          |
|                  |                  |                      .  |                     |                                          |
|    ___________   |   ____________   |     ______________   .  |   _______________   |   ____________                           |
|   |           |  |  |            |  |    |              |  .  |  |               |  |  |            |                          |
|   |    NAL    |  |  | MFC Global |  |    |   Manulife   |  .  |  |    Manulife   |  |__|    MLI     |                          |
|   | Resources |  |  | Investment |  |    |   Insurance  |  .  |  |    Holdings   |     | Resources  |                          |
|---|Management |  |--| Management |  |    |  (Thailand)  |  .  |__|    (Bermuda)  |     |    Inc.    |                          |
|   |  Limited  |  |  |  (U.S.A.)  |  |    |    Public    |...     |     Limited   |     | (Alberta)  |                          |
|   | (Canada)  |  |  |   Limited  |  |    |    Company   |98.25%__|    (Bermuda)  |     |____________|                          |
|   |___________|  |  |  (Canada)  |  |    |    Limited   |     |  |_______________|           .                                 |
|                  |  |____________|  |    |  (Thailand)  |     |                              .                                 |
|                  |                  |    |______________|     |                              ......................            |
|                                                 |             |                              .                    .            |
|                  |                  |           |99.9999%     |                              .                    . 45.76%     |
|    __________    |   ____________   |     ______|_______      |   _______________       _____.______          ____.________    |
|   |          |   |  |            |  |    |              |     |  |               |     |            |        |             |   |
|   | Manulife |   |  | MFC Global |  |    |   Manulife   |     |  | Manufacturers |     |  Manulife  |        |   Manulife  |   |
|   |  Bank of |   |  |    Fund    |  |    |     Asset    |     |--|  P&C Limited  |     |    Life    |    ----|   Holdings  |   |
|---|  Canada  |   |--| Management |  |    |  Management  |     |  |  (Barbados)   |     |  Insurance |   |    |    Berhad*  |   |
|   | (Canada) |   |  |  (Europe)  |  |    |  (Thailand)  |     |  |_______________|     |   Company  |   |    |  (Malaysia) |   |
|   |__________|   |  |   Limited  |  |    |    Company   |     |                        |   (Japan)  |   |    |_____________|   |
|                  |  |  (England) |  |    |    Limited   |     |                        |____________|   |                      |
|                  |  |____________|  |    |  (Thailand)  |     |                              |          |                      |
|                  |        |         |    |______________|     |                              |          |                      |
|                           |         |                         |                              |          |                      |
|    __________    |   _____|______   |     ______________      |   _______________       _____|______    |     _____________    |
|   |          |   |  |            |  |    |              |     |  |               |     |            |   |    |             |   |
|   | Manulife |   |  | MFC Global |  |    |   Manulife   |     |  | Manufacturers |     | MFC Global |   |    |   Manulife  |   |
|   |  Canada  |   |  | Investment |  |----|   (Vietnam)  |     |--|      Life     |     | Investment |   |----|   Insurance |   |
|---|   Ltd.   |   |--| Management |  |    |    Limited   |     |  |  Reinsurance  |     | Management |   |    |    Berhad   |   |
|   | (Canada) |   |  |  (Europe)  |  |    |   (Vietnam)  |     |  |    Limited    |     |   (Japan)  |   |    |  (Malaysia) |   |
|   |__________|   |  |   Limited  |  |    |______________|     |  |   (Barbados)  |     |   Limited  |   |    |_____________|   |
|                  |  |  (England) |  |           |             |  |_______________|     |   (Japan)  |   |                      |
|                  |  |___________ |  |           |             |                        |____________|   |     ______________   |
|                  |                  |           |             |                                         |    |              |  |
|                  |                  |           |             |                                         |    |Manulife Asset|  |
|    ___________   |   ____________   |     ______|_______      |   _______________                       |    |  Management  |  |
|   |           |  |  |            |  |    |              |     |  |               |                       ----|  (Malaysia)  |  |
|   |   First   |  |  |  Berkshire |  |    |   Manulife   |     |  |   Manulife    |                           |    Sdn Bhd   |  |
|   |   North   |  |  |  Insurance |  |    |    Vietnam   |     |  | International |                           |  (Malaysia)  |  |
|---| American  |  |--|  Services  |  |    |     Fund     |      --|   Holdings    |                           |______________|  |
|   | Insurance |  |  |    Inc.    |  |    |  Management  |        |    Limited    |                                             |
|   |  Company  |  |  |  (Ontario) |  |    |    Company   |        |   (Bermuda)   |                                             |
|   | (Canada)  |  |  |____________|  |    |    Limited   |        |_______________|                                             |
|   |___________|  |        |         |    |   (Vietnam)  |               |                                                      |
|                  |        |         |    |______________|               |--------------------                                  |
|                  |        |         |                                   |                    |                                 |
|    ___________   |   _____|______   |     _____________           ______|________       _____|______                           |
|   |           |  |  |            |  |    |              |        |               |     |            |                          |
|   |    FNA    |  |  |     JH     |  |    |   Manulife   |        |   Manulife    |     |  Manulife  |                          |
|---| Financial |  |  | Investments|  |----|  (Singapore) |        |(International)|     |    Asset   |                          |
|   |   Inc.    |  |  | (Delaware) |  |    |   Pte. Ltd.  |        |    Limited    |     | Management |                          |
|   | (Canada)  |  |  |     LLC    |  |    |  (Singapore) |        |   (Bermuda)   |     |   (Asia)   |                          |
|   |___________|  |  | (Delaware) |  |    |______________|        |_______________|     |   Limited  |                          |
|         |        |  |____________|  |                                   |              | (Barbados) |                          |
|         |        |                  |                                   | 51%          |____________|                          |
|         |        |                  |                                   |                    |                                 |
|    _____|_____   |   ____________   |     ______________          ______|________       _____|______                           |
|   |           |  |  |            |  |    |              |        |               |     |            |                          |
|   | Elliott & |  |  |  Manulife  |  |    |   Manulife   |        |   Manulife-   |     |  Manulife  |                          |
|   |   Page    |  |  | Securities |  |    |     Asset    |        |   Sinochem    |     |    Asset   |                          |
|   |  Limited  |  |--| Investment |  |    |  Management  |        |     Life      |     | Management |                          |
|   | (Ontario) |  |  |  Services  |  |----|  (Singapore) |        | Insurance Co. |     | (Hong Kong)|                          |
|   |___________|  |  |    Inc.    |  |    |     Pte.     |        | Ltd. (China)  |     |   Limited  |                          |
|                  |  |  (Canada)  |  |    |     Ltd.     |        |_______________|     | (Hong Kong)|                          |
|                  |  |____________|  |    |  (Singapore) |                              |____________|                          |
|                  |                  |    |______________|                                    |                                 |
|                  |                  |                                                        |                                 |
|    ___________   |   ____________   |     ______________                                _____|_______                          |
|   |           |  |  |            |  |    |              |                              |             |                         |
|   |    EIS    |  |  |  Manulife  |  |    |      The     |                              |  Manulife   |                         |
|   | Services  |  |  | Securities |  |    | Manufacturers|                              |    Asset    |                         |
 ---| (Bermuda) |   --|Incorporated|  |----|     Life     |                              | Management  |                         |
    |  Limited  |     |  (Ontario) |  |    | Insurance Co.|                              |(Taiwan) Co.,|                         |
    | (Bermuda) |     |____________|  |    |   (Phils.),  |                              |    Ltd.     |                         |
    |___________|                     |    |     Inc.     |                              |  (Taiwan)   |                         |
                                      |    | (Philippines)|                              |_____________|                         |
                                      |    |______________|                                                                      |
                                      |                                                                                          |
                                      |     _______________                                                                      |
                                      |    |               |                                                                     |
                                      |    |  PT Asuransi  |                                                                     |
                                      |    | Jiwa Manulife |                                                                     |
                                       ----|  Indonesia (1)|                                                                     |
                                        95%|  (Indonesia)  |                                                                     |
                                           |_______________|                                                                     |
                                                   .                                                                             |
                                                   .                                                                             |
                                            _______._______                                                                      |
                                           |               |                                                                     |
                                           |  PT Manulife  |                                                                     |
                                           |     Aset      |                                                                     |
                                           |   Manajemen   |                                                                     |
                                           |   Indonesia   |                                                                     |
                                           |  (Indonesia)  |                                                                     |
                                           |_______________|                                                                     |
                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                        -----------------------------------------------------------------------------------------
                                       |
                                       |
                                _______|_____
                               |              |
                               |   Manulife   |
                               |   Holdings   |
                               |   (Alberta)  |
                               |    Limited   |
                               |   (Alberta)  |
                               |______________|
                                      |
                                      |
                                ______|_______
                               |              |
                               | John Hancock |
                               |   Holdings   |
                               |  (Delaware)  |
                               |      LLC     |
                               |  (Delaware)  |
                               |______________|
                                      |
                                      |
                                ______|_______
                               |              |
                               |      The     |
                               | Manufacturers|
                               |  Investment  |
                               |  Corporation |
                               |  (Michigan)  |
                               |______________|
                                      |
                                      |----------------------------------------------------------------------------
                                ______|_______                                           ____|______        _______|_________
                               |              |                                         |           |      |                 |
                               | John Hancock |                                         |  Manulife |      |  John Hancock   |
                               |     Life     |                                         |Reinsurance|      | International,  |
                          -----|   Insurance  |-----------------------                  |  Limited  |      |      Inc.       |
                         |     |    Company   |                       |                 | (Bermuda) |      | (Massachusetts) |
                         |     |   (U.S.A.)   |                       |                 |___________|      |_________________|
                         |     |  (Michigan)  |                       |                                            |
                         |     |______________|                       |                                            | 50%
                         |                                            |                                     _______|_________
                         |                                            |                                    |                 |
                         |      _______________               ________|_______                             |  John Hancock   |
                         |     |               |             |                |                            |   Tianan Life   |
                         |     | John Hancock  |             |  John Hancock  |                            |Insurance Company|
                         |     | Life & Health |       ------|Subsidiaries LLC|                            |     (China)     |
                         |-----|   Insurance   |      |      |   (Delaware)   |                            |_________________|
                         |     |    Company    |      |      |________________|
                         |     |(Massachusetts)|      |
                         |     |_______________|      |
                         |                            |
                         |                            |
                         |      ______________        |       ________________
                         |     |              |       |      |                |
                         |     | John Hancock |       |      |  John Hancock  |
                         |-----| Distributors |       |      |    Financial   |
                         |     |      LLC     |       |------|  Network, Inc. |
                         |     |  (Delaware)  |       |      | (Massachusetts)|
                         |     |______________|       |      |________________|
                         |                            |
                         |                            |
                         |      ______________        |       ________________
                         |     |              |       |      |                |
                         |     | John Hancock |       |      | Hancock Natural|
                         |     |     Life     |       |------| Resource Group,|
                         |-----|   Insurance  |       |      | Inc. (Delaware)|
                         |     |    Company   |       |      |________________|
                         |     |  of New York |       |
                         |     |  (New York)  |       |
                         |     |______________|       |
                         |            |               |
                         |            | 38%           |
                         |      ______|_______        |       ________________
                         |     |              |       |      |                |
                         |     | John Hancock |       |      |   Declaration  |
                          -----|  Investment  |       |------|  Management &  |
                           57% |  Management  |       |      |  Research LLC  |
                               | Services, LLC|       |      |   (Delaware)   |
                               |  (Delaware)  |       |      |________________|
                               |______________|       |
                                     /.\ 5%           |
                                      .               |       ________________
                                      .               |      |                |
                                      .               |      |  The Berkeley  |
                                      .                ------|    Financial   |
                                      .                      |    Group LLC   |
                                      .......................|   (Delaware)   |
                                                             |________________|
                                                                     .
                                                                     .
                                                              _______.________
                                                             |                |
                                                             |  John Hancock  |
                                                             |    Funds LLC   |
                                                             |   (Delaware)   |
                                                             |________________|

........ Indirect Control
_______ Direct Control

Prepared by: Corporate Tax
Date: March 23, 2010

(1) PT Asuransi Jiwa Manulife Indonesia holds indirectly the remaining 5% of its own equity.

This chart displays voting shares. All entities are 100% controlled unless otherwise indicated.

Item  27.  Number  of  Contract  Owners.

..Not  applicable.

Item  28.  Indemnification.

Article  10  of  the  Charter  of  the  Company  provides  as  follows:

TENTH: No director of the Corporation shall be personally liable to the Corporation or any of its shareholders for damages for any breach of duty as a director; provided, however, the foregoing provision shall not eliminate or limit (i) the liability of a director if a judgment or other final adjudication adverse to such director established his or her such acts or omissions were in bad faith or involved intentional misconduct or were acts or omissions (a) which he or she knew or reasonably should have known violated the New York Insurance Law or (b) which violated a specific standard of care imposed on directors directly, and not by reference, by a provision of the New York Insurance Law (or any regulations promulgated thereunder) or (c) which constituted a knowing violation of any other law, or establishes that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled or (ii) the liability of a director for any act or omission prior to the adoption of this Article by the shareholders of the Corporation. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Article  VII  of  the  By-laws  of  the  Company  provides  as  follows:

SECTION VII.1. INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she, his or her testator, testatrix or intestate, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation, except that no indemnification under this Section shall be made in respect of (1) a threatened action, or a pending action which is settled or is otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which the action was brought, or , if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

The Corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the Corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he or she, his or her testator, testatrix or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, of its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the Corporation or that he or she had reasonable cause to believe that his or her conduct was unlawful.

Notwithstanding the foregoing, Registrant hereby makes the following undertaking pursuant to Rule 484 under the Securities Act of 1933:

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. Principal Underwriters.

     (a) Set forth below is information concerning other investment companies for which John Hancock Distributors, LLC ("JHD LLC"), the principal underwriter of the contracts, acts as investment adviser or principal underwriter.

NAME OF INVESTMENT COMPANY               CAPACITY IN WHICH ACTING
-----------------------------------      -------------------------------------
John Hancock Life Insurance
 Company (U.S.A.) Separate Account H     Principal Underwriter
John Hancock Life Insurance
 Company (U.S.A.) Separate Account A     Principal Underwriter
John Hancock Life Insurance
Company (U.S.A.) Separate Account N      Principal Underwriter
John Hancock Life Insurance
 Company (U.S.A.) Separate Account I     Principal Underwriter
John Hancock Life Insurance
 Company (U.S.A.) Separate Account L     Principal Underwriter
John Hancock Life Insurance
Company (U.S.A.) Separate Account M      Principal Underwriter
John Hancock Life Insurance
Company of New York Separate Account A   Principal Underwriter
John Hancock Life Insurance
 Company of New York Separate Account B  Principal Underwriter
John Hancock Life Insurance
 Company (U.S.A.) Separate Account Q     Principal Underwriter
John Hancock Life Insurance
 Company (U.S.A.) Separate Account W     Principal Underwriter
John Hancock Life Insurance
Company (U.S.A.) Separate Account X      Principal Underwriter
John Hancock Variable Life Account UV    Principal Underwriter
John Hancock Life Insurance
 Company (U.S.A.) Separate Account R     Principal Underwriter
John Hancock Life Insurance
 Company (U.S.A.) Separate Account T     Principal Underwriter
John Hancock Variable Life Account S     Principal Underwriter
John Hancock Variable Life Account U     Principal Underwriter
John Hancock Variable Life Account V     Principal Underwriter

     (b) John Hancock Life Insurance Company (U.S.A.) is the sole member of John Hancock Distributors LLC (JHD LLC). The management of JHD LLC is vested in its board of managers (consisting of Edward Eng**, Steve Finch***, Lynne Patterson*, Christopher M. Walker**, and Karen Walsh**) who have authority to act on behalf of JHD LLC.

----------
      * Principal business office is 601 Congress Street, Boston, MA 02210 ** Principal business office is 200 Bloor Street, Toronto, Canada M4W
          1E5
      *** Principal business office is 197 Clarendon St, Boston, MA 02116


     (c)  None.

Item  30.  Location  of  Accounts  and  Records.

All books and records are maintained at 100 Summit Lake Drive, Second Floor, Valhalla, New York 10595.

Item  31.  MANAGEMENT  SERVICES.

The Company has entered into an Administrative Services Agreement with The Manufacturers Life Insurance Company ("Manulife"). This Agreement provides that under the general supervision of the Board of Directors of the Company, and subject to initiation, preparation and verification by the Chief Administrative Officer of the Company, Manulife shall provide accounting services related to the provision of a payroll support system, general ledger, accounts payable, tax and auditing services.

Item 32. UNDERTAKINGS.

     (a) Representation of Insurer pursuant to Section 26 of the Investment Company Act of 1940.


          John Hancock Life Insurance Company of New York (the "Company") hereby represents that the fees and charges deducted under the Contracts issued pursuant to this registration statement, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the Company.

     (b) Representation of Registrant Pursuant to Section 403(b) of the Internal Revenue Code of 1986, as amended

          Registrant is relying on a no-action letter issued in connection with funding vehicles for retirement plans meeting the requirements of
          Section 403(b) of the Internal Revenue Code of 1986, as amended, on November 28, 1988, SEC Reference No. IP-6-88, and is complying with the provisions of paragraphs 1-4 of such no action letter.

     (c)  Undertakings Pursuant to Item 32 of Form N-4

          (1) The Depositor and Registrant will file a post-effective amendment to this registration statement as frequently as is necessary to insure that the audited financial statements in the registration statement are never longer than 16 months old for so long as payments under the variable annuity contracts may be accepted;

          (2) The Depositor and Registrant will include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

          (3) The Depositor and Registrant will deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant and the Depositor have caused this amended Registration Statement to be signed on their behalf in the City of Boston, Massachusetts, on this thirtieth day of July, 2010.

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT A
(Registrant)

By:  JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
     (Depositor)


By:  /s/ James D. Gallagher
     -------------------------
     James D. Gallagher
     Director and President

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

By:  /s/ James D. Gallagher
     -------------------------
     James D. Gallagher
     Director and President

                                   SIGNATURES

     As required by the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities with the Depositor on this thirtieth day of July, 2010.


Signature                                  Title
-----------------------------              -----------------------------------
/s/ James D. Gallagher                     Director  and  President
---------------------------                (Principal  Executive Officer)
James D. Gallagher

/s/ Lynne Patterson                        Senior Vice President and Chief
---------------------------                Financial  Officer
Lynne Patterson                            (Principal Financial Officer)

/s/ Jeffery J. Whitehead                   Vice  President  and
---------------------------                Controller
Jeffery J. Whitehead                       (Principal Accounting Officer)

     *                                     Chairman
--------------------------
James R. Boyle

     *                                     Director
--------------------------
Thomas Borshoff

     *                                     Director
--------------------------
Steven Finch

     *                                     Director
--------------------------
Ruth Ann Fleming

     *                                     Director
--------------------------
Scott S. Hartz

                                           Director
--------------------------
Bradford J. Race, Jr.

     *                                     Director
--------------------------
Rex  Schlaybaugh,  Jr.

     *                                     Director
--------------------------
John G. Vrysen

---------------
*  /s/ Thomas J. Loftus                    Senior Counsel - Annuities
   --------------------------
   Thomas J. Loftus
   Pursuant to Power of Attorney


                                 EXHIBIT INDEX

    ITEM NO.      DESCRIPTION
----------------  --------------------------------------------------------------------------------
     24(B)(4)(a)  Form of Master Group Contract
  24(B)(4)(b)(i)  Form of Contract for Rollover Prior to Single Joint Election
 24(B)(4)(b)(ii)  Form of Spec. Pages for Rollover Prior to Single Life/ Joint Life Election - IRA
24(B)(4)(b)(iii)  Form of Spec. Pages for Rollover Prior to Single Life/Joint Life Election - Roth
  24(B)(4)(c)(i)  Form of Contract for Single Life Election
 24(B)(4)(c)(ii)  Form of Spec. Pages for Single Life Election - IRA
24(B)(4)(c)(iii)  Form of Spec. Pages for Single Life Election - Roth
  24(B)(4)(d)(i)  Form of Contract for Joint Life Election
 24(B)(4)(d)(ii)  Form of Spec. Pages for Joint Life Election - IRA
24(B)(4)(d)(iii)  Form of Spec. Pages for Joint Life Election - Roth
     24(B)(5)(a)  Form of Master Application
     24(B)(5)(b)  Form of Certificate Application
        24(B)(9)  Opinion of Counsel
       24(B)(10)  Written Consent of Independent Registered Public Accounting Firm
    24(B)(14)(b)  Power of Attorney for Steven Finch